Exhibit 99.12

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
CHAPARRAL ENERGY, INC., et al.,[1]	)	Case No. 20-_____ (___)
)
Debtors.	)	(Joint Administration Requested)
)

DISCLOSURE STATEMENT FOR THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

John H. Knight	Damian S. Schaible
Amanda R. Steele	Angela M. Libby
Brendan J. Schlauch	Jacob S. Weiner
RICHARDS, LAYTON & FINGER, P.A.	DAVIS POLK & WARDWELL LLP

One Rodney Square	450 Lexington Avenue
920 North King Street	New York, New York 10017
Wilmington, Delaware 19801	Telephone: (212) 450-4000
Telephone: (302) 651-7700	Facsimile: (212) 701-5800
Facsimile: (302) 651-7701

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: August 15, 2020

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS INTEND TO SUBMIT THIS DISCLOSURE STATEMENT TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE.

[1]

The Debtors in these anticipated cases, along with the last four digits (or five digits, in cases in which multiple Debtors have the same last four digits) of each Debtor’s federal tax identification number, are: CEI Acquisition, L.L.C. (1817); CEI Pipeline, L.L.C. (6877); Chaparral Biofuels, L.L.C. (1066); Chaparral CO2, L.L.C. (1656); Chaparral Energy, Inc. (90941); Chaparral Energy, L.L.C. (20941); Chaparral Exploration, L.L.C. (1968); Chaparral Real Estate, L.L.C. (1655); Chaparral Resources, L.L.C. (1710); Charles Energy, L.L.C. (3750); Chestnut Energy, L.L.C. (9730); Green Country Supply, Inc. (2723); Roadrunner Drilling, L.L.C. (2399); and Trabajo Energy, L.L.C. (9753). The Debtors’ address is 701 Cedar Lake Boulevard, Oklahoma City, OK 73114.

PRELIMINARY STATEMENT

On August 15, 2020, the Company (as defined below) entered into the Restructuring Support Agreement attached hereto as Exhibit C with certain holders that own, or manage with the authority to act on behalf of the beneficial owners of, (i) approximately 78% in aggregate principal amount of loans under the Company’s prepetition reserve-based revolving credit facility (the “Consenting Revolving Lenders”) and (ii) approximately 78% in aggregate principal amount of the Company’s approximately $300 million in aggregate principal amount of 8.75% senior unsecured notes (the “Consenting Senior Noteholders” and, together with the Consenting Revolving Lenders, the “Consenting Creditors”). The Restructuring Support Agreement provides for the restructuring of the Debtors as a going concern through the filing of chapter 11 cases with the United States Bankruptcy Court for the District of Delaware and the confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization for Chaparral Energy, Inc. and its Debtor Affiliates attached hereto as Exhibit A (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms, the “Plan”).

The Plan is the outcome of extensive negotiations among the Company and certain of its key stakeholders—including Royal Bank of Canada, as administrative agent (in such capacity, the “RBL Agent”) for the Debtors’ prepetition reserve-based based revolving credit facility (the “RBL Facility”), the lenders under the RBL Facility (the “RBL Lenders”), and an ad hoc group of holders of the Company’s 8.75% senior unsecured notes (the “Ad Hoc Group”)—that began several months ago. The Plan contemplates a restructuring that provides for, among other things, (i) participation by certain holders of RBL Claims in a new first-lien first-out revolving credit facility (the “Exit Revolving Facility”) and receipt by other holders of RBL Claims of new first-lien second-out term loans (the “Second Out Term Loans”) to replace the prepetition RBL Credit Facility, (ii) the equitization of the Company’s approximately $300 million of Senior Notes Claims, (iii) a new money rights offering of new second lien convertible notes at an aggregate subscription price of $35 million, backstopped in full by certain holders of the Company’s Senior Notes, (iv) reinstatement and payment in the ordinary course of business of all General Unsecured Claims, and (v) the cancellation of all Interests in Chaparral Parent and distribution of Cash and/or New Warrants to holders of Chaparral Parent Equity Interests. The restructuring contemplated by the Restructuring Support Agreement and the Plan will deleverage the Company’s balance sheet and leave it positioned to succeed in the highly competitive oil and natural gas industry.

The Company’s decision to enter into the Restructuring Support Agreement and solicit votes for the Plan was precipitated by the historic decline in prices for oil and natural gas, which began in late 2018 and has been exacerbated recently by the coronavirus (“COVID-19”) pandemic and certain actions taken by Russia and Saudi Arabia. Prior to entering into the Restructuring Support Agreement, the Company took numerous actions and pursued many strategic avenues aimed at adapting to these evolving market conditions and preserving value for its stakeholders. However, the onset of COVID-19 and sustained low commodity prices made it clear that material changes to the Company’s balance sheet were necessary. The Plan that the Company is proposing, and which is supported by the Consenting Creditors, will significantly reduce the Company’s debt and further advance the Company’s efforts to position itself for long-term success.

The same challenges that have affected the Company have caused the distress and the commencement of chapter 11 cases of many other oil and natural gas companies. The Company is confident that, upon emergence, it will be better positioned to navigate the industry storm.

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IMPORTANT INFORMATION REGARDING THIS DISCLOSURE STATEMENT

DISCLOSURE STATEMENT, DATED AUGUST 15, 2020

SOLICITATION OF VOTES ON THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION FROM THE HOLDERS OF OUTSTANDING:

VOTING CLASS	NAME OF CLASS UNDER THE PLAN

CLASS 3	RBL CLAIMS

CLASS 4	SENIOR NOTES CLAIMS

IF YOU ARE IN CLASS 3 OR CLASS 4 YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN

DELIVERY OF BALLOTS

BALLOTS MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 5:00 P.M., PREVAILING EASTERN TIME, ON SEPTEMBER 15, 2020, VIA THE ENCLOSED PREPAID, PRE-ADDRESSED RETURN ENVELOPE

OR

AT THE FOLLOWING ADDRESSES:

VIA FIRST-CLASS MAIL, OVERNIGHT COURIER, OR HAND DELIVERY TO:

CHAPARRAL 2020 BALLOT PROCESSING

C/O KURTZMAN CARSON CONSULTANTS LLC

222 N. PACIFIC COAST HIGHWAY, SUITE 300

EL SEGUNDO, CA 90245

OR

SOLELY FOR HOLDERS OF CLASS 3 RBL CLAIMS:

VIA EMAIL TO

CHAPARRAL2020INFO@KCCLLC.COM

OR

SOLELY FOR HOLDERS OF CLASS 4 SENIOR NOTES CLAIMS:

IN A RETURN ENVELOPE ADDRESSED TO YOUR NOMINEE OR VIA EMAIL DIRECTLY TO YOUR NOMINEE, IN ACCORDANCE WITH INSTRUCTIONS PROVIDED BY YOUR NOMINEE

BALLOTS RECEIVED VIA FACSIMILE WILL NOT BE COUNTED

IF YOU HAVE ANY QUESTIONS ON THE PROCEDURE FOR VOTING ON THE PLAN, PLEASE CALL THE SOLICITATION AGENT AT (866) 523-2941 (TOLL-FREE) OR (781) 575-2044 OR EMAIL CHAPARRAL2020INFO@KCCLLC.COM

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This disclosure statement (including all exhibits hereto and as may be amended or modified from time to time and including all exhibits and supplements thereto, in accordance with its terms, this “Disclosure Statement”) provides information regarding the Plan that the Debtors are seeking to have confirmed by the Bankruptcy Court. A copy of the Plan is attached hereto as Exhibit A. The Debtors are providing the information in this Disclosure Statement to certain holders of Claims for purposes of soliciting votes to accept or reject the Plan.

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by the Debtors. The Debtors reserve the right to modify the Plan consistent with section 1127 of title 11 of the United States Code (as now in effect or hereafter amended, the “Bankruptcy Code”), Rule 3019 of the Federal Rules of Bankruptcy Procedure (together with the local rules of the Bankruptcy Court, as now in effect or hereafter amended, the “Bankruptcy Rules”).

Pursuant to the Restructuring Support Agreement, the Plan is currently supported by the Debtors, Consenting Revolving Lenders holding approximately 78% of the amount of RBL Claims, and Consenting Senior Noteholders holding approximately 78% of the amount of Senior Notes Claims. Holders of Allowed General Unsecured Claims will not be impaired by the Plan and, as a result, the right to receive payment in full on account of existing obligations is not altered by the Plan. During the Chapter 11 Cases, the Debtors intend to operate their businesses in the ordinary course and will seek authorization from the Bankruptcy Court to make payment in full on a timely basis to all trade creditors, employees, royalty and working interest owners, and insurance providers, among others, of all undisputed amounts due prior to and during the Chapter 11 Cases.

The consummation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Plan. There is no assurance that the Bankruptcy Court will confirm the Plan or, if the Bankruptcy Court does confirm the Plan, that the conditions necessary for the Plan to become effective will be satisfied or, in the alternative, waived.

The Debtors urge each holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each proposed transaction contemplated by the Plan.

The Debtors strongly encourage holders of Claims in Class 3 and Class 4 to read this Disclosure Statement (including the Risk Factors described in Article VIII hereof) and the Plan in their entirety before voting to accept or reject the Plan. Assuming the requisite acceptances to the Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Plan at the Confirmation Hearing.

The Rights Offering will be conducted pursuant to separate Rights Offering Procedures. Any disclosure contained herein concerning the Rights Offering is solely for information purposes.

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RECOMMENDATION BY THE DEBTORS AND CREDITOR SUPPORT

EACH DEBTOR’S BOARD OF DIRECTORS, MEMBER, OR MANAGER, AS APPLICABLE, HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, AND EACH DEBTOR BELIEVES THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF EACH OF THE DEBTOR’S ESTATES, AND PROVIDE THE BEST RECOVERY TO CLAIM AND INTEREST HOLDERS. AT THIS TIME, EACH DEBTOR BELIEVES THAT THE PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL RESTRUCTURING OBJECTIVES. EACH OF THE DEBTORS, THEREFORE, STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN SEPTEMBER 15, 2020 AT 5:00 P.M. (PREVAILING EASTERN TIME) FOR CLASS 3 AND CLASS 4 PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND ON THE BALLOTS.

HOLDERS OF APPROXIMATELY 78% OF THE RBL CLAIMS AND APPROXIMATELY 78% OF THE SENIOR NOTES CLAIMS HAVE ALREADY AGREED, SUBJECT TO THE TERMS AND CONDITIONS OF THE RESTRUCTURING SUPPORT AGREEMENT, TO SUPPORT AND VOTE IN FAVOR OF THE PLAN.

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SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Bankruptcy Court has not reviewed this Disclosure Statement or the Plan, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 as amended (the “Securities Act”) or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. The Debtors are relying on section 4(a)(2) of the Securities Act and/or Regulation D thereunder, and similar Blue Sky Laws provisions, as well as Regulation S under the Securities Act to (i) offer to certain holders of Senior Notes Claims that are “accredited investors” as defined in Rule 501 of the Securities Act (“Accredited Investors”) or are not “U.S. Persons” as defined in Regulation S (such holders, the “Eligible Holders”) New Common Stock prior to the Petition Date, in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation”), and (ii) offer, issue, and distribute the Backstop Premium and the New Convertible Notes to certain holders of Senior Notes Claims that are Accredited Investors pursuant to and in accordance with the terms of the Backstop Commitment Agreement and Rights Offering Procedures, in each case without registration under the Securities Act or the Blue Sky Laws.

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of New Common Stock and New Warrants under the Plan. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

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DISCLAIMER

This Disclosure Statement contains summaries of certain provisions of the Plan and certain other documents and financial information. The information included in this Disclosure Statement is provided solely for the purpose of soliciting acceptances of the Plan and should not be relied upon for any purpose other than to determine whether and how to vote on the Plan. All holders of Claims entitled to vote to accept or reject the Plan are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan. The Debtors believe that these summaries are fair and accurate. The summaries of the financial information and the documents that are attached to, or incorporated by reference in, this Disclosure Statement are qualified in their entirety by reference to such information and documents. In the event of any inconsistency or discrepancy between a description in this Disclosure Statement, on the one hand, and the terms and provisions of the Plan or the financial information and documents incorporated in this Disclosure Statement by reference, on the other hand, the Plan or the financial information and documents, as applicable, shall govern for all purposes.

Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement. The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or the Bankruptcy Court’s endorsement of the merits of the Plan. The statements and financial information contained in this Disclosure Statement have been made as of the date hereof unless otherwise specified. Holders of Claims or Interests reviewing the Disclosure Statement should not assume at the time of such review that there have been no changes in the facts set forth in this Disclosure Statement since the date of this Disclosure Statement. No holder of a Claim or Interest should rely on any information, representations, or inducements that are not contained in or are inconsistent with the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, or the Plan. This Disclosure Statement does not constitute legal, business, financial, or tax advice. Any Person or Entity desiring any such advice should consult with their own advisors. Additionally, this Disclosure Statement has not been approved or disapproved by the Bankruptcy Court, the SEC, or any securities regulatory authority of any state under Blue Sky Laws. The Debtors are soliciting acceptances to the Plan prior to commencing any cases under chapter 11 of the Bankruptcy Code.

FORWARD-LOOKING STATEMENTS

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. The Debtors’ management, in consultation with the Debtors’ advisors, has prepared the financial projections attached hereto as Exhibit D and described in this Disclosure Statement (the “Financial Projections”). The Financial Projections, while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors. The Debtors caution that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. No independent auditor or accountant has reviewed or approved the Financial Projections. The Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur.

Regarding contested matters, adversary proceedings, and other pending, threatened, or potential litigation or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver by the Debtors or any other party, but rather as a statement made in the context of settlement negotiations in accordance with Rule 408 of the Federal Rules of Evidence and any analogous state or foreign laws or rules. As such, this Disclosure Statement shall not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party in interest, nor shall it be construed to be conclusive advice on the tax, securities, financial or other effects of the Plan to holders of Claims against the Debtors or any other party in interest. Please refer to Section VIII of this Disclosure Statement, entitled “Risk Factors” for a discussion of certain risk factors that holders of Claims voting on the Plan should consider.

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Except as otherwise expressly set forth herein, all information, representations, or statements contained herein have been provided by the Debtors. No person is authorized by the Debtors in connection with this Disclosure Statement, the Plan, or the Solicitation to give any information or to make any representation or statement regarding this Disclosure Statement, the Plan, or the Solicitation, in each case, other than as contained in this Disclosure Statement and the exhibits attached hereto or as otherwise incorporated herein by reference or referred to herein. If any such information, representation, or statement is given or made, it may not be relied upon as having been authorized by the Debtors.

This Disclosure Statement contains certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including, but not limited to, those summarized herein. When used in this Disclosure Statement, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

[Remainder of Page Intentionally Left Blank]

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TABLE OF CONTENTS

				Page
I.	Executive Summary			1
	A.	Purpose of This Disclosure Statement and the Plan		1
	B.	Overview of the Transactions Contemplated by the Plan		1
	C.	Summary of Treatment of Claims and Interests and Description of Recoveries Under the Plan		3
	D.	Voting on the Plan.		4
	E.	Confirmation and Consummation of the Plan		5
		1.	Confirmation Hearing	6
		2.	Effect of Confirmation and Consummation of the Plan	6
	F.	Additional Plan-Related Documents		6

II.	The Debtors’ Business, Corporate History, and Capital Structure			7
	A.	The Debtors’ Business and Corporate History		7
	B.	The Debtors’ Prepetition Capital Structure		8
		1.	RBL Credit Facility	9
		2.	Senior Notes	10
		3.	Financing Leases	10
		4.	Chaparral Parent’s Common Stock	10
	C.	Litigation Matters		11
		1.	Royalties Class Action Lawsuit	11
		2.	W.H. Davis Case	13
		3.	Bayou City Demand Letter	13
		4.	Unsettled Claims in the Prior Bankruptcy Cases	13
	D.	Employees, Material Benefits Plans, and Management and Board of Directors		14
		1.	Employees	14
		2.	Management Team and Board of Directors	14
		3.	Agreement with SVP	15

III.	Events Leading to These Chapter 11 Cases			15
	A.	Current State of the Oil and Gas Industry and Impact on Debtors and Their Peers.		15
	B.	Operational Initiatives – Cash Flow Improvement Project, Suspension of Drilling and Completion Activity, Increase of Crude Storage at Lease Locations, and Shut-In of Non-Essential Oil Production		16
	C.	Evaluation of Liability Management Transactions; Hiring of Restructuring Advisors; Appointment of Special Committee of the Chaparral Parent Board of Directors		17
	D.	Borrowing Base Redetermination and Financial Obligations Under Debt Instruments		17
	E.	Forbearance Agreements		17

IV.	The Debtors’ Entry Into the Restructuring Support Agreement.			18
	A.	The Primary Components of the Restructuring Support Agreement.		19
	B.	The Debtors’ Proposed Disclosure Statement and Solicitation Process		20
	C.	Employee and Equity Considerations in the Plan		21
	The Debtors’ First Day Motions and Certain Related Relief			21
	D.		Other Requested First Day Relief and Retention Applications	22

V.	Summary of the Plan			22
	A.	Treatment of Unclassified Claims		22
		1.	Administrative Claims	22
		2.	Professional Fee Claims	23
		3.	Priority Tax Claims	24
	B.	Classification and Treatment of Claims and Interests		24
		1.	Classification of Claims and Interests	24

		2.	Treatment of Classes of Claims and Interests	25
		Class 1 — Other Secured Claims		25
		Class 2 — Other Priority Claims		25
		Class 3 — RBL Claims		26
		Class 4 — Senior Notes Claims		26
		Class 5 — General Unsecured Claims		27
		Class 6 — Intercompany Claims		27
		Class 7 — Intercompany Interests		27
		Class 8 — Chaparral Parent Equity Interests		28
		Class 9 — Other Chaparral Parent Interests		29
	C.	Means for Implementation of the Plan		29
		1.	General Settlement of Claims and Interests	29
		2.	Restructuring Transactions	29
		3.	Sources of Consideration for Plan Distributions	30
		4.	Exemption From Registration Requirements	32
		5.	Corporate Existence	33
		6.	Corporate Action	33
		7.	Vesting of Assets in the Reorganized Debtors	33
		8.	Cancellation of Notes, Instruments, Certificates, and Other Documents	34
		9.	Effectuating Documents; Further Transactions	34
		10.	Exemptions From Certain Taxes and Fees	35
		11.	New Corporate Governance Documents	35
		12.	Directors and Officers.	35
		13.	Management Incentive Plan	36
		14.	Preservation of Causes of Action	36
		15.	Preservation of Royalty and Working Interests	36
		16.	Restructuring Support Agreement.	36
		17.	Executory Contracts and Expired Leases.	37
		18.	Procedures for Resolving Disputed Claims and Interests.	40
	D.	Conditions Precedent to Confirmation and Consummation of the Plan		42
		1.	Conditions Precedent to the Effective Date	42
		2.	Waiver of Conditions Precedent to Confirmation or the Effective Date	43
		3.	Substantial Consummation	43
		4.	Effect of Non-Occurrence of Conditions to Consummation	43
	E.	Settlement, Release, Injunction, and Related Provisions		43
		1.	Compromise and Settlement of Claims, Interests, and Controversies	43
		2.	Discharge of Claims	44
		3.	Release of Liens	44
		4.	Debtor Release	44
		5.	Third-Party Release	45
		6.	Exculpation	46
		7.	Injunction	46
		8.	Protection Against Discriminatory Treatment	47
		9.	Recoupment	47
		10.	Reimbursement or Contribution	47
		11.	Term of Injunctions or Stays	47
		12.	Document Retention	47
	F.	Modification, Revocation, or Withdrawal of the Plan; Reservation of Rights		47
		1.	Amendment and Modification of the Plan	47
		2.	Effect of Confirmation on Modifications	48
		3.	Revocation or Withdrawal of the Plan	48

VI.	Confirmation of the Plan			48
	A.		The Confirmation Hearing	48
	B.		Deadline to Object to Approval of the Disclosure Statement and Confirmation of the Plan	48
	C.		Requirements for Approval of the Disclosure Statement	48

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	D.	Requirements for Confirmation of the Plan.		48
		1.	Requirements of Section 1129(a) of the Bankruptcy Code	48
		2.	Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions	49
		3.	Best Interests of Creditors — Liquidation Analysis	51
		4.	Feasibility/Financial Projections	51
		5.	Acceptance by Impaired Classes	51
		6.	Confirmation Without Acceptance by All Impaired Classes	52
		7.	The Structure of the Rights Offering Is Consistent with the Bankruptcy Code	53
		8.	Valuation of the Debtors	54

VII.	Voting Instructions			54
	A.	Overview		54
	B.	Solicitation Procedures		54
		1.	Solicitation Agent	54
		2.	Solicitation Package	54
		3.	Voting Deadline	54
		4.	Distribution of the Solicitation Package and Plan Supplement	55
	C.	Voting Procedures		55
	D.	Voting Tabulation		56

VIII.	Risk Factors			56
	A.	Risks Related to the Restructuring		57
		1.	The Debtors Will Consider All Available Restructuring Alternatives If the Restructuring Transactions Are Not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against the Debtors	57
		2.	Even If the Restructuring Transactions Are Successful, the Debtors Will Continue to Face Risks	57
		3.	Risks Related to the Exit Facility, the New Convertible Notes, New Common Stock, and New Warrants	57
		4.	Risk of Recharacterization of New Convertible Notes.	60
		5.	The New Convertible Notes May Not Be Rated or May Receive a Lower Rating than Anticipated.	60
		6.	A Decline in the Reorganized Debtors’ Credit Ratings Could Negatively Affect the Debtors’ Ability to Access the Capital Markets in the Future	60
		7.	Risks Related to Confirmation and Consummation of the Plan	60
	B.	Risks Related to Recoveries Under the Plan		62
		1.	The Debtors’ Historical Financial Information May Not Be Comparable to the Financial Information of the Reorganized Debtors	62
		2.	The Debtors May Not Be Able to Achieve Their Projected Financial Results or Meet Their Post-Restructuring Debt Obligations	63
		3.	Estimated Valuations of the Debtors, the Exit Facility Loans, the New Common Stock, the New Convertible Notes, and the New Warrants and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values	63
		4.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors	63
	C.	Risks Related to the Offer and Issuance of Securities Under the Plan		63
		1.	The Debtors Do Not Intend to Offer to Register or to Exchange the New Common Stock, the New Convertible Notes, or the New Warrants in a Registered Exchange Offer	63
		2.	There Is No Established Market for the New Common Stock, the New Convertible Notes, or the New Warrants	64
		3.	Pending Lawsuits May Affect the Value of Securities to Be Issued Under the Plan and Recoveries Under the Plan	64
		4.	The Settlement of the Royalty Class Action Lawsuit May Not be Consummated.	65
		5.	The Debtors Could Modify the Rights Offering Procedures	65

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		6.	The Restructuring Support Agreement May Be Terminated and Thus Terminate the Rights Offering	65
	D.	Risk Factors Related to the Business Operations of the Debtors and Reorganized Debtors		65
		1.	The Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness	65
		2.	The Debtors Will File Voluntary Petitions for Relief Under Chapter 11 of the Bankruptcy Code and Will Be Subject to the Risks and Uncertainties Associated With Any Chapter 11 Restructuring	65
		3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses.	66
		4.	The Debtors May Not Be Able to Achieve Their Projected Financial Results.	66
		5.	Oil and Gas Price Volatility May Continue to Adversely Affect the Debtors’ and the Reorganized Debtors’ Financial Condition, Financial Results, Cash Flows, Access to Capital, and Ability to Grow.	68
		6.	Global Oil Prices May Not Return to pre-COVID-19 Levels for Several Months or Years, If Ever.	69
		7.	The Actual Quantities and Present Value of the Company’s Proved Reserves May Be Lower Than the Company Has Estimated.	69
		8.	The Predictability of the Company’s Operating Results and the Company’s Future Development Plans May Be Affected by the Results of Multi-Well Pad Drilling.	69
		9.	If the Company Is Not Able to Replace Reserves, It May Not Be Able to Sustain Production.	70
		10.	Development, Acquisition, and Exploration Operations Require Substantial Capital and the Debtors May Be Unable to Obtain Needed Capital or Financing on Satisfactory Terms or at All, Which Could Lead to a Loss of Properties and a Decline in the Debtors’ Oil and Natural Gas Reserves.	70
		11.	The Company Cannot Control the Activities on Properties It Does Not Operate and Is Unable to Ensure the Proper Operation, Profitability, or Other Impacts of These Non-Operated properties.	71
		12.	The Company’s Producing Properties Are Predominantly Located in Oklahoma Where the Company’s Development Opportunities, Consisting of the Company’s Inventory of Drilling Locations, Are Geographically Concentrated in the STACK Play in Oklahoma. The Company Is Therefore Vulnerable to Risks Associated With Operating in a Single Geographic Area. In Addition, the Company Owns a Large Amount of Proved Reserves Attributable to a Small Number of Producing Horizons Within This Area.	71
		13.	Costs of Environmental Liabilities Could Exceed the Company’s Estimates and Adversely Affect the Company’s Operating Results.	71
		14.	Oil and Natural Gas Drilling and Production Operations Can Be Hazardous and May Expose the Company to Uninsurable Losses or Other Liabilities.	72
		15.	Potential for the Loss of Key Members of the Executive Management Team and Employee and Labor Risks	73
	E.	Miscellaneous Risk Factors and Disclaimers		73
		1.	The Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed	73
		2.	No Legal or Tax Advice Is Provided by This Disclosure Statement	73
		3.	No Admissions Made	73
		4.	Failure to Identify Litigation Claims or Projected Objections	73
		5.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors	73
		6.	No Representations Outside This Disclosure Statement Are Authorized	73

IX.	Important Securities Laws Disclosures			74
		A.	Plan Consideration	74

-iv-

	B.	Exemption From Registration Requirements; Issuance and Resale of New Common Stock and New Warrants; Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code		74
		1.	Exemption From Registration Requirements; Issuance and Resale of New Common Stock and New Warrants	74
		2.	Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code; Implications for Resale of New Common Stock	75
	C.	Rights to Purchase New Convertible Notes in the Rights Offering		76
	D.	Private Placement Securities		76
		1.	Issuance	76
		2.	Subsequent Transfers	76

X.	Certain U.S. Federal Income Tax Consequences of the Plan			78
	A.	Introduction		78
	B.	Certain U.S. Federal Income Tax Consequences to Debtors and Reorganized Debtors.		79
		1.	Effects of Restructuring on Tax Attributes of Debtors.	79
		2.	Cancellation of Debt and Reduction of Tax Attributes.	79
	C.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims.		81
		1.	Consequences to U.S. Holders of RBL Claims (Class 3).	81
		2.	Consequences to U.S. Holders of Senior Notes Claims (Class 4).	82
		3.	Treatment of Subscription Rights.	84
		4.	Accrued Interest and OID.	84
		5.	Market Discount.	84
		6.	Dividends (and Constructive Dividends) on New Common Stock and Constructive Dividends on New Convertible Notes.	85
		7.	Sale, Redemption or Other Taxable Disposition of New Common Stock.	85
		8.	Limitation on Use of Capital Losses.	86
		9.	Certain Considerations Regarding Exit Facility Loans.	86
		10.	Certain Considerations Regarding New Convertible Notes.	87
		11.	Medicare Tax.	89
	D.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims.		89
		1.	Gain Recognition on Exchange of Claims.	90
		2.	Interest Payments; Accrued Interest (and OID).	90
		3.	Dividends on New Common Stock and Constructive Dividends on New Convertible Notes.	91
		4.	Sale, Redemption or Other Taxable Disposition of New Common Stock or New Convertible Notes.	91
		5.	Conversion of New Convertible Notes into New Common Stock.	93
	E.	FATCA.		93
	F.	Information Reporting and Backup Withholding.		94

XI.	Recommendation of the Debtors			95

-v-

EXHIBITS

Exhibit A	Plan of Reorganization

Exhibit B	Corporate Structure of the Debtors

Exhibit C	Restructuring Support Agreement

Exhibit D	Financial Projections

Exhibit E	Valuation Analysis

Exhibit F	Liquidation Analysis

I. Executive Summary

A.	Purpose of This Disclosure Statement and the Plan.

Chaparral Energy, Inc. (“Chaparral Parent”) and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors” or the “Company” or “Chaparral”), submit this Disclosure Statement pursuant to sections 1125 and 1126 of the Bankruptcy Code to Holders of Class 3 RBL Claims and Class 4 Senior Notes Claims against the Debtors in connection with the solicitation of acceptances with respect to the Plan. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.1 The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS BELIEVE THAT THE COMPROMISES AND SETTLEMENTS CONTEMPLATED BY THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND MAXIMIZE RECOVERIES TO HOLDERS OF CLAIMS. THE DEBTORS BELIEVE THE PLAN IS THE BEST AVAILABLE ALTERNATIVE FOR IMPLEMENTING A RESTRUCTURING OF THE DEBTORS’ BALANCE SHEET. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

B.	Overview of the Transactions Contemplated by the Plan.

Chaparral Energy, Inc. and its subsidiaries are an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, the Company has over 212,000 net surface acres in the Mid-Continent region. The Company is focused in the oil window of the Anadarko Basin in the heart of Oklahoma, where it has approximately 114,000 net acres.

The Company employs approximately 102 full-time and part-time personnel. As of the date of this Disclosure Statement, the Debtors have approximately $488.5 million in aggregate principal amount of funded debt obligations, consisting of approximately $188.5 million aggregate principal amount outstanding under a reserve-based revolving credit facility (the “RBL Credit Facility”) and $300 million in aggregate principal amount of unsecured notes (the “Senior Notes” and, the holders thereof, the “Senior Noteholders”).

To implement a comprehensive financial restructuring of their funded debt, the Debtors will commence chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) after commencement of the solicitation process. The Debtors will seek joint administration of the Chapter 11 Cases for procedural purposes and, upon commencement of the Chapter 11 Cases, will file the Plan, this Disclosure Statement, and a motion seeking to approve proposed solicitation procedures and schedule a combined hearing on the adequacy of the Disclosure Statement and confirmation of the Plan. On August 15, 2020, the Company entered into a restructuring support agreement (together with all exhibits thereto, and as amended, restated, and supplemented from time to time, the “Restructuring Support Agreement”) with certain Holders of the RBL Claims and Senior Notes Claims that sets forth the principal terms of the Restructuring Transactions and requires the Consenting Creditors to support the Plan.

As set forth in the Plan, the Restructuring Transactions provide for a comprehensive restructuring of Claims against and Interests in the Debtors, deleverage the Company’s capital structure and preserve the going-concern value of the Debtors’ businesses, maximize recoveries available to all constituents, and provide for an equitable distribution to the Debtors’ stakeholders. More specifically, the Restructuring Transactions provide, among other things, that:

[1]

Capitalized terms used but not defined in this Disclosure Statement have the meaning ascribed to such terms in the Plan or in the Restructuring Support Agreement (as defined herein), as applicable. Additionally, this Disclosure Statement incorporates the rules of interpretation located in Article I of the Plan. Any summary provided in this Disclosure Statement of any documents attached to this Disclosure Statement, including the Plan, is qualified in its entirety by reference to the Plan, the exhibits, and other materials referenced in the Plan, the Plan Supplement, and the documents being summarized. In the event of any inconsistencies between the terms of this Disclosure Statement and the Plan, the Plan shall govern.

•

All Allowed Administrative Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims will be paid in full in cash or receive such treatment that renders them Unimpaired under the Bankruptcy Code;

•

Each Holder of an Allowed RBL Claim will receive (a) its pro rata share (determined as a percentage of all Allowed RBL Claims) of the All Lender Portion and (b) (i) if such Holder elects to participate in the Exit Revolving Facility, (x) such Holder’s pro rata share (determined as a percentage of all Allowed RBL Claims owned by Holders electing to participate in the Exit Revolving Facility) of the Exit Facility Revolving Lender Cash Portion and (y) Exit Facility Revolving Loans with a principal amount equal to the amount of such Holder’s Allowed RBL Claim (after application of the All Lender Portion and the Exit Facility Revolving Lender Cash Portion to such Holder’s Allowed RBL Claim) and commitments under the Exit Revolving Facility, upon the terms and conditions set forth in the Exit Facility Term Sheet, and (ii) if such Holder does not elect to participate in the Exit Revolving Facility, Second Out Term Loans with a principal amount equal to the amount of such Holder’s RBL Claim (after application of the All Lender Portion to such Holder’s Allowed RBL Claim);

•

Each Holder of an Allowed Senior Notes Claim will receive its pro rata share (determined as a percentage of all Senior Notes Claims) of (i) 100% of the total issued and outstanding New Common Stock, subject to dilution by the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, the Backstop Premium, and the New Common Stock issued upon exercise of the New Warrants, and (ii) the Subscription Rights;

•

All Allowed General Unsecured Claims will be reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim;

•

All Chaparral Parent Equity Interests will be cancelled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests. Notwithstanding the foregoing, in exchange for each such Holder (a) agreeing to provide a release to the Released Parties and (b) not objecting to the Plan, (i) each Holder of an Allowed Chaparral Parent Equity Interest that is a Partial Cash-Out Equity Interest shall receive such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of (a) the All Holder Settlement Portion and (b) the New Warrants, and (ii) each Holder of an Allowed Chaparral Parent Equity Interest that is a Full Cash-Out Equity Interest shall receive (a) such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of the All Holder Settlement Portion and (b) Cash in an amount equal to $0.01508 per share; and[2]

•

The Reorganized Debtors will raise $35 million of new money by issuing the New Convertible Notes pursuant to the Rights Offering, which will be backstopped in full by the Backstop Parties in accordance with the terms of the Backstop Commitment Agreement. Each Holder of an Allowed Senior Notes Claim on the record date for the Rights Offering that is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act), is an “accredited investor” as such term is defined in Rule 501 under the Securities Act, or is not a “U.S. Person” as defined in Regulation S under the Securities Act will have the opportunity to purchase its pro rata share of the New Convertible Notes.

[2]

Notwithstanding the foregoing, if any of the Prior Bankruptcy Claims become fixed, liquidated, and allowed in the Prior Bankruptcy Cases after the Effective Date, then the Holders of the Prior Bankruptcy Equity Interests arising from such Prior Bankruptcy Claims shall be entitled to receive Cash in an amount equal to the amount such Holder would have otherwise received had such Holder’s Prior Bankruptcy Equity Interests been Allowed Chaparral Parent Equity Interests as of the Effective Date (assuming all distributions on account of such Chaparral Parent Equity Interests had been made on the Effective Date), solely to the extent that such amount does not cause the total Cash paid to Holders of Prior Bankruptcy Equity Interests after the Effective Date to exceed the Cash-Out Cap, in each case in accordance with Article VI of the Plan. For the avoidance of doubt, any Holder of a Chaparral Parent Equity Interest that affirmatively elects to “opt out” of the releases contained in Article VIII of the Plan or objects to the Plan, shall not be entitled to receive the consideration described in this paragraph or in clauses (i) and (ii) above.

As described below, you are receiving this Disclosure Statement because you are a Holder of a Claim entitled to vote to accept or reject the Plan. Prior to voting on the Plan, you are encouraged to read this Disclosure Statement and all documents attached to this Disclosure Statement in their entirety. As reflected in this Disclosure Statement, there are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement. Certain of these risks, uncertainties, and factors are described in Section VIII of this Disclosure Statement, entitled “Risk Factors.”

C.	Summary of Treatment of Claims and Interests and Description of Recoveries Under the Plan.

The Plan organizes the Debtors’ creditor and equity constituencies into groups called “Classes.” For each Class, the Plan describes: (1) the underlying Claim or Interest; (2) the recovery available to the Holders of Claims or Interests in that Class under the Plan; (3) whether the Class is Impaired or Unimpaired under the Plan; (4) the form of consideration, if any, that Holders in such Class will receive on account of their respective Claims or Interests; and (5) whether the Holders of Claims or Interests in such Class are entitled to vote to accept or reject the Plan.

The proposed distributions and classifications under the Plan are based upon a number of factors, including the Debtors’ valuation and liquidation analyses. The valuation of the Reorganized Debtors as a going concern is based upon the value of the Debtors’ assets and liabilities as of an assumed Effective Date of September 30, 2020 and incorporates various assumptions and estimates, as discussed in detail in the Valuation Analysis prepared by the Debtors, together with their proposed financial advisor and investment banker, Rothschild & Co. US Inc. (“Rothschild”) and Intrepid Partners, LLC (“Intrepid”).

The table below provides a summary of the classification, description, treatment, and anticipated recovery of Claims and Interests under the Plan. This information is provided in summary form below for illustrative purposes only and is qualified in its entirety by reference to the provisions of the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan. The recoveries available to holders of Claims are estimates and actual recoveries may materially differ based on, among other things, whether the amount of Claims actually Allowed exceeds the estimates provided below. In such an instance, the recoveries available to holders of Allowed Claims could be materially lower when compared to the estimates provided below. To the extent that any inconsistency exists between the summaries contained in this Disclosure Statement and the Plan, the terms of the Plan shall govern.

For a more detailed description of the treatment of Claims and Interests under the Plan and the sources of satisfaction for Claims and Interests, see Section V of this Disclosure Statement, entitled “Summary of the Plan.”

SUMMARY OF ESTIMATED RECOVERIES[3]
Class	Claim/Interest	Status	Voting Rights	Projected[4] Amount of Allowed Claims or Interests	Projected Plan Recovery
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)	N/A	100%

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)	N/A	100%

3	RBL Claims	Impaired	Entitled to Vote	$190,334,352	100%

4	Senior Notes Claims	Impaired	Entitled to Vote	$315,334,755	15%–47%

5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)	N/A	100%

6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)	N/A	N/A

7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)	N/A	N/A

8	Chaparral Parent Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)	N/A	N/A

9	Other Chaparral Parent Interests	Impaired	Not Entitled to Vote (Deemed to Reject)	N/A	N/A

D.	Voting on the Plan.

Certain procedures will be used to collect and tabulate votes on the Plan, as summarized in Section VII of this Disclosure Statement, entitled “Voting Instructions.” Readers should carefully read the voting instructions in Section VII herein.

[3]

The estimated recoveries presented for Senior Notes Claims are estimated recoveries to Holders of Claims on account of their Claims and do not reflect consideration for Backstop Parties on account of their commitments. Any additional distributions made to Backstop Parties are made solely on account of new capital and consideration provided to the Debtors. The high end of the recovery range correlates to the high-end of the Plan Equity Value (as defined in Exhibit E) range as set forth in the Valuation Analysis (as defined herein) (net of the value attributable to the New Warrants) and assumes that (i) the New Convertible Notes are converted into New Common Stock, and (ii) holders of Senior Notes participate in the Rights Offering; the low end of the recovery range correlates to the low-end of the Plan Equity Value (as defined in Exhibit E) range as set forth in the Valuation Analysis (as defined herein) (net of the value attributable to the New Warrants) and assumes that (i) the New Convertible Notes are converted into New Common Stock and (ii) holders of Senior Notes do not participate in the Rights Offering.

[4]	Unless otherwise indicated, all Claim amounts in this Disclosure Statement and accompanying exhibits are estimates as of August 16, 2020.

Only Holders of RBL Claims and Senior Notes Claims, which are classified in Classes 3 and 4 of the Plan, respectively, are entitled to vote on the Plan (the “Voting Classes”). Only Holders of RBL Claims and Senior Notes Claims that are Eligible Holders may vote on the Plan prior to the Petition Date. Holders of Claims in Classes 1, 2, and 5 are conclusively presumed to accept the Plan because they are Unimpaired by the Plan. Holders of Interests in Classes 8 and 9 are deemed to reject the Plan. Holders of Claims or Interests in Classes 6 and 7 are deemed to reject or presumed to accept the Plan because they are (1) Unimpaired under the Plan and presumed to accept the Plan or (2) Impaired and entitled to no recovery under the Plan and deemed to reject the Plan.

The Voting Deadline is 5:00 p.m., prevailing Eastern Time, on September 15, 2020. To be counted as votes to accept or reject the Plan, each ballot (a “Ballot”) must be properly executed, completed, and delivered (either by using the return envelope provided, by first-class mail, overnight courier, personal delivery, or electronic submission) such that it is actually received before the Voting Deadline by Kurtzman Carson Consultants LLC (the “Solicitation Agent”) as follows:

DELIVERY OF BALLOTS

1.	Ballots must be actually received by the Solicitation Agent before the Voting Deadline.

2.

Ballots may be returned by the following methods: (a) in the enclosed prepaid, pre-addressed return envelope; (b) via first-class mail, overnight courier, or hand delivery to the address set forth below; (c) solely for holders of Class 3 RBL Claims, via email to Chaparral2020Info@kccllc.com; or (d) solely for holders of Class 4 Senior Notes Claims, in a return envelope addressed to your Nominee or via email to your Nominee in accordance with instructions provided by your Nominee.

CHAPARRAL 2020 BALLOT PROCESSING

C/O KURTZMAN CARSON CONSULTANTS LLC

222 N. PACIFIC COAST HIGHWAY, SUITE 300

EL SEGUNDO, CA 90245

If you have any questions on the procedures for voting on the Plan, please contact the Solicitation Agent by calling (866) 523-9241 (toll-free) or (781) 575-2044 or emailing Chaparral2020Info@kccllc.com.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE VOTING INSTRUCTIONS WILL NOT BE COUNTED EXCEPT AS DETERMINED BY THE DEBTORS.

E.	Confirmation and Consummation of the Plan.

Under section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing to confirm a plan of reorganization. If the Debtors file the Chapter 11 Cases, they will file a motion on the Petition Date requesting that the Bankruptcy Court set a date and time as soon as practicable after the Petition Date for a hearing (such hearing, the “Confirmation Hearing”) for the Bankruptcy Court to determine whether the Disclosure Statement contains adequate information under section 1125(a) of the Bankruptcy Code, whether the Debtors’ prepetition solicitation of acceptances in support of the Plan complied with section 1126(b) of the Bankruptcy Code, and whether the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed, as permitted by section 105(d)(2)(B)(2)(v) of the Bankruptcy Code. The Confirmation Hearing, once set, may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on those parties who have requested notice under Bankruptcy Rule 2002 and the Entities who have filed an objection to the Plan, if any, without further notice to parties in interest. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. Subject to section 1127 of the Bankruptcy Code, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for Confirmation of the Plan, will request that the Bankruptcy Court set a date and time for parties in interest to file objections to the adequacy of the Disclosure Statement, the Debtors’ prepetition solicitation of acceptances in support of the Plan, or Confirmation of the Plan. All such objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that they are received before the deadline to file such objections.

1.	Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Disclosure Statement contains adequate information under section 1125(a) of the Bankruptcy Code, the Debtors’ prepetition solicitation of acceptances in support of the Plan complied with section 1126(b) of the Bankruptcy Code, and the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed, and subject to satisfaction or waiver of each condition precedent in Article IX of the Plan. For a more detailed discussion of the Confirmation Hearing, see Section VI of this Disclosure Statement, entitled “Confirmation of the Plan.”

2.	Effect of Confirmation and Consummation of the Plan.

Following Confirmation, and subject to satisfaction or waiver of each condition precedent in Article IX of the Plan, the Plan will be consummated on the Effective Date. Among other things, on the Effective Date, certain release, injunction, exculpation, and discharge provisions set forth in Article VIII of the Plan will become effective. Accordingly, it is important to read the provisions contained in Article VIII of the Plan very carefully so that you understand how Confirmation and Consummation—which effectuates such release, injunction, exculpation, and discharge provisions—will affect you and any Claim or Interest you may hold with respect to the Debtors so that you may cast your vote accordingly. These provisions are described in Section V of this Disclosure Statement.

F.	Additional Plan-Related Documents.

The Debtors will file certain documents that provide more details about implementation of the Plan in the Plan Supplement, which will be filed with the Bankruptcy Court no later than seven (7) calendar days before the Confirmation Objection Deadline and otherwise in accordance with the Restructuring Support Agreement. The Debtors will serve a notice that will inform all parties that the initial Plan Supplement was filed, list the information included therein, and explain how copies of the Plan Supplement may be obtained. Eligible Holders of Claims entitled to vote to accept or reject the Plan shall not be entitled to change their vote based on the contents of the Plan Supplement after the Voting Deadline. The Plan Supplement will include:

•	the New Corporate Governance Documents;

•	the New Stockholders Agreement;

•	the Restructuring Steps Memorandum;

•	the Rejected Executory Contract and Unexpired Lease List;

•	the identity of the members of the Reorganized Chaparral Parent Board and the officers of Reorganized Chaparral Parent;

•	the Backstop Commitment Agreement;

•	the Exit Facility Credit Agreement;

•	the New Convertible Notes Indenture; and

•	the New Warrants Agreements.

Each of the foregoing Plan Supplement documents and/or forms of documents, agreements, schedules, and exhibits to the Plan are subject to the consent rights of the Consenting Creditors on the terms set forth in the Restructuring Support Agreement.

THE FOREGOING EXECUTIVE SUMMARY IS ONLY A GENERAL OVERVIEW OF THIS DISCLOSURE STATEMENT AND THE MATERIAL TERMS OF, AND TRANSACTIONS PROPOSED BY, THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED DISCUSSIONS APPEARING ELSEWHERE IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN.

II. The Debtors’ Business, Corporate History, and Capital Structure

A.	The Debtors’ Business and Corporate History

Chaparral Parent, the Class A common stock of which is listed on the New York Stock Exchange (“NYSE”) under the symbol “CHAP”, is a holding company with no operations and directly or indirectly owns all of the Debtors in the Chapter 11 Cases. The Debtors are involved in the acquisition, exploration, development, production and operation of oil and natural gas properties primarily in Oklahoma. The Company is a leading operator in the STACK play,5 having assembled a highly contiguous position of approximately 114,000 net acres in the normally-pressured “black oil” window in Kingfisher, Garfield, and Canadian Counties, Oklahoma.

The Debtors typically serve as the operator of wells in which they have a significant economic interest. An “operator” is the party that is engaged in the severance of oil or gas for a certain geographic unit, often established pursuant to state law, for the benefit of itself and other parties with mineral interests or leasehold interests in the same unit. As an operator, the Debtors conduct the day-to-day business of producing oil and gas at the site and initially cover the expenses incurred on behalf of the Debtors and the owners of working interests in a designated unit covered by a joint operating agreement, pooling order, or similar agreement.

Beginning in the early 1990s, the Company’s operations in the area later to become known as the STACK were focused on vertical wells and waterfloods. Beginning in late 2013, however, the Company concentrated on the horizontal development of the Mississippian-age Osage and Meramec formations, the Devonian-age Woodford Shale formation, and the Pennsylvanian-age Oswego formation. Notwithstanding operational success at the time, beginning in 2014, the Company began to experience significant revenue, cash flow, and liquidity challenges, due in large part to the collapse in the market price for crude oil and natural gas. Declining revenues made it increasingly difficult for the Company to continue to service its debts and, in May 2016, the Company commenced chapter 11 cases (the “Prior Bankruptcy Cases”). The Company’s First Amended Joint Plan of Reorganization (the “Prior Bankruptcy Plan”) was confirmed on March 10, 2017, and the Company emerged from chapter 11 on March 21, 2017 with a significantly deleveraged balance sheet. The Prior Bankruptcy Cases remain pending in the United States Bankruptcy Court for the District of Delaware (solely with respect to the Prior Bankruptcy Cases, the “Prior Bankruptcy Court”).6

[5]

The STACK is a play in the Anadarko basin of Oklahoma in which the Company operates and derives its name from the acronym standing for Sooner Trend Anadarko Canadian Kingfisher. It is a horizontal drilling play in an area with multiple productive reservoirs that had previously been drilled with vertical wells.

[6]

More detail regarding the Prior Bankruptcy Cases and the events that preceded the Prior Bankruptcy Cases can be found in the Declaration of Mark A. Fischer, Chief Executive Officer of Chaparral Energy, Inc. in Support of Chapter 11 Petitions and First Day Pleadings (Docket No. 14) and the Disclosure Statement for the Joint Plan of Reorganization for Chaparral Energy, Inc., and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code (Docket No. 763), each of which was filed on the docket for the Prior Bankruptcy Cases.

Upon emergence from bankruptcy in March 2017, the Company increased its leasing and drilling activities from 2017 to 2019, assembling its current acreage position and increasing its STACK production at a compound annual growth rate of approximately 51.1% as it focused on expanding its understanding of the productive extent and hydrocarbon content of the play and holding acreage with production. During this time the Company successfully tested productive zones in the play, introduced new completions to improve recoveries, demonstrated repeatability of results, reduced cycle times, and de-risked a sizeable portion of its acreage in the play. Additionally, during that period, the Company commenced the evaluation of full section infill development with multi-well patterns to help determine optimum well spacing and to maximize economic recovery of oil and natural gas from each formation.

On June 28, 2018, Chaparral Parent completed the issuance and sale at par of $300 million in aggregate principal amount of the Senior Notes.

At the beginning of the quarter ended March 31, 2020, Chaparral management commenced a comprehensive cash improvement effort. The initiative, which involves the formation and collaboration of multiple working teams, is intended to identify, validate and implement opportunities to improve the Company’s cash flow across all parts of its business—drilling and completions capital expenditures, lease operating expenses, production uptime and efficiency, development planning, and general and administrative expenses. Many of the measures identified by the teams were implemented and are yielding expanded cash flow at the project level already. However, because of the extraordinary events affecting the oil and gas industry discussed below, initiatives that are scale-dependent are expected to be fully realized only if activity returns to more normal levels.

The rapid, global spread of COVID-19 in the first quarter of 2020 and the resulting economic repercussions created significant volatility in the oil and gas industry. Stay-at-home and similar protective measures that were enacted by federal, foreign, state, and local governments to slow the spread of the virus contributed to a significant deterioration in the domestic and global demand for oil and gas. Compounding the impact of COVID-19, the oil production output alliance between Russia, Saudi Arabia, and other oil producing nations (“OPEC+”) broke down as both sides were unable to reach agreement in early March 2020 over how much to restrict production in order to stabilize crude oil prices. As a result, Saudi Arabia and Russia both initiated efforts to increase production, driving down oil prices. OPEC+ was later able to agree on production cuts, but that has done little to aid in oil price recovery because of the significant drop in global demand.

This combination of events has led to a severe supply-demand oil imbalance. This imbalance has created a great deal of uncertainty in the oil and gas industry, which has adversely affected the Debtors’ liquidity and balance sheet and made a restructuring necessary.

B.	The Debtors’ Prepetition Capital Structure.

The following table depicts the Debtors’ prepetition capital structure, exclusive of accrued but unpaid interest and fees, as of the date of this Disclosure Statement:

Type of Debt	Description	Maturity	Principal Outstanding[7]
RBL Credit Facility	Reserve-based revolving credit facility secured by a first-priority lien on substantially all of the Debtors’ assets and guaranteed by substantially all of Chaparral Parent’s wholly owned direct and indirect subsidiaries	December 2022	$188.5 million

Senior Notes	Unsecured notes issued by Chaparral Parent and guaranteed by substantially all of Chaparral Parent’s wholly owned direct and indirect subsidiaries	July 2023	$300 million

Financing Leases	Financing leases that consist of fleet trucks and office equipment	Various	$☐☐☐☐☐ million

1.	RBL Credit Facility.

Chaparral Parent is a party to and the borrower under that certain Tenth Restated Credit Agreement (as amended, restatement, supplemented, or modified from time to time, the “RBL Credit Agreement”) with the RBL Agent and the RBL Lenders. The RBL Credit Agreement provides for a $750 million facility collateralized by the Company’s oil and natural gas properties and is scheduled to mature on December 21, 2022. The RBL Credit Facility is guaranteed by each of Chaparral Parent’s direct and indirect subsidiaries other than Trabajo Energy, L.L.C., Charles Energy, L.L.C., and Chestnut Energy, L.L.C. Availability under the RBL Credit Agreement is subject to a borrowing base based on the value of the Company’s oil and natural gas properties. The borrowing base is redetermined by the RBL Agent semiannually effective May 1 and November 1 of each year and the RBL Lenders may request a borrowing base redetermination once between each scheduled redetermination or upon the occurrence of certain specified events. The RBL Lenders establish a borrowing base by making an estimate of the collateral value of the Company’s oil and natural gas properties then applying an advance rate. If oil and natural gas prices decrease from the amounts used in estimating the collateral value of the Company’s oil and natural gas properties, the borrowing base may be reduced, thus reducing funds available under the borrowing base. As of the date of this Disclosure Statement, the borrowing base was $175 million and approximately $188.5 million in principal was outstanding under the RBL Credit Facility, plus any accrued but unpaid interest, indemnification obligations, fees and expenses and other obligations incurred in connection therewith.

On April 1, 2020, the Company borrowed $15 million and on April 2, 2020, following discussions with and the recommendation of their advisors, the Company provided notice pursuant to the RBL Credit Agreement to borrow an additional $90 million, which increased the total amount outstanding under the RBL Credit Agreement to $250 million. The borrowing was made by the Company as a precautionary measure in order to increase its cash position and thereby provide for flexibility in a challenging business environment. Access to this additional liquidity, which in the Debtors’ view was the least expensive funded source of liquidity available, proved critical to the Company’s ability to fund operations during negotiations with all major creditor constituencies regarding the terms of a consensual balance sheet restructuring. Subsequent to the borrowing, the Company was notified by the RBL Agent that the RBL Lenders had exercised their right to make an interim redetermination of the Company’s borrowing base. The RBL Lenders’ redetermination notice stated that the Company’s borrowing base was decreased from $325 million to $175 million, effective April 3, 2020. The RBL Lenders subsequently reaffirmed the borrowing base at the same level on May 5, 2020, in conjunction with the Company’s scheduled semiannual redetermination process. As a result of the borrowing base redetermination, the $90 million borrowing, once funded, created a borrowing base deficiency in the

[7]	Amounts are exclusive of any accrued but unpaid interest, indemnification obligations, fees and expenses, and other obligations associated with the indebtedness described in this table.

amount of $75 million under the RBL Credit Agreement (the “Borrowing Base Deficiency”). The Company notified the RBL Agent that, per the terms of the RBL Credit Agreement, it intended to eliminate such Borrowing Base Deficiency by repaying the amount of the Borrowing Base Deficiency in six equal monthly installments, with the payment of $12.5 million plus interest made on May 1, 2020, and two subsequent $12.5 million monthly payments having been made thereafter.

2.	Senior Notes.

On June 29, 2018, Chaparral Parent completed the issuance and sale at par of $300 million in aggregate principal amount of senior unsecured notes in a private placement under Rule 144A and Regulation S of the Securities Act. The Senior Notes bear interest at a rate of 8.75% per year (payable semiannually in arrears on January 15 and July 15 of each year) and have a maturity date of July 15, 2023. The Senior Notes are guaranteed by each of the Debtors that are guarantors under the RBL Credit Facility. UMB Bank, N.A., serves as indenture trustee for the Senior Notes. As of the date of this Disclosure Statement, there is $300 million aggregate principal amount outstanding under the Senior Notes, plus any accrued but unpaid interest, indemnification obligations, fees and expenses and other obligations incurred in connection therewith.

3.	Financing Leases.

During 2019, the Company entered into lease financing agreements for its fleet trucks and office copiers for $1,911,000. The fleet truck financing obligations are for 48-month terms with the option for the Company to purchase the vehicle at any time during the lease term by paying the lessor’s remaining unamortized cost in the vehicle. At the end of the lease term, the lessor’s remaining unamortized cost in the vehicle will be a de minimis amount and hence ownership of the vehicle can be transferred to the Company at minimal cost. There are no residual value guarantees or non-lease components under these leases. The Company also entered into a lease financing arrangement for a limited number of office copiers in 2019. As of the date of this Disclosure Statement, there is approximately $1,442,000 outstanding in respect of the Company’s financing lease obligations.

4.	Chaparral Parent’s Common Stock.

Chaparral Parent is the direct or indirect parent of each of the Debtors. Chaparral Parent’s Class A common stock is publicly traded on the NYSE under the ticker symbol “CHAP.” Upon the Petition Date, the NYSE will have broad discretion to suspend trading in Chaparral Parent’s shares and commence delisting proceedings. There can be no assurance as to whether or not Chaparral Parent’s shares will be delisted upon or after the Petition Date. As of the date of this Disclosure Statement, Chaparral Parent has 192,130,071 authorized shares of common stock, $0.01 par value, of which 47,790,146 are outstanding. Chaparral Parent has 5,000,000 authorized shares of preferred stock, none of which are issued and outstanding.

As of the date of this Disclosure Statement, Chaparral Parent has no outstanding stock options. In addition, as of the date of this Disclosure Statement the Company has outstanding equity-based awards that were granted under its 2017 Chaparral Energy, Inc. Management Incentive Plan (the “MIP”) and Chaparral Energy, Inc. 2019 Long-Term Incentive Plan (the “LTIP”). The Company’s equity based awards are in the form of restricted stock awards (“RSAs”) and restricted stock units (“RSUs”). In December 2019, the Company also granted equity awards in the form of RSAs to its recently appointed chief executive officer under an inducement equity grant. The RSAs and RSUs vest periodically through December 20, 2022. Any RSAs or RSUs that have not vested or are not scheduled to be settled as of the Petition Date shall be canceled, discharged, released, and extinguished, and will be of no further force or effect without any distribution to the holders thereof and are classified as Class 9 Other Chaparral Parent Interests under the Plan.

In addition, as described below, a number of claims remain pending in the Prior Bankruptcy Cases and subject to the Prior Bankruptcy Court’s jurisdiction. Under the Prior Bankruptcy Plan, if any claims that are classified in Class 6 or Class 8 of the Prior Bankruptcy Plan (such claims, the “Prior Bankruptcy Claims”) becomes fixed, liquidated, and allowed in the Prior Bankruptcy Cases, the Company would be required to satisfy such claim through the issuance of additional Class A common stock at an implied price per share of $31.418. For the avoidance of doubt, the holders of the Prior Bankruptcy Claims are not entitled to receive the New Common Stock on account of such claims. However, the holders of Prior Bankruptcy Claims may receive consideration made available to holders of Chaparral Parent’s Class A common stock as of the Petition Date, subject to the terms and conditions set forth in the Plan.

C.	Litigation Matters.

1.	Royalties Class Action Lawsuit

On June 7, 2011, Naylor Farms, Inc. filed a putative class action lawsuit captioned Naylor Farms, Inc. v. Chaparral Energy, LLC, Case No. 5-11-cv-00634-HE (the “Royalties Class Action Lawsuit”) against the Company in the United States District Court for the Western District of Oklahoma (“Oklahoma District Court”) alleging that the Company improperly deducted post-production costs from royalties paid to the plaintiffs and other non-governmental royalty interest owners from crude oil and natural gas wells that the Company operates in Oklahoma. The plaintiffs have alleged a number of claims, including breach of contract, fraud, breach of fiduciary duty, unjust enrichment, and other claims and seek termination of leases, recovery of compensatory damages, interest, punitive damages and attorney fees on behalf of the class. The plaintiffs sought damages in excess of $5 million, the majority of which consisted of interest and may increase with the passage of time. The Company responded to the petition, denied the allegations and raised arguments and defenses. The plaintiffs filed a motion for class certification in October 2015. In addition, the plaintiffs filed a motion for summary judgment asking the Oklahoma District Court to determine as a matter of law that natural gas is not marketable until it is in the condition and location to enter an interstate pipeline. On May 9, 2016, the Company filed voluntary bankruptcy petitions in the Prior Bankruptcy Court. The filing of the bankruptcy petitions automatically stayed the proceeding in the Oklahoma District Court, except that by agreement the stay was lifted for the limited purpose of determining whether the class should be certified.

On January 17, 2017, the Oklahoma District Court certified a modified class of plaintiffs with oil and gas leases containing specific language. The modified class constitutes less than 60% of the leases that the plaintiffs originally sought to certify. After additional briefing on the subject, on April 18, 2017, the Oklahoma District Court issued an order denying Chaparral Energy, L.L.C.’s motion to reconsider its class certification order on the basis that plaintiffs filed a notice amending the class definition, specifying June 1, 2006 as the commencement of the class period. On May 3, 2019, the United States Court of Appeals for the Tenth Circuit affirmed the Oklahoma District Court’s class certification order.

In addition to filing claims on behalf of the named and putative plaintiffs, on August 15, 2016, the named plaintiffs in the class action filed a proof of claim in the Prior Bankruptcy Cases on behalf of all putative class members claiming damages in excess of $150 million. The Company objected to the filing of a single class claim on behalf of the entire unnamed class, asserting instead that anyone claiming an injury should file an individual proof of claim on his or her or its own behalf. On April 20, 2017, after the Oklahoma District Court ruled that the class could include only claims relating back to June 1, 2006 and that the class would be limited to leases with Mittelstaedt clauses, the plaintiffs filed an amended proof of claim reducing the claim to an amount in excess of $90 million inclusive of actual and punitive damages, statutory interest and attorney fees. On May 24, 2017, the Prior Bankruptcy Court denied the Company’s objection, ruling that the plaintiffs could file a class claim on behalf of the class. The Prior Bankruptcy Court’s order did not establish liability or otherwise address the merits of the plaintiffs’ claims; rather it permitted the assertion of a class claim within the Prior Bankruptcy Cases. The Prior Bankruptcy Court’s order was affirmed by the United States District Court for the District of Delaware on September 24, 2019. On October 24, 2019, the Company filed its notice of appeal to the United States Court of Appeals for the Third Circuit (the proceeding thereby initiated, the “Third Circuit Appeal”). The Third Circuit has not rendered a decision with respect to the class proof of claim and no decision on the merits has been rendered by either the Oklahoma District Court or the Prior Bankruptcy Court. On July 7, 2020, with an agreement in principle to settle the Royalty Class Action Lawsuit having been reached (as described below), the Third Circuit granted the request of the plaintiffs and Chaparral Energy, L.L.C. to postpone oral argument with respect to Chaparral Energy, L.L.C.’s appeal.

The Prior Bankruptcy Plan provided that each holder of a claim related to the Royalty Class Action Lawsuit (each, a “Royalty Payment Litigation Claim”) would receive its pro rata share of the Class A common stock in Chaparral Parent in an amount equal to the amount such holder would have received had the Class A common stock been issued on the effective date of the Prior Bankruptcy Plan.8

Because the Third Circuit has not yet rendered a decision with respect to whether the filing of a class claim should have been permitted in the Prior Bankruptcy Cases, the class proof of claim and the merits of the damages claim have not been considered by any court.

During the period leading up to the commencement of the Chapter 11 Cases, the Company engaged in settlement negotiations with counsel to the class certified in the Royalty Class Action Lawsuit. On July 6, 2020, after multiple rounds of negotiations spanning nearly four years, the Company and the class representative reached an agreement in principle on the terms of a settlement and, on August 15, 2020, Chaparral Energy, L.L.C. and the class representative entered into a settlement agreement (the “Settlement Agreement”) to settle all claims related to the Royalty Class Action Lawsuit, including, for the avoidance of doubt, all alleged claims arising prior to the petition date in the Prior Bankruptcy Cases and all alleged claims arising thereafter.

Pursuant to the Settlement Agreement, Chaparral Energy, L.L.C. has agreed to:

•	pay $2,500,000 to the settlement class;

•	pay $850,000 to counsel to the settlement class for attorney fees, in exchange for a release of all liens or claims asserted by all counsel related to the Royalty Class Action Lawsuit;

•	pay $150,000 to the class representative for services rendered as class representative; and

•	allow the class proof of claim filed in the Prior Bankruptcy Cases in an aggregate amount of $45,000,000 (provided that all other individual proofs of claims filed for similar claims are withdrawn).

The effectiveness of the settlement is subject to numerous conditions precedent, including approval by the Court. Upon the Court’s final approval of the Settlement Agreement, the members of the class who do not opt out of the settlement will provide the Debtors with a release of all past and present claims with respect to the allegations in the Royalty Class Action Lawsuit, and the Royalty Class Action Lawsuit will be dismissed with prejudice.

Upon the final approval of the Settlement Agreement and the effectiveness of the settlement, the plaintiffs, in full satisfaction, settlement, discharge, and release of their claims asserted in the Prior Bankruptcy Cases, shall be deemed to hold 1,432,300 shares of Class A common stock in Chaparral Parent as of the Petition Date on account of the $45 million allowed class proof of claim and shall be entitled to receive any distribution under the Plan provided to the holders of Chaparral Parent Equity Interests that are Full Cash-Out Equity Interests, subject to the terms and conditions of the Plan, including the Cash-Out Cap. For the avoidance of doubt, if any plaintiff elects to “opt out” of the releases contained in Article VIII of the plan on a timely submitted opt out form or objects to the plan, such plaintiff shall not be entitled to receive any consideration on account of its Chaparral Parent Equity Interests, as provided in Article III.B.8 of the Plan. Chaparral Parent shall not be required to issue Class A common stock to any holder of any claim related to the Royalty Class Action Lawsuit after the Petition Date and any such holder’s claims in the Prior Bankruptcy Case shall not provide such holder with any right to receive the New Common Stock of Reorganized Chaparral.

[8]

Specifically, Article III(B)(8)(ii)(3) of the Prior Bankruptcy Plan provides: “to the extent a Holder’s Royalty Payment Litigation Claim becomes an Allowed Royalty Payment Litigation Claim after the Effective Date, such Holder shall receive New Equity Interests in an amount equal to the amount such Holder would have otherwise received had such Holder’s Royalty Payment Litigation Claim been an Allowed Royalty Payment Litigation Claim as of the Effective Date (assuming all distributions on account of such Claim had been made on the Effective Date).”

2.	W.H. Davis Case

The W. H. Davis Family Limited Partnership and its affiliates (collectively, “Davis”) filed proofs of claim in the Prior Bankruptcy Cases. Davis claimed that the Company owed Davis $17,262,000 as the result of Chaparral’s alleged diversion of carbon dioxide from the Camrick Unit9 and the North Perryton Unit to the Farnsworth Unit. All these units were divested by the Company as part of its EOR asset sale in November 2017. While the Company denies all claims asserted by Davis, the Company determined it was prudent to explore settlement of the claims. Accordingly, the Company and Davis agreed at mediation to settle its claims for an allowed claim of $2,650,000 classified in Class 6 under the Prior Bankruptcy Plan, which agreement was memorialized in a settlement term sheet executed by both parties on the day of the mediation, a settlement agreement executed by both parties thereafter, and a settlement stipulation executed by both parties that was filed with the Prior Bankruptcy Court in the Prior Bankruptcy Cases.    Several months after the settlement was executed, Davis asserted that they received insufficient shares of Class A common stock, and filed a motion to enforce the settlement or, alternatively, to vacate it (the “Davis Motion”). On August 14, 2020, Davis stipulated to the termination of such contest without payment by the Company of any consideration therefor.

3.	Bayou City Demand Letter

On September 25, 2017, the Company entered into a joint development agreement (“JDA”) with BCE Roadrunner LLC (“BCE”), a wholly owned subsidiary of Bayou City Energy Management, LLC, pursuant to which BCE funded 100% of the Company’s drilling, completion and equipping costs associated with 30 STACK wells, subject to well cost caps that vary by well-type across location and targeted formations, ranging from $3,400,000 to $4,000,000 per gross well. The JDA provided the Company with a means to accelerate the delineation of its position within its Garfield County and Canadian County acreage, realizing further efficiencies and holding additional acreage by production, and potentially adding reserves. In exchange, BCE received 85% of the Company’s original working interest in each well (on a wellbore-only basis), with the Company retaining 15% of its original interests until the program reaches a 14% internal rate of return. If this 14% threshold is achieved, ownership interest in all wells would shift such that the Company would own 75% of its original working interests and BCE would retain 25% of the Company’s original working interests. The Company retained all acreage and reserves outside of the wellbores, with both parties paying their working interest share of lease operating expenses. The Company has drilled and completed all wells under the JDA.

On April 17, 2020, BCE issued a default notice the (“Default Notice”) to the Company, alleging that the Company failed to perform certain material obligations under the JDA, and demanding reimbursement of approximately $3,329,000 paid by BCE under the JDA. BCE has asserted that such alleged claims are secured claims. The Company disputes that any default or event of default has occurred or is continuing under the JDA and reserves all rights with respect thereto.

4.	Unsettled Claims in the Prior Bankruptcy Cases

In addition to the litigation claims described above, a number of other Prior Bankruptcy Claims remain pending and subject to the Prior Bankruptcy Court’s jurisdiction in the Prior Bankruptcy Cases. If any such Prior Bankruptcy Claims become fixed, liquidated, and allowed in the Prior Bankruptcy Cases, under the terms of the Prior Bankruptcy Plan, the Company would be required to satisfy such claims through the issuance of additional Class A common stock at an implied price per share of $31.418. For the avoidance of doubt, the holders of the Prior Bankruptcy Claims are not entitled to receive the New Common Stock on account of such claims. However, the holders of Prior Bankruptcy Claims may receive consideration made available to holders of Chaparral Parent Equity Interests that are Full Cash-Out Equity Interests as of the Petition Date, subject to the terms and conditions set forth in the Plan.

Under the Plan, if any of the Prior Bankruptcy Claims become fixed, liquidated, and allowed in the Prior Bankruptcy Cases after the Effective Date, then the Holders of the Prior Bankruptcy Equity Interests arising from such Prior Bankruptcy Claims shall be entitled to receive Cash in an amount equal to the amount such holder would have otherwise received had such holder’s Prior Bankruptcy Equity Interests been Allowed Chaparral Parent Equity Interests as of the Effective Date (assuming all distributions on account of such Chaparral Parent Equity Interests had been made on the Effective Date), solely to the extent that such amount does not cause the total Cash paid to Holders of Prior Bankruptcy Equity Interests after the Effective Date to exceed the Cash-Out Cap, in each case in accordance with Article VI of the Plan. For the avoidance of doubt, any holder of a Chaparral Parent Equity Interest that affirmatively elects to “opt out” of the releases contained in Article VIII of the Plan or objects to the Plan shall not be entitled to receive a distribution under the Plan.

[9]

A “unit” is the joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests.

As of the date of this Disclosure Statement, the Debtors estimate that the Prior Bankruptcy Claims have a face amount no greater than $92,000,000 in the aggregate. Therefore, if such claims are allowed in full, the holders thereof would be entitled, under the Prior Bankruptcy Plan, to approximately 2,928,258 shares of Class A common stock in Chaparral Parent at the implied price per share of $31.418. Under the terms of the Plan, the holders thereof would therefore be entitled to receive approximately $116,000 in Cash (assuming such holders do not opt out of the releases contained in Article VIII of the Plan or object to the Plan). Therefore, the Cash-Out Cap with respect to such claims has been set to $150,000, which is approximately 1.3x greater than the Debtors’ estimate of their maximum estimated liability with respect to the claims pending in the Prior Bankruptcy Cases.

Under the Plan, any Administrative Claim, Other Priority Claim, Other Secured Claim, and/or Convenience Class Claim (in each case as defined in the Prior Bankruptcy Plan) that becomes fixed, liquidated, and allowed in the Prior Bankruptcy Cases after the Petition Date shall be paid in full in cash upon the earlier of (x) the Effective Date and (y) the date on which such claim becomes fixed, liquidated, and allowed, subject to the terms and conditions of Article VI of the Plan.

D.	Employees, Material Benefits Plans, and Management and Board of Directors.

1.	Employees

As of the date of this Disclosure Statement, the Debtors had approximately 102 employees in both full- and part-time positions, including petrotechnical and business professionals in a variety of disciplines, including engineering, geology, land, financial, legal, and human resources. Of the Debtors’ Employees, 66 were located at the Debtors’ headquarters in Oklahoma City, Oklahoma and the remainder work primarily in the field supporting the Debtors’ oil and gas operations. None of the Debtors’ employees are represented by a union. The Debtors also supplement their workforce by employing approximately eight independent contractors, including geologists, telemetry and information technology support specialists, land administration specialists, procurement support, marketing support, and consultants.

2.	Management Team and Board of Directors

As of the date of this Disclosure Statement, the Debtors’ management team includes:

Name	Position
Charles Duginski	President and Chief Executive Officer

Justin Byrne	Vice President, General Counsel and Secretary

Clint Calhoun	Vice President – Resource Development

Stephanie Carnes	Vice President, Corporate Controller

Josh Walker	Vice President – Completions & Operations

As of the date of this Disclosure Statement, Chaparral Parent’s board of directors (the “Board”) includes:

Name	Position
Marcus Rowland	Chairman

Charles Duginski	President and Chief Executive Officer

Douglas E. Brooks	Director

Samuel Langford	Director

Mark McFarland	Director

Kenneth W. Moore	Director

Gysle Shellum	Director

The members of the Board will be deemed to have resigned as directors as of the Effective Date. On the Effective Date, the New Chaparral Parent Board will consist of seven members who, along with the officers, directors, and/or managers of each of the Reorganized Debtors, and in accordance with section 1129(a)(5) of the Bankruptcy Code, will be disclosed in the Plan Supplement. The members of the New Chaparral Parent Board shall be appointed in accordance with the terms of the Restructuring Support Agreement, and from and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

3.	Agreement with SVP

On December 20, 2019, the Company entered into the amended and restated support agreement (the “Amended SVP Agreement”) with Strategic Value Partners, LLC and certain investment funds directly and indirectly managed by SVP (collectively, “SVP”) to, among other things, increase the number of individuals that SVP was entitled to designate to serve on the Board from one to two (the “SVP Designees”) and increase the authorized number of directors on the Board from seven to eight. Pursuant to the Amended SVP Agreement, Michael Kuharski and Mark “Mac” McFarland were appointed to the Board and were designated as SVP Designees.

On August 14, 2020 (the “SVP Effective Date”), the Company entered into a letter agreement (the “SVP Letter Agreement”) with SVP, supplementing the Amended SVP Agreement. Pursuant to the SVP Letter Agreement, as of the SVP Effective Date:

•	The number of SVP Designees decreased from two to zero;

•	Mr. McFarland tendered his resignation to the Board, subject to acceptance by the Board;

•	the Board did not accept Mr. McFarland’s resignation, as a result of which Mr. McFarland continued as a director but ceased to be an SVP Designee;

•	the total authorized number of directors on the Board was decreased from eight to seven;

•	SVP agreed not to object to, or commence any proceeding against, the Plan; and

•	the Company and SVP entered into mutual releases with respect to any claims through the SVP Effective Date.

Prior to, and in contemplation of the approval and execution of, the SVP Letter Agreement, Michael Kuharski unconditionally resigned from the Board and from the nominating and governance committee, the only Board committee on which Mr. Kuharski served.

III. Events Leading to These Chapter 11 Cases.

A.	Current State of the Oil and Gas Industry and Impact on Debtors and Their Peers.

The Company is in the midst of an unprecedented decline in crude oil prices brought about by the COVID-19 pandemic and other macroeconomic factors, which has drastically reduced demand for crude oil. The rapid, global spread of COVID-19 in the first half of 2020 and the resulting economic repercussions have created significant volatility in the oil and gas industry. Stay-at-home and similar protective measures that were enacted by federal, foreign, state and local governments to slow the spread of the virus contributed to a significant deterioration in the domestic and global demand for oil and gas. Compounding the impact of COVID-19, the oil production output alliance among OPEC+ broke down as parties were unable to reach agreement in early March 2020 over how much to restrict production in order to stabilize crude oil prices. As a result, Saudi Arabia and Russia both initiated efforts to increase production, driving down oil prices. OPEC+ was later able to agree on production cuts, but that announcement has done little to aid in oil price recovery because of the significant drop in global demand. The cash price for oil in the commodities futures markets have deteriorated significantly to the point that, on April 20, 2020, the front-month futures contract for West Texas Intermediate crude oil prices dipped into the negative.

Additionally, the COVID-19 pandemic has increased volatility and caused negative pressure in the capital and credit markets. As a result, and in light of the Company’s debt incurrence restrictions in its existing debt documents, access in the current environment to the capital markets or financing on terms that the Company would find acceptable would be challenging if not impossible. While exploration and production companies like Chaparral have operated in challenging market conditions since the prices for crude oil plunged in November 2018 from four-year highs, the current volatility in commodity markets has made it especially difficult for companies to execute out-of-court deleveraging alternatives. In the first seven months of 2020, at least 17 exploration and production companies have filed for bankruptcy including Bridgemark Corporation on January 14; Southland Royalty Company LLC on January 27; Sheridan Holding Company I, LLC on March 23; Echo Energy Partners I, LLC on March 24; Whiting Petroleum Company on April 1; Ultra Petroleum Corp. on May 14; Gavilan Resources, LLC on May 15; Templar Energy, LLC on June 1; Extraction Oil & Gas, Inc. on June 14; Chisholm Oil and Gas Operating, LLC on June 17; Sable Permian Resources LLC on June 25; Chesapeake Energy Corporation on June 28; California Resources Corporation on July 15; Bruin E&P Partners, LLC on July 17; Rosehill Resources Inc. on July 26; Denbury Resources, Inc. on July 30; and Fieldwood Energy LLC on August 3.

B.	Operational Initiatives – Cash Flow Improvement Project, Suspension of Drilling and Completion Activity, Increase of Crude Storage at Lease Locations, and Shut-In of Non-Essential Oil Production

The Company has taken a number of actions to improve cash flows in 2019 and 2020, including general efforts in 2019 and 2020 to reduce its corporate workforce, focus on capturing savings from current weakness in the sector, optimize water handling costs, and take a data-driven approach to improve fixed costs and to reduce workover expenses. Further, at the beginning of the quarter ended March 31, 2020, the Company commenced a comprehensive and programmatic cash improvement initiative. The initiative, which involves the formation and collaboration of multiple working teams, is intended to identify, validate and implement opportunities to improve the Company’s cash flow across all parts of its business: drilling and completions capital expenditures, lease operating expenses, production uptime and efficiency, development planning, and general and administrative expenses. Many of the measures identified by the teams have been implemented and are yielding expanded cash flow at the project level already.

Additionally, in the first quarter of 2020, reacting immediately to the rapidly deteriorating commodity price environment, the Company took material actions to maximize the value of its assets and improve its financial position. Because the Company had (i) a strong hedge position for crude oil in 2020, the terms of which did not require the physical delivery of any oil or gas and (ii) no material volume commitments or other contractual obligations to produce oil or gas, management determined that it was not prudent or necessary to continue developing its inventory or to sell all of its products at the prevailing low market prices. Accordingly, the Company suspended all drilling and stimulation operations in early April, deferring completions of recently drilled wells. Further, the Company shut-in the six-well Greenback pad that came online in early March even though it was performing above expectations. The Company subsequently shut-in operated production that is not associated with waterfloods or exposed to well-specific mechanical or other risks during the months of May and June 2020. In order to facilitate a swift restart of sales, management took steps in April to increase crude storage in the tank batteries at our operated lease locations. As tank batteries filled, the majority of our operated production was curtailed. Furthermore, as part of the April 2020 shut-in, management implemented procedures and precautions to protect mechanical and reservoir integrity and to minimize the cost and timing of resuming production. The Company wanted to ensure that production could be resumed efficiently on these shut-in wells once commodity prices recover sufficiently. With improved crude prices in June 2020, the Company began a phased restart to the curtailed production and by the end of the month nearly all the Company’s operated wells had returned to production.

C.	Evaluation of Liability Management Transactions; Hiring of Restructuring Advisors; Appointment of Special Committee of the Chaparral Parent Board of Directors

Prior to the March 2020 global collapse of oil prices, the Company was focused on evaluating various liability management transactions that could right-size its assets and capital structure and set the Debtors on a path for long-term success despite the industry downturn. In December 2019, the Company retained Rothschild and Intrepid as financial advisor and investment banker and engaged Davis Polk & Wardwell LLP (“Davis Polk”) as legal counsel. The Company and its advisors initiated a process to formulate, evaluate, and consider various potential strategic and financial alternatives with a view to maximizing enterprise value including, among other alternatives, a debt-for-debt exchange of the Senior Notes or an equitization of the Senior Notes. However, after the March 2020 global collapse of oil prices, viable out-of-court restructuring options became increasingly unlikely and, after full consideration of the Company’s potential strategic and financial alternatives, it became clear that an in-court process would be necessary to maximize value for the Company and its stakeholders while positioning the Company for long-term success.

In May 2020, in connection with its restructuring efforts, the Board formed a special committee composed of select independent directors to review and evaluate strategic and financial alternatives for the Company.

D.	Borrowing Base Redetermination and Financial Obligations Under Debt Instruments

As discussed above, on April 2, 2020, following discussions with and the recommendation of their advisors, the Company provided notice to the RBL Lenders to borrow an additional $90 million, which increased the total amount outstanding under the Credit Agreement to $250 million. Subsequent to the borrowing, the Company was notified by the RBL Agent that the RBL Lenders had exercised their right to make an interim redetermination of the Company’s borrowing base, which decreased the borrowing base from $325 million to $175 million effective April 3, 2020. As a result of the borrowing base redetermination, the $90 million borrowing, once funded, created a $75 million Borrowing Base Deficiency, which the Company notified the RBL Agent it intended to eliminate by repaying the amount of the Borrowing Base Deficiency in six equal monthly installments of $12.5 million. Therefore, as of the date of this Disclosure Statement, the Company has no ability to further draw on the RBL Credit Facility and no other source of additional liquidity.

E.	Forbearance Agreements

Following constructive discussions with key stakeholders, the Company elected not to pay the July 15, 2020 coupon to the holders of the Senior Notes, which triggered a 30 day grace period under the indenture. To provide additional time for negotiations with its creditors regarding a comprehensive deleveraging transaction, on July 15, 2020, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with its RBL Lenders pursuant to which the RBL Lenders agreed to forbear from exercising rights and remedies arising as a result of the Debtors’ election not to make the interest payment to the holders of the Senior Notes.

The terms of the forbearance agreement required that the Debtors provide the administrative agent with a proposed process and timeline for liquidating its existing hedges, and the hedge counterparties all indicated a willingness to participate in an orderly unwind of the Company’s hedge portfolio. In light of the Company’s ongoing liquidity concerns, the Company concluded that an orderly, prepetition unwind of their hedge portfolio, effectuated in coordination with the Company’s hedge counterparties, would allow the Company to obtain more value for hedges than they would if such hedge counterparties elected to unilaterally terminate hedges postpetition, without communicating or coordinating with the Company. On July 22, 2020, the RBL Agent approved the Company’s proposed timeline and process for unwinding the Company’s hedges. The timeline and process were subsequently documented in the first amendment to Forbearance Agreement, which was entered into on July 24, 2020 among the Company, the RBL Lenders, the RBL Agent, and the other parties thereto (the “First Amendment”). The First Amendment required that, by July 31, 2020, the Company (i) unwind all of its hedges and (ii) use all or a portion of the hedge unwind proceeds to repay a portion of the borrowings under the RBL Credit Agreement, together with accrued interest and any applicable break funding payments under the RBL Credit Agreement. The Company unwound its hedges prior to the July 31, 2020 deadline and received a net amount of approximately $28.2 million, of which $24 million was used to reduce the loans outstanding under the RBL Facility.

On July 29, 2020, the Company, the RBL Agent, and certain RBL Lenders entered into a second amendment to the Forbearance Agreement (the “Second Amendment”), pursuant to which the forbearance period set to expire on July 29, 2020 was extended to August 9, 2020, subject to further extension through August 14, 2020, with the consent of the RBL Agent and the Company, and pursuant to which the RBL Lenders agreed to forbear from exercising any remedies for any default or event of default resulting from any failure by the Company to pay the scheduled August 3, 2020 Borrowing Base Deficiency payment (in addition to certain cross-defaults under the Senior Notes). In addition, on July 30, 2020, the Company and the holders of at least 75% of the principal amount of outstanding Senior Notes entered into a noteholder forbearance agreement (the “Noteholder Forbearance Agreement”), pursuant to which such holders agreed, during the forbearance period, to forbear from exercising certain remedies under the Indenture (including acceleration) for any default or event of default resulting from any failure by the Company to pay the scheduled August 3, 2020 Borrowing Base Deficiency payment under the RBL Credit Agreement. In addition, under the Noteholder Forbearance Agreement, subject to the occurrence of such an event of default, the holders waived any such event of default and the consequences thereof under the Indenture, which waiver was effective solely for the period commencing at 12:01 a.m. (New York City time) on August 4, 2020 until the end of the forbearance period, which was set to expire on August 14, 2020. The Company and the RBL Agent consented pursuant to the Second Amendment to extend the RBL Lender’s forbearance to August 14, 2020.

On August 13, 2020, (i) the Company, the RBL Agent, and certain RBL Lenders entered into a third amendment to the Forbearance Agreement, pursuant to which, among other things, the forbearance period set to expire on August 14, 2020 was extended to August 17, 2020, and agreed to forbear from exercising any remedies for certain additional defaults and (ii) the Company and the holders of at least 75% of the principal amount of outstanding Senior Notes entered into an amendment of the Noteholder Forbearance Agreement, pursuant to which, among other things, the forbearance period set to expire August 14, 2020 was extended to August 17, 2020, and the Senior Notes agreed to forbear from exercising certain remedies under the Indenture (including acceleration) for any default or event of default resulting from the Company’s election not to pay the July 15, 2020 coupon to the holders of the Senior Notes through August 17, 2020.

The Forbearance Agreement and subsequent amendments and the Noteholder Forbearance Agreement and subsequent amendment provided the Company and its stakeholders with valuable runway to negotiate and document a consensual, comprehensive restructuring.

IV. The Debtors’ Entry Into the Restructuring Support Agreement.

On August 15, 2020, the Company agreed to the terms of a comprehensive deleveraging transaction embodied in the Restructuring Support Agreement with certain RBL Lenders and members of the Ad Hoc Group. The Ad Hoc Group is represented by Stroock & Stroock & Lavan LLP, Perella Weinberg Partners LP, Tudor, Pickering, Holt & Co., and Young Conaway Stargatt & Taylor, LLP.

The groundwork for this agreement was laid over the course of several months of discussions among the Company and its advisors, the advisors to the RBL Lenders, and the advisors to the Ad Hoc Group. From April through August 2020, the Company and its advisors actively engaged in good-faith negotiations with the RBL Lenders, the Ad Hoc Group, and their respective advisors with the aim of driving a consensual, comprehensive restructuring transaction that would materially decrease the Company’s leverage and poise the Company for success going forward. In order for the Company’s various creditor constituencies to understand the scope and complexity of the Debtors’ businesses, including current operations and financial projections, and potential liabilities, certain of the Debtors’ creditors, including the members of the Ad Hoc Group and its advisors, were provided access to certain confidential and non-public information and documentation relating to the Company’s operations.

In the course of these negotiations, the Debtors, the RBL Lenders, and the Ad Hoc Group exchanged and considered, with the assistance of their respective advisors, numerous restructuring proposals. The negotiations culminated on August 15, 2020 with the execution of the Restructuring Support Agreement by the RBL Lenders, the members of the Ad Hoc Group, and the Company, which requires each party to support the consummation of the “Restructuring Transactions” through a prepackaged bankruptcy case. Importantly, the Restructuring Support Agreement includes an agreement on the consensual use of cash collateral, a fully committed $175 million exit facility, and a fully backstopped rights offering for $35 million of convertible notes, each of which is essential to the Company’s proposed restructuring.

On August 15, 2020, following the execution of the Restructuring Support Agreement, the Debtors commenced solicitation of the Plan by delivering copies of the Plan and the related Disclosure Statement (including Ballots) to Holders of Class 3 RBL Claims and Holders of Class 4 Senior Notes Claims, the only Classes entitled to vote to accept or reject the Plan. The Debtors established September 15, 2020 at 5:00 p.m., prevailing Eastern Time (the “Voting Deadline”), as the deadline for the receipt of votes to accept or reject the Plan from Holders of Class 3 RBL Claims and Class 4 Senior Notes Claims, as the deadline for the receipt of votes to accept or reject the Plan from Holders of Class 4 Senior Notes Claims.

A.	The Primary Components of the Restructuring Support Agreement.

The primary components of the Restructuring Transactions, which will be implemented through the Plan, but are comprised of a number of non-severable, interrelated transactions, include the following:

•

All Allowed Administrative Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims will be paid in full in cash or receive such treatment that renders them Unimpaired under the Bankruptcy Code;

•

Each Holder of an Allowed RBL Claim will receive (a) its pro rata share (determined as a percentage of all Allowed RBL Claims) of the All Lender Portion and (b) (i) if such Holder elects to participate in the Exit Revolving Facility, (x) such Holder’s pro rata share (determined as a percentage of all Allowed RBL Claims owned by Holders electing to participate in the Exit Revolving Facility) of the Exit Facility Revolving Lender Cash Portion and (y) Exit Facility Revolving Loans with a principal amount equal to the amount of such Holder’s Allowed RBL Claim (after application of the All Lender Portion and the Exit Facility Revolving Lender Cash Portion to such Holder’s Allowed RBL Claim) and commitments under the Exit Revolving Facility, upon the terms and conditions set forth in the Exit Facility Term Sheet, and (ii) if such Holder does not elect to participate in the Exit Revolving Facility, Second Out Term Loans with a principal amount equal to the amount of such Holder’s RBL Claim (after application of the All Lender Portion to such Holder’s Allowed RBL Claim);

•

Each Holder of an Allowed Senior Notes Claim will receive its pro rata share (determined as a percentage of all Senior Notes Claims) of (i) 100% of the total issued and outstanding New Common Stock, subject to dilution by the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, the Backstop Premium, and the New Common Stock issued upon exercise of the New Warrants, and (ii) the Subscription Rights;

•

All Allowed General Unsecured Claims will be reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim;

•

All Chaparral Parent Equity Interests will be cancelled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests. Notwithstanding the foregoing, in exchange for each such Holder (a) agreeing to provide a release to the Released Parties and (b) not objecting to the Plan, (i) each Holder of an Allowed Chaparral Parent Equity Interest that is a Partial Cash-Out Equity Interest shall receive such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of (a) the All Holder Settlement Portion and (b) the New Warrants, and (ii) each Holder of an Allowed Chaparral Parent Equity Interest that is a Full Cash-Out Equity Interest shall receive (a) such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of the All Holder Settlement Portion and (b) Cash in an amount equal to $0.01508 per share; and[10]

[10]

Notwithstanding the foregoing, if any of the Prior Bankruptcy Claims become fixed, liquidated, and allowed in the Prior Bankruptcy Cases after the Effective Date, then the Holders of the Prior Bankruptcy Equity Interests arising from such Prior Bankruptcy Claims shall be entitled to receive Cash in an amount equal to the amount such Holder would have otherwise received had such Holder’s Prior Bankruptcy Equity Interests been Allowed Chaparral Parent Equity Interests as of the Effective Date (assuming all distributions on account of such Chaparral Parent Equity Interests had been made on the Effective Date), solely to the extent that such amount does not cause the total Cash paid to Holders of Prior Bankruptcy Equity Interests after the Effective Date to exceed the Cash-Out Cap, in each case in accordance with Article VI of the Plan. For the avoidance of doubt, any Holder of a Chaparral Parent Equity Interest that affirmatively elects to “opt out” of the releases contained in Article VIII of the Plan objects to the Plan, shall not be entitled to receive the consideration described in this paragraph or in clauses (i) and (ii) above.

•

The Reorganized Debtors will raise $35 million of new money by issuing the New Convertible Notes pursuant to the Rights Offering, which will be backstopped in full by the Backstop Parties in accordance with the terms of the Backstop Commitment Agreement. Each Holder of an Allowed Senior Notes Claim on the record date for the Rights Offering that is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act), is an “accredited investor” as such term is defined in Rule 501 under the Securities Act, or is not a “U.S. Person” as defined in Regulation S under the Securities Act will have the opportunity to purchase its pro rata share of the New Convertible Notes.

•

Mutual releases among: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the Indenture Trustee; (e) the Ad Hoc Group and each member of the Ad Hoc Group; (f) Consenting Senior Noteholders; (g) each of the Backstop Parties; (h) the Exit Facility Lenders, Exit Facility Agent, New Convertible Notes Indenture Trustee, and holders of the New Convertible Notes; (i) each Holder of an RBL Claim or a Senior Notes Claim; (j) each Holder of a Chaparral Parent Equity Interest; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clause (a) through this clause (l); provided, however, that in each case, an Entity shall not be a Released Party if it affirmatively elects to “opt out” of being a Releasing Party..

The Restructuring Support Agreement and the Plan provide for a deleveraging restructuring supported by Holders of approximately 78% in amount of RBL Claims and Holders of approximately 78% in amount of Senior Notes Claims. The Debtors believe the restructuring contemplated by the Restructuring Support Agreement is in the best interests of their estates and all stakeholders.

Nonetheless, the Debtors maintain a broad “fiduciary out” under the Restructuring Support Agreement, which provides, in relevant part, “Notwithstanding anything to the contrary in this [Restructuring Support Agreement], nothing in this Agreement shall require a Company Party or the Governing Body of a Company Party to take or refrain from taking any action with respect to the Restructuring Transactions (including terminating this [Restructuring Support Agreement] under Section 10) to the extent the Governing Body of such Company Party determines in good faith, after consultation with counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with its or their fiduciary obligations under applicable Law or a violation of applicable Law.”

B.	The Debtors’ Proposed Disclosure Statement and Solicitation Process.

Following the execution of the Restructuring Support Agreement, the Debtors commenced solicitation of the Plan on August 15, 2020 by delivering a copy of the Plan and the Disclosure Statement (including Ballots) to Holders of Class 3 RBL Claims and Holders of Class 4 Senior Notes Claims, the only Classes entitled to vote to accept or reject the Plan.    The Debtors will seek Bankruptcy Court approval of the Voting Deadline at the outset of the Chapter 11 Cases. As soon as practicable after the Voting Deadline, the Solicitation Agent will file with the Bankruptcy Court the Voting Report setting forth the voting results for Class 3 RBL Claims and Class 4 Senior Notes Claims. Based on the execution of the Restructuring Support Agreement by the Consenting Creditors, the Debtors believe that the Voting Report likely will show that the Holders of Claims entitled to vote on the Plan have overwhelmingly voted to accept the Plan. Accordingly, on the Petition Date, the Debtors intend to file the Plan, this Disclosure Statement, and a motion to approve the Solicitation Procedures and schedule the Confirmation Hearing to consider approval of this Disclosure Statement and Confirmation of the Plan. The following table sets forth the timetable for the solicitation process and the anticipated Chapter 11 Cases:

Event	Date
Voting Record Date Rights Offering Record Date	August 11, 2020
Commencement of Solicitation	August 15, 2020
Petition Date	August 16, 2020

Event	Date
Distribution of Combined Notice and Equity Holder Opt Out Forms	Three business days after entry of the order approving solicitation procedures

Commencement of Rights Offering Subscription Period	September 4, 2020, at 5:00 p.m. (Prevailing Eastern Time)

Plan Supplement Deadline	September 8, 2020

Voting Deadline	September 15, 2020, at 5:00 p.m. (Prevailing Eastern Time)

Objection Deadline Opt Out Deadline[11] Rights Offering Subscription Instruction and Payment Deadline	September 21, 2020, at 4:00 p.m. (Prevailing Eastern Time) (or such other date and time as the Court may direct)

Reply Deadline	September 24, 2020, at 12:00 p.m. (Prevailing Eastern Time) (or such other date and time as the Court may direct)

Combined Hearing	September 28, 2020, or as soon as possible thereafter (or such other date and time as the Court may direct)

C.	Employee and Equity Considerations in the Plan.

On and after the Effective Date, the Reorganized Chaparral Parent Board shall be authorized to adopt the Management Incentive Plan, enact and enter into related policies and agreements, and grant awards under the Management Incentive Plan to participants in such forms and subject to the terms and conditions (including anti-dilution protections and vesting conditions) determined by the Reorganized Chaparral Parent Board. For the avoidance of doubt, the types of awards and the terms and conditions of the Management Incentive Plan (including any awards, related agreements, policies, programs, other arrangements, and the Management Incentive Plan participants) shall be determined, and initial grants thereunder shall be made, solely by the Reorganized Chaparral Parent Board no later than 30 days following the Effective Date.

The Debtors’ First Day Motions and Certain Related Relief.

To minimize disruption to the Debtors’ operations and effectuate the terms of the Plan, upon the commencement of the Chapter 11 Cases, the Debtors intend to file motions seeking various relief, including, but not limited to, authority to: (1) obtain postpetition use of cash collateral; (2) continue utilizing the Debtors’ prepetition cash management system, including with respect to intercompany transactions; (3) pay certain prepetition claims in the ordinary course of business; (4) pay prepetition wages and certain administrative costs related to those wages; (5) pay certain taxes and fees that accrued or arose in the ordinary course of business before the Petition Date; (6) maintain and honor certain obligations on account of royalty interests, working interest disbursements, lease obligations, operating expenditures, joint interest billings, and amounts owed to certain critical vendors and suppliers; (7) maintain and honor certain obligations on account of the Debtors’ insurance policies and surety bond program; (8) pay certain insurer and surety providers; (9) enter into postpetition hedging arrangements; (10) maintain the Debtors’ prepetition fuel card program; and (11) establish and implement restrictions and notification requirements regarding the tax ownership and certain transfers of Chaparral’s common stock.

Additionally, the Debtors intend to file a motion seeking, among other things, (1) entry of an order scheduling the Confirmation Hearing and approving the form of notices and procedures related thereto, (2) approval of the Solicitation Procedures, and (3) approval of the Rights Offering Procedures.

[11]	The “Opt Out Deadline” is the deadline for holders to return the Opt Out Forms.

D.	Other Requested First Day Relief and Retention Applications.

The Debtors also plan to file motions and/or applications seeking certain customary relief, including the entry of an order directing the joint administration of the Debtors’ Chapter 11 Cases under a single docket and the entry of an order approving the retention of Kurtzman Carson Consultants LLC as Solicitation Agent.

In addition, the Debtors plan to file applications approving the retention of the Debtors’ bankruptcy advisors, including Davis Polk & Wardwell LLP as legal counsel, Rothschild and Intrepid as financial advisor and investment banker, Opportune LLP as financial advisor, and Ernst & Young as tax advisor, to be heard by the Bankruptcy Court at a hearing subsequent to the first hearing.

V. Summary of the Plan

SECTION V OF THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE KEY TERMS, STRUCTURE, CLASSIFICATION, TREATMENT, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ENTIRE PLAN AND EXHIBITS TO THE PLAN. ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL RELATED TERMS AND PROVISIONS, AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. INSTEAD, REFERENCE IS MADE TO THE PLAN AND ALL SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS. THE PLAN ITSELF (INCLUDING ATTACHMENTS) AND THE PLAN SUPPLEMENT WILL CONTROL THE TREATMENT OF HOLDERS OF CLAIMS AND INTERESTS UNDER THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THIS SECTION V AND THE PLAN (INCLUDING ANY ATTACHMENTS TO THE PLAN) AND THE PLAN SUPPLEMENT, THE PLAN AND PLAN SUPPLEMENT, AS APPLICABLE, SHALL GOVERN.

A.	Treatment of Unclassified Claims.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims.

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors , or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) related to the Chapter 11 Cases will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Notwithstanding anything to the contrary contained herein, any unpaid Claim payable on account of Ad Hoc Group Fees and Expenses shall constitute Allowed Administrative Claims and shall be paid on a current basis in full in Cash on the Effective Date, or to the extent accrued after the Effective Date, on a current basis in full in Cash as invoiced. Nothing herein shall require the Consenting Senior Noteholders, the Ad Hoc Group or the Ad Hoc Noteholder Group Representatives, to file applications, a Proof of Claim or otherwise seek approval of the Bankruptcy Court as a condition to the payment of such Allowed Administrative Claims. Notwithstanding anything to the contrary contained herein, if the Backstop Premium is paid in cash, the Claims on account of Backstop Premium shall constitute Allowed Administrative Claims and shall be paid pursuant to the term and the Backstop Commitment Agreement without further order of the Bankruptcy Court.

2.	Professional Fee Claims.

(a)	Professional Fee Escrow Account.

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

(b)	Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

(c)	Professional Fee Escrow Amount.

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided, however, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

(d)	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Priority Tax Claims.

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

B.	Classification and Treatment of Claims and Interests.

1.	Classification of Claims and Interests.

The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan does not contemplate and is conditioned on there being no substantive consolidation of any of the Debtors. For brevity and convenience, the classification and treatment of Claims and Interests have been arranged into one chart. Such classification shall not affect any Debtor’s status as a separate legal entity, change the organization or corporate governance structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3	RBL Claims	Impaired	Entitled to Vote

4	Senior Notes Claims	Impaired	Entitled to Vote

Class	Claim or Interest	Status	Voting Rights

5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

8	Chaparral Parent Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Other Chaparral Parent Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

2.	Treatment of Classes of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either (i) payment in full in Cash or (ii) such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

Class 3 — RBL Claims

(a)	Classification: Class 3 consists of any RBL Claims against any Debtor.

(b)

Allowance: On the Effective Date, the RBL Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $188,500,000, plus any accrued and unpaid interest (accruing at the default rate to the extent provided under the RBL Credit Agreement), fees, costs, and other expenses arising under, and payable pursuant to, the RBL Credit Agreement on or before the Effective Date, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross claims, defenses, disallowance, impairments, or any other challenges under applicable law or regulation by any entity.

Treatment: On the Effective Date, each Holder of an Allowed RBL Claim will receive (a) its pro rata share (determined as a percentage of all Allowed RBL Claims) of the All Lender Portion and (b) (i) if such Holder elects to participate in the Exit Revolving Facility, (x) such Holder’s pro rata share (determined as a percentage of all Allowed RBL Claims owned by Holders electing to participate in the Exit Revolving Facility) of the Exit Facility Revolving Lender Cash Portion and (y) Exit Facility Revolving Loans with a principal amount equal to the amount of such Holder’s Allowed RBL Claim (after application of the All Lender Portion and the Exit Facility Revolving Lender Cash Portion to such Holder’s Allowed RBL Claim) and commitments under the Exit Revolving Facility, upon the terms and conditions set forth in the Exit Facility Term Sheet, and (ii) if such Holder does not elect to participate in the Exit Revolving Facility, Second Out Term Loans with a principal amount equal to the amount of such Holder’s RBL Claim (after application of the All Lender Portion to such Holder’s Allowed RBL Claim). The Liens securing the RBL Credit Facility shall be retained by the Exit Facility Agent to secure the Exit Facility upon the Effective Date.

(c)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed RBL Claims are entitled to vote to accept or reject the Plan.

Class 4 — Senior Notes Claims

(a)	Classification: Class 4 consists of any Senior Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, Senior Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $300,000,000, plus any accrued but unpaid interest, fees, expenses and other amounts arising under or in connection with the Senior Notes Indenture, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive its pro rata share (as determined as a percentage of all Senior Notes Claims) of (i) 100% of the total issued and outstanding New Common Stock, subject to dilution by the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, the Backstop Premium, and the New Common Stock issued upon exercise of the New Warrants, and (ii) the Subscription Rights.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Senior Notes Claims are entitled to vote to accept or reject the Plan.

Class 5 — General Unsecured Claims

(a)	Classification: Class 5 consists of any General Unsecured Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be Reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

Class 6 — Intercompany Claims

(a)	Classification: Class 6 consists of any Intercompany Claims.

(b)

Treatment: Each Allowed Intercompany Claim shall, at the option of the applicable Debtors (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either on or after the Effective Date, be:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	extinguished, compromised, addressed, setoff, canceled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

Class 7 — Intercompany Interests

(a)	Classification: Class 7 consists of all Interests in the Debtors other than Chaparral Parent.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either:

(i)	Reinstated in exchange for the Debtors’ and the Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims; or

(ii)	discharged, canceled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

Class 8 — Chaparral Parent Equity Interests

(a)	Classification: Class 8 consists of all Chaparral Parent Equity Interests.

(b)

Treatment: All Chaparral Parent Equity Interests will be cancelled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests. Notwithstanding the foregoing, in exchange for each such Holder (a) agreeing to provide a release to the Released Parties and (b) not objecting to the Plan:

(i)

each Holder of an Allowed Chaparral Parent Equity Interest that is a Partial Cash-Out Equity Interest shall receive such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of (a) the All Holder Settlement Portion and (b) the New Warrants;

(ii)

each Holder of an Allowed Chaparral Parent Equity Interest that is a Full Cash-Out Equity Interest shall receive (a) such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of the All Holder Settlement Portion and (b) Cash in an amount equal to $0.01508 per share.

Notwithstanding the foregoing, if any of the Prior Bankruptcy Claims become fixed, liquidated, and allowed in the Prior Bankruptcy Cases after the Effective Date, then the Holders of the Prior Bankruptcy Equity Interests arising from such Prior Bankruptcy Claims shall be entitled to receive Cash in an amount equal to the amount such Holder would have otherwise received had such Holder’s Prior Bankruptcy Equity Interests been Allowed Chaparral Parent Equity Interests as of the Effective Date (assuming all distributions on account of such Chaparral Parent Equity Interests had been made on the Effective Date), solely to the extent that such amount does not cause the total Cash paid to Holders of Prior Bankruptcy Equity Interests after the Effective Date to exceed the Cash-Out Cap, in each case in accordance with Article VI of the Plan. For the avoidance of doubt, any Holder of a Chaparral Parent Equity Interest that affirmatively elects to “opt out” of the releases contained in Article VIII of the Plan or objects to the Plan, shall not be entitled to receive the consideration described in this paragraph or in clauses (i) and (ii) above.

(c)

Voting: Class 8 is Impaired under the Plan. Holders of Chaparral Parent Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Chaparral Parent Equity Interests are not entitled to vote to accept or reject the Plan.

Class 9 — Other Chaparral Parent Interests

(a)	Classification: Class 9 consists of all Other Chaparral Parent Interests.

(b)

Treatment: All Other Chaparral Parent Interests will be canceled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests.

(d)

Voting: Class 9 is Impaired under the Plan. Holders of Allowed Other Chaparral Parent Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Other Chaparral Parent Interests are not entitled to vote to accept or reject the Plan.

C.	Means for Implementation of the Plan.

1.	General Settlement of Claims and Interests.

Unless otherwise set forth in the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

2.	Restructuring Transactions.

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions as necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Support Agreement and the Plan as set forth in the Restructuring Steps Memorandum and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan (collectively, the “Restructuring Transactions”), which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of the Rights Offering Documents, the New Convertible Notes Indenture, and the Exit Facility Documents, (e) the execution and delivery of the New Stockholders Agreement and the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (g) the adoption of the Management Incentive Plan and the issuance and reservation of the New Common Stock to the participants in the Management Incentive Plan as determined by and on the terms and conditions set by the Reorganized Chaparral Parent Board after the Effective Date; and (h) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions, in each case subject to the Creditor Consent Rights.

Without limiting the foregoing, the Restructuring Transactions may include changes to the corporate and/or capital structure of Chaparral Parent and/or any of its subsidiaries to be made on or prior to the Effective Date, in each case, subject to the Creditor Approval Rights and as may be set forth in the Plan Supplement. For the avoidance of doubt, such changes to the corporate and/or capital structure may include, but are not limited to, (i) the conversion of Chaparral Parent and/or one or more of its subsidiaries into corporations, limited liability companies or partnerships, (ii) the creation of one or more newly formed Entities and/or holdings companies, (iii) the merger of one or more existing or newly formed entities and/or holding companies, (iv) the issuance of intercompany liabilities and/or intercompany equity, and (v) any “election” that may be made for United States federal income tax purposes, (vi) the creation of one or more newly formed entities and/or (vi) the restructuring or repositioning of any of the direct or indirect subsidiaries of Chaparral Parent.

The Confirmation Order shall be deemed, pursuant to both section 1123 and section 363 of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

3.	Sources of Consideration for Plan Distributions.

The Debtors shall fund distributions under the Plan with (a) Cash on hand, (b) the Exit Facility and the Exit Facility Loans, (c) the cash proceeds of the Rights Offering, (d) the issuance of the New Common Stock, and (e) the issuance of the New Warrants. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

(a)	Exit Facility

On the Effective Date, (a) the RBL Credit Agreement will be amended and restated in its entirety by the Exit Facility Credit Agreement, (b) the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Exit Facility Documents), and (c) the Exit Facility Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under the Plan, the Confirmation Order or on account of the Confirmation or Consummation of the Plan.

On and as of the Effective Date, (i) the Reorganized Debtors shall execute and deliver the Exit Facility Documents, (ii) all RBL Lenders shall be deemed to be parties to, and bound by, the Exit Facility Credit Agreement, without the need for execution thereof by any such applicable RBL Lender; provided, however, that with respect to any RBL Lender that fails to execute and deliver its signature page to the Exit Facility Credit Agreement, any portion of the Cash to be distributed pursuant to or in connection with the Plan to such RBL Lender will be treated as an undeliverable distribution pursuant to Article VI.E.2 of the Plan until such RBL Lender executes and delivers to Reorganized Chaparral its signature page to the Exit Facility Credit Agreement; (iv) Reorganized Chaparral Parent shall be deemed to have borrowed the Exit Facility Revolving Loans from the Exit Facility Revolving Lenders on the terms and conditions set forth in the Exit Facility Documents (which loans will be guaranteed by the other Reorganized Debtors in accordance with the Exit Facility Documents); (v) Reorganized Chaparral Parent shall be deemed to have borrowed the Second Out Term Loans from the Second Out Term Lenders (which loans will be guaranteed by the other Reorganized Debtors in accordance with the Exit Facility Documents); (vi) the Exit Facility Revolving Lenders shall provide commitments in accordance with the Exit Facility Commitment Letter (as defined in the Restructuring Support Agreement); and (vii) the RBL Cash Payment shall be made and applied as set forth herein.

By voting to accept the Plan, each RBL Lender thereby instructs and directs the RBL Agent, pursuant to the RBL Credit Agreement, and each such vote to accept the Plan will, for all purposes, constitute an instruction from such RBL Lender directing the RBL Agent and the Exit Facility Agent (as applicable), to (i) act as distribution agent to the extent required by the Plan, (ii) execute and deliver the Exit Facility Loan Documents, as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Exit Facility Agent and/or the RBL Agent (as applicable) under the Plan or any of the Restructuring Documents to which it is a party.

(b)	Issuance and Distribution of the New Common Stock and New Warrants

All Interests in Chaparral Parent (including, without limitation, the Chaparral Parent Equity Interests and the Other Chaparral Parent Equity Interests) shall be cancelled, released, and extinguished as of the Effective Date.

On the Effective Date, the New Common Stock (including the New Common Stock on account of the Backstop Premium) and the New Warrants shall be issued and distributed to the Entities entitled to receive the New Common Stock and New Warrants pursuant to, and in accordance with, the terms of the Plan, the New Corporate Governance Documents, the New Stockholders Agreement, and the New Warrant Agreements. On or prior to the Effective Date, the issuance of the New Common Stock and New Warrants shall be duly authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest. All of the New Common Stock (including the New Common Stock issuable upon the conversion of the New Convertible Notes and upon the exercise of the New Warrants) shall be duly authorized, validly issued, fully paid, and non-assessable when issued in accordance with the terms of such instruments.

The New Warrants shall not include Black-Scholes protection or similar protections in the event of a sale, merger or similar transaction prior to exercise. All shares of New Common Stock issued upon exercise of New Warrants shall be issued in book-entry direct registration form and not through DTC (except as otherwise determined by the Reorganized Chaparral Parent Board in its sole discretion), and as a condition precedent to the issuance of any such shares the recipient will be required to sign a joinder, in the form to be attached to the New Warrant Agreements, pursuant to which it agrees to become a party the New Stockholders Agreement.

(c)	Corporate Governance

Each distribution and issuance of the New Common Stock on the Effective Date shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Corporate Governance Documents and New Stockholders Agreement, the terms and conditions of which shall bind each Entity receiving such distribution of the New Common Stock.    All New Common Stock (including the New Common Stock on account of the Backstop Premium), Subscription Rights and New Warrants issued and distributed under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable (as applicable).

On the Effective Date, Reorganized Chaparral Parent shall enter into and deliver the New Stockholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock, and such parties shall be required to duly execute and deliver to Reorganized Chaparral Parent, as an express condition precedent to such Holder’s receipt of New Common Stock, a counterpart to the New Stockholders Agreement (or any such similar agreement).

On the Effective Date, Reorganized Chaparral Parent and all Holders of New Common Stock then outstanding shall be deemed to be parties to the New Stockholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such Holder. On the Effective Date, the New Stockholders Agreement shall be binding on the Reorganized Debtors and all parties receiving, and all Holders of, the New Common Shares.

Upon the Effective Date, the New Common Stock shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange, and the Reorganized Debtors will not be a reporting company under the Exchange Act (except that the Reorganized Debtors may continue to be a reporting company with respect to the fiscal year ending December 31, 2020); provided, however, that Reorganized Chaparral Parent shall provide financial reporting to holders of the New Common Stock, as set forth in the New Corporate Governance Documents, and the New Stockholders Agreement, as applicable, and agreed to by the Required Consenting Noteholders.

(d)	The Rights Offering and the Backstop Commitments

The Plan provides that the Rights Offering Amount will be raised through the Rights Offering. On the Effective Date, the Debtors shall consummate the Rights Offering, subject to the terms and conditions set forth in the Rights Offering Documents and the Plan, through which each eligible Holder of Subscription Rights shall have the opportunity to purchase their Pro Rata Share (determined as a percentage of all Allowed Senior Notes Claims) of the New Convertible Notes.

Upon exercise of the Subscription Rights by the Rights Offering Participants, pursuant to the terms of the Rights Offering Procedures, the Plan, and the other Rights Offering Documents, the Reorganized Debtors shall be authorized to issue the New Convertible Notes issuable pursuant to the exercise of Subscription Rights (and the New Common Stock issuable upon conversion of the New Convertible Notes) in accordance with the Plan, the Rights Offering Procedures, and the other Rights Offering Documents.

The Rights Offering Amount will be 100% backstopped by the Backstop Parties, and the Backstop Parties shall be obligated on a several but not joint basis to purchase the Unsubscribed New Convertible Notes in accordance with and subject to the terms and conditions of the Backstop Commitment Agreement.

Subject to, and in accordance with the Backstop Commitment Agreement, as consideration for the Backstop Commitments, on the Effective Date the Backstop Parties shall receive a Backstop Premium, which will be payable on, and as a condition to, the Effective Date in New Common Stock equal to 10.0% of the New Common Stock Total Equity Interests (as defined in the Backstop Commitment Agreement), subject to dilution on account of the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, and the New Common Stock issued upon exercise of the New Warrants, and shall have been fully earned as of the effective date of the Backstop Commitment Agreement.

(e)	Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims and Allowed Chaparral Parent Equity Interests consistent with the terms of the Plan.

4.	Exemption From Registration Requirements.

All shares of New Common Stock and Subscription Rights, issued and distributed pursuant to the Plan to Holders of Allowed Class 4 Senior Notes Claims on account of their Claims and, in the case of Holders of Allowed Chaparral Parent Equity Interests, New Warrants in consideration for providing the release of the Released Parties and agreeing to support and not object to the Plan, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code.

The offering, issuance, and distribution of shares of New Common Stock, the Subscription Rights and all New Warrants pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Common Stock and New Warrants to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the New Stockholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

The offering of the New Convertible Notes pursuant to the Rights Offering and the Backstop Commitment Agreement and the New Common Stock issued in respect of the Backstop Premium will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act, and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws.

Persons who purchase the New Convertible Notes or New Common Stock pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Convertible Notes or new Common Stock without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A or any other registration exemption under the Securities Act, or if such securities are registered with the SEC.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the Reorganized Chaparral Parent’s New Common Stock or New Warrants through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of the Reorganized Chaparral Parent’s New Common Stock or New Warrants, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Final Order in lieu of a legal opinion regarding whether offering and issuing the Reorganized Chaparral Parent’s New Common Stock or New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC or any stock transfer agent) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized Chaparral Parent’s New Common Stock or New Warrants is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

5.	Corporate Existence.

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Corporate Governance Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

6.	Corporate Action.

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation of the Restructuring Transactions; (4) the applicable Reorganized Debtors’ entry into the Exit Facility Documents, New Convertible Notes Indenture, New Warrants Agreements, and New Stockholders Agreement; (5) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (6) the adoption and filing of the New Corporate Governance Documents, the New Stockholders Agreement, and the New Warrants Agreements; and (7) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Backstop Commitment Agreement, New Stockholders Agreement, Exit Facility Documents, New Convertible Notes Indenture, New Warrants Agreements, and any and all other agreements, documents, securities, or instruments related to the foregoing. The authorizations and approvals contemplated by Article IV.H of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

7.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents, New Convertible Notes Indenture, and Liens securing obligations on account of Other Secured

Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

8.	Cancellation of Notes, Instruments, Certificates, and Other Documents.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the RBL Agent and the Indenture Trustee shall be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan, (2) allowing and preserving the rights of the RBL Agent and the Indenture Trustee to make distributions pursuant to the Plan, (3) preserving the RBL Agent’s and the Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of RBL Claims and Senior Notes Claims, including permitting the RBL Agent and the Indenture Trustee to maintain, enforce, and exercise its charging liens, if any, against such distributions, (4) preserving all rights, including rights of enforcement, of the RBL Agent and the Indenture Trustee against any person other than with respect to any claim released under the Debtor Release or the Third Party Release or claims subject to treatment in this Plan, including with respect to indemnification or contribution from the Holders of RBL Claims and Senior Notes Claims pursuant and subject to the terms of the RBL Credit Agreement and the Senior Notes Indenture as in effect on the Effective Date, (5) permitting the RBL Agent and the Indenture Trustee to enforce any obligation (if any) owed to the RBL Agent or the Indenture Trustee under the Plan, (6) permitting the RBL Agent and the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (7) permitting the RBL Agent and the Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The RBL Agent and the Indenture Trustee shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the RBL Agent and the Indenture Trustee and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the RBL Agent and the Indenture Trustee shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the RBL Agent and the Indenture Trustee, including fees, expenses, and costs of its professionals incurred after the Effective Date in connection with the RBL Credit Agreement and the Senior Notes Indenture, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course. Notwithstanding anything to the contrary herein, in no event will the loans under the RBL Credit Agreement be cancelled or satisfied or repaid in full as a result of the implementation of the Plan, and instead the loans under the RBL Credit Agreement will be restructured as loans under the Exit Facility Credit Agreement as set forth herein and therein, and the Liens securing the RBL Credit Facility shall be retained by the Exit Facility Agent to secure the Exit Facility.

9.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and shall issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Support Agreement, the Exit Facility Documents, the New Convertible Notes Indenture, the New Warrants Agreements, the New Stockholders Agreement, the New Corporate Governance Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

10.	Exemptions From Certain Taxes and Fees.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock, the Exit Facility, the New Convertible Notes , and the New Warrants; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for the Exit Facility and the New Convertible Notes; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

11.	New Corporate Governance Documents.

The New Corporate Governance Documents shall, among other things: (1) contain the terms consistent with the documentation set forth in the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the New Common Stock and the New Warrants to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

On or immediately before the Effective Date, Chaparral Parent or Reorganized Chaparral Parent, as applicable, will file its New Corporate Governance Documents with the applicable Secretary of State and/or other applicable authorities in their state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Corporate Governance Documents to become effective. After the Effective Date, Reorganized Chaparral Parent may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

12.	Directors and Officers.

(a)	Reorganized Chaparral Parent Board

On the Effective Date, the terms of the current members of the Chaparral Parent board of directors shall expire, and the Reorganized Chaparral Parent Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized Chaparral Parent, and all officers and management decisions with respect to Reorganized Chaparral Parent (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized Chaparral Parent Board. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Stockholders Agreement, and the New Corporate Governance Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

(b)	Senior Management

Effective as of the Effective Date, the Reorganized Debtors will either assume or reject the existing employment agreements with the current members of the senior management team or will enter into new employment agreements on the Effective Date with such individuals (to the extent any applicable member of the senior management team agrees), in each case, upon terms acceptable to the applicable employee, Reorganized Chaparral Parent, the Required Consenting Noteholders, and the Required Backstop Parties.

From and after the Effective Date, each officer or manager of the Reorganized Debtors shall serve pursuant to the terms of the respective Reorganized Debtor’s certificate of incorporation and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

13.	Management Incentive Plan.

The Reorganized Chaparral Parent Board shall be authorized to adopt the Management Incentive Plan, enact and enter into related policies and agreements, and grant awards under the Management Incentive Plan to participants in such forms and subject to the terms and conditions (including anti-dilution protections and vesting conditions) determined by the Reorganized Chaparral Parent Board. For the avoidance of doubt, the types of awards and the terms and conditions of the Management Incentive Plan (including any awards, related agreements, policies, programs, other arrangements, and the Management Incentive Plan participants) shall be determined, and initial grants thereunder shall be made, solely by the Reorganized Chaparral Parent Board no later than 30 days following the Effective Date.

14.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

15.	Preservation of Royalty and Working Interests.

On and after the Effective Date, all Royalty and Working Interests granted by any Debtor will, to the extent required by applicable law, be fully preserved and remain in full force and effect in accordance with the applicable terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents will equally remain in full force and effect to the extent required by applicable law, and no such Royalty and Working Interests will be altered or impaired by the Plan.

16.	Restructuring Support Agreement.

The Restructuring Support Agreement shall be assumed pursuant to the Confirmation Order and the Debtors shall continue to perform thereunder and comply therewith in all respects during the period through and including the Effective Date.

17.	Executory Contracts and Expired Leases.

(a)	Assumption of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, including the Restructuring Support Agreement, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumption, assumption and assignment, or rejection, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

(b)	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Leases List, as applicable.    Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

(c)	Cure of Defaults and Objections to Cure Amounts and Assumption.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

The Debtors shall provide notices of proposed Cure Amounts (if any) to counterparties to Executory Contracts and Unexpired Leases, which shall include a description of the procedures for objecting to assumption thereof based on the proposed Cure Amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure Amount must be filed, served, and actually received by the counsel to the Debtors and the U.S. Trustee on the Confirmation Objection Deadline or other deadline that may be set by the Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Amount shall be deemed to have assented to such assumption or Cure Amount.

The payment of the Cure Amount shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

(d)	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

(e)	Indemnification Provisions.

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Corporate Governance Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

(f)	Director, Officer, Manager, and Employee Liability Insurance.

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date. Directors and officers shall be exculpated and indemnified by the Debtors and Reorganized Debtors to the extent of such insurance.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

(g)	Employee and Retiree Benefits.

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Chaparral Parent Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans (but not equity or equity based compensation plans), retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

(h)	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(i)	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

(j)	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

(k)	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

18.	Procedures for Resolving Disputed Claims and Interests.

(a)	Disputed Claims and Interests Process

Holders of Claims and Interests need not file a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B of the Plan On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid pursuant to the Plan in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease or any Prior Bankruptcy Equity Interests, if the Debtors or the Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Solely to the extent that an Entity is required to file a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in Article VII of the Plan.

Consistent with the terms of the Prior Bankruptcy Plan, to the extent any Prior Bankruptcy Claim becomes fixed, liquidated, and allowed in in the Prior Bankruptcy Cases, the Holder thereof shall be deemed to have an Allowed Prior Bankruptcy Equity Interest against the Debtors in a share total equal to the amount of the allowed Prior Bankruptcy Claim divided by $31.418. If any Prior Bankruptcy Claim is not fixed, liquidated, and allowed as of the Effective Date, the Holder thereof shall be deemed to have a Disputed Prior Bankruptcy Equity Interest as of the Effective Date until the Prior Bankruptcy Claim becomes fixed, liquidated, and allowed in the Prior Bankruptcy Case.

For the avoidance of doubt, there is no requirement to file a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must file Cure Amount objections as set forth in Article V.C hereof to the extent such Entity disputes the Debtors’ proposed Cure Amount. All Proofs of Claim required to be filed by the Plan that are filed after the date that they are required to be filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

(b)	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.P of the Plan.

(c)	Estimation of Claims and Interests.

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason (including, for the avoidance of doubt, any Royalty Class Action Claim if the Royalty Class Action Settlement is not implemented), regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

(d)	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

(e)	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

(f)	No Interest.

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

D.	Conditions Precedent to Confirmation and Consummation of the Plan.

1.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B:

•

the Bankruptcy Court shall have entered an order approving the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code;

•	the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors, subject to the Creditor Approval Rights;

•	the Confirmation Order shall have been entered and shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

•	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

•

all of the Definitive Documents shall be consistent with the Plan and the Restructuring Support Agreement, and where applicable, have been executed and remain in full force and shall be in form and substance subject to the Creditor Approval Rights;

•	the conditions under the Backstop Commitment Agreement shall have been satisfied or waived in accordance with its terms and the Backstop Commitment Agreement shall not have been terminated;

•	the Exit Facility is entered into and all conditions under the Exit Facility shall have been satisfied or waived in accordance with its terms;

•

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall be consistent with the Plan and the Restructuring Support Agreement, shall be in form and substance subject to the Creditor Approval Rights;

•

the Plan shall not have been amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan;

•

the New Corporate Governance Documents and the New Stockholders Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

•	the Royalty Class Action Settlement shall have been preliminarily approved by the Bankruptcy Court;

•	the payment in Cash in full of all Restructuring Expenses;

•

the Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring Support Agreement, including Bankruptcy Court approval, and such material authorizations, consents, regulatory approvals, rulings, or documents shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable regulatory waiting periods will have expired;

•	the Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date;

•	the Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan;

•	the Restructuring Support Agreement shall have been assumed pursuant to the Confirmation Order; and

•

all Professional Fee Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court.

2.	Waiver of Conditions Precedent to Confirmation or the Effective Date.

Each condition to the Effective Date set forth in Article IX.A may be waived in whole or in part at any time by the Debtors, the Required Consenting Noteholders and the RBL Agent, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan or Consummate the Plan.

3.	Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

4.	Effect of Non-Occurrence of Conditions to Consummation.

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

E.	Settlement, Release, Injunction, and Related Provisions.

1.	Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to section 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan and, to the extent applicable, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

2.	Discharge of Claims.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including, with respect to the Contingent RBL Obligations, and the Contingent Senior Notes Obligations, in each case which are not discharged hereunder), or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan (including, with respect to the Contingent RBL Obligations and the Contingent Senior Notes Obligations, in each case which are not discharged hereunder).

3.	Release of Liens.

Except (1) with respect to the Liens securing (a) the RBL Credit Facility, which Liens shall be retained by the Exit Facility Agent to secure the Exit Facility, (b) the New Convertible Notes, and (c) the Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

4.	Debtor Release.

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Cash Collateral

Order, the RBL Credit Facility, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, the New Warrants Agreements, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Rights Offering, the Exit Facility, the New Convertible Notes, the New Common Stock, the New Warrants, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, the New Convertible Notes, or any document, instrument, or agreement (including those set forth in the Plan Supplement, the Exit Facility, and the New Convertible Notes) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

5.	Third-Party Release.

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Cash Collateral Order, the RBL Credit Facility, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, the New Warrants Agreements, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Rights Offering, the Exit Facility, the New Convertible Notes, the New Common Stock, the New Warrants, or the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

6.	Exculpation.

Notwithstanding anything contained herein to the contrary, effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Chapter 11 Cases, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Rights Offering Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the entry into the Exit Facility the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release any post Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, the New Convertible Notes, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

7.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order and any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, all Entities that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

8.	Protection Against Discriminatory Treatment.

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9.	Recoupment.

Except with respect to the Exit Facility or the New Convertible Notes, in no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

10.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

11.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

F.	Modification, Revocation, or Withdrawal of the Plan; Reservation of Rights.

1.	Amendment and Modification of the Plan

Subject to the Creditor Approval Rights, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and subject to the reasonable consent of the Required Backstop Parties, the Required Consenting Noteholders, and the RBL Agent (other than with respect to immaterial amendments or modifications to the Plan), and those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, however, that Article X.A of the Plan or any consent rights herein may be modified only with the consent of the Required Backstop Parties, the Required Consenting Noteholders, and the RBL Agent.

2.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3.	Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

VI. Confirmation of the Plan

A.	The Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will determine whether to approve the Disclosure Statement and whether the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or the filing of a notice of such adjournment served in accordance with the order approving the Solicitation Procedures.

B.	Deadline to Object to Approval of the Disclosure Statement and Confirmation of the Plan.

Upon commencement of the Chapter 11 Cases and scheduling of the Confirmation Hearing, the Debtors will provide notice of the Confirmation Hearing, and, if approved by the Bankruptcy Court, the notice will provide that objections to the Disclosure Statement and Confirmation of the Plan must be filed and served at or before 4:00 p.m., prevailing Eastern Time, on September 21, 2020. Unless objections to the Disclosure Statement or Confirmation of the Plan are timely served and filed, they may not be considered by the Bankruptcy Court.

C.	Requirements for Approval of the Disclosure Statement.

Pursuant to sections 1125(g) and 1126(b) of the Bankruptcy Code, prepetition solicitation of votes to accept or reject a chapter 11 plan must comply with applicable federal or state securities laws and regulations (including the registration and disclosure requirements thereof) or, if such laws and regulations do not apply, provide “adequate information” under section 1125 of the Bankruptcy Code. At the Confirmation Hearing the Debtors will seek a determination from the Bankruptcy Court that the Disclosure Statement satisfies sections 1125(g) and 1126(b) of the Bankruptcy Code.

D.	Requirements for Confirmation of the Plan.

1.	Requirements of Section 1129(a) of the Bankruptcy Code.

Among the requirements for Confirmation are the following: (a) the Plan is accepted by all impaired Classes of Claims and Interests or, if the Plan is rejected by an Impaired Class, at least one Impaired Class of Claims or Interests has voted to accept the Plan and a determination that the Plan “does not discriminate unfairly” and is “fair and equitable” as to Holders of Claims in all rejecting Impaired Classes; (b) the Plan is feasible; and (c) the Plan is in the “best interests” of Holders of Impaired Claims and Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that the Plan satisfies or will satisfy all of the necessary requirements of chapter 11 of the Bankruptcy Code. Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the applicable Confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good-faith and not by any means forbidden by law.

•

Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, will be disclosed to the Bankruptcy Court, and any such payment: (a) made before Confirmation will be reasonable or (b) will be subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation.

•

Either each Holder of an Impaired Claim against or Interest in the Debtors will accept the Plan, or each non-accepting Holder will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•

Except to the extent that the Holder of a particular Claim agrees to a different treatment of its Claim, the Plan provides that, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, Allowed Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class. Section 1126(d) of the Bankruptcy Code provides that a class of interests has accepted a plan of reorganization if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class.

2.	Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions.

Article VIII of the Plan provides for releases of certain claims and Causes of Action the Debtors may hold against the Released Parties. The Released Parties are: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the Indenture Trustee; (e) the Ad Hoc Group and each member of the Ad Hoc Group; (f) Consenting Senior Noteholders; (g) each of the Backstop Parties; (h) the Exit Facility Lenders, Exit Facility Agent, New Convertible Notes Indenture Trustee, and holders of the New Convertible Notes; (i) each Holder of an RBL Claim or a Senior Notes Claim; (j) each Holder of a Chaparral Parent Equity Interest; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clause (a) through this clause (l); provided, however, that in each case, an Entity shall not be a Released Party if it affirmatively elects to “opt out” of being a Releasing Party.

Article VIII of the Plan provides for releases of certain claims and Causes of Action that Holders of Claims may hold against the Released Parties in exchange for the good and valuable consideration and the valuable compromises made by the Released Parties (the “Third-Party Release”). The Holders of Claims who are releasing certain claims and Causes of Action against non-Debtors under the Third-Party Release include: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the Indenture Trustee; (e) the Ad Hoc Group and each member of the Ad Hoc Group; (f) the Consenting Senior Noteholders; (g) each of the Backstop Parties; (h) the Exit Facility Lenders, Exit Facility Agent, New Convertible Notes Indenture Trustee, and holders of the New Convertible Notes; (i) each Holder of an RBL Claim or a Senior Notes Claim that (i) votes to accept the Plan or (ii) votes to reject the Plan or does not vote to accept or reject the Plan and does not affirmatively elect on a timely submitted ballot to “opt out” of being a Releasing Party; (j) each Holder of a Chaparral Parent Equity Interest that does not affirmatively elect on a timely submitted opt out form to “opt out” of being a Releasing Party; (k) each Holder of a Claim or Interest (other than a Chaparral Parent Equity Interest) that is presumed to accept the Plan or deemed to reject the Plan and does not affirmatively elect to “opt out” of being a Releasing Party by timely filing with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release (or, in the case of any Claim that is a Royalty Class Action Claim, by affirmatively electing on a timely submitted opt out form to “opt out” of being a Releasing Party); (l) each current and former Affiliate of each Entity in clause (a) through the following clause (m); and (m) each Related Party of each Entity in clause (a) through this clause (m).

Article VIII of the Plan provides for the exculpation of each Exculpated Party for certain acts or omissions taken in connection with the Chapter 11 Cases. The released and exculpated claims are limited to those claims or Causes of Action that may have arisen in connection with, related to, or arising out of the Plan, this Disclosure Statement, or the Chapter 11 Cases. The Exculpated Parties are: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; (d) each current and former Affiliate of each Entity in clause (a) through the following clause (e); and (e) each Related Party of each Entity in clause (a) through this clause (e).

Article VIII of the Plan permanently enjoins Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged or released pursuant to the Plan or are subject to exculpation pursuant to the Plan from asserting such Claims, Interests, or Liens against each Debtor, the Reorganized Debtors, and the Released Parties.

Under applicable law, a debtor release of the Released Parties is appropriate where: (a) there is an identity of interest between the debtor and the third-party, such that a suit against the released non-debtor party is, at core, a suit against the debtor or will deplete assets of the estate; (b) there is a substantial contribution by the non-debtor of assets to the reorganization; (c) the injunction is essential to the reorganization; (d) there is overwhelming creditor support for the injunction; and (e) the chapter 11 plan will pay all or substantially all of the claims affected by the injunction. In re Indianapolis Downs, LLC, 486 B.R. 286, 303 (Bankr. D. Del. 2013). Importantly, these factors are “neither exclusive nor are they a list of conjunctive requirements,” but “[i]nstead, they are helpful in weighing the equities of the particular case after a fact-specific review.” Id. Further, a chapter 11 plan may provide for a release of third-party claims against non-debtors, such as the Third-Party Release, where such releases are consensual. Id. at 304–06. In addition, exculpation is appropriate where it applies to estate fiduciaries. Id. at 306. Finally, an injunction is appropriate where it is necessary to the reorganization and fair pursuant to section 105(a) of the Bankruptcy Code. In re W.R. Grace & Co., 475 B.R. 34, 107 (D. Del. 2012). In addition, approval of the releases, exculpations, and injunctions for each of the Released Parties and each Exculpated Party as part of Confirmation of the Plan will be limited to the extent such releases, exculpations, and injunctions are permitted by applicable law.

The Debtors believe that the releases, exculpations, and injunctions set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings, and the releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by holders of Claims, constitute good-faith compromises and settlements of the matters covered thereby and are consensual. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan (i) is within the jurisdiction of the Bankruptcy Court under sections 1334(a), 1334(b) and 1334(e) of title 28 of the United States Code, (ii) is an essential means of implementing the Plan, (iii) is an integral and non-severable element of the transactions incorporated into the Plan, (iv) confers a material benefit on, and is in the best interests of, the Debtors, their Estates and their Creditors, (v) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors, (vi) is fair, equitable and reasonable and in exchange for good and valuable consideration and (vii) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

In addition, the Debtors believe the Third-Party Release is entirely consensual under the established case law in the United States Bankruptcy Court for the District of Delaware. See In re Indianapolis Downs, LLC, 486 B.R. at 304–06. The Debtors will be prepared to meet their burden to establish the basis for the releases, exculpations, and injunctions for each of the Released Parties and each Exculpated Party as part of Confirmation of the Plan.

3.	Best Interests of Creditors — Liquidation Analysis.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an interest in such class either (a) has accepted the plan, or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate compliance with the “best interests” test, the Debtors, with the assistance of their advisors, prepared the Liquidation Analysis, attached hereto as Exhibit F, showing that the value of the distributions provided to Holders of Allowed Claims and Interests under the Plan would be the same or greater than under a hypothetical chapter 7 liquidation. Accordingly, the Debtors believe that the Plan is in the best interests of creditors.

4.	Feasibility/Financial Projections.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a chapter 11 plan of reorganization is not likely to be followed by the liquidation of the reorganized debtor or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the chapter 11 plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared certain unaudited pro forma financial statements with regard to the Reorganized Debtors (the “Financial Projections”), which projections and the assumptions upon which they are based are attached hereto as Exhibit D. Based on these Financial Projections, the Debtors believe the deleveraging contemplated by the Plan meets the financial feasibility requirement. Moreover, the Debtors believe that sufficient funds will exist to make all payments required by the Plan, including any Claims arising from or in connection with the Royalty Class Action Lawsuit. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

5.	Acceptance by Impaired Classes.

The Bankruptcy Code requires that, except as described in the following section, each impaired class of claims or interests must accept a plan in order for it to be confirmed. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to the class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable, and contractual rights to which the claim or the interest entitles the holder of the claim or interest; (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest; or (c) provides that, on the consummation date, the holder of such claim receives cash equal to the allowed amount of that claim or, with respect to any equity interest, the holder of such interest receives value equal to the greater of (i) any fixed liquidation preference to which the holder of such equity interest is entitled, (ii) the fixed redemption price to which such holder is entitled, or (iii) the value of the interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number of creditors actually voting cast their ballots in favor of acceptance. For a class of impaired interests to accept a plan, section 1126(d) of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests that actually voted to accept or reject the plan. Thus, a class of interests will have voted to accept the plan only if two-thirds in amount actually voting cast their ballots in favor of acceptance.

6.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if not all impaired classes have accepted the plan; provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminately unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

If any Impaired Class of Claims or Interests rejects the Plan, including Classes of Claims or Interests deemed to reject the Plan (as is the case for Classes 6, 7, 8, and 9), the Debtors will request Confirmation of the Plan, as it may be modified from time to time, utilizing the “cramdown” provision under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor.

The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the requirements for cramdown and the Debtors will be prepared to meet their burden to establish that the Plan can be Confirmed pursuant to section 1129(b) of the Bankruptcy Code as part of Confirmation of the Plan.

(a)	No Unfair Discrimination.

The “unfair discrimination” test applies with respect to classes of claim or interests that are of equal priority but are receiving different treatment under a proposed plan. The test does not require that the treatment be the same or equivalent, but that the treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. Under certain circumstances, a proposed plan may treat two classes of unsecured creditors differently without unfairly discriminating against either class.

With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. Accordingly, the Debtors believe that the Plan meets the standard to demonstrate that the Plan does not unfairly discriminate and the Debtors will be prepared to meet their burden to establish that there is no unfair discrimination as part of Confirmation of the Plan.

(b)	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to each non-accepting class and as set forth below, the test sets different standards depending on the type of claims or interests in such class. The Debtors believe that the Plan satisfies the “fair and equitable” requirement, notwithstanding the fact that certain Classes are deemed to reject the Plan. There is no Class receiving more than a 100% recovery and no junior Class is receiving a distribution under the Plan until all senior Classes have received a 100% recovery or agreed to receive a different treatment under the Plan.

(ii)	Secured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (A) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (B) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a value, as of the effective date, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the claimant’s liens.

(iii)	Unsecured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either: (A) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date, equal to the allowed amount of such claim; or (B) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain any property under the plan on account of such junior claim or junior interest, subject to certain exceptions.

(iv)	Interests.

The condition that a plan be “fair and equitable” to a non-accepting class of interests, includes the requirements that either: (A) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date, equal to the greater of: (1) the allowed amount of any fixed liquidation preference to which such holder is entitled; (2) any fixed redemption price to which such holder is entitled; or (3) the value of such interest; or (B) the holder of any interest that is junior to the interests of such class will not receive or retain any property under the plan on account of such junior interest.

7.	The Structure of the Rights Offering Is Consistent with the Bankruptcy Code.

The Bankruptcy Code does not require the right to participate in a new investment to be extended to all members of a particular class if certain members of the class are participants. Creditors may receive separate consideration on account of a commitment to provide new money, assuming such consideration is provided in good-faith and on terms generally consistent with the market.

Section 1123(a)(4) of the Bankruptcy Code requires that a plan provide the same treatment for each claim or interest in a particular class unless a holder of a particular claim or interest agrees to less favorable treatment. See 11 U.S.C. § 1123(a)(4). Courts agree that section 1123(a)(4) of the Bankruptcy Code does not require identical treatment for all members of a class. See In re W.R. Grace & Co., 729 F.3d 311, 327 (3d Cir. 2013) (“[T]he ‘same treatment’ standard of section 1123(a)(4) does not require that all claimants within a class receive the same amount of money.”); In re Adelphia Commc’ns Corp., 368 B.R. 140, 249–50 (Bankr. S.D.N.Y. 2007) (“The requirements of section 1123(a)(4) apply only to a plan’s treatment on account of particular claims or interests in a specific class—not the treatment that members of the class may separately receive under a plan on account of the class members’ other rights or contributions.”).

Several courts have applied section 1123(a)(4) in the context of a new money investment and held that it was permissible for a stakeholder to receive additional consideration on account of a new money investment. See e.g., In re Peabody Energy Corp., 933 F.3d 918, 925 (8th Cir. 2019) (holding that the right to participate in the private capital raise was not on account of the creditors’ claim but rather consideration for valuable new commitments to support the plan and backstop the preferred and common stock offering); In re CHC Group Ltd., No. 16-31854, 2017 Bankr. LEXIS 1016, at *53–54 (Bankr. N.D. Tex. Mar. 3, 2017) (overruling a section 1123(a)(4) plan objection and stating that fees paid to plan sponsors in return for their commitment to backstop a rights offering pursuant to the plan was a commitment fee to the backstop parties as consideration to bear the attendant risks and not a payment on account of the backstop parties’ prepetition claims and therefore did not constitute impermissible disparate treatment in violation of section 1123(a)(4) of the Bankruptcy Code).

Here, all Holders of Claims are receiving the same treatment on account of their Claims under the Plan. To the extent that certain Holders receive additional consideration in the form of the Backstop Premium, that consideration is not on account of their Claims. Rather, that consideration is on account of the valuable commitments provided by certain Holders, pursuant to the Restructuring Support Agreement and the Backstop Commitment Agreement, to support and backstop the Rights Offering. Therefore, the Plan complies with section 1123(a)(4) of the Bankruptcy Code.

8.	Valuation of the Debtors.

The Debtors’ investment bankers, Rothschild and Intrepid, have prepared an independent valuation analysis, which is attached to this Disclosure Statement as Exhibit E (the “Valuation Analysis”). The Valuation Analysis should be considered in conjunction with the Risk Factors discussed in Section VIII of this Disclosure Statement, entitled “Risk Factors,” and the Financial Projections. The Valuation Analysis is dated as of July 15, 2020, and is based on data and information as of that date. Holders of Claims should carefully review the information in Exhibit E in its entirety. The Debtors believe that the Valuation Analysis demonstrates that the Plan is “fair and equitable” to the non-accepting classes.

VII. Voting Instructions

A.	Overview.

Holders of Claims entitled to vote should carefully read the below voting instructions.

B.	Solicitation Procedures.

1.	Solicitation Agent.

The Debtors have proposed to retain Kurtzman Carson Consultants LLC to act, among other things, as the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan. The Solicitation Agent will process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will file the Voting Report as soon as practicable after the Voting Deadline.

2.	Solicitation Package.

The following materials constitute the solicitation package (the “Solicitation Package”) distributed to Holders of Claims in the Voting Classes:

•	the Debtors’ cover letter in support of the Plan;

•	the appropriate Ballot and applicable voting instructions, together with a pre-addressed, postage prepaid return envelope; and

•	this Disclosure Statement and all exhibits hereto, including the Plan and all exhibits thereto (which may be distributed in paper or USB-flash drive format).

3.	Voting Deadline.

The period during which Ballots with respect to the Plan will be accepted by the Debtors will terminate at 5:00 p.m. prevailing Eastern Time on September 15, 2020 for Class 3 and Class 4 unless the Debtors extend the date until which Ballots will be accepted. Except to the extent that the Debtors so determine or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors’ request for Confirmation of the Plan (or any permitted modification thereof).

Subject to the consent rights of the Consenting Creditors on the terms set forth in the Restructuring Support Agreement, the Debtors reserve the right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received, by making a public announcement of such extension no later than the first Business Day next succeeding the previously announced Voting Deadline. The Debtors will give notice of any such extension in a manner deemed reasonable to the Debtors in their discretion. There can be no assurance that the Debtors will exercise its right to extend the Voting Deadline.

4.	Distribution of the Solicitation Package and Plan Supplement.

The Debtors caused the Solicitation Agent to distribute the Solicitation Package to Holders of Claims in the Voting Classes on August 15, 2020, which is 31 days before the Voting Deadline.

The Solicitation Package (except the Ballots) may also be obtained from the Solicitation Agent by (a) calling the Solicitation Agent at (866) 523-2941 (toll-free) or (781) 575-2044 or (b) writing to the following address: Kurtzman Carson Consultants LLC, 222 N. Pacific Coast Highway, Suite 300, El Segundo, California 90245. When the Debtors file the Chapter 11 Cases, you may also obtain copies of any pleadings filed with the Bankruptcy Court for free by visiting the Debtors’ restructuring website, http://www.kccllc.net/chaparral2020 or for a fee at https://ecf.deb.uscourts.gov/.

The Debtors will file the Plan Supplement in accordance with the terms of the Plan. As the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website. The Debtors will not serve paper or CD-ROM copies of the Plan Supplement.    However, parties may obtain a copy of the Plan Supplement at no cost from the Solicitation Agent by: (a) calling the Solicitation Agent at one of the telephone numbers set forth above or (b) visiting the Debtors’ restructuring website, http://www.kccllc.net/chaparral2020.

C.	Voting Procedures.

August 11, 2020 (the “Voting Record Date”) is the date that was used for determining which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the solicitation procedures. Except as otherwise set forth herein, the Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest.

In order for the Holder of a Claim in the Voting Classes to have such Holder’s Ballot counted as a vote to accept or reject the Plan, such Holder’s Ballot must be properly completed, executed, and delivered by (a) using the enclosed prepaid, pre-addressed return envelope; (b) via first-class mail, overnight courier, or hand delivery to the Solicitation Agent at Chaparral 2020 Ballot Processing c/o Kurtzman Carson Consultants LLC, 222 N. Pacific Coast Highway, Suite 300, El Segundo, California 90245; (c) solely for holders of Class 3 RBL Claims, via email to Chaparral2020Info@kccllc.com so that such Holder’s Ballot is actually received by the Solicitation Agent before the Voting Deadline; or (d) solely for holders of Class 4 Senior Notes Claims, in a return envelope addressed to your Nominee or via email to your Nominee, in accordance with the instructions provided by your Nominee, and, in any event, with sufficient time to permit your Nominee to deliver your vote(s) on a completed Master Ballot so that it is actually received by the Solicitation Agent by the Voting Deadline.

The Debtors are providing the Solicitation Package to Holders of Class 3 RBL Claims and Class 4 Senior Notes Claims. If a Holder of a Claim in a Voting Class transfers all of such Claim to one or more parties on or after the Voting Record Date and before the Holder has cast its vote on the Plan, such Claim is automatically deemed to have provided a voting proxy to the purchaser(s) of the Holder’s Claim and such purchaser(s) shall be deemed to be the Holder(s) thereof as of the Voting Record Date for purposes of voting on the Plan, provided that the transfer complies with the applicable requirements under the Restructuring Support Agreement, if applicable.

IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE.

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN. IF A HOLDER CASTS MULTIPLE BALLOTS WITH RESPECT TO THE SAME CLASS OF CLAIMS AND THOSE BALLOTS ARE IN CONFLICT WITH EACH OTHER, SUCH BALLOTS WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM IN THE VOTING CLASSES FOLLOWS THE SPECIFIC INSTRUCTIONS PROVIDED ON SUCH HOLDER’S BALLOT.

D.	Voting Tabulation.

A Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim. Only Holders of Claims in the Voting Classes shall be entitled to vote with regard to such Claims.

Unless the Debtors decide otherwise, Ballots received after the Voting Deadline may not be counted. A Ballot shall be deemed delivered only when the Solicitation Agent actually receives the executed Ballot as instructed in the applicable voting instructions. No Ballot should be sent to the Debtors, the Debtors’ agents (other than the Solicitation Agent) or the Debtors’ financial or legal advisors.

The Bankruptcy Code may require the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to confirmation of the Plan. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

To the extent there are multiple Claims within Voting Classes, the Debtors may, in their discretion, and to the extent possible, aggregate the Claims of any particular Holder within a Voting Class for the purpose of counting votes.

In the event a designation of lack of good-faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

The following Ballots will not be counted in determining the acceptance or rejection of the Plan: (a) any Ballot that is illegible or contains insufficient information to permit the identification of the Holder; (b) any Ballot cast by a person or entity that does not hold a Claim that is entitled to vote on the Plan; (c) any unsigned Ballot; (d) any Ballot not marked to accept or reject the Plan, or marked both to accept and reject the Plan; (e) any Ballot received after the Voting Deadline, unless otherwise determined by the Debtors; and (f) any Ballot submitted by a party not entitled to cast a vote with respect to the Plan.

As soon as practicable after the Voting Deadline, the Solicitation Agent will file the Voting Report with the Bankruptcy Court. The Voting Report shall, among other things, delineate every Ballot that does not conform to the voting instructions or that contains any form of irregularity (each an “Irregular Ballot”), including those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, or damaged. The Solicitation Agent will attempt to reconcile the amount of any Claim reported on a Ballot with the Debtors’ records, but in the event such amount cannot be timely reconciled without undue effort on the part of the Solicitation Agent, the amount shown in the Debtors’ records shall govern. The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots. Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.

VIII.     Risk Factors

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES. THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PLAN. EACH OF THE RISK FACTORS DISCUSSED IN THIS DISCLOSURE STATEMENT MAY APPLY EQUALLY TO THE DEBTORS AND THE REORGANIZED DEBTORS, AS APPLICABLE AND AS CONTEXT REQUIRES.

A.	Risks Related to the Restructuring.

1.

The Debtors Will Consider All Available Restructuring Alternatives If the Restructuring Transactions Are Not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against the Debtors.

Subject to the terms of the Restructuring Support Agreement, if the Restructuring Transactions are not consummated, the Debtors thereafter will consider all available restructuring alternatives, including filing an alternative chapter 11 plan, converting to a chapter 7 plan, commencing section 363 sales of the Debtors’ assets and any other transaction that would maximize the value of the Debtors’ estates. The terms of any alternative restructuring proposal may be less favorable to Holders of Claims against the Debtors than the terms of the Plan as described in this Disclosure Statement. Any material delay in the confirmation of the Plan, the Chapter 11 Cases, or the threat of rejection of the Plan by the Bankruptcy Court, would add substantial expense and uncertainty to the process.

The uncertainty surrounding a prolonged restructuring would have other adverse effects on the Debtors. For example, it would adversely affect (i) the Debtors’ ability to raise additional capital, (ii) the Debtors’ liquidity, (iii) how the Debtors’ business is viewed by investors, lenders, and credit ratings agencies, (iv) the Debtors’ enterprise value, and (v) the Debtors’ business relationships.

2.	Even If the Restructuring Transactions Are Successful, the Debtors Will Continue to Face Risks.

The Restructuring Transactions are generally designed to reduce the Debtors’ cash interest expense, improve the Debtors’ liquidity and provide the Debtors’ greater flexibility. Even if the Restructuring Transactions are implemented, the Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions, the potential persistence of the COVID-19 pandemic and its direct and indirect effects on the global economy, changes in the Debtors’ industry and changes in commodity prices. As a result of these risks, there is no guarantee that the Restructuring Transactions will achieve the Debtors’ stated goals.

3.	Risks Related to the Exit Facility, the New Convertible Notes, New Common Stock, and New Warrants.

The following are some of the risks that apply to Holders of Claims against the Debtors or other parties who become Holders of the Exit Facility Loans, the New Convertible Notes, the New Common Stock, or New Warrants pursuant to the Plan. There are additional risk factors related to the Exit Facility, the New Convertible Notes, New Common Stock, and New Warrants that Holders of Claims against the Debtors should consider before deciding to vote to accept or reject the Plan.

(a)	The Consideration Under the Plan Does Not Reflect any Independent Valuation of Claims against or Interests in the Debtors.

The Debtors have not obtained or requested an opinion from any bank or other firm as to the fairness of the consideration under the Plan.

(b)	The Terms of the Exit Facility Documents, the New Convertible Notes, New Common Stock, and New Warrants Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court.

The terms of the Exit Facility Documents, the New Convertible Notes Indenture, the New Common Stock, and the New Warrants are subject to change based on negotiations between the Debtors and the Required Consenting Creditors. Holders of Claims that are not the Required Consenting Creditors will not participate in these negotiations and the results of such negotiations may alter the terms of the Exit Facility Documents, the New Convertible Notes Indenture, the New Common Stock, or the New Warrants in a material manner. As a result, the final terms of the Exit Facility Documents, the New Convertible Notes Indenture, the New Common Stock, and New Warrants may be less favorable to Holders of certain Claims (provided that such final terms would be consistent with the Plan and the requirements of the Bankruptcy Code).

(c)

Certain Significant Holders of New Interests May Have Substantial Influence over the Reorganized Debtors Following the Effective Date. Assuming that the Effective Date occurs, holders of Claims who receive distributions representing a substantial percentage of the outstanding shares of the New Common Stock may be in a position to influence matters requiring approval by the holders of shares of new common shares, including, among other things, the election of directors and the approval of a change of control of the Reorganized Debtors.

(d)	Holders of the New Common Stock May Experience Dilution of Their Ownership Interests.

Holders of the New Common Stock will be subject to dilution of their ownership interests in connection with any equity that may be issued post-emergence, including through the Management Incentive Plan and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities post-emergence, including the New Convertible Notes and the New Warrants.

(e)	The Interests of Holders of the New Common Stock Will be Subordinated to Reorganized Chaparral’s Indebtedness.

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock would rank below all debt claims against the Reorganized Debtors. As a result, Holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all applicable Holders of debt have been paid in full.

(f)	Reorganized Chaparral May Not Pay Dividends on the New Common Stock.

Reorganized Chaparral may not pay any dividends on the New Common Stock. In such circumstances, the success of an investment in the Reorganized Debtors will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial implied valuation.

(g)

The Exit RBL Credit Facility Will Be Secured Only to the Extent of the Value of the Assets Granted as Security for the Exit RBL Credit Facility. The Fair Market Value of the Reorganized Debtors Upon Any Foreclosure May Not Be Sufficient to Repay the Holders of the Exit Revolving Loans and/or Second Out Term Loans in Full.

The Exit Facility Loans will be secured by a first-priority lien on substantially the same assets as the RBL Credit Facility (the “Exit Facility Collateral”). The fair market value of the Exit Facility Collateral may not be sufficient to repay the Exit Facility Loans and all of the Holders of other debt holding a security interest in the Exit Facility Collateral, if any, upon any foreclosure. The fair market value of the Exit Facility Collateral is subject to fluctuations based on factors that include, among other things, a decline in revenue in the Debtors’ businesses. The amount to be received by creditors upon a sale of any Exit Facility Collateral would be dependent on numerous factors, including the value obtainable by selling the Exit Facility Collateral at the time, general market and economic conditions, and the timing and the manner of sale.

In the event that a subsequent bankruptcy or similar proceeding is commenced by or against the Reorganized Debtors, Holders of the Exit Revolving Loans or Second Out Term Loans may be deemed to have an unsecured claim if the Exit Revolving Loans or Second Out Term Loans exceed the value of the Exit Facility Collateral. Upon a finding by a bankruptcy court that the Exit Revolving Loans or Second Out Term Loans are undersecured, the Claims in the bankruptcy proceeding with respect to such debt instruments, absent an election by the Holders of the obligations under the Exit Credit Facility pursuant to section 1111(b) of the Bankruptcy Code, would be bifurcated between a Secured Claim and an Unsecured Claim, and the Unsecured Claim would not be entitled to the benefits of security in the Exit Facility Collateral. Additionally, some or all accrued but unpaid interest may be disallowed in any bankruptcy proceeding.

The security interests granted in favor of the administrative agent under the Exit Facility Documents (the “Exit Facility Agent”) are subject to practical problems generally associated with the realization of security interests in collateral. For example, the Exit Facility Agent may need to obtain the consent of a third-party to obtain or enforce a security interest in a contract, and the Debtors cannot assure Holders of the Exit Facility Loans that the Exit Facility Agent will be able to obtain any such consent. The consents of any third parties may not be given when required to facilitate a foreclosure on any particular assets. Accordingly, the Exit Facility Agent may not have the ability to foreclose upon such assets, and the value of the Exit Facility Collateral may significantly decrease.

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends on their financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to maintain a level of cash flow sufficient to permit them to pay the principal, premium, if any, and interest on their debt, including the Exit Facility Loans.

If cash flows and capital resources are insufficient to fund the Reorganized Debtors’ debt obligations, they could face substantial liquidity problems and might be forced to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance debt, including the Exit Credit Facility. These alternative measures may not be successful, may not be completed on economically attractive terms, or may not be adequate to satisfy their debt obligations when due.

Further, if the Reorganized Debtors suffer or appear to suffer from a lack of available liquidity, the evaluation of their creditworthiness by counterparties and rating agencies and the willingness of third parties to do business with them could be adversely affected.

(h)

The New Convertible Notes Will Be Secured Only to the Extent of the Value of the Assets Granted as Security for the New Convertible Notes. The Fair Market Value of the Reorganized Debtors Upon Any Foreclosure May Not Be Sufficient to Repay the Holders of the New Convertible Notes in Full.

The New Convertible Notes will be secured by a second-priority lien on substantially the same assets as the Exit Facility (the “New Convertible Notes Collateral”). The fair market value of the New Convertible Notes Collateral may not be sufficient to repay the New Convertible Notes and all of the Holders of other debt holding a security interest in the New Convertible Notes Collateral, if any, upon any foreclosure. The fair market value of the New Convertible Notes Collateral is subject to fluctuations based on factors that include, among other things, a decline in revenue in the Debtors’ businesses. The amount to be received by creditors upon a sale of any New Convertible Notes Collateral would be dependent on numerous factors, including the value obtainable by selling the New Convertible Notes Collateral at the time, general market and economic conditions, and the timing and the manner of sale.

In the event that a subsequent bankruptcy or similar proceeding is commenced by or against the Reorganized Debtors, Holders of the New Convertible Notes may be deemed to have an unsecured claim if the New Convertible Notes exceed the value of the New Convertible Notes Collateral. Upon a finding by a bankruptcy court that the New Convertible Notes are undersecured, the Claims in the bankruptcy proceeding with respect to such debt instrument, absent an election by the Holders of the New Convertible Notes pursuant to section 1111(b) of the Bankruptcy Code, would be bifurcated between a Secured Claim and an Unsecured Claim, and the Unsecured Claim would not be entitled to the benefits of security in the New Convertible Notes Collateral. Additionally, some or all accrued but unpaid interest may be disallowed in any bankruptcy proceeding.

The security interests granted in favor of the indenture trustee under the New Convertible Notes Indenture (the “New Convertible Notes Indenture Trustee”) are subject to practical problems generally associated with the realization of security interests in collateral. For example, the New Convertible Notes Indenture Trustee may need to obtain the consent of a third-party to obtain or enforce a security interest in a contract, and the Debtors cannot assure Holders of the New Convertible Notes that the New Convertible Notes Indenture Trustee will be able to obtain any such consent. The consents of any third parties may not be given when required to facilitate a foreclosure on any particular assets. Accordingly, the New Convertible Notes Indenture Trustee may not have the ability to foreclose upon such assets, and the value of the New Convertible Notes Collateral may significantly decrease.

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends on their financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to maintain a level of cash flow sufficient to permit them to pay the principal, premium, if any, and interest on their debt, including the New Convertible Notes.

If cash flows and capital resources are insufficient to fund the Reorganized Debtors’ debt obligations, they could face substantial liquidity problems and might be forced to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance debt, including the New Convertible Notes. These alternative measures may not be successful, may not be completed on economically attractive terms, or may not be adequate to satisfy their debt obligations when due.

Further, if the Reorganized Debtors suffer or appear to suffer from a lack of available liquidity, the evaluation of their creditworthiness by counterparties and rating agencies and the willingness of third parties to do business with them could be adversely affected.

4.	Risk of Recharacterization of New Convertible Notes.

Recharacterization of a debt obligation as a capital contribution is an equitable remedy a bankruptcy court may direct if it determines, upon an objection raised by a party in interest, a purported debt obligation is more properly characterized as a capital contribution. In making such a determination, bankruptcy courts consider, among other things, whether the parties intended to create a debt obligation and the nature of the instrument evidencing the obligation. Although the Debtors believe, and intend, the New Convertible Notes to be a bona fide debt obligation, there can be no assurance a bankruptcy court would agree with the Debtors’ interpretation.

5.	The New Convertible Notes May Not Be Rated or May Receive a Lower Rating than Anticipated.

It is not expected that the Reorganized Debtors will seek a rating on the New Convertible Notes. If, however, one or more rating agencies rates the New Convertible Notes and assigns them a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the New Convertible Notes, and/or the New Equity could be reduced.

6.	A Decline in the Reorganized Debtors’ Credit Ratings Could Negatively Affect the Debtors’ Ability to Access the Capital Markets in the Future.

The Debtors’ or the Reorganized Debtors’ credit ratings could be lowered, suspended, or withdrawn entirely, at any time, by the rating agencies, if, in each rating agency’s judgment, circumstances warrant, including as a result of exposure to the credit risk and the business and financial condition of the Debtors or the Reorganized Debtors, as applicable. Downgrades in the Reorganized Debtors’ long-term debt ratings may make it more difficult to refinance their debt and increase the cost of any debt that they may incur in the future.

7.	Risks Related to Confirmation and Consummation of the Plan.

(a)	The Restructuring Support Agreement May Be Terminated.

To the extent that events giving rise to termination of the Restructuring Support Agreement occur, the Restructuring Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituencies and could result in the loss of use of cash collateral by the Debtors under certain circumstances. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

(b)	The Exit Facility Commitments and/or Backstop Commitments May Be Terminated.

To the extent that events giving rise to termination of the Exit Facility commitments or the Backstop Commitment Agreement occur, the Exit Facility commitments or backstop commitments, as appropriate, may terminate prior to Confirmation or Consummation of the Plan, which could adversely affect the Debtors’ ability to confirm and consummate the Plan.

(c)	Conditions Precedent to Confirmation May Not Occur.

As more fully set forth in Article IX of the Plan, the occurrence of Confirmation and the Effective Date are each subject to a number of conditions precedent. If each condition precedent to Confirmation is not met or waived, the Plan will not be confirmed, and if each condition precedent to Consummation is not met or waived, the Effective Date will not take place. In the event that the Plan is not confirmed or is not consummated, the Debtors may seek Confirmation of a new plan. Pursuit of a new plan would be subject to limitations in the Cash Collateral Order and may require consents or concessions from the RBL Lenders. The Debtors can provide no assurances that such consents or concessions would be obtained. If the Debtors do not secure sufficient working capital to continue their operations or if the new plan is not confirmed, however, the Debtors may be forced to liquidate their assets.

(d)	The Debtors May Not Be Able to Satisfy Vote Requirements.

Pursuant to section 1126(c) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to Class 3 and Class 4 if Holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in each Class that vote on the Plan cast votes to accept the Plan. There is no guarantee that the Debtors will receive the necessary acceptances from Holders of Claims in the Voting Classes.

(d)	The Debtors May Not Be Able to Secure Confirmation.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the bankruptcy court that: (i) the plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting Classes; (ii) the plan is not likely to be followed by a liquidation or a need for further financial reorganization unless liquidation or reorganization is contemplated by the plan; and (iii) the value of distributions to non-accepting Holders of Claims within a particular Class under the plan will not be less than the value of distributions such Holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A dissenting Holder of an Allowed Claim or Interest might challenge either the adequacy of this Disclosure Statement or whether the voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement and the voting results are appropriate, the Bankruptcy Court can decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation have not been met, including the requirements described above.

If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests, as applicable.

Subject to the limitations contained in the Plan and the consent rights of the Consenting Creditors on the terms set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Any modifications could result in a less favorable treatment of any Class than the treatment currently provided in the Plan, such as a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan.

(e)	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(f)	Parties in Interest May Object to the Releases Contained in the Plan.

Confirmation is also subject to the Bankruptcy Court’s approval of the settlement, release, injunction, and related provisions described in Article VIII of the Plan. Certain parties in interest may assert that the Debtors cannot demonstrate that they meet the standards for approval of releases, exculpations, and injunctions established by the United States Court of Appeals for the Third Circuit.

(g)	The Debtors May Not Be Able to Pursue Nonconsensual Confirmation Over Certain Impaired Non-Accepting Classes.

Generally, a bankruptcy court may confirm a plan under the Bankruptcy Code’s “cramdown” provisions over the objection of an impaired non-accepting class of claims or interests if at least one impaired class of claims has accepted the plan (with acceptance being determined without including the vote of any “insider” in that accepting class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the rejecting impaired classes.

As to Classes 3 and 4 (RBL Claims and Senior Notes Claims, respectively), the Debtors believe they have secured Plan support from the Holders of Claims in excess of the requisite two-thirds in amount of the Allowed Class 3 RBL Claims and Allowed Class 4 Senior Notes Claims pursuant to the Restructuring Support Agreement and the Debtors believe that they will secure Plan support from Holders of Claims in excess of the requisite one-half in number of the Allowed Class 3 RBL Claims and Allowed Class 4 Senior Notes Claims—the amounts required for an accepting Class of Claims pursuant to section 1126(c) of the Bankruptcy Code. However, there is no guarantee that the Consenting Creditors will vote their Claims favor of the Plan and no guarantee that Holders of Allowed Class 3 RBL Claims and Allowed Class 4 Senior Notes Claims in excess of the requisite one-half in number will vote in favor of the Plan. There can be no assurances that the Debtors will confirm a chapter 11 plan and emerge as a reorganized company in that event, and it is unclear what distributions, if any, Holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests in that instance. In addition, the pursuit of an alternative restructuring proposal may result in, among other things, increased expenses relating to Professional Fee Claims.

Finally, to the extent that a Voting Class votes to reject the Plan, the Debtors will not be able to seek to “cramdown” such Voting Class under section 1129(b) of the Bankruptcy Code if there is no other impaired Class of Claims entitled to vote under the Plan.

(h)	The Debtors May Object to the Amount or Classification of a Claim or Interest.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim or Interest where such Claim or Interest is subject to an objection or dispute. Any Holder of a Claim or Interest that is subject to an objection or dispute may not receive its expected share of the estimated distributions described in this Disclosure Statement.

(i)	The Effective Date May Not Occur.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

B.	Risks Related to Recoveries Under the Plan.

1.	The Debtors’ Historical Financial Information May Not Be Comparable to the Financial Information of the Reorganized Debtors.

As a result of Consummation and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	The Debtors May Not Be Able to Achieve Their Projected Financial Results or Meet Their Post-Restructuring Debt Obligations.

The Financial Projections represent management’s best estimate of the future financial performance of the Debtors or the Reorganized Debtors, as applicable, based on currently known facts and assumptions about future operations of the Debtors or the Reorganized Debtors, as applicable, as well as the U.S. and world economy in general and the relevant industry in which the Debtors operate. There is no guarantee that the Financial Projections will be realized, and actual financial results may differ significantly from the Financial Projections. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, or may not be able to meet their operational needs, all of which may negatively affect the value of the Exit Facility Loans, the New Convertible Notes, and the New Common Stock. Further, a failure of the Reorganized Debtors to meet their projected financial results could lead to cash flow and working capital constraints, which may require the Debtors to seek additional working capital. The Reorganized Debtors may be unable to obtain such working capital when required, or may only be able to obtain such capital on unreasonable or cost prohibitive terms. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors, and also have a negative effect on the value of the Exit Facility Loans, the New Convertible Notes, and the New Common Stock. In addition, if any such required capital is obtained in the form of equity, the New Common Stock to be issued to Holders of Allowed Class 4 Senior Notes Claims under the Plan could be diluted.

3.

Estimated Valuations of the Debtors, the Exit Facility Loans, the New Common Stock, the New Convertible Notes, and the New Warrants and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values.

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Debtors’ Securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions.

4.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors.

Holders of Allowed Claims should carefully review Section X of this Disclosure Statement, entitled “Certain U.S. Federal Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Debtors.

C.	Risks Related to the Offer and Issuance of Securities Under the Plan.

1.	The Debtors Do Not Intend to Offer to Register or to Exchange the New Common Stock, the New Convertible Notes, or the New Warrants in a Registered Exchange Offer.

The New Common Stock, the New Convertible Notes, and the New Warrants will not be registered under the Securities Act or any state securities laws and, subject to the discussion of Section 1145 of the Bankruptcy Code in Section V.C.5 above, the discussion below and the discussion in Section IX of this Disclosure Statement, entitled “Important Securities Laws Disclosures” unless so registered, may not be re-offered or re-sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Debtors intend to take all steps necessary to de-list all securities from all security exchanges and de-register under the Securities Exchange Act. In addition, upon emergence from bankruptcy the Debtors intend to suspend any continuing reporting obligations under the Securities Exchange Act as promptly as possible. Accordingly, Chaparral Energy, Inc. will cease to be subject to the reporting requirements of the Securities Exchange Act, and Holders of the New Common Stock, the New Convertible Notes, and the New Warrants will not be entitled to any information except as expressly required by the New Stockholders Agreement.

To the extent that any New Common Stock, the New Convertible Notes, and New Warrants issued under the Plan is covered by section 1145 of the Bankruptcy Code, it may be resold by the Holders thereof without registration under the Securities Act unless the Holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities; provided, however, shares of such securities will not be freely tradable if, at the time of transfer, the Holder is an “affiliate” of the Reorganized Chaparral as defined in Rule 144(a)(1) under the Securities Act and has not been such an “affiliate” within ninety days of such transfer. Such affiliate Holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act. Resales by Persons who receive New Common Stock, the New Convertible Notes, or New Warrants pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. Such Persons would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

The information which the Debtors are required to provide in order to issue the New Common Stock, the New Convertible Notes, or the New Warrants may be less than the Debtors would be required to provide if the New Common Stock, the New Convertible Notes, or New Warrants were registered. Among other things, the Debtors may not be required to provide: (a) separate financial information for any subsidiary; (b) selected historical consolidated financial data of Chaparral; (c) selected quarterly financial data of Chaparral; (d) certain information about the Debtors’ disclosure controls and procedures and their internal controls over financial reporting; and (e) certain information regarding the Debtors’ executive compensation policies and practices and historical compensation information for their executive officers. This lack of information could impair your ability to evaluate your ownership and the marketability of the New Common Stock, the New Convertible Notes, or the New Warrants.

2.	There Is No Established Market for the New Common Stock, the New Convertible Notes, or the New Warrants.

The New Common Stock, the New Convertible Notes, and the New Warrants will be new issuances of securities, and there is no established trading market for those securities. You may not be able to sell your New Common Stock, the New Convertible Notes, or the New Warrants at a particular time or at favorable prices. As a result, the Debtors cannot assure you as to the liquidity of any trading market for the New Common Stock, the New Convertible Notes, or the New Warrants. Accordingly, you may be required to bear the financial risk of your ownership of the New Common Stock, the New Convertible Notes, and the New Warrants indefinitely. If a trading market were to develop, future trading prices of the New Common Stock, the New Convertible Notes, or the New Warrants may be volatile and will depend on many factors, including: (a) the Debtors’ operating performance and financial condition; (b) the interest of securities dealers in making a market for them; and (c) the market for similar securities.

The Debtors do not intend to apply for the New Common Stock, the New Convertible Notes, or the New Warrants to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system and the New Warrants and the New Convertible Notes may not be transferred or resold except in a transaction exempt from or not subject to the registration requirements of the Securities Act and the applicable state securities laws.

3.	Pending Lawsuits May Affect the Value of Securities to Be Issued Under the Plan and Recoveries Under the Plan.

The Debtors are subject to Claims in various legal proceedings, including the Royalties Class Action Lawsuit, and the Debtors or the Reorganized Debtors may become subject to other legal proceedings in the future. The ultimate outcome of each of these matters cannot presently be determined, nor can the liability that may potentially result from a negative outcome be reasonably estimated. The liability the Debtors may ultimately incur with respect to any one of these matters in the event of a negative outcome may potentially be material to the Debtors’ or the Reorganized Debtors’ business, financial condition, or operations and may ultimately affect the value of the Reorganized Debtors’ securities to be issued under the Plan and recoveries under the Plan, including by diluting the value of the New Common Stock being issued pursuant to the Plan. Even if the Debtors are ultimately successful, if any Claim related to a pending lawsuit is not resolved quickly, the Debtors may be required to reserve shares until such Claim is formally Disallowed, which may also, at least temporarily, affect the value of the Reorganized Debtors’ securities to be issued under the Plan.

4.	The Settlement of the Royalty Class Action Lawsuit May Not be Consummated.

The effectiveness of the settlement of the Royalty Class Action Lawsuit is subject to a number of conditions precedent, including the approval of the settlement by the Bankruptcy Court under Rule 9019 of the Federal Rules of Bankruptcy Procedure and Rule 23 of the Federal Rules of Civil Procedure. In addition, the Settlement Agreement may be terminated if members of the settlement class who have claims that, in the aggregate, exceed ten percent of the settlement proceeds elect to opt out of the settlement. If conditions precedent is not met, or the Settlement Agreement is terminated, the settlement will not become effective and the Debtors will not have obtained a consensual release from the Royalty Class Action Claims. In the event that the settlement is not approved by the Bankruptcy Court or the Settlement Agreement is terminated, the plaintiffs to the Settlement Class Action Lawsuit are expected to continue to pursue their alleged claims in the Bankruptcy Court, the Prior Bankruptcy Court, or the Oklahoma District Court. Pursuit of a revised settlement may require additional concessions from the Debtors.

5.	The Debtors Could Modify the Rights Offering Procedures.

The Debtors may modify the Rights Offering Procedures to among other things, include additional procedures, as needed, to administer the Rights Offering and comply with applicable law. Such modifications may adversely affect the rights of Rights Offering Participants.

6.	The Restructuring Support Agreement May Be Terminated and Thus Terminate the Rights Offering.

As stated above, as set forth in Section 10 of the Restructuring Support Agreement, the Restructuring Support Agreement may be terminated upon the occurrence of certain events. Termination of the Restructuring Support Agreement will result in termination of the Rights Offering and the Backstop Commitment Agreement. Additionally, the Rights Offering is subject to approval by the Bankruptcy Court, and there is no guarantee that the Bankruptcy Court will grant its approval.

D.	Risk Factors Related to the Business Operations of the Debtors and Reorganized Debtors.

1.	The Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness.

The Debtors’ ability to make scheduled payments on or refinance their debt obligations depends on the Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Debtors’ control. The Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Debtors to pay the principal, premium, if any, and interest on their indebtedness, including potential borrowings under the Exit Facility upon emergence.

2.	The Debtors Will File Voluntary Petitions for Relief Under Chapter 11 of the Bankruptcy Code and Will Be Subject to the Risks and Uncertainties Associated With Any Chapter 11 Restructuring.

For the duration of the Chapter 11 Cases, the Debtors’ operations and the Debtors’ ability to execute their business strategy will be subject to the risks and uncertainties associated with bankruptcy. These risks include, among other things:

•	the Debtors’ ability to obtain approval of the Bankruptcy Court with respect to pleadings and motion papers filed in the Chapter 11 Cases from time to time;

•	the Debtors’ ability to obtain creditor and Bankruptcy Court approval for, and then to Consummate, the Plan to emerge from bankruptcy;

•	the occurrence of any event, change, or other circumstance that could give rise to the termination of the Restructuring Support Agreement;

•	the Debtors’ ability to obtain and maintain normal trade terms with service providers and maintain contracts that are critical to their operations;

•	the Debtors’ ability to attract, motivate, and retain key employees; and

•	the Debtors’ ability to fund and execute their business plan.

The Debtors will also be subject to risks and uncertainties with respect to the actions and decisions of creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Plan.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events or publicity associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with their suppliers and employees, which, in turn, could adversely affect the Debtors’ operations and financial condition. Also, pursuant to the Bankruptcy Code, the Debtors need Bankruptcy Court approval for transactions outside the ordinary course of business, which may limit their ability to timely respond to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot predict or quantify the ultimate effect that events occurring during the Chapter 11 Cases will have on their businesses, financial condition, and results of operations.

As a result of the Chapter 11 Cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty. While operating as debtors in possession, and subject to approval of the Bankruptcy Court, or otherwise as permitted in the normal course of business or Bankruptcy Court order, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities. Further, the Plan could materially change the amounts and classifications of assets and liabilities reported in the historical consolidated financial statements. The historical consolidated financial statements do not include any adjustments to the reported amounts of assets or liabilities that might be necessary as a result of Confirmation.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses.

The Debtors’ future results will be dependent upon the successful confirmation and implementation of the Plan or alternative restructuring transaction. A long period in chapter 11 could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. For example, senior management will be required to spend a significant amount of resources on the Debtors’ reorganization efforts instead of exclusively on operations if the cases continue for a prolonged period. In addition, the longer the chapter 11 cases, the more likely it is that suppliers will lose confidence in the Debtors’ ability to reorganize successfully and will seek to establish alternative commercial relationships. Moreover, a longer case means that the Debtors will be required to incur additional professional and administrative fees and expenses, which could require additional debtor-in-possession financing to fund those costs as well as operations. If the Debtors are unable to obtain such financing on favorable terms or at all, the chances of successfully reorganizing may be seriously jeopardized, the likelihood that the Debtors will need to liquidate may be enhanced. This could impair creditor recoveries significantly. Ultimately, the Debtors cannot predict the outcome of their restructuring process but believe that their proposed path forward is the most efficient way to reorganize their business.

4.	The Debtors May Not Be Able to Achieve Their Projected Financial Results.

The Financial Projections set forth in this Disclosure Statement represent the best estimate of the future financial performances of the Debtors based on currently known facts and assumptions about future operations as well as the United States and world economies in general and, specifically, the oil and gas industry. The actual financial results may differ significantly from the projections. If the Debtors do not achieve their projected financial results, then the value of the Debtors debt or equity issued pursuant to the Plan may experience a decline, and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. There are numerous factors and assumptions inherent in determining the Debtors financial results, many of which are beyond the Debtors’ control, including the following:

•	future capital expenditures (or funding thereof) and working capital;

•	worldwide supply of and demand for oil and natural gas, including to the extent affected by the COVID-19 pandemic and the recovery therefrom;

•	volatility and declines in oil and natural gas prices, including to the extent affected by the COVID-19 pandemic and the recovery therefrom;

•	geopolitical events affecting oil and natural gas prices;

•	the Debtors’ inability to retain and attract key personnel and the impact of COVID-19 on the health of key personnel;

•	risks related to the geographic concentration of the Debtors’ assets;

•	the Debtors’ ability to develop, explore for, acquire, and replace oil and natural gas reserves and sustain production;

•	drilling plans (including scheduled and budgeted wells);

•	the extent to which the Debtors are able to continue to reduce LOE and G&A costs;

•	geologic and reservoir complexity and variability;

•	uncertainties in estimating the Debtors’ oil and gas reserves and the present values of those reserves;

•	the number, timing or results of any wells;

•	changes in wells operated and in reserve estimates;

•	activities on properties the Debtors do not operate;

•	availability and cost of drilling and production equipment, facilities, field service providers, gathering, processing ,and transportation;

•	takeaway constraints and storage capacity for oil and natural gas;

•	competition in the oil and natural gas industry;

•	outcome, effects or timing of legal proceedings (including environmental litigation);

•	the Debtors’ ability to make acquisitions and to integrate acquisitions;

•	effectiveness and extent of the Debtors’ risk management activities;

•	weather, including its impact on oil and natural gas demand and weather-related delays on operations;

•	integration of existing and new technologies into operations;

•	the effects of government regulation and permitting and other legal requirements;

•	the impact of legislative, tax and regulatory initiatives, including in response to the COVID-19 pandemic; and

•	future growth and expansion and future exploration.

5.	Oil and Gas Price Volatility May Continue to Adversely Affect the Debtors’ and the Reorganized Debtors’ Financial Condition, Financial Results, Cash Flows, Access to Capital, and Ability to Grow.

The Debtors’ and Reorganized Debtors’ future financial condition, revenues, results of operations, rate of growth, and the carrying value of their oil and natural gas properties depend primarily upon the prices the Company receives for its oil and natural gas production. Oil and natural gas prices historically have been volatile and are likely to continue to be volatile in the future, especially given current geopolitical conditions. This price volatility also affects the cash flow the Company will have available for capital expenditures as well as its ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of factors that are beyond the Company’s control. These factors include, but are not limited to, the following:

•	the level of consumer demand for oil and natural gas;

•	the domestic and foreign supply of oil, natural gas liquids (“NGLs”) and natural gas;

•	commodity processing, gathering and transportation availability, and the availability of refining capacity;

•	the price and level of foreign imports and exports of oil, NGLs and natural gas;

•	the ability of the members of OPEC to agree to and maintain oil price and production controls;

•	domestic and foreign governmental regulations and taxes;

•	the supply of other inputs necessary to the Company’s production;

•	the price and availability of alternative fuel sources;

•	technological advances affecting energy consumption and supply;

•	weather conditions, seasonal trends and natural disasters and other extraordinary events;

•	financial and commercial market uncertainty;

•	energy conservation and environmental measures;

•	political conditions or hostilities in oil and natural gas producing regions, including the Middle East, Russia, and South America;

•	worldwide economic conditions; and

•	global or national health concerns, including the outbreak of pandemic or contagious disease, such as the coronavirus.

These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and gas price movements with any certainty. During the past three years, the posted price for West Texas Intermediate light sweet crude oil, referred to as WTI, has ranged from a high of $77.41 per Bbl12 in June 2018 to a low of minus $40.32 per Bbl in April 2020. The Henry Hub spot market price of natural gas has ranged from a high of $6.24 per MMBtu13 in January 2018 to a low of $1.52 per MMBtu in April 2020. If the prices of oil and natural gas remain at current levels or decline further, the Debtors’ and Reorganized Debtors’ operations, financial condition and level of expenditures for the development of their oil and natural gas reserves may be materially and adversely affected.

[12]	Bbl means one stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate, or natural gas liquids.
[13]	MMbtu means one million British thermal units.

Extended periods of lower oil and natural gas prices will reduce the Debtors’ and Reorganized Debtors’ revenue but also will reduce the amount of oil and natural gas the Debtors and Reorganized Debtors can produce economically, and as a result, would have a material adverse effect on their financial condition, results of operations, and reserves. During periods of low commodity prices, the Debtors or Reorganized Debtors may shut-in or curtail production from additional wells and defer drilling new wells, challenging their ability to produce at commercially paying quantities required to hold the Company’s leases. A reduction in production could result in a shortfall in the Debtors’ or Reorganized Debtors’ expected cash flows and require reducing the Company’s capital spending or borrow funds to cover any such shortfall. Any of these factors could negatively impact the Company’s ability to replace its production and future rate of growth.

6.	Global Oil Prices May Not Return to pre-COVID-19 Levels for Several Months or Years, If Ever.

There can be no assurance that demand for oil and gas will return to pre-COVID-19 levels or, if it does, that it will return to those levels at any time in the foreseeable future. In addition, even if that demand increases, the significant amount of oil currently in storage, combined with the stated oil price strategy of Saudi Arabia and Russia, could result in the continuation of low commodity prices for a significant period of time. In addition, the COVID-19 pandemic has increased volatility and caused negative pressure in the capital and credit markets. As a result, the Company does not expect to have access in the current environment to the capital markets or financing on terms we would find favorable, if at all. The continuation of the current price environment for a sustained period would have a significant negative impact on the Company and its operations.

7.	The Actual Quantities and Present Value of the Company’s Proved Reserves May Be Lower Than the Company Has Estimated.

Estimating quantities of proved oil and natural gas reserves is a complex process. The quantities and values of the Company’s proved reserves in the projections are only estimates and subject to numerous uncertainties. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation. These estimates depend on assumptions regarding quantities and production rates of recoverable oil and natural gas reserves, future prices for oil and natural gas, timing and amounts of development expenditures and operating expenses, all of which will vary from those assumed in the Company’s estimates. If the variances in these assumptions are significant, many of which are based upon extrinsic events the Company cannot control, they could significantly affect these estimates, which in turn could have a negative effect on the value of the Company’s assets. Any significant variance from the assumptions used could result in the actual amounts of oil and natural gas ultimately recovered and future net cash flows being materially different from the estimates in the Company’s reserves reports. In addition, results of drilling, testing, production, and changes in prices after the date of the estimates of the Company’s reserves may result in substantial downward revisions. These estimates may not accurately predict the present value of future net cash flows from the Company’s oil and natural gas reserves. In addition, from time to time in the future, the Company will adjust estimates of proved reserves, potentially in material amounts, to reflect production history, results of exploration and development, changes in oil and natural gas prices, and other factors, many of which are beyond the Company’s control.

8.	The Predictability of the Company’s Operating Results and the Company’s Future Development Plans May Be Affected by the Results of Multi-Well Pad Drilling.

The Company drills multi-well spacing test patterns in the STACK play. These projects, which are capital intensive, involve horizontal multi-well pad drilling, tighter drill spacing and completions techniques that evolve over time as lessons learned are captured and applied. The use of this technique may increase the risk of unintentional communication with other adjacent wells and the potential to reduce total recoverable reserves from the reservoir. Problems affecting a single well could adversely affect production from all of the wells on the pad or in the entire project. Furthermore, additional time is required to drill and complete multiple wells before any such wells begin producing. As a result, multi-well pad drilling and project development can cause delays in the scheduled commencement of production or interruptions in ongoing production. These delays or interruptions may cause declines or volatility in the Company’s operating results due to timing. Any of these factors could reduce the Company’s revenues and could result in a material adverse effect on the Company’s financial condition or results of operations.

Further, the Company may, after consolidating lessons learned regarding the variability and complexity of relevant geology as well as spacing within a reservoir, elect to sacrifice a portion of the Company’s drilling locations to both mitigate near term operational risk and address financial goals. For example, the Company may not co-develop certain locations within a drilling unit at the same time other locations are drilled because those we are forgoing do not meet the Company’s return on investment criteria in today’s pricing environment. Locations not simultaneously developed within the same drilling unit may not be economic to drill in the future absent significant improvement in commodity prices. In this regard, it is important to note that oil and NGL prices have a direct impact on which wells we drill and which locations we target at any given time.

9.	If the Company Is Not Able to Replace Reserves, It May Not Be Able to Sustain Production.

The Company’s future success depends largely upon the Company’s ability to efficiently develop and exploit the Company’s current estimated reserves and find or acquire additional oil and natural gas reserves that are economically recoverable. Unless the Company replaces the reserves it produces through successful development, exploration or acquisition activities, the Company’s proved reserves and production will decline over time. Recovery of proved undeveloped reserves will require significant capital expenditures and successful drilling operations. The Company’s December 31, 2019, reserve estimates reflect that the Company’s production rate on current proved developed producing reserve properties will decline at annual rates of approximately 29%, 18%, and 14% for the next three years. Thus, the Company’s future oil and natural gas reserves and production and, therefore, the Company’s financial condition, results of operations, and cash flows are highly dependent on the Company’s success in efficiently developing the Company’s current reserves and economically discovering or acquiring additional recoverable reserves.

10.

Development, Acquisition, and Exploration Operations Require Substantial Capital and the Debtors May Be Unable to Obtain Needed Capital or Financing on Satisfactory Terms or at All, Which Could Lead to a Loss of Properties and a Decline in the Debtors’ Oil and Natural Gas Reserves.

To increase reserves and production, the Debtors undertake development, exploration and other replacement activities or use third parties to accomplish these activities. The Debtors have made and expect to make in the future substantial capital expenditures in the Company’s business and operations for the development, production, exploration and acquisition of oil and natural gas reserves.

Historically, the Debtors have financed capital expenditures primarily with cash flow from operations, the issuance of securities and borrowings under its bank and other credit facilities. The Debtors’ cash flow from operations and access to capital are subject to a number of variables, including the Debtors’ proved reserves, the volume of oil and natural gas the Debtors are able to produce from existing wells, the prices at which oil and natural gas are sold, the Debtors’ ability to acquire, locate and produce economically new reserves, and the Debtors’ ability to borrow under its credit facility.

The Debtors cannot assure you that their operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures. In the event the Company’s capital expenditure requirements at any time are greater than the amount of capital the Debtors have available, the Debtors could be required to seek additional sources of capital, which may include traditional reserve base borrowings, debt financing, joint venture partnerships, production payment financings, sales of assets, offerings of debt or equity securities or other means. The Debtors cannot assure you that they will be able to obtain debt or equity financing on terms favorable to them, or at all.

If the Debtors are unable to fund its capital requirements, they may be required to curtail operations relating to the exploration and development of their prospects, which in turn could lead to a possible loss of properties and a decline in their oil and natural gas reserves, or they may be otherwise unable to implement the Company’s development plan, complete acquisitions or take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Debtors’ production, revenues and results of operations.

11.	The Company Cannot Control the Activities on Properties It Does Not Operate and Is Unable to Ensure the Proper Operation, Profitability, or Other Impacts of These Non-Operated properties.

The Company does not operate all of the properties in which it has an interest. For example, as of December 31, 2019, properties representing approximately 26% of the Company’s proved developed reserves are operated by third parties. As a result, the Company has limited ability to exercise influence over, and control the risks associated with, the operation of these properties. The success and timing of drilling and development activities on the Company’s partially owned properties operated by others therefore will depend upon a number of factors outside of the Company’s control, including the operator’s:

•	timing and amount of capital expenditures;

•	expertise and diligence in adequately performing operations and complying with applicable agreements;

•	financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

Further, it is possible that an operator of a nearby property may perform stimulation operations that negatively affect properties in which the Company has an interest. As a result of any of the above or an operator’s failure to act in ways that are in the Company’s best interest, the Company’s allocated production revenues and results of operations could be adversely affected.

12.

The Company’s Producing Properties Are Predominantly Located in Oklahoma Where the Company’s Development Opportunities, Consisting of the Company’s Inventory of Drilling Locations, Are Geographically Concentrated in the STACK Play in Oklahoma. The Company Is Therefore Vulnerable to Risks Associated With Operating in a Single Geographic Area. In Addition, the Company Owns a Large Amount of Proved Reserves Attributable to a Small Number of Producing Horizons Within This Area.

At December 31, 2019, 82% of the Company’s proved reserves and 82% of the Company’s total equivalent production for 2019 were attributable to properties located in the STACK. As a result of this concentration, the Company may be disproportionately exposed to the risk and impact of regional supply and demand factors, state and local political forces and governmental regulation, processing or transportation capacity constraints, market limitations, severe weather events or other natural disasters, water shortages or other conditions or interruption of the processing or transportation of oil, natural gas or NGLs in the region. These factors could have a significantly greater impact on the Company’s financial condition, results of operations and cash flows than if the Company’s properties were more diversified.

In addition to the geographic concentration of the Company’s producing properties described above, as of December 31, 2019, 70% of all of the Company’s proved reserves were attributable to the Meramec and Osage formations in the STACK. This concentration of assets within a small number of producing horizons exposes the Company to additional risks, such as changes in field-wide rules and regulations that could cause the Company to permanently or temporarily shut-in all of its wells within a field.

13.	Costs of Environmental Liabilities Could Exceed the Company’s Estimates and Adversely Affect the Company’s Operating Results.

The Company’s operations are subject to numerous environmental laws and regulations, which obligate it to install and maintain pollution controls and to clean up various sites at which regulated materials may have been disposed of or released. It is not possible for the Company to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

•	the uncertainties in estimating cleanup costs;

•	the discovery of additional contamination or contamination more widespread than previously thought;

•	the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all;

•	potentially responsible parties;

•	new listing of species as “threatened” or “endangered”;

•	changes in interpretation and enforcement of existing environmental laws and regulations; and

•	future changes to environmental laws and regulations and their enforcement.

Although the Company believes that it has established appropriate reserves for known liabilities, including cleanup costs, the Company could be required to set aside additional reserves in the future due to these uncertainties, incur material cleanup costs, other liabilities, and/or expend significant sums to defend the Company against litigation related to legacy environmental issues, which could have an adverse impact on the Company’s financial condition, results of operations, and growth prospects.

14.	Oil and Natural Gas Drilling and Production Operations Can Be Hazardous and May Expose the Company to Uninsurable Losses or Other Liabilities.

Oil and natural gas operations are subject to many risks, including well blowouts, cratering, explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, hydraulic fracturing fluids, toxic gas or other pollutants, and other environmental and safety hazards and risks. The Company’s drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings, and separated cables. If any of these events occur, the Company could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	remediation and cleanup responsibilities;

•	regulatory investigations and administrative, civil and criminal penalties;

•	damage to our reputation; and

•	injunctions or other proceedings that suspend, limit or prohibit operations.

The Company’s liability for environmental hazards sometimes includes those created on properties prior to the date the Company acquired or leased them. While the Company maintains insurance against some, but not all, of the risks described above, the Company’s insurance may not be adequate to cover any or all resulting losses or liabilities. Moreover, if the Company experiences more insurable events, the Company’s annual premiums may increase further or it may not be able to obtain any such insurance on commercially reasonable terms. The Company may elect not to obtain insurance if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, certain risks may not be fully insurable. The occurrence of, or failure or inability by the Company to obtain or maintain adequate insurance coverage for, any of the events listed above could have a material adverse effect on the Company’s financial condition and results of operations, as well as the Company’s growth, exploration, and employee recruitment activities.

15.	Potential for the Loss of Key Members of the Executive Management Team and Employee and Labor Risks.

If the Debtors were to lose key members of their senior management team on account of the Chapter 11 Cases or otherwise, the Debtors’ business, financial condition, liquidity, and results of operations could be adversely affected. Further, the success of the Debtors’ business depends, in part, on their ability to attract and retain experienced professional personnel. The loss of any key executives or other key personnel could have a material adverse effect on their operations. The Debtors or Reorganized Debtors may need to enter into retention or other arrangements that could be costly to maintain. If executives, managers or other key personnel resign, retire or are terminated, or their service is otherwise interrupted, the Company may not be able to replace them in a timely manner and the Company could experience significant declines in productivity.

E.	Miscellaneous Risk Factors and Disclaimers.

1.	The Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed.

In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained in this Disclosure Statement (or any information in any of the exhibits to the Disclosure Statement) is without inaccuracies.

2.	No Legal or Tax Advice Is Provided by This Disclosure Statement.

This Disclosure Statement is not legal advice to any person or Entity. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each reader should consult its own legal counsel and accountant with regard to any legal, tax, and other matters concerning its Claim. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation.

3.	No Admissions Made.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Interests, or any other parties in interest.

4.	Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement and the exhibits to the Disclosure Statement, they have not independently verified the information contained in this Disclosure Statement or the information in the exhibits to the Disclosure Statement.

6.	No Representations Outside This Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure voting Holders’ acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by voting Holders in arriving at their decision. Voting Holders should promptly report unauthorized representations or inducements to counsel to the Debtors and the Office of the United States Trustee for the District of Delaware.

IX.	Important Securities Laws Disclosures

A.	Plan Consideration.

In accordance with the Plan and the Restructuring Support Agreement, the Debtors and/or Reorganized Debtors, as applicable, will distribute 100% of the New Common Stock and the Subscription Rights to Holders of Allowed Class 4 Senior Notes Claims and will distribute the New Warrants to certain Holders of Allowed Class 9 Chaparral Parent Equity Interests as set forth in the Plan. The Debtors believe that the New Common Stock, the New Warrants, and the options or other equity awards (and any New Common Stock underlying such awards) to be issued pursuant to the Management Incentive Plan will be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable state Blue Sky Laws.

B.	Exemption From Registration Requirements; Issuance and Resale of New Common Stock and New Warrants; Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code.

1.	Exemption From Registration Requirements; Issuance and Resale of New Common Stock and New Warrants.

Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any applicable state Blue Sky Laws) shall not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if: (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. In reliance upon these exemptions, the offer, issuance and distribution of (i) the New Common Stock in respect of Senior Notes Claims as contemplated by the Plan and (ii) the New Warrants (and the New Common Stock issuable upon exercise thereof) in respect of Interests as contemplated by the Plan will not be registered under the Securities Act or any applicable state Blue Sky Laws.

The Debtors believe that the issuance of (i) the New Common Stock in respect of Senior Notes Claims as contemplated by the Plan, and (ii) the New Warrants (and the New Common Stock issuable upon exercise thereof) as contemplated by the Plan is covered by section 1145 of the Bankruptcy Code. Accordingly, the Debtors believe that such New Common Stock and New Warrants (and the New Common Stock issuable upon exercise thereof) may be resold without registration under the Securities Act or other federal securities laws, unless the Holder is an “underwriter” (as discussed in Section IX.B.2 below) with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code, or an affiliate of the Reorganized Debtors (or has been such an “affiliate” within ninety days of such transfer). The Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption. In addition, such New Common Stock and New Warrants (and the New Common Stock issuable upon exercise thereof) generally may be able to be resold without registration under applicable state Blue Sky Laws by a Holder that is not an underwriter or an affiliate of the Reorganized Debtors pursuant to various exemptions provided by the respective Blue Sky Laws of those states. However, the availability of such exemptions cannot be known unless individual state Blue Sky Laws are examined.

Recipients of (i) the New Common Stock to be issued to holders of Senior Notes Claims as contemplated by the Plan, and (ii) the New Warrants to be issued to certain Holders of Interests as contemplated by the Plan are advised to consult with their own legal advisors as to the availability and applicability of section 1145 of the Bankruptcy Code to such New Common Stock and New Warrants and any other potential exemption from registration under the Securities Act or applicable state Blue Sky Laws in any given instance and as to any applicable requirements or conditions to such availability.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. For the avoidance of doubt, all of the New Common Stock shall be subject to the terms of the New Stockholders Agreement.

The Debtors do not have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Plan. The Debtors have received assurances that no person will provide any information to Holders of Senior Notes Claims and Holders of Chaparral Parent Equity Interests relating to the solicitation of votes on the Plan other than to refer such Holders to the information contained in this Disclosure Statement. In addition, no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Plan. Thus, no person will receive any commission or other remuneration, directly or indirectly, for soliciting votes to accept or reject the Plan or in connection with the offer of any Securities that may be the deemed to occur in connection with voting on the Plan.

2.	Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code; Implications for Resale of New Common Stock.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions of an entity that is not an issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer,” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code may suggest that a creditor who owns 10% or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.

Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling Person”) with respect to (i) the New Common Stock to be issued in respect of Claims as contemplated by the Plan, and (ii) the New Warrants to be issued in respect of Interests as contemplated by the Plan would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to (i) the New Common Stock to be issued in respect of Claims and Interests as contemplated by the Plan, and (ii) the New Warrants to be issued in respect of Interests as contemplated by the Plan and, in turn, whether any Person may freely resell such New Common Stock or New Warrants. The Debtors recommend that potential recipients of such New Common Stock and New Warrants consult their own counsel concerning their ability to freely trade such securities without registration under the federal and applicable state Blue Sky Laws.

Under certain circumstances, Holders of (i) the New Common Stock to be issued in respect of Senior Notes Claims as contemplated by the Plan, and (ii) the New Warrants to be issued in respect of Interests as contemplated by the Plan who are deemed to be “underwriters” may be entitled to resell their New Common Stock and New Warrants, as applicable, pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such person after a specified holding period if current information regarding the issuer is publicly available and certain other conditions are met, and, if such seller is an affiliate of the issuer, if volume limitations and manner of sale requirements are met.

C.	Rights to Purchase New Convertible Notes in the Rights Offering

The rights to purchase New Convertible Notes in the Rights Offering will not be listed or quoted on any public or over-the-counter exchange or quotation system.

The rights to purchase New Convertible Notes issuable upon the Effective Date will be distributed and issued only to Eligible Holders (as defined in the Rights Offering Procedures) who are “accredited investors” within the meaning of Rule 501(a) of the Securities Act or “qualified institutional buyers” as defined in Rule 144A under the Securities Act or not “U.S. Persons” as defined in Regulation S under the Securities Act. A number of the Eligible Holders are parties to the Restructuring Support Agreement.

D.	Private Placement Securities

1.	Issuance

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act.

The Debtors believe that New Convertible Notes issued in connection with the exercise of the Subscription Rights and the New Common Stock issued as the Backstop Premium (together, the “4(a)(2) Securities”) are issuable without registration under the Securities Act in reliance upon the exemption from registration provided under section 4(a)(2) of the Securities Act. The 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, as described below.

2.	Subsequent Transfers

The 4(a)(2) Securities will be deemed “restricted securities” (as defined by Rule 144 of the Securities Act) that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available.

Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act and who has not been an affiliate of the issuer during the ninety (90) days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, non-affiliate Holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to the an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

The New Convertible Notes issued upon exercise of Subscription Rights, and any certificate issued in exchange for or upon the transfer, sale or assignment of any such New Convertible Note, shall be subject to and, in the case of any certificate, stamped or otherwise imprinted with a legend in substantially the following form:

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS [A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT)][AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 UNDER THE SECURITIES ACT][IS NOT A “U.S. PERSON” AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT] AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF CHAPARRAL ENERGY, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE APPLICABLE RESALE RESTRICTION TERMINATION DATE, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT

(E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Reorganized Chaparral Parent reserves the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. Reorganized Chaparral Parent also reserves the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

Any Persons receiving restricted securities under the Plan should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

****

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

X.	Certain U.S. Federal Income Tax Consequences of the Plan

A.	Introduction.

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors and certain Holders (which, solely for purposes of this discussion, means the beneficial owners for U.S. federal income tax purposes) of certain Claims. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules, and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable Tax Law”). Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. The Debtors have not requested, and do not intend to request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address foreign, state, local, gift, or estate tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances or to a Holder that may be subject to special tax rules (such as Persons who are related to the Debtors within the meaning of the Code, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, pass-through entities, beneficial owners of pass-through entities, trusts, governmental authorities or agencies, dealers and traders in securities, subchapter S corporations, Persons who hold Claims or who will hold the New Common Stock, the Subscription Rights or the Exit Facility Loans as part of a straddle, hedge, conversion transaction or other integrated investment, persons using a mark-to-market method of accounting, and Holders of Claims who are themselves in bankruptcy). Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds a Claim only as a “capital asset” (within the meaning of section 1221 of the Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form, and that the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the Code. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than any other Holder of a Claim of the same Class or Classes, and the tax consequences to such Holders may differ materially from those described below. This summary does not address the U.S. federal income tax consequences to Holders (a) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (b) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim that is: (a) an individual citizen or resident of the U.S. for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust (i) if a court within the U.S. is able to exercise primary jurisdiction over the trust’s administration and one or more “United States persons” (within the meaning of section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of section 7701(a)(30) of the Code). For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims should consult their tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to Debtors and Reorganized Debtors.

1.	Effects of Restructuring on Tax Attributes of Debtors.

Chaparral is the parent of a consolidated U.S. federal income tax group that includes those Debtors that are treated as corporations for U.S. federal income tax purposes (the “Tax Group”). The Tax Group has significant net operating loss (“NOL”) carryforwards as of December 31, 2019, and certain other favorable tax attributes, including interest expense carryforwards. A portion of these NOLs and certain other attributes is allocable to periods prior to the effective date of the Prior Cases and, accordingly, such NOLs and other attributes are subject to current limitations under section 382 of the Code due to a prior ownership change that occurred in connection with the Prior Cases (the “Existing 382 Limitations”). The Debtors expect to generate additional tax losses in the current year, which will ultimately increase the Debtors’ NOLs. As discussed below, the amount of the Tax Group’s NOLs (including certain NOLs incurred after the Effective Date) and other tax attributes may be significantly reduced or otherwise subject to limitations in connection with the implementation of the Plan.

2.	Cancellation of Debt and Reduction of Tax Attributes.

In general, absent an exception, the Debtors will realize and recognize cancelation of debt income (“COD Income”) upon satisfaction of their outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the sum of (i) the fair market value of the New Common Stock, (ii) the issue price of the Exit Facility Loans, (iii) the amount of the Cash and (iv) the fair market value, if any, of the Subscription Rights, in each case, given in satisfaction of such satisfied indebtedness at the time of the exchange.

Under section 108 of the Code, the Debtors will not, however, be required to include any amount of COD Income in gross income if the Debtors are under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, the Debtors must reduce their tax attributes by the amount of COD Income that they excluded from gross income pursuant to section 108 of the Code. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the Reorganized Debtors will remain subject immediately after the discharge); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, the Debtors may elect first to reduce the basis of their depreciable assets pursuant to section 108(b)(5) of the Code, in which case such reduction would not be subject to the limitation described in clause (e) of the previous sentence. The Debtors do not intend to make such an election. The reductions described above with respect to NOLs and NOL carryforwards or with respect to capital loss carryovers are made first in the loss for the taxable year of the discharge and then in the carryovers to such taxable year in the order of the taxable years from which each such carryover arose. Carryover of disallowed interest expense would not be a tax attribute subject to such reduction unless future Treasury Regulations provide to the contrary. Any excess COD Income over the amount of available tax attributes will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact.

In connection with the Restructuring Transactions, the Debtors expect to realize significant COD Income. The exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan. The Debtors expect that the amount of such COD Income will substantially reduce the Debtors’ NOLs.

(a)	Limitation on NOLs and Other Tax Attributes.

After giving effect to the reduction in tax attributes pursuant to excluded COD Income described above, the Reorganized Debtors’ ability to use any remaining tax attributes post-emergence will be subject to certain limitations under sections 382 and 383 of the Code.

Under sections 382 and 383 of the Code, if the Debtors undergo an “ownership change,” the amount of any remaining NOLs, tax credit carryforwards, net unrealized built-in losses, interest expense carryforwards and possibly certain other attributes of the Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a “net unrealized built-in loss” at the time of an ownership change (taking into account most assets and items of built-in gain and deductions), then, generally, built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtors expect to have a net unrealized built-in loss on the Effective Date.

The rules of section 382 of the Code are complicated, but as a general matter, subject to the additional discussion of section 382 below, the Debtors anticipate that the issuance of New Common Stock pursuant to the Plan will result in an “ownership change” of the Debtors for these purposes, and that the Reorganized Debtors’ use of the Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Code applies.

Where a corporation is subject to a prior annual limitation(s), the new limitation also applies, effectively subjecting any Pre-Change Losses that pre-date the prior ownership change(s) to the more restrictive of the limitations. Accordingly, any limitations imposed pursuant to the ownership change as result of the Plan will apply in addition to the Existing 382 Limitations. Moreover, any other ownership change (i.e., any ownership change in addition to the prior ownership change that occurred in connection with the Prior Cases and the expected ownership change pursuant to the Plan) would result in an annual limitation on the Debtors’ use of the Tax Group’s consolidated NOLs (and possibly other tax attributes) attributable to the period prior to such date. It is likely that any ownership change prior to the Effective Date would result in a significant portion of the Tax Group’s existing NOLs (and possibly other tax attributes) being unusable in periods after such ownership change. The Debtors do not believe that such an ownership change has occurred to date and do not expect one to occur prior to the Effective Date but there can be no assurances in this regard. The remainder of this discussion assumes that no such ownership change has occurred or will occur prior to the Effective Date.

i.	General Section 382 Annual Limitation.

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs, or 0.89% percent for August 2020). Section 383 of the Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

ii.	Special Bankruptcy Exception.

An elective exception is available with respect to the foregoing rules (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of (a) the value of the New Common Stock immediately after the ownership change (subject to certain adjustments) or (b) the value of the Debtors’ assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The resulting limitation would be determined under the regular rules for ownership changes.

C.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims.

The following discussion assumes that the Debtors will structure the Restructuring Transactions as currently contemplated by the Plan (i.e., as a recapitalization of the existing Chaparral). Holders of Claims are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

The U.S. federal income tax consequences to U.S. Holders of certain Claims will depend on whether the Claims surrendered constitute “securities” for U.S. federal income tax purposes. Neither the Code nor the Treasury Regulations promulgated pursuant thereto define the term “security.” Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

The Senior Notes had a term to maturity of approximately five years when issued. Accordingly, a U.S. Holder of the Senior Notes should consult their own tax advisor to determine whether the Senior Notes should be treated as securities for U.S. federal income tax purposes.

The Exit Facility Loans are secured obligations with a term of less than five years and, accordingly, the remainder of this discussion assumes that the Exit Facility Loans do not qualify as securities for U.S. federal income tax purposes.

1.	Consequences to U.S. Holders of RBL Claims (Class 3).

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release and discharge of the RBL Claims, each Holder thereof will receive as consideration (a) its pro rata share of the All Lender Portion (in cash) and (b) (i) if such Holder elects to participate in the Exit Revolving Facility, (x) such Holder’s pro rata share of the Exit Facility Revolving Lender Portion and (y) Exit Facility Revolving Loans with a principal amount equal to the amount of such Holder’s Allowed RBL Claim (after application of the All Lender Portion and the Exit Facility Revolving Lender Portion to such Holder’s Allowed RBL Claim) or (ii) if such Holder does not elect to participate in the Exit Revolving Facility, Second Out Term Loans with a principal amount equal to the amount of such Holder’s RBL Claim (after application of the All Lender Portion to such Holder’s Allowed RBL Claim) (the “RBL Claims Exchange”).

The Debtors expect, and the discussion below assumes, that the RBL Claims Exchange will be treated as a taxable exchange of the RBL Claims for (i) cash (the All Lender Portion and, if applicable, the Exit Facility Revolving Lender Portion) and (ii) the applicable Exit Facility Loans (i.e., the Exit Facility Revolving Loans or the Second Out Term Loans).

(a)	Taxable Exchange.

Each U.S. Holder of an RBL Claim should recognize gain or loss equal to the difference between (x) the sum of (i) the U.S. Holder’s pro rata share of the All Lender Portion and, if such Holder elects to participate in the Exit Revolving Facility, U.S. Holder’s pro rata share of the Exit Facility Revolving Lender Portion and (ii) the issue price of the Exit Facility Loans (as further discussed below) received in the RBL Claims Exchange, and (y) the U.S. Holder’s adjusted tax basis in its RBL Claims. The character of such gain or loss as capital gain or loss or ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the RBL Claim in such U.S. Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to such RBL Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its RBL Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations, as discussed below. To the extent that a portion of the consideration received in exchange for its RBL Claim is allocable to accrued but untaxed interest, the U.S. Holder may recognize ordinary income. A U.S. Holder’s tax basis in the Exit Facility Loans should be equal to the issue price of the Exit Facility Loans (as further discussed below). A U.S. Holder’s holding period for the Exit Facility Loans received on the Effective Date should begin on the day following the Effective Date.

(b)	Issue Price.

The issue price of the applicable Exit Facility Loan would be determined based on whether the applicable Exit Facility Loan or the RBL Claims are considered to be traded on an “established market” for U.S. federal income tax purposes (“publicly traded”). A debt instrument is not treated as publicly traded if the stated principal amount of an issue that includes the debt instrument does not exceed $100 million (the “Small Issue Exception”). The Second Out Term Loans are expected to have a stated principal amount of less than $100 million and, therefore, are not expected to be considered to be publicly traded based on the Small Issue Exception. The Exit Facility Revolving Loans is expected to have a stated principal amount in excess of $100 million.

In general, a debt instrument will be treated as traded on an established securities market if, at any time during the 31-day period ending 15 days after the issue date, (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments, (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property, and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property, or (c) there are one or more “indicative” quotes available from at least one broker, dealer or pricing service for property. Whether the RBL Claims or the Exit Facility Revolving Loans are considered “publicly traded” may not be known until after the Effective Date.

The Debtors do not expect the RBL Claims or the Exit Facility Loans to be publicly traded. Assuming that neither the RBL Claims nor the Exit Facility Loans are publicly traded, the issue price of the Exit Facility Loans should be the stated principal amount of the Exit Facility Loans because the interest rate of each Exit Facility Loan is expected to exceed the applicable federal rate published by the IRS. However, the rules regarding the issue price determination are complex and highly detailed, and U.S. Holders of the RBL Claims are urged to consult their tax advisors regarding the determination of the issue price of the Exit Facility Loans.

2.	Consequences to U.S. Holders of Senior Notes Claims (Class 4).

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release and discharge of the Senior Notes Claims, each Holder thereof will receive as consideration its Pro Rata share of (i) New Common Stock and (ii) the Subscription Rights.

The Debtors currently expect, and this discussion assumes, that the receipt of the Subscription Rights by U.S. Holders of the Senior Notes Claims will be treated as a separate exchange transaction that is distinct from, and occurs immediately prior to, the exercise of the Subscription Rights by such U.S. Holders electing to acquire the New Convertible Notes. However, there can be no assurance that the IRS will agree with this treatment, and the IRS may assert that the initial exchange and the exercise of Subscription Rights pursuant to the Rights Offering should be combined as a single transaction. U.S. Holders of the Senior Notes Claims are urged to consult their tax advisors regarding the treatment of the receipt of the Subscription Rights and the subsequent exercise of any Subscription Rights.

The U.S. federal income tax consequences to U.S. Holders of the Senior Notes Claims will also depend on whether the New Convertible Notes are treated as debt or equity interest for U.S. federal income tax purposes. The determination of whether an obligation represents a debt or equity interest is based on all the relevant facts and circumstances at the time the obligation is issued. The Debtors will not request any ruling from the IRS regarding the treatment of the New Convertible Notes for U.S. federal income tax purposes and the IRS or a court may conclude that the New Convertible Notes should be treated as equity for U.S. federal income tax purposes. U.S. Holders of the Senior Notes Claims should consult their tax advisors as to the proper characterization of the New Convertible Notes for U.S. federal income tax purposes. The remainder of the discussion in this disclosure assumes that the New Convertible Notes will be treated as debt for U.S. federal income tax purposes.

(a)	Treatment if Senior Notes Claims Are Not Treated as Securities.

To the extent that a U.S. Holder’s Senior Notes Claim is not treated as a security, such U.S. Holder would be treated as exchanging its Claim for the New Common Stock and Subscription Rights in a fully taxable exchange under section 1001 of the Code. A U.S. Holder of a Senior Note Claim who is subject to this treatment should recognize gain or loss equal to the difference between (i) the total fair market value of the New Common Stock and Subscription Rights received in exchange for its Senior Notes Claim and (ii) the U.S. Holder’s adjusted tax basis in its Senior Notes Claims. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Senior Notes Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations, as discussed below. To the extent that a portion of the consideration received in exchange for its Senior Notes Claim is allocable to accrued but untaxed interest, the U.S. Holder may recognize ordinary income. A U.S. Holder’s tax basis in the New Common Stock and Subscription Rights should be equal to their respective fair market values. A U.S. Holder’s holding period for each items of consideration received on the Effective Date should begin on the day following the Effective Date.

(b)	Treatment if Senior Notes Claims Are Treated as Securities.

If the Senior Notes Claims are treated as securities, then the exchange of such Claims should be treated as a “recapitalization” within the meaning of section 368(a)(1)(E) of the Code (the “Recapitalization”). Subject to the rules relating to accrued but unpaid interest (or OID) or market discount, if the exchange is treated as a Recapitalization, a U.S. Holder of a Senior Note Claim will not recognize loss upon such exchange, but may recognize gain (calculated as described under “—Treatment if Senior Notes Claims Are Not Treated as Securities” above, if any, to the extent of the fair market value, if any, of the Subscription Rights received in satisfaction of its Claim. The character of such gain would also be determined in accordance with the principles discussed under “—Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims” above.

A U.S. Holder’s aggregate tax basis in any New Common Stock received in satisfaction of its Senior Notes Claim will equal the U.S. Holder’s aggregate adjusted tax basis in its Senior Notes Claim decreased by the fair market value of any Subscription Rights taken into account in determining the amount recognized by such U.S. Holder and increased by any gain recognized by such U.S. Holder in the exchange. In general, the U.S. Holder’s holding period for the New Common Stock received will include the U.S. Holder’s holding period for the Senior Note Claim except to the extent issued in respect of a Senior Note Claim for accrued but unpaid interest. A U.S. Holder’s tax basis in any Subscription Rights received will equal the fair market value, if any, of such Subscription Rights. For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest and OID” and “Market Discount” below.

3.	Treatment of Subscription Rights.

U.S. Holders who elect not to exercise their Subscription Rights may be entitled to claim a (likely short-term capital) loss equal to the amount of tax basis allocated to the unexercised Subscription Rights they receive. Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the Subscription Rights they receive. For U.S. Holders electing to exercise their Subscription Rights, such a U.S. Holder will be treated as purchasing, in exchange for its applicable Subscription Rights and the amount of Cash funded by the U.S. Holder to exercise its applicable Subscription Rights, the New Convertible Notes it is entitled to pursuant to the terms of the exercised Subscription Rights. Any such purchase generally will be treated as the exercise of an option under general tax principles, and as such a U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes on the exercise. A U.S. Holder’s tax basis in the New Convertible Notes received pursuant to the exercise will equal the sum of the amount of Cash paid by the U.S. Holder to exercise its Subscription Rights plus such U.S. Holder’s tax basis in its Subscription Rights immediately before the exercise (which, as described above, should be equal the fair market value, if any, of such Subscription Rights). A U.S. Holder’s. holding period for the New Convertible Notes received on the Effective Date pursuant to the exercise of a Subscription Right should begin on the day following the Effective Date.

4.	Accrued Interest and OID.

To the extent that any amount received by a U.S. Holder of an exchanged Claim is attributable to accrued but unpaid interest (or original issue discount (“OID”) on the debt instruments constituting the exchanged Claim, the receipt of such amount should be recognized by the U.S. Holder as ordinary interest income (to the extent not already included in income by the U.S. Holder). Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest previously was recognized by the U.S. Holder but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point. The tax basis of any non-Cash consideration treated as received in satisfaction of accrued but unpaid interest (or OID) should equal the amount of such accrued but unpaid interest (or OID). The holding period for such non-Cash consideration should begin on the day following the receipt of such consideration.

If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on a Claim, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. Under the Plan, except where provided otherwise therein and except to Holders of Allowed RBL Claims, the aggregate consideration to be distributed to U.S. Holders of Claims in each Class will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. However, the IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan.

U.S. HOLDERS OF CLAIMS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PROPER ALLOCATION OF THE CONSIDERATION RECEIVED BY THEM UNDER THE PLAN AND THE U.S. FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

5.	Market Discount.

Under the “market discount” provisions of the Code, some or all of any gain realized by a U.S. Holder of a Claim may be treated as ordinary income (instead of capital gain) to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) in the case of a debt instrument issued without OID, the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with OID, its “revised issue price,” in each of the cases of clauses (a)-(b), by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that the Senior Notes Claims that were acquired with market discount are exchanged in a Recapitalization, any market discount that accrued on the Senior Notes Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount with respect to the exchanged debt instrument.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE MARKET DISCOUNT RULES TO THEIR CLAIMS.

6.	Dividends (and Constructive Dividends) on New Common Stock and Constructive Dividends on New Convertible Notes.

Any distributions made on account of New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized Chaparral as determined under U.S. federal income tax principles. To the extent that a U.S. Holder receives a total amount of distributions that exceeds such current and accumulated earnings and profits, such distributions (a) will first be treated as a non-taxable return of capital and reduce the U.S. Holder’s basis in its New Common Stock, and (b) next, any portion of such distributions in excess of the U.S. Holder’s basis in its New Common Stock (determined on a share-by-share basis) generally will be treated as capital gain.

Any such dividends on New Common Stock paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as the distributing corporation has earnings and profits at least equal to the amount of such dividends prior to the distribution of such dividends. However, the dividends-received deduction is only available if such U.S. Holder satisfies certain holding period requirements with respect to its New Common Stock. Such holding period is reduced for any period during which such U.S. Holder’s risk of loss with respect to the New Common Stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that such U.S. Holder’s investment in the New Common Stock on which the dividend is paid is directly attributable to indebtedness incurred, all or a portion of the dividends-received deduction may be disallowed.

Under section 305 of the Code, certain transactions that result in an increase in the proportionate interest of a holder of stock or convertible debt in a corporation’s assets are treated as creating deemed distributions to such holder in respect of such interest. Any deemed distribution will be taxed and reported to the IRS in the same manner as an actual distribution on stock (described above), and thus could potentially be taxable as a dividend (in whole or in part), despite the absence of any actual payment of cash (or property) to the holder in connection with such distribution. In particular, a Holder of a New Convertible Note may be entitled to certain adjustments to the amount of New Common Stock receivable upon conversion of such New Convertible Note. As a result, under certain circumstances, a U.S. Holder of a New Convertible Note may be treated as receiving a constructive distribution for U.S. federal income tax purposes, which would be taxable in a manner similar to an ordinary distribution on stock (as described above). Conversely, if an event occurs that dilutes Holders of New Convertible Notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of Holders of New Common Stock could be treated as a constructive taxable stock distribution to U.S. Holders of New Common Stock.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF HOLDING NEW COMMON STOCK OR NEW CONVERTIBLE NOTES AND OF THE POSSIBILITY THAT HOLDERS WILL BE TREATED AS RECEIVING CONSTRUCTIVE DISTRIBUTIONS WITH RESPECT TO THEIR NEW COMMON STOCK OR NEW CONVERTIBLE NOTES.

7.	Sale, Redemption or Other Taxable Disposition of New Common Stock.

U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, retirement or other taxable disposition of New Common Stock, unless such disposition occurs pursuant to a reorganization or other tax- free transaction. Such capital gain will be long-term capital gain if at the time of the sale, redemption, retirement or other taxable disposition, the U.S. Holder held the New Common Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. Under the recapture rules of section 108(e)(7) of the Code, a U.S. Holder may be required to treat gain recognized on such dispositions of the New Common Stock as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Claim or recognized an ordinary loss on the exchange of its Claim for New Common Stock.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS FOR FEDERAL INCOME TAX PURPOSES ON THE SATISFACTION OF THEIR CLAIMS.

8.	Limitation on Use of Capital Losses.

A U.S. Holder of a Claim who recognizes capital losses as a result of the transactions undertaken pursuant to the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains recognized (without regard to holding periods), and also ordinary income recognized to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of such capital losses over such capital gains. A non-corporate U.S. Holder may carry over unused capital losses recognized and apply them against future capital gains recognized and a portion of its ordinary income recognized for an unlimited number of years. For corporate U.S. Holders, capital losses recognized may only be used to offset capital gains recognized. A corporate U.S. Holder that recognizes more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

9.	Certain Considerations Regarding Exit Facility Loans.

(a)	Acquisition Premium and Bond Premium.

If a U.S. Holder of an RBL Claim receives an initial tax basis in an Exit Facility Loan that is less than or equal to the stated redemption price at maturity of such debt instrument, but greater than the adjusted issue price of such debt instrument, the U.S. Holder should be treated as acquiring such debt instrument with an “acquisition premium.” Unless an election is made, the U.S. Holder generally should reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s initial tax basis in its interest in such debt instrument over such debt instrument’s adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on such debt instrument (other than amounts that are “qualified stated interest”) over its adjusted issue price.

If a U.S. Holder of an RBL Claim receives an initial tax basis in an Exit Facility Loan that exceeds the stated redemption price at maturity of such debt instrument, such U.S. Holder will not have to include any OID on the Exit Facility Loans in gross income and should be treated as acquiring such debt instrument with “bond premium.” Such U.S. Holder generally may elect to amortize the bond premium over the term of such debt instrument on a constant-yield method as an offset to interest when includible in income under such U.S. Holder’s regular tax accounting method. If a U.S. Holder does not elect to amortize the premium, that premium may decrease the gain or increase the loss such U.S. Holder would otherwise recognize on disposition of such debt instrument.

(b)	Payments of Qualified Stated Interest and OID.

A debt instrument, such as an Exit Facility Loan, is treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by more than a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” multiplied by the number of remaining whole years to maturity). A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than qualified stated interest. Stated interest payable at a fixed rate is qualified stated interest if it is unconditionally payable in cash at least annually. The terms of the Exit Facility Loans have not yet been determined; to the extent not all the interest on an Exit Facility Loan is unconditionally payable in cash at least annually, such Exit Facility Loan may be considered to be issued with OID. Moreover, an Exit Facility Loans could be treated as issued with OID to the extent the issue price of such Exit Facility Loan is less than its stated principal amount.

A U.S. Holder (whether a cash- or accrual-method taxpayer) generally should be required to include OID in gross income (as ordinary income) as the OID accrues (on a constant-yield-to-maturity basis), in advance of the U.S. Holder’s receipt of cash payments attributable to this OID. In general, the amount of OID includible in the gross income of a U.S. Holder should be equal to a ratable amount of OID with respect to the applicable Exit Facility Loan for each day in an accrual period during the taxable year or portion of the taxable year in which a U.S. Holder held the Exit Facility Loan. An accrual period may be of any length and the accrual periods may vary in length over the term of the Exit Facility Loan, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of (i) the adjusted issue price of the Exit Facility Loan at the beginning of such accrual period and (ii) its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period over (b) the sum of the stated interest payments on the Exit Facility Loan allocable to the accrual period.

If interest other than qualified stated interest is paid in cash on an Exit Facility Loan, a U.S. Holder should not be required to adjust its OID inclusions. Instead, each payment made in cash under the Exit Facility Loan should be treated first as a payment of any accrued OID that has not been allocated to prior payments and then as a payment of principal. A U.S. Holder generally should not be required to include separately in income cash payments received on an Exit Facility Loan to the extent such payments constitute payments of previously accrued OID. The OID rules are complex and U.S. Holders are urged to consult their tax advisors regarding the application of the OID rules to the Exit Facility Loans.

(c)	Sale, Retirement or Other Taxable Disposition.

A U.S. Holder of an Exit Facility Loan will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the Exit Facility Loan equal to the difference between the amount realized upon the disposition (less the amount allocable to any accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the Exit Facility Loan. A U.S. Holder’s tax basis in an Exit Facility Loan should be its “issue price” reduced by any principal payments received on the Exit Facility Loan, unless the Exit Facility Loan was issued with OID in excess of the de minimis amount, in which case its tax basis would be its “adjusted issue price” at the time of the disposition. Any gain or loss on the sale, redemption, retirement or other taxable disposition of an Exit Facility Loan generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Exit Facility Loan for more than one year as of the date of disposition. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. As discussed above, there are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.

10.	Certain Considerations Regarding New Convertible Notes.

(a)	Certain Contingencies.

In certain circumstances, the Debtors may be obligated to pay interest on the New Convertible Notes in kind (“PIK Interest”) or to pay amounts in excess of principal on the New Convertible Notes. These obligations may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments,” in which case the timing and amount of income inclusions and the character of income recognized by U.S. Holders of the New Convertible Notes may be different from the consequences discussed herein. Under these Treasury Regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies, individually or in the aggregate, are considered “remote” or “incidental.” Although the matter is not free from doubt, the Debtors intend to take the position that the foregoing contingencies are remote and/or incidental, individually and in the aggregate, within the meaning of the applicable Treasury Regulations as of the date hereof, and thus do not result in the New Convertible Notes being treated as contingent payment debt instruments under applicable Treasury Regulations.

In addition, Reorganized Chaparral has the right to pay interest either (i) in cash at a rate of 9% or (ii) in kind at a rate of 13%, in each case at least annually, unless, as described above, Reorganized Chaparral is obligated to pay interest in kind. This right may also implicate the provisions of the Treasury Regulations relating to contingent payment debt instruments. However, under these Treasury Regulations, an issuer’s “unconditional” right to make payments on a debt instrument under alternative payment schedules will not cause (by itself) a debt instrument to be treated as a contingent payment debt instrument. The applicable Treasury Regulations do not specify whether a right conditioned on a remote or incidental occurrence is treated as an “unconditional” right for purposes of the relevant Treasury Regulations. As described above, the Debtors intend to take the position that the circumstances obligating the Debtors to pay interest on the New Convertible Notes in kind are remote and/or incidental, individually and in the aggregate, as of the date hereof. Accordingly, although the matter is not free from doubt, the Debtors intend to take the position that the Reorganized Chaparral’s right to pay interest either (i) in cash at a rate of 9% or (ii) in kind at a rate of 13%, is “unconditional,” and thus does not result in the New Convertible Notes being treated as contingent payment debt instruments under applicable Treasury Regulations.

The Debtors’ positions are binding on a U.S. Holder of the New Convertible Notes, unless the U.S. Holder discloses in the proper manner to the IRS on its tax return for the year during which it acquires the New Convertible Notes that it is taking a different position. However, the Debtors’ positions are not binding on, and may be challenged by, the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a U.S. Holder’s income and could cause the gain from the sale or other disposition of a New Convertible Note to be treated as ordinary income rather than capital gain. This disclosure assumes that the New Convertible Notes will not be considered contingent payment debt instruments.

U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE POTENTIAL APPLICATION TO THE NEW CONVERTIBLE NOTES OF THE CONTINGENT PAYMENT DEBT INSTRUMENT TREASURY REGULATIONS AND THE CONSEQUENCES THEREOF.

(b)	Interest and OID on New Convertible Notes.

Pursuant to the Plan, Reorganized Chaparral has the right to pay interest either (i) in cash at a rate of 9% or (ii) in kind at a rate of 13%, in each case at least annually. Each U.S. Holder of a New Convertible Note will be required to account for the interest payable with respect to the New Convertible Note using the OID rules of the Code. In general, a debt instrument is treated as having OID to the extent its “stated redemption price at maturity” exceeds its “issue price.”

The “stated redemption price at maturity” of a New Convertible Note is generally equal to the sum of all payments to be made under the loan other than “qualified stated interest.” Qualified stated interest is any interest that is unconditionally payable in cash or in property (other than other debt instruments of the issuer) at least annually at a single fixed rate. Because Reorganized Chaparral will have the option to either pay the interest in cash or in kind, interest on the New Convertible Notes is not unconditionally payable at least annually in cash or other property (other than other debt instruments of the issuer). Therefore, none of the interest will be qualified stated interest for purposes of determining whether the New Convertible Notes are issued with OID.

Pursuant to the applicable Treasury Regulations, the “issue price” of each New Convertible Note will be the purchase price that must be paid in order to exercise a Subscription Right to purchase a New Convertible Note pursuant to the Rights Offering.

Since the New Convertible Notes will be treated as issued with OID, each U.S. Holder will be required to accrue the OID in respect of the New Convertible Notes received, and include such amount in its gross income as interest, over the term of such loan based on the constant-yield method. Under the applicable Treasury Regulations, if an issuer has an unconditional right to make payments under a debt instrument under alternative payment schedules, then, for purposes of determining such debt instrument’s yield to maturity, the issuer is deemed to exercise or not exercise such right in a manner that minimizes the yield on the debt instrument. The yield to maturity of the New Convertible Notes, therefore, will initially be determined on the basis that all interest payments will be paid in cash. If, however, Reorganized Chaparral subsequently pays interest in kind, the yield to maturity and the amount of OID of a New Convertible Note for future periods will be re-determined by treating the New Convertible Note as having been retired and reissued for an amount equal to its adjusted issue price at that time. A U.S. Holder’s tax basis in a New Convertible Note will be increased by the amount of any OID included in income and reduced by any cash payments made with respect to such New Convertible Note.

(c)	Conversion of New Convertible Notes into New Common Stock.

U.S. Holders of New Convertible Notes generally will not recognize gain or loss upon the conversion of the New Convertible Notes solely into shares of New Common Stock, other than with respect to cash received in lieu of fractional shares, which should be treated as described below, and other than amounts attributable to accrued but unpaid interest, which should be taxable as interest to the extent not previously included in income. A U.S. Holder’s tax basis in the New Common Stock received upon such a conversion (including any fractional share deemed received, but excluding any common stock attributable to accrued interest, the tax basis of which would equal its fair market value) will be the same as the U.S. Holder’s adjusted tax basis in the New Convertible Note converted. A U.S. Holder’s holding period for such New Common Stock should include the holding period for the notes that were converted, except with respect to New Common Stock attributable to accrued interest (the holding period of which would begin the day after the New Common Stock is received).

If a U.S. Holder receives solely cash in exchange for a New Convertible Note upon conversion, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder disposed of the New Convertible Note in a taxable disposition (as described below under “—Sale, Redemption or Other Taxable Disposition of New Convertible Notes”).

In the event that Reorganized Chaparral delivers New Common Stock and cash upon such a conversion, the U.S. federal income tax treatment of the conversion is uncertain. U.S. Holders should consult their tax advisors regarding the consequences of such a conversion.

(d)	Sale, Redemption or Other Taxable Disposition of New Convertible Notes.

Except as described above under “—Conversion of New Convertible Notes into New Common Stock,” a U.S. Holder generally will recognize gain or loss upon a sale, redemption or other taxable disposition of a New Convertible Note equal to the difference between the amount received and the U.S. Holder’s adjusted tax basis in the New Convertible Note at that time. A U.S. Holder’s adjusted tax basis in a New Convertible Note received on an exercise of a Subscription Right will generally be equal to the sum of the U.S. Holder’s tax basis in the Subscription Right and the amount paid for the New Convertible Note, increased by any OID and market discount that the U.S. Holder previously included in income with respect to the New Convertible Note and reduced by any payments of cash.

Although not free from doubt, the U.S. Holder’s adjusted tax basis and adjusted issued price in a New Convertible Note should be allocated between the New Convertible Note and the additional New Convertible Note received in respect of PIK Interest thereon in proportion to their relative principal amounts. The U.S. Holder’s holding period in the additional New Convertible Note received in respect of PIK Interest would likely be identical to the holding period for the New Convertible Note with respect to which the additional New Convertible Note in respect of PIK Interest was received.

Subject to the treatment of a portion of any gain as ordinary income to the extent of any previously unreported market discount accrued on a New Convertible Note, any gain or loss recognized on the sale, redemption or other taxable disposition of such New Convertible Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, redemption or other taxable disposition, the U.S. Holder has held the New Convertible Note for more than one year. As discussed below, there are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF DISPOSING OF, IN SEPARATE TRANSACTIONS, A NEW CONVERTIBLE NOTE AND ANY ADDITIONAL NEW CONVERTIBLE NOTE ISSUED AS PIK INTEREST WITH RESPECT TO SUCH NEW CONVERTIBLE NOTE.

11.	Medicare Tax.

Certain U.S. Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of the New Common Stock, New Convertible Notes and the Exit Facility Loans.

D.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims.

The following discussion assumes that the Debtors will structure the Restructuring Transactions as currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Restructuring Transactions to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex, and each Non-U.S. Holder should consult its tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan to such Non-U.S. Holder.

Whether a Non-U.S. Holder realizes gain or loss pursuant to the transactions undertaken as part of the Plan and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

1.	Gain Recognition on Exchange of Claims.

To the extent that the Restructuring Transactions are treated as a taxable exchange or otherwise result in the recognition of taxable gain for U.S. federal income tax purposes, any gain realized by a Non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met, or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.).

If the first exception applies, to the extent that any gain is taxable, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder. To claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Interest Payments; Accrued Interest (and OID).

As described under “—Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims—Consequences to U.S. Holders of Senior Notes Claims (Class 4)” above, the treatment of the New Convertible Notes for U.S. federal income tax purposes is uncertain. This discussion assumes that the New Convertible Notes will be treated as debt for U.S. federal income tax purposes, but Non-U.S. Holders should consult their tax advisors regarding the proper characterization of the New Convertible Notes for U.S. federal income tax purposes.

Payments to a Non-U.S. Holder that are attributable to either (a) interest on (or OID accruals with respect to) the Exit Facility Loans and the New Convertible Notes received under the Plan or (b) accrued but unpaid interest on a Non-U.S. Holder’s Claim, in each case generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless:

•

the Non-U.S. Holder actually or constructively owns 10 percent or more of the total combined voting power of all classes of equity of the Debtor obligor on a Claim (in the case of consideration received in respect of accrued but unpaid interest) or Reorganized Chaparral on the debt received under the Plan (in the case of interest payments with respect thereto);

•	the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Debtor obligor (each, within the meaning of the Code);

•	the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Code; or

•

such interest (or OID) is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but unpaid interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on (a) interest on debt received under the Plan and (b) payments that are attributable to accrued but unpaid interest on such Non-U.S. Holder’s Claim. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.	Dividends on New Common Stock and Constructive Dividends on New Convertible Notes.

Any distributions made on account of New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized Chaparral as determined under U.S. federal income tax principles. Distributions that are treated as return of capital or gain could be subject to withholding tax at a rate of 15% if we are considered a USRPHC (defined below) and certain other conditions are met, as described below under “–Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims–Sale, Redemption or Other Taxable Disposition of New Common Stock or New Convertible Note.”

Except as described below, any such dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.) will be subject to U.S. federal withholding tax at a rate of 30 percent (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments.

Dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.) generally will be subject to U.S. federal income tax as if the Non-U.S. Holder were a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

As discussed under “—Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims—Dividends (and Constructive Dividends) on New Common Stock and Constructive Dividends on New Convertible Notes” above, under certain circumstances, a Holder of a New Convertible Note (or New Common Stock) may be treated as receiving a constructive distribution for U.S. federal income tax purposes, which would generally be taxable in a manner similar to an ordinary distribution on stock (as described above). Non-U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends. If Reorganized Chaparral is required to pay any withholding taxes in connection with any constructive dividends allocable to a Non-U.S. Holder, Reorganized Chaparral may reduce other payments or amounts owing to the Non-U.S. Holder on account of such payment.

4.	Sale, Redemption or Other Taxable Disposition of New Common Stock or New Convertible Notes.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Common Stock or New Convertible Notes, unless:

•

such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the U.S.;

•

such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.); or

•

in the case of the sale of New Common Stock or New Convertible Notes, Reorganized Chaparral is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition.

If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

With respect to the third exception above, the Debtors believe that Chaparral currently is, and Reorganized Chaparral will be, a USRPHC. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

If Reorganized Chaparral is a USRPHC, and if New Common Stock is in the year of its disposition traded on an “established securities market” (within the meaning of applicable U.S. Treasury regulations):

•

with respect to a disposition of New Common Stock, if the Non-U.S. Holder has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of New Common Stock or the Non-U.S. Holder’s holding period, more than 5% of New Common Stock, the Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain from the disposition;

•	with respect to a disposition of New Convertible Notes:

o

if the New Convertible Notes are regularly traded on an established securities market in the year of its disposition and the Non-U.S. Holder has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of the New Convertible Notes (including conversion) or the Non-U.S. Holder’s holding period, more than 5% of the New Convertible Notes outstanding, the Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain from the disposition.

o

if the New Convertible Notes are not regularly traded on an established securities market in the year of its disposition, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the gain from the disposition (including conversion) and the transferee of the New Convertible Notes generally will be required to withhold 15% of the gross proceeds payable to the Non-U.S. Holder if on the date the Non-U.S. Holder acquired the New Convertible Notes they had a fair market value greater than 5% of the fair market value of New Common Stock outstanding. For this purpose, if the Non-U.S. Holder subsequently acquires additional New Convertible Notes, then such New Convertible Notes will be aggregated and valued as of the date of the subsequent acquisition in order to apply the 5% limitation.

If, during the calendar year in which the relevant sale, exchange or other taxable disposition occurs, Reorganized Chaparral is a USRPHC, and if New Common Stock is not regularly traded on an “established securities market” (within the meaning of applicable U.S. Treasury regulations), the Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain from the disposition of the New Convertible Notes or New Common Stock (regardless of the amount of New Convertible Notes or New Common Stock owned), and transferees of the New Convertible Notes or New Common Stock will generally be required to withhold 15% of the gross proceeds payable to the Non-U.S. Holder. The gain from the disposition will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. Holder.

If the gain from any disposition is subject to tax as described above, it will be taxed as if the Non-U.S. Holder were a U.S. Holder.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE FOREGOING RULES TO THEIR OWNERSHIP AND DISPOSITION OF THE NEW CONVERTIBLE NOTES OR NEW COMMON STOCK, AND IN PARTICULAR WITH RESPECT TO THE POTENTIAL CONSEQUENCES OF REORGANIZED CHAPARRAL BEING A USRPHC.

5.	Conversion of New Convertible Notes into New Common Stock.

The conversion of a New Convertible Note solely into shares of New Common Stock and cash in lieu of a fractional share of New Common Stock generally will not be a taxable event, except that (a) the Non-U.S. Holder’s receipt of cash in lieu of a fractional share will be treated as a sale or other taxable disposition of such fractional share as described under “—Sale, Redemption or Other Taxable Disposition of New Common Stock or New Convertible Notes” above and (b) the fair market value of the shares of New Common Stock the Non-U.S. Holder receives with respect to accrued interest will be treated as a payment of interest as described under “—Interest Payments; Accrued Interest (and OID)” above.

Notwithstanding the foregoing, if the New Convertible Notes, but not the shares of New Common Stock into which the New Convertible Notes are convertible, are subject to the special rules governing interests in USRPHCs as described under “—Sale, Redemption or Other Taxable Disposition of New Common Stock or New Convertible Notes” above (which would arise, for example ,if New Common Stock is regularly traded on an established securities market and the Non-U.S. Holder owns New Convertible Notes in amounts exceeding certain thresholds described therein), the conversion of the New Convertible Notes solely into shares of New Common Stock would be a taxable event and the Non-U.S. Holder would be subject to U.S. tax in the same manner as described in that section. If both the New Convertible Notes and shares of New Common Stock into which the New Convertible Notes are convertible are subject to the special rules governing interests in USRPHCs as described above, then, although the conversion of the New Convertible Notes solely into shares of New Common Stock generally would not be taxable, the Non-U.S. Holder may be required to satisfy certain procedural requirements in accordance with the applicable Treasury Regulations.

If the Non-U.S. Holder converts a New Convertible Note and receives only cash or a combination of New Common Stock and cash, all or a part of the transaction may be treated as a sale, exchange or other taxable disposition of the New Convertible Note as described under “—Sale, Redemption or Other Taxable Disposition of New Common Stock or New Convertible Notes” above.

E.	FATCA.

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30 percent on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual or periodical income (including dividends (and constructive dividends), if any, on the New Common Stock and the New Convertible Notes and interest (including PIK Interest) on the Exit Facility Loans or on the New Convertible Notes), and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S.-source interest or dividends (which would include the New Common Stock, New Convertible Notes and Exit Facility Loans). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules currently only apply to U.S.-source payments of fixed or determinable, annual or periodic income. FATCA withholding rules were previously scheduled to take effect on January 1, 2019 that would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S.-source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each Non-U.S. Holder should consult its tax advisor regarding the possible impact of these rules on such Non-U.S. Holder’s ownership of the New Common Stock, New Convertible Notes and Exit Facility Loans.

F.	Information Reporting and Backup Withholding.

The Debtors and Reorganized Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends. Under the backup withholding rules, a Holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 and, in the case of a Non-U.S. Holder, such Non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption). Backup withholding is not an additional tax but is, instead, an advance payment that may entitle the Holder to a refund from the IRS to the extent it results in an overpayment of tax, provided that the required information is timely provided to the IRS.

The Debtors and Reorganized Debtors will comply with all applicable reporting requirements of the Code. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim under the Plan. In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND U.S. FEDERAL INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XI.	Recommendation of the Debtors

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to Holders of Allowed Claims and Interests than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims than proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims entitled to vote to accept or reject the Plan support Confirmation and vote to accept the Plan.

Chaparral Energy, Inc.,

on behalf of itself and each of the other Debtors

By:	/s/ Charles Duginski

Name: Charles Duginski
Title: Chief Executive Officer

Prepared By:

John H. Knight	Damian S. Schaible
Amanda R. Steele	Angela M. Libby
Brendan J. Schlauch	Jacob S. Weiner
RICHARDS, LAYTON & FINGER, P.A.	DAVIS POLK & WARDWELL LLP

One Rodney Square	450 Lexington Avenue
920 North King Street	New York, New York 10017
Wilmington, Delaware 19801	Telephone:(212) 450-4000
Telephone: (302) 651-7700	Facsimile:(212) 701-5800
Facsimile: (302) 651-7701

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: August 15, 2020

Exhibit A

Plan of Reorganization

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
CHAPARRAL ENERGY, INC., et al.,[1]	)	Case No. 20-_____ (___)
)
Debtors.	)	(Joint Administration Requested)
)

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

John H. Knight (No. 3848)	Damian S. Schaible
Amanda R. Steele (No. 5530)	Angela M. Libby
Brendan J. Schlauch (No. 6115)	Jacob S. Weiner
RICHARDS, LAYTON & FINGER, P.A.	DAVIS POLK & WARDWELL LLP

One Rodney Square	450 Lexington Avenue
920 North King Street	New York, New York 10017
Wilmington, Delaware 19801	Telephone:(212) 450-4000
Telephone: (302) 651-7700	Facsimile:(212) 701-5800
Facsimile: (302) 651-7701

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: August 15, 2020

[1]

The Debtors in these anticipated cases, along with the last four digits (or five digits, in cases in which multiple Debtors have the same last four digits) of each Debtor’s federal tax identification number, are: CEI Acquisition, L.L.C. (1817); CEI Pipeline, L.L.C. (6877); Chaparral Biofuels, L.L.C. (1066); Chaparral CO2, L.L.C. (1656); Chaparral Energy, Inc. (90941); Chaparral Energy, L.L.C. (20941); Chaparral Exploration, L.L.C. (1968); Chaparral Real Estate, L.L.C. (1655); Chaparral Resources, L.L.C. (1710); Charles Energy, L.L.C. (3750); Chestnut Energy, L.L.C. (9730); Green Country Supply, Inc. (2723); Roadrunner Drilling, L.L.C. (2399); and Trabajo Energy, L.L.C. (9753). The Debtors’ address is 701 Cedar Lake Boulevard, Oklahoma City, OK 73114.

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		31

A.	Assumption of Executory Contracts and Unexpired Leases	31
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	32
C.	Cure of Defaults and Objections to Cure Amounts and Assumption	32
D.	Insurance Policies	33
E.	Indemnification Provisions	33
F.	Director, Officer, Manager, and Employee Liability Insurance	33
G.	Employee and Retiree Benefits	34
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	34
I.	Reservation of Rights	34
J.	Nonoccurrence of Effective Date.	35
K.	Contracts and Leases Entered Into After the Petition Date	35

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		35

A.	Timing and Calculation of Amounts to Be Distributed	35
B.	Distributions on Account of Obligations of Multiple Debtors	35
C.	Distribution Agent	35
D.	Rights and Powers of Distribution Agent	35
E.	Delivery of Distributions	36
F.	Manner of Payment	37
G.	Compliance Matters	37
H.	No Postpetition or Default Interest on Claims	37
I.	Allocation Between Principal and Accrued Interest	38
J.	Setoffs and Recoupment	38
K.	Claims Paid or Payable by Third Parties	38

ARTICLE VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		39

A.	Disputed Claims and Interests Process	39
B.	Claims Administration Responsibilities.	39
C.	Estimation of Claims and Interests	40
D.	No Distributions Pending Allowance	40
E.	Distributions After Allowance	40
F.	No Interest	40

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		40

A.	Compromise and Settlement of Claims, Interests, and Controversies	40
B.	Discharge of Claims	41
C.	Release of Liens	41
D.	Debtor Release	41
E.	Third-Party Release	42
F.	Exculpation	42
G.	Injunction	43
H.	Protection Against Discriminatory Treatment	43
I.	Recoupment	44
J.	Reimbursement or Contribution	44
K.	Term of Injunctions or Stays	44
L.	Document Retention	44

ARTICLE IX. CONDITIONS TO THE EFFECTIVE DATE		44

A.	Conditions Precedent to the Effective Date.	44

ii

B.	Waiver of Conditions to Confirmation or the Effective Date	45
C.	Substantial Consummation	46
D.	Effect of Non-Occurrence of Conditions to Consummation	46

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		46

A.	Amendment and Modification of Plan	46
B.	Effect of Confirmation on Modifications	46
C.	Revocation or Withdrawal of the Plan	46

ARTICLE XI. RETENTION OF JURISDICTION		46

ARTICLE XII. MISCELLANEOUS PROVISIONS		48

A.	Immediate Binding Effect	48
B.	Additional Documents	49
C.	Statutory Fees	49
D.	Payment of Certain Fees and Expenses	49
E.	Reservation of Rights	49
F.	Successors and Assigns	49
G.	Service of Documents	49
H.	Entire Agreement	50
I.	Plan Supplement Exhibits	51
J.	Non-Severability	51
K.	Votes Solicited in Good Faith	51
L.	Waiver or Estoppel	51
M.	Closing of Chapter 11 Cases	51

INTRODUCTION

Chaparral Energy, Inc. and its affiliated debtors in the above-captioned chapter 11 cases (each a “Debtor” and, collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the respective meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1. “Ad Hoc Group” means the group or committee of Consenting Senior Noteholders represented by the Ad Hoc Group Representatives, as may be reconstituted from time to time.

2. “Ad Hoc Group Fees and Expenses” means all reasonable and documented fees and expenses of the Ad Hoc Group, including, without limitation, the reasonable and documented fees and all out-of-pocket costs and expenses of each of the Ad Hoc Group Representatives (in the case of Perella Weinberg Partners LP and Tudor, Pickering, Holt & Co., pursuant to the terms of their fee letter dated April 14, 2020 executed by the Company), in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and/or enforcement of the Restructuring Support Agreement, the Plan, the Plan Supplement, and/or any of the other Definitive Documents, the Restructuring Transactions, the Chapter 11 Cases, and/or any of the transactions contemplated by (and/or any amendments, waivers, consents, supplements or other modifications to) any of the foregoing.

1. “Ad Hoc Group Representatives” means Stroock & Stroock & Lavan LLP, Perella Weinberg Partners LP, Tudor, Pickering, Holt & Co., and Young Conaway Stargatt & Taylor, LLP and any other advisor retained by the Ad Hoc Group with the consent of the Debtors (such consent not to be unreasonably withheld).

2. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to section 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all Ad Hoc Group Fees and Expenses; and (d) Backstop Premium (if paid in cash).

3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

4. “All Lender Portion” means Cash in an amount equal to the difference of (a) the aggregate RBL Claims minus (b) the lesser of (i) $175,000,000 and (ii) the net present value, discounted at fifteen percent (15%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ (each as defined in the Exit Facility Term Sheet) collective interest in their proved developed producing oil and gas properties (as adjusted for swap or other hedging agreements in existence on the Effective Date) calculated on a six month roll-forward basis and using the Royal Bank of Canada price deck.

5. “All Holder Settlement Portion” means $1,200,000.

6. “Allowed” means with respect to any Claim or Interest, except as otherwise provided in the Plan: (a) a Claim or Interest that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim or Interest that is allowed, compromised, settled, or otherwise resolved (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim or Interest as to which a Proof of Claim or Proof of Interest, as applicable, has been timely filed and as to which no objection has been filed. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays the amount, or turns over any property, for which such Entity is liable.

7. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, or remedies which any of the Debtors, the debtors in possession, the Estates, or other appropriate parties in interest have asserted or may assert under section 502, 510, 542, 544, 545, 547 through 553, or 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law.

8. “Backstop Commitment” has the meaning set forth in the Backstop Commitment Agreement.

9. “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, dated as of August 15, 2020, by and among the Backstop Parties and Chaparral Parent, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof, setting forth, among other things, the terms and conditions of the Rights Offering, the Backstop Commitment, and the payment of the Backstop Premium, which shall be in form and substance subject to the Creditor Approval Rights.

10. “Backstop Order” means the order (which may be the Confirmation Order) entered by the Bankruptcy Court in the Chapter 11 Cases approving the Backstop Commitment Agreement, approving the Rights Offering Procedures, authorizing the Debtors’ entry into the Backstop Commitment Agreement (including all exhibits and other attachments thereto), and approving the payment of the Backstop Premium, which shall be in form and substance subject to the Creditor Approval Rights.

11. “Backstop Parties” means at any time and from time to time, the parties that have committed to backstop the Rights Offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, to the extent provided in the Backstop Commitment Agreement.

12. “Backstop Premium” means the Put Option Premium, as defined in the Backstop Commitment Agreement, in consideration for the Backstop Commitment, upon the terms set forth in the Backstop Commitment Agreement.

13. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

14. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware and, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

15. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

16. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

2

17. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

18. “Cash Collateral Order” means the interim or final, as applicable, order of the Bankruptcy Court setting forth the terms of the use of cash collateral, which shall be in form and substance subject to the Creditor Approval Rights.

19. “Cash-Out Cap” means $,.

20. “Causes of Action” means any actual or potential claims, interests, damages, remedies, causes of action, demands, rights, actions, Avoidance Actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

21. “Chaparral Parent” means Chaparral Energy, Inc.

22. “Chaparral Parent Equity Interests” means the following Interests in Chaparral Parent: (a) common stock of Chaparral Parent issued and outstanding immediately prior to the Effective Date and (b) Prior Bankruptcy Equity Interests; provided, however, that restricted stock and/or restricted stock units that have not vested or are not scheduled to be settled as of the Petition Date shall not be Chaparral Parent Equity Interests.

23. “Chapter 11 Cases” means the procedurally consolidated cases filed for the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

24. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

25. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

26. “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

27. “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

28. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

29. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan and approval of the Disclosure Statement.

30. “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtors.

31. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement, which shall be in form and substance subject to the Creditor Approval Rights.

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32. “Consenting Creditors” has the meaning ascribed to such term in the Restructuring Support Agreement.

33. “Consummation” means the occurrence of the Effective Date.

34. “Consenting Senior Noteholders” means, collectively, the Senior Noteholders that are signatories to the Restructuring Support Agreement or any subsequent Senior Noteholder that becomes party thereto in accordance with the terms of the Restructuring Support Agreement.

35. “Creditor Approval Rights” means the approval, consent and/or consultation rights of the Consenting Creditors as and to the extent set forth in Section 3 of the Restructuring Support Agreement, including over the Definitive Documents.

36. “Cure Amount” means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease and (b) permit the Debtors to assume such Executory Contract or Unexpired Lease under section 365(a) of the Bankruptcy Code.

37. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto.

38. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.D of the Plan.

39. “Definitive Documents” means (a) the Plan; (b) the Confirmation Order; (c) the Plan Supplement; (d) the New Corporate Governance Documents; (e) the Exit Facility Documents; (f) the New Convertible Notes Indenture; (g) the Backstop Commitment Agreement; (h) the Backstop Order; (i) the Rights Offering Documents; (j) the Intercreditor Agreement; (k) the New Warrant Agreements, and (l) the New Stockholders Agreement.

40. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order, which shall be in form and substance subject to the Creditor Approval Rights.

41. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order, or (c) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to the Plan be a Disputed Claim.

42. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select or designate to make or to facilitate distributions in accordance with the Plan.

43. “Distribution Record Date” means the date for determining which Holders of Allowed Claims and Interests are eligible to receive distributions pursuant to the Plan, which date shall be the Effective Date. The Distribution Record Date shall not apply to the Senior Notes or any securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with the customary procedures of DTC.

44. “DTC” means the Depository Trust Company.

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45. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.C of the Plan.

46. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

47. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

48. “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; (d) each current and former Affiliate of each Entity in clause (a) through the following clause (e); and (e) each Related Party of each Entity in clause (a) through this clause (e).

49. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

50. “Exit Facility” means, collectively, the Exit Revolving Facility and the Second Out Term Loan Facility.

51. “Exit Facility Agent” means the administrative agent under the Exit Facility Credit Agreement, or any successor administrative agent as permitted by the terms set forth in the Exit Facility Credit Agreement.

52. “Exit Facility Credit Agreement” means the amended and restated credit agreement, to be effective as of the Effective Date, that will govern the Exit Facility, containing terms consistent with the Restructuring Support Agreement, including the Exit Facility Term Sheet, and which shall be in form and substance subject to the Creditor Approval Rights.

53. “Exit Facility Documents” means the Exit Facility Credit Agreement and all related amendments, supplements, ancillary agreements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust, intercreditor agreements and other documents or instruments to be executed or delivered in connection with the Exit Facility, and which shall be in form and substance subject to the Creditor Approval Rights.

54. “Exit Facility Loans” means, collectively, the Exit Facility Revolving Loans and the Second Out Term Loans.

55. “Exit Facility Revolving Lender Cash Portion” means the portion of the RBL Cash Payment other than the All Lender Portion.

56. “Exit Facility Lenders” means the Exit Facility Revolving Lenders and the Second Out Term Lenders.

57. “Exit Facility Revolving Lenders” means the RBL Lenders electing to participate in the Exit Revolving Facility by executing the Restructuring Support Agreement and the Exit Facility Commitment Letter (as defined in the Restructuring Support Agreement) (or, in each case, a joinder thereto, as applicable) and any applicable assignees and participants thereof.

58. “Exit Facility Revolving Loans” means first out revolving loans under the Exit Revolving Facility that will be effectuated on the Effective Date in accordance with the Exit Facility Credit Agreement and the Plan.

59. “Exit Facility Term Sheet” means the “Exit Facility Term Sheet” attached as Exhibit C to the Restructuring Support Agreement.

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60. “Exit Revolving Facility” means the new senior secured first lien first out revolving credit facility entered into by Reorganized Chaparral Parent, as borrower, the other Reorganized Debtors, the Exit Facility Agent, and the Exit Facility Revolving Lenders under the Exit Facility Loan Documents, which facility shall be (x) a part of, and exist under, the Exit Facility Credit Agreement and (y) consistent with the Exit Facility Term Sheet and which shall be in form and substance subject to the Creditor Approval Rights.

61. “Exit Term Loan Facility” means the new senior secured first lien second out term loan credit facility entered into by Reorganized Chaparral Parent, as borrower, the other Reorganized Debtors, the Exit Facility Agent, and the Exit Facility Term Lenders under the Exit Facility Loan Documents, which facility shall be (x) a part of, and exist under, the Exit Facility Credit Agreement and (y) consistent with the Exit Facility Term Sheet and which shall be in form and substance subject to the Creditor Approval Rights.

62. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

63. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

64. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

65. “Full Cash-Out Equity Interests” means (A) any Chaparral Parent Equity Interests not registered in the name of Cede & Co., as nominee for DTC, (B) any Royalty Class Action Equity Interests, and (c) any other Prior Bankruptcy Equity Interests.

66. “General Unsecured Claim” means any Claim that is not Secured Claim and is not an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim), an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an RBL Claim, a Senior Notes Claim, an Intercompany Claim, or a Section 510(b) Claim.

67. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

68. “Governance Term Sheet” means the “Governance Term Sheet” attached as Exhibit E to the Restructuring Support Agreement.

69. “Holder” means an Entity holding a Claim or an Interest, as applicable.

70. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

71. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for, as applicable, the benefit of the current and former directors, officers, managers, employees, attorneys, other professionals, and agents and such current and former directors, officers, and managers’ respective Affiliates.

72. “Indenture Trustee” means UMB Bank, N.A., and any successor thereto, as trustee under the Senior Notes.

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73. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

74. “Intercompany Interest” means an Interest held by a Debtor.

75. “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity (including restricted stock), ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

76. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

77. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

78. “Management Incentive Plan” means the management incentive plan to be established and implemented with respect to Reorganized Chaparral Parent (and/or its subsidiaries) by the Reorganized Chaparral Parent Board after the Effective Date pursuant to which up to 7% of the fully diluted New Common Stock (with anti-dilution protection with regard to the New Convertible Notes) may be reserved for grant to the participants.

79. “New Common Stock” means the common stock, limited liability company membership units, or functional equivalent thereof of Reorganized Chaparral Parent having the terms set forth in the New Corporate Governance Documents to be issued on the Effective Date subject to the terms and conditions set forth in the Restructuring Support Agreement and the New Stockholders Agreement.

80. “New Convertible Notes” means the 9%/13% second-lien convertible payment-in-kind toggle Notes issued pursuant to the New Convertible Notes Indenture, in the initial aggregate principal amount as of the Effective Date of $35,000,000.

81. “New Convertible Notes Indenture” means that certain second lien convertible note indenture, dated as of the Effective Date, by and among Reorganized Chaparral Parent, as issuer, and the New Convertible Notes Indenture Trustee, including all ancillary agreements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust, intercreditor agreements, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time) which shall be included in the Plan Supplement and which shall be consistent with the New Convertible Notes Term Sheet and in form and substance subject to the Creditor Approval Rights.

82. “New Convertible Notes Indenture Trustee” means the trustee under the New Convertible Notes Indenture.

83. “New Convertible Notes Term Sheet” means the “New Convertible Notes Term Sheet” attached as Exhibit D to the Restructuring Support Agreement.

84. “New Corporate Governance Documents” means the form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, or such other applicable formation documents (if any) of the Reorganized Debtors, including any certificates of designation, each of which shall be included in the Plan Supplement and which shall be consistent with the Governance Term Sheet and in form and substance subject to the Creditor Approval Rights.

85. “New Stockholders Agreement” means that certain shareholders agreement that will govern certain matters related to the governance of the Reorganized Debtors, the New Common Stock and the New Warrants, which shall be included in the Plan Supplement and which shall be consistent with the Governance Term Sheet and in form and substance subject to the Creditor Approval Rights.

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86. “New Warrants” means the New Warrants-A and the New Warrants-B.

87. “New Warrants Agreements” means the New Warrants-A Agreement and the New Warrants-B Agreement, each of which shall be in form and substance subject to the Creditor Approval Rights.

88. “New Warrants-A” means warrants to purchase up to 5% of the New Common Stock, exercisable on a non-cash basis for a 4-year period after the Effective Date, at a $300 million equity value strike price with no Black-Scholes protection and otherwise on the terms and conditions set forth in the New Warrants-A Agreement.

89. “New Warrants-A Agreement” means the definitive agreement governing the terms of the New Warrants-A.

90. “New Warrants-B” means warrants to purchase up to 5% of the New Common Stock, exercisable on a non-cash basis for a 5-year period after the Effective Date, at a $350 million equity value strike price with no Black-Scholes protection and otherwise on the terms and conditions set forth in the New Warrants-B Agreement.

91. “New Warrants-B Agreement” means the definitive agreement governing the terms of the New Warrants-B.

92. “Other Chaparral Parent Interests” means any Interests in Chaparral Parent (other than Chaparral Parent Equity Interests), including Subordinated Claims and any claim, interest, or other equity-related rights associated with any equity-related agreements that are not Chaparral Parent Equity Interests); provided, however, for the avoidance of doubt, that Intercompany Interests shall not be included within the definition, or class, of Other Chaparral Parent Interests.

93. “Other Priority Claim” means any Claim against a Debtor other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

94. “Other Secured Claim” means any Secured Claim, other than an RBL Claim.

95. “Partial Cash-Out Equity Interests” means any Chaparral Parent Equity Interests that are not Full Cash-Out Equity Interests.

96. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

97. “Petition Date” means the date on which each of the Debtors commence the Chapter 11 Cases.

90. “Plan” means this joint chapter 11 plan, as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto, as may be altered, amended, supplemented, or otherwise modified from time to time in accordance with Article X.A hereof and the Restructuring Support Agreement, including the Plan Supplement (as altered, amended, supplemented, or otherwise modified from time to time), which is incorporated herein by reference and made part of the Plan as if set forth herein, in form and substance subject to the Creditor Approval Rights.

98. “Plan Supplement” means the compilation of documents and draft forms of documents, agreements, schedules, and exhibits to the Plan to be filed by the Debtors (as may be amended, supplemented, altered, or modified from time to time on the terms set forth herein), and which includes: (a) the New Corporate Governance Documents; (b) the New Stockholders Agreement; (c) the Restructuring Steps Memorandum; (d) the Rejected Executory Contract and Unexpired Lease List; (e) the identity of the members of the Reorganized Chaparral Parent Board and the officers of Reorganized Chaparral Parent (f) the Backstop Commitment Agreement; (g) the Exit Facility Credit Agreement; (h) the New Convertible Notes Indenture; and (i) the New Warrants Agreements, and all other documents, instruments or agreements necessary or appropriate to implement the Plan and the transactions contemplated thereby, each of which shall be in form and substance subject to the Creditor Approval Rights.

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99. “Prior Bankruptcy Cases” means the bankruptcy cases commenced by certain of the Debtors on May 9, 2016 in the United States Bankruptcy Court for the District of Delaware that were jointly administered under Case No. 16-11144.

100. “Prior Bankruptcy Claim” means an Allowed claim against any of the Debtors that is pending in the Prior Bankruptcy Cases as of the Petition Date and that was classified in Class 6 or Class 8 of the Prior Bankruptcy Plan.

101. “Prior Bankruptcy Equity Interest” means any right of a Holder of a Prior Bankruptcy Claim to receive common stock of Chaparral Parent expressly provided under the Prior Bankruptcy Plan upon such Prior Bankruptcy Claim becoming fixed, liquidated, and allowed in the Prior Bankruptcy Cases.

102. “Prior Bankruptcy Plan” means the First Amended Joint Plan of Reorganization for Chaparral Energy, Inc. and Its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code confirmed in the Prior Bankruptcy Cases.

103. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

104. “Professional” means an Entity retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to section 327, 328, 329, 330, 331, 363 or 503(b) of the Bankruptcy Code.

105. “Professional Fee Claims” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Effective Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

106. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount; provided, however, that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are filed after the Effective Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

107. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals reasonably estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

108. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

109. “Proof of Interest” means a proof of Interest filed in any of the Debtors in the Chapter 11 Cases.

110. “RBL Agent” means Royal Bank of Canada, acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent under the RBL Credit Agreement, or any successor administrative agent as permitted by the terms set forth in the RBL Credit Agreement.

111. “RBL Agent Representatives” means Vinson & Elkins LLP, FTI Consulting, Inc., and any local counsel to the RBL Agent.

112. “RBL Cash Payment” means $35,000,000 plus Closing Excess Cash (as defined in the Exit Facility Term Sheet).

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113. “RBL Claims” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the RBL Credit Agreement or any other agreement, instrument, or document executed at any time in connection therewith, including, without limitation, interest accruing at the applicable default rate under the RBL Credit Agreement through the Effective Date.

114. “RBL Credit Agreement” means that certain Tenth Restated Credit Agreement, dated as of December 21, 2017, among Chaparral Parent, as borrower, the lenders party thereto, and the RBL Agent, as it may be amended, supplement or otherwise modified from time to time prior to the Effective Date.

115. “RBL Credit Facility” means that certain revolving credit facility provided for under the RBL Credit Agreement.

116. “RBL Lenders” means, collectively, the banks, financial institutions, and other lenders party to the RBL Credit Agreement from time to time, each solely in their capacity as such.

117. “Record Date” means August 11, 2020.

118. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired.

119. “Rejected Executory Contract and Unexpired Lease List” means the list as determined by the Debtors or the Reorganized Debtors (subject to the Creditor Approval Rights), as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan (if any), which list, as may be amended from time to time, shall be included in the Plan Supplement.

120. “Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executory, estates, and nominees.

121. “Released Party” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the Indenture Trustee; (e) the Ad Hoc Group and each member of the Ad Hoc Group; (f) Consenting Senior Noteholders; (g) each of the Backstop Parties; (h) the Exit Facility Lenders, Exit Facility Agent, New Convertible Notes Indenture Trustee, and holders of the New Convertible Notes; (i) each Holder of an RBL Claim or a Senior Notes Claim; (j) each Holder of a Chaparral Parent Equity Interest; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clause (a) through this clause (l); provided, however, that in each case, an Entity shall not be a Released Party if it affirmatively elects to “opt out” of being a Releasing Party.

122. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the Indenture Trustee; (e) the Ad Hoc Group and each member of the Ad Hoc Group; (f) the Consenting Senior Noteholders; (g) each of the Backstop Parties; (h) the Exit Facility Lenders, Exit Facility Agent, New Convertible Notes Indenture Trustee, and holders of the New Convertible Notes; (i) each Holder of an RBL Claim or a Senior Notes Claim that (i) votes to accept the Plan or (ii) votes to reject the Plan or does not vote to accept or reject the Plan and does not affirmatively elect on a timely submitted ballot to “opt out” of being a Releasing Party; (j) each Holder of a Chaparral Parent Equity Interest that does not affirmatively elect on a timely submitted opt out form to “opt out” of being a Releasing Party; (k) each Holder of a Claim or Interest (other than a Chaparral Parent Equity Interest) that is presumed to accept the Plan or deemed to reject the Plan and does not affirmatively elect to “opt out” of being a Releasing Party by timely filing with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release (or, in the case of any Claim that is a Royalty Class Action Claim, by affirmatively electing on a timely submitted opt out form to “opt out” of being a Releasing Party); (l) each current and former Affiliate of each Entity in clause (a) through the following clause (m); and (m) each Related Party of each Entity in clause (a) through this clause (m).

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123. “Reorganized Chaparral Parent” means the ultimate parent Entity of the Reorganized Debtors, which may be (a) Chaparral Parent, as may be reorganized pursuant to and under the Plan and the Restructuring Transactions, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date or (b) a new corporation, limited liability company, or partnership that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Common Stock and New Warrants to be distributed pursuant to the Plan.

124. “Reorganized Chaparral Parent Board” means the board of directors (or other applicable governing body) of Reorganized Chaparral Parent.

125. “Reorganized Debtors” means, collectively, the Debtors as reorganized pursuant to and under the Plan and the Restructuring Transactions, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Chaparral Parent.

126. “Restructuring Expenses” means (i) the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the Restructuring Transactions and not previously paid by, or on behalf of the Debtors of (x) the Ad Hoc Group (including the Ad Hoc Group Fees and Expenses) and (y) the RBL Agent and the RBL Agent Representatives, and (ii) the reasonable and documented fees and expenses of the Indenture Trustee and any counsel to the Indenture Trustee, in each case without further order of, or application to, the Bankruptcy Court by such consultant or professionals.

127. “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement and which shall be subject in form and substance to the Creditor Approval Rights.

128. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, and all of the schedules, documents, and exhibits contained therein, and any amendments thereof, entered into on August 15, 2020 by and among the Debtors, the Consenting Creditors, and any subsequent Entity that becomes a party thereto pursuant to the term thereof, attached as Exhibit C to the Disclosure Statement.

129. “Restructuring Transactions” has the meaning ascribed to such term in Article IV.B of the Plan.

130. “Required Backstop Parties” has the meaning ascribed to such term in the Backstop Commitment Agreement.

131. “Required Consenting Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

132. “Rights Offering” means a rights offering pursuant to which Subscription Rights to purchase the New Convertible Notes in exchange for the Rights Offering Amount shall be offered to the Rights Offering Participants in accordance with the Backstop Commitment Agreement, the Rights Offering Documents and the Plan.

133. “Rights Offering Amount” means $35,000,000.

134. “Rights Offering Documents” means collectively, the Backstop Commitment Agreement, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering, including the Rights Offering Procedures, which shall be in form and substance subject to the Creditor Approval Rights.

135. “Rights Offering Participants” means Holders of an Allowed Claim in Class 4 as of the Record Date entitled to participate in the Rights Offering pursuant to the Rights Offering Procedures.

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136. “Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, which rights offering procedures shall be set forth in the Rights Offering Documents and shall be in form and substance subject to the Creditor Approval Rights.

137. “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests, including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, production payments, and all rights to payment or production arising from such interests.

138. “Royalty Class Action Claim” means any Claim of a non-governmental royalty owner arising from or in connection with any Debtor’s alleged failure to properly report, account for, and distribute royalty interest payments to owners of mineral interests in the State of Oklahoma, including any Claim that has been asserted or could have been asserted in the Royalty Class Action Lawsuit or on the Royalty Class Action Proofs of Claim, including, without limitation, attorney and other professional fees incurred by any Holder of such Claim.

139. “Royalty Class Action Equity Interest” means any right of a Holder of a Royalty Class Action Claim that is a Prior Bankruptcy Claim to receive common stock of Chaparral Parent under the Prior Bankruptcy Plan upon such Royalty Class Action Claim becoming fixed, liquidated, and allowed in the Prior Bankruptcy Case.

140. “Royalty Class Action Lawsuit” means the putative class action lawsuit captioned Naylor Farms, Inc. & Harrel’s LLC, v. Chaparral Energy, LLC, Case No. 5-11-cv-00634-HE filed against Chaparral Energy, LLC in the United States District Court for the Western District of Oklahoma.

141. “Royalty Class Action Proofs of Claim” mean claim numbers 1207, 1208, 1209, 1210, 1213, 1316, and 2179 filed against Chaparral Energy, L.L.C. in the Prior Bankruptcy Cases.

142. “Royalty Class Action Settlement” means the settlement of the Royalty Class Action Claims, including the Royalty Class Action Proofs of Claim, pursuant to that certain Settlement Agreement dated as of August 15, 2020, by and between Naylor Farms, Inc. and Chaparral Energy, L.L.C.

143. “SEC” means the Securities and Exchange Commission.

144. “Second Out Term Lenders” means the RBL Lenders electing not to participate in the Exit Revolving Facility and any applicable assignees and participants thereof.

145. “Second Out Term Loan” means a first lien senior secured second-out non-amortizing fully-drawn term loan in the amount of an individual Second Out Term Lender’s RBL Claim, after giving effect to the RBL Cash Payment and application thereof as set forth herein.

146. “Second Out Term Loan Facility” means the new first lien senior secured second-out non-amortizing fully-drawn term loan facility entered into by Reorganized Chaparral Parent, as borrower, the other Reorganized Debtors, the Exit Facility Agent, and the Second Out Term Lenders under the Exit Facility Loan Documents.

147. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

148. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

149. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

150. “Senior Noteholders” means, collectively, the Holders of the Senior Notes.

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151. “Senior Notes” means the 8.750% Senior Notes due 2023 issued by Chaparral Parent pursuant to the Senior Notes Indenture.

152. “Senior Notes Claim” means any Claim against the Debtors arising under or based upon the Senior Notes or the Senior Notes Indenture, including Claims for all principal amounts outstanding, interest, fees, indemnities, premiums, if any, expenses, costs, and other amounts, liabilities, obligations, or charges arising under or related to the Senior Notes or the Senior Notes Indenture.

153. “Senior Notes Indenture” means that certain Indenture, dated as of June 29, 2018, as amended, supplemented, or modified from time to time, for the Senior Notes, among Chaparral Parent, each of the other Debtors party thereto, and the Indenture Trustee.

154. “Solicitation Agent” means Kurtzman Carson Consultants LLC, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

155. “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots, which shall be subject in form and substance to the Creditor Approval Rights.

156. “Subordinated Claim” means a Claim that is subordinated pursuant to section 510(b) of the Bankruptcy Code or any other applicable law.

157. “Subscription Rights” means the rights of the Holders of Allowed Senior Notes Claims to purchase their pro rata share (as determined as a percentage of all Allowed Senior Notes Claims) of the Rights Offering Amount pursuant to the Rights Offering on the terms and conditions set forth herein and in the Backstop Commitment Agreement, the Rights Offering Documents.

158. “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not, imposed on the Company Parties resulting from the Restructuring Transactions.

159. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

160. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

161. “Unimpaired” means a Class of Claims or Interests that is not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

162. “Unsubscribed New Convertible Notes” means the New Convertible Notes that are not subscribed for in the Rights Offering.

163. “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

164. “Voting Deadline” means the date and time by which the Solicitation Agent must actually receive the ballots, as set forth on the ballots.

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B.	Rules of Interpretation

For purposes of the Plan, except as otherwise provided in the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan (in each case, subject to the Creditor Approval Rights, to the extent applicable) all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (11) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (12) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Documents

In the event of an inconsistency between the Plan, the Restructuring Support Agreement, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan Supplement shall control (unless otherwise stated in such document or in the Confirmation Order). In the event of any inconsistency between the Exit Facility Commitment Letter, on the one

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hand, and the Plan or the Plan Supplement on the other hand, the Exit Facility Commitment Letter shall control. In the event of any inconsistency between the Backstop Commitment Agreement, on the one hand, and the Plan or the Plan Supplement on the other hand, the Backstop Commitment Agreement shall control. In the event of any inconsistency between the Plan or Plan Supplement, on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

H.	Consent Rights

Notwithstanding anything herein to the contrary in the Plan, any and all Creditor Approval Rights or other consent rights of the parties to the Restructuring Support Agreement, the Exit Facility Commitment Letter, and the Backstop Commitment Agreement as set forth in the Restructuring Support Agreement, the Exit Facility Commitment Letter, and Backstop Commitment Agreement, as applicable, with respect to any matter, including the form and substance of the Plan, all exhibits to the Plan, and the Plan Supplement, and any other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A of the Plan) and be fully enforceable as if stated in full in the Plan. Failure to reference in the Plan the rights referred to in the immediately preceding sentence shall not impair such rights and obligations. In case of a conflict between the consent rights of the RBL Agent, the Required Consenting Noteholders, or the Required Backstop Parties set forth in the Restructuring Support Agreement, the Exit Facility Commitment Letter, or the Backstop Commitment Agreement, as applicable, with the consent rights of the RBL Agent, the Required Consenting Noteholders, or the Required Backstop Parties set forth in the Plan, the consent rights in the Restructuring Support Agreement, the Exit Facility Commitment Letter, and the Backstop Commitment Agreement shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors , or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) related to the Chapter 11 Cases will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

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Notwithstanding anything to the contrary contained herein, any unpaid Claim payable on account of Ad Hoc Group Fees and Expenses shall constitute Allowed Administrative Claims and shall be paid on a current basis in full in Cash on the Effective Date, or to the extent accrued after the Effective Date, on a current basis in full in Cash as invoiced. Nothing herein shall require the Consenting Senior Noteholders, the Ad Hoc Group or the Ad Hoc Noteholder Group Representatives, to file applications, a Proof of Claim or otherwise seek approval of the Bankruptcy Court as a condition to the payment of such Allowed Administrative Claims. Notwithstanding anything to the contrary contained herein, if the Backstop Premium is paid in cash, the Claims on account of Backstop Premium shall constitute Allowed Administrative Claims and shall be paid pursuant to the term and the Backstop Commitment Agreement without further order of the Bankruptcy Court.

B.	Professional Fee Claims

1. Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2. Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3. Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided, however, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

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4. Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan does not contemplate and is conditioned on there being no substantive consolidation of any of the Debtors. For brevity and convenience, the classification and treatment of Claims and Interests have been arranged into one chart. Such classification shall not affect any Debtor’s status as a separate legal entity, change the organization or corporate governance structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	RBL Claims	Impaired	Entitled to Vote
4	Senior Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

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Class	Claim or Interest	Status	Voting Rights
7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
8	Chaparral Parent Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
9	Other Chaparral Parent Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Classes of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1. Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either:

(ii)	payment in full in Cash;

(iii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iv)	Reinstatement of such Allowed Other Secured Claim; or

(v)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2. Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either (i) payment in full in Cash or (ii) such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

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3. Class 3 — RBL Claims

(a)	Classification: Class 3 consists of any RBL Claims against any Debtor.

(b)

Allowance: On the Effective Date, the RBL Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $,,, plus any accrued and unpaid interest (accruing at the default rate to the extent provided under the RBL Credit Agreement), fees, costs, and other expenses arising under, and payable pursuant to, the RBL Credit Agreement on or before the Effective Date, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross claims, defenses, disallowance, impairments, or any other challenges under applicable law or regulation by any entity.

Treatment: On the Effective Date, each Holder of an Allowed RBL Claim will receive (a) its pro rata share (determined as a percentage of all Allowed RBL Claims) of the All Lender Portion and (b) (i) if such Holder elects to participate in the Exit Revolving Facility, (x) such Holder’s pro rata share (determined as a percentage of all Allowed RBL Claims owned by Holders electing to participate in the Exit Revolving Facility) of the Exit Facility Revolving Lender Cash Portion and (y) Exit Facility Revolving Loans with a principal amount equal to the amount of such Holder’s Allowed RBL Claim (after application of the All Lender Portion and the Exit Facility Revolving Lender Cash Portion to such Holder’s Allowed RBL Claim) and commitments under the Exit Revolving Facility, upon the terms and conditions set forth in the Exit Facility Term Sheet, and (ii) if such Holder does not elect to participate in the Exit Revolving Facility, Second Out Term Loans with a principal amount equal to the amount of such Holder’s RBL Claim (after application of the All Lender Portion to such Holder’s Allowed RBL Claim). The Liens securing the RBL Credit Facility shall be retained by the Exit Facility Agent to secure the Exit Facility upon the Effective Date.

(c)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed RBL Claims are entitled to vote to accept or reject the Plan.

4. Class 4 — Senior Notes Claims

(a)	Classification: Class 4 consists of any Senior Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, Senior Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $300,000,000, plus any accrued but unpaid interest, fees, expenses and other amounts arising under or in connection with the Senior Notes Indenture, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive its pro rata share (as determined as a percentage of all Senior Notes Claims) of (i) 100% of the total issued and outstanding New Common Stock, subject to dilution by the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, the Backstop Premium, and the New Common Stock issued upon exercise of the New Warrants, and (ii) the Subscription Rights.

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(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Senior Notes Claims are entitled to vote to accept or reject the Plan.

5. Class 5 — General Unsecured Claims

(a)	Classification: Class 5 consists of any General Unsecured Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be Reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6. Class 6 — Intercompany Claims

(a)	Classification: Class 6 consists of any Intercompany Claims.

(b)

Treatment: Each Allowed Intercompany Claim shall, at the option of the applicable Debtors (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either on or after the Effective Date, be:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

7. Class 7 — Intercompany Interests

(a)	Classification: Class 7 consists of all Interests in the Debtors other than Chaparral Parent.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either:

(i)	Reinstated in exchange for the Debtors’ and the Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims; or

(ii)	discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

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(c)

Voting: Holders of Allowed Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

8. Class 8 — Chaparral Parent Equity Interests

(a)	Classification: Class 8 consists of all Chaparral Parent Equity Interests.

(b)

Treatment: All Chaparral Parent Equity Interests will be cancelled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests. Notwithstanding the foregoing, in exchange for each such Holder (a) agreeing to provide a release to the Released Parties and (b) not objecting to the Plan:

(i)

each Holder of an Allowed Chaparral Parent Equity Interest that is a Partial Cash-Out Equity Interest shall receive such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of (a) the All Holder Settlement Portion and (b) the New Warrants;

(ii)

each Holder of an Allowed Chaparral Parent Equity Interest that is a Full Cash-Out Equity Interest shall receive (a) such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of the All Holder Settlement Portion and (b) Cash in an amount equal to $0.01508 per share.

Notwithstanding the foregoing, if any of the Prior Bankruptcy Claims become fixed, liquidated, and allowed in the Prior Bankruptcy Cases after the Effective Date, then the Holders of the Prior Bankruptcy Equity Interests arising from such Prior Bankruptcy Claims shall be entitled to receive Cash in an amount equal to the amount such Holder would have otherwise received had such Holder’s Prior Bankruptcy Equity Interests been Allowed Chaparral Parent Equity Interests as of the Effective Date (assuming all distributions on account of such Chaparral Parent Equity Interests had been made on the Effective Date), solely to the extent that such amount does not cause the total Cash paid to Holders of Prior Bankruptcy Equity Interests after the Effective Date to exceed the Cash-Out Cap, in each case in accordance with Article VI of the Plan. For the avoidance of doubt, any Holder of a Chaparral Parent Equity Interest that affirmatively elects to “opt out” of the releases contained in Article VIII of the Plan or objects to the Plan, shall not be entitled to receive the consideration described in this paragraph or in clauses (i) and (ii) above.

(c)

Voting: Class 8 is Impaired under the Plan. Holders of Chaparral Parent Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Chaparral Parent Equity Interests are not entitled to vote to accept or reject the Plan.

9. Class 9 — Other Chaparral Parent Interests

(a)	Classification: Class 9 consists of all Other Chaparral Parent Interests.

(b)

Treatment: All Other Chaparral Parent Interests will be cancelled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests.

(c)

Voting: Class 9 is Impaired under the Plan. Holders of Allowed Other Chaparral Parent Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Other Chaparral Parent Interests are not entitled to vote to accept or reject the Plan.

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C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the Holders of such Claims or Interests in such Class.

F.	Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to the Restructuring Transactions).

H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan

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Supplement in accordance with the Restructuring Support Agreement and Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor, subject to the and in accordance with the provisions of the Plan and the Restructuring Support Agreement.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

B.	Restructuring Transactions

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions as necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Support Agreement and the Plan as set forth in the Restructuring Steps Memorandum and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan (collectively, the “Restructuring Transactions”), which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of the Rights Offering Documents, the New Convertible Notes Indenture, and the Exit Facility Documents, (e) the execution and delivery of the New Stockholders Agreement and the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (g) the adoption of the Management Incentive Plan and the issuance and reservation of the New Common Stock to the participants in the Management Incentive Plan as determined by and on the terms and conditions set by the Reorganized Chaparral Parent Board after the Effective Date; and (h) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions, in each case subject to the Creditor Consent Rights.

Without limiting the foregoing, the Restructuring Transactions may include changes to the corporate and/or capital structure of Chaparral Parent and/or any of its subsidiaries to be made on or prior to the Effective Date, in each case, subject to the Creditor Approval Rights and as may be set forth in the Plan Supplement. For the avoidance of doubt, such changes to the corporate and/or capital structure may include, but are not limited to, (i) the conversion of Chaparral Parent and/or one or more of its subsidiaries into corporations, limited liability companies or partnerships, (ii) the creation of one or more newly formed Entities and/or holdings companies, (iii) the merger of one or more existing or newly formed entities and/or holding companies, (iv) the issuance of intercompany liabilities and/or intercompany equity, and (v) any “election” that may be made for United States federal income tax purposes, (vi) the creation of one or more newly formed entities and/or (vi) the restructuring or repositioning of any of the direct or indirect subsidiaries of Chaparral Parent.

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The Confirmation Order shall be deemed, pursuant to both section 1123 and section 363 of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

C.	Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan with (a) Cash on hand, (b) the Exit Facility and the Exit Facility Loans, (c) the cash proceeds of the Rights Offering, (d) the issuance of the New Common Stock, and (e) the issuance of the New Warrants. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1. Exit Facility

On the Effective Date, (a) the RBL Credit Agreement will be amended and restated in its entirety by the Exit Facility Credit Agreement, (b) the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Exit Facility Documents), and (c) the Exit Facility Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under the Plan, the Confirmation Order or on account of the Confirmation or Consummation of the Plan.

On and as of the Effective Date, (i) the Reorganized Debtors shall execute and deliver the Exit Facility Documents, (ii) all RBL Lenders shall be deemed to be parties to, and bound by, the Exit Facility Credit Agreement, without the need for execution thereof by any such applicable RBL Lender; provided, however, that with respect to any RBL Lender that fails to execute and deliver its signature page to the Exit Facility Credit Agreement, any portion of the Cash to be distributed pursuant to or in connection with the Plan to such RBL Lender will be treated as an undeliverable distribution pursuant to Article VI.E.2 of the Plan until such RBL Lender executes and delivers to Reorganized Chaparral its signature page to the Exit Facility Credit Agreement; (iv) Reorganized Chaparral Parent shall be deemed to have borrowed the Exit Facility Revolving Loans from the Exit Facility Revolving Lenders on the terms and conditions set forth in the Exit Facility Documents (which loans will be guaranteed by the other Reorganized Debtors in accordance with the Exit Facility Documents); (v) Reorganized Chaparral Parent shall be deemed to have borrowed the Second Out Term Loans from the Second Out Term Lenders (which loans will be guaranteed by the other Reorganized Debtors in accordance with the Exit Facility Documents); (vi) the Exit Facility Revolving Lenders shall provide commitments in accordance with the Exit Facility Commitment Letter (as defined in the Restructuring Support Agreement); and (vii) the RBL Cash Payment shall be made and applied as set forth herein.

By voting to accept the Plan, each RBL Lender thereby instructs and directs the RBL Agent, pursuant to the RBL Credit Agreement, and each such vote to accept the Plan will, for all purposes, constitute an instruction from such RBL Lender directing the RBL Agent and the Exit Facility Agent (as applicable), to (i) act as distribution agent to the extent required by the Plan, (ii) execute and deliver the Exit Facility Loan Documents, as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Exit Facility Agent and/or the RBL Agent (as applicable) under the Plan or any of the Restructuring Documents to which it is a party.

2. Issuance and Distribution of the New Common Stock and New Warrants

All Interests in Chaparral Parent (including, without limitation, the Chaparral Parent Equity Interests and the Other Chaparral Parent Equity Interests) shall be cancelled, released, and extinguished as of the Effective Date.

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On the Effective Date, the New Common Stock (including the New Common Stock on account of the Backstop Premium) and the New Warrants shall be issued and distributed by the Distribution Agent to the Entities entitled to receive the New Common Stock and New Warrants pursuant to, and in accordance with, the terms of the Plan, the New Corporate Governance Documents, the New Stockholders Agreement, and the New Warrant Agreements. On or prior to the Effective Date, the issuance of the New Common Stock and New Warrants shall be duly authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest. All of the New Common Stock (including the New Common Stock issuable upon the conversion of the New Convertible Notes and upon the exercise of the New Warrants) shall be duly authorized, validly issued, fully paid, and non-assessable when issued in accordance with the terms of such instruments.

The New Warrants shall not include Black-Scholes protection or similar protections in the event of a sale, merger or similar transaction prior to exercise. All shares of New Common Stock issued upon exercise of New Warrants shall be issued in book-entry direct registration form and not through DTC (except as otherwise determined by the Reorganized Chaparral Parent Board in its sole discretion), and as a condition precedent to the issuance of any such shares the recipient will be required to sign a joinder, in the form to be attached to the New Warrant Agreements, pursuant to which it agrees to become a party the New Stockholders Agreement.

3. Corporate Governance

Each distribution and issuance of the New Common Stock on the Effective Date shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Corporate Governance Documents and New Stockholders Agreement, the terms and conditions of which shall bind each Entity receiving such distribution of the New Common Stock. All New Common Stock (including the New Common Stock on account of the Backstop Premium), Subscription Rights and New Warrants issued and distributed under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable (as applicable).

On the Effective Date, Reorganized Chaparral Parent shall enter into and deliver the New Stockholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock, and such parties shall be required to duly execute and deliver to Reorganized Chaparral Parent, as an express condition precedent to such Holder’s receipt of New Common Stock, a counterpart to the New Stockholders Agreement (or any such similar agreement).

On the Effective Date, Reorganized Chaparral Parent and all Holders of New Common Stock then outstanding shall be deemed to be parties to the New Stockholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such Holder. On the Effective Date, the New Stockholders Agreement shall be binding on the Reorganized Debtors and all parties receiving, and all Holders of, the New Common Shares.

Upon the Effective Date, the New Common Stock shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange, and the Reorganized Debtors will not be a reporting company under the Exchange Act (except that the Reorganized Debtors may continue to be a reporting company with respect to the fiscal year ending December 31, 2020); provided, however, that Reorganized Chaparral Parent shall provide financial reporting to holders of the New Common Stock, as set forth in the New Corporate Governance Documents, and the New Stockholders Agreement, as applicable, and agreed to by the Required Consenting Noteholders.

4. The Rights Offering of Subscription Rights and the Backstop Commitments

The Plan provides that the Rights Offering Amount will be raised through the Rights Offering. On the Effective Date, the Debtors shall consummate the Rights Offering, subject to the terms and conditions set forth in the Backstop Commitment Agreement, the Rights Offering Documents and the Plan, through which each eligible Holder of Subscription Rights shall have the opportunity to purchase their Pro Rata Share (as determined as a percentage of all Allowed Senior Notes Claims) of the New Convertible Notes for the Rights Offering Amount in the aggregate.

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Upon exercise of the Subscription Rights by the Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement, the Rights Offering Procedures, the Plan, and the other Rights Offering Documents, the Reorganized Debtors shall be authorized to issue the New Convertible Notes issuable pursuant to the exercise of Subscription Rights (and the issuance of New Common Stock upon conversion of the New Convertible Notes) in accordance with the Plan, the Backstop Commitment Agreement, the Rights Offering Procedures, and the other Rights Offering Documents.

The Rights Offering Amount will be 100% backstopped by the Backstop Parties, and the Backstop Parties shall be obligated on a several but not joint basis to purchase the Unsubscribed New Convertible Notes in accordance with and subject to the terms and conditions of the Backstop Commitment Agreement.

Subject to, and in accordance with the Backstop Commitment Agreement, as consideration for the Backstop Commitments, on the Effective Date the Backstop Parties shall receive a Backstop Premium, which will be payable on, and as a condition to, the Effective Date in New Common Stock equal to 10.0% of the New Common Stock outstanding as of the Effective Date, subject to dilution on account of the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, and the New Common Stock issued upon exercise of the New Warrants, and shall have been fully earned as of the effective date of the Backstop Commitment Agreement.

5. Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims and Allowed Chaparral Parent Equity Interests consistent with the terms of the Plan.

D. Exemption from Registration Requirements

All shares of New Common Stock and Subscription Rights, issued and distributed pursuant to the Plan to Holders of Allowed Class 4 Senior Notes Claims on account of their Claims and, in the case of Holders of Allowed Chaparral Parent Equity Interests, solely such New Warrants, in consideration for providing the release of the Released Parties and agreeing to support and not object to the Plan, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code.

The offering, issuance, and distribution of shares of New Common Stock, the Subscription Rights and all New Warrants pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Common Stock and New Warrants to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the New Stockholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

The offering of the New Convertible Notes issuable pursuant to the Rights Offering and the Backstop Commitment Agreement and the New Common Stock issued in respect of the Backstop Premium will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act, and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws.

Persons who purchase the New Convertible Notes pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Convertible Notes without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A or any other registration exemption under the Securities Act, or if such securities are registered with the SEC.

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Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the Reorganized Chaparral Parent’s New Common Stock or New Warrants through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of the Reorganized Chaparral Parent’s New Common Stock or New Warrants, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Final Order in lieu of a legal opinion regarding whether offering and issuing the Reorganized Chaparral Parent’s New Common Stock or New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC or any stock transfer agent) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized Chaparral Parent’s New Common Stock or New Warrants is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding any policies, practices, or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by a Distribution Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Claims through the facilities of DTC.

E.	Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Corporate Governance Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

F.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation of the Restructuring Transactions; (4) the applicable Reorganized Debtors’ entry into the Exit Facility Documents, New Convertible Notes Indenture, New Warrants Agreements, and New Stockholders Agreement; (5) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (6) the adoption and filing of the New Corporate Governance Documents, the New Stockholders Agreement, and the New Warrants Agreements; and (7) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Backstop Commitment Agreement, New Stockholders Agreement, Exit Facility Documents, New Convertible Notes Indenture, New Warrants Agreements, and any and all other agreements, documents, securities, or instruments related to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

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G.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents, New Convertible Notes Indenture, and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the RBL Agent and the Indenture Trustee shall automatically and fully be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document, indenture, or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan, (2) allowing and preserving the rights of the RBL Agent and the Indenture Trustee to make distributions pursuant to the Plan, (3) preserving the RBL Agent’s and the Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of RBL Claims and Senior Notes Claims, including permitting the RBL Agent and the Indenture Trustee to maintain, enforce, and exercise its charging liens, if any, against such distributions, (4) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the RBL Agent and the Indenture Trustee against any person (other than with respect to any claim released under the Debtor Release or the Third Party Release or claims subject to treatment in this Plan), including with respect to indemnification or contribution from the Holders of RBL Claims and Senior Notes Claims, or any exculpations of the RBL Agent and the Indenture Trustee, pursuant and subject to the terms of the RBL Credit Agreement and the Senior Notes Indenture as in effect on the Effective Date, (5) permitting the RBL Agent and the Indenture Trustee to enforce any obligation (if any) owed to the RBL Agent or the Indenture Trustee under the Plan, (6) permitting the RBL Agent and the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (7) permitting the RBL Agent and the Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. On the Effective Date, the RBL Agent and the Indenture Trustee shall be automatically and fully discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the RBL Agent and the Indenture Trustee and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the RBL Agent and the Indenture Trustee shall be automatically and fully relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the RBL Agent and the Indenture Trustee, including fees, expenses, and costs of its professionals incurred after the Effective Date in connection with the RBL Credit Agreement and the Senior Notes Indenture, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course. Notwithstanding anything to the contrary herein, in no event will the loans under the RBL Credit Agreement be cancelled or satisfied or repaid in full as a result of the implementation of the Plan, and instead the loans under the RBL Credit Agreement will be restructured as loans under the Exit Facility Credit Agreement as set forth herein and therein, and the Liens securing the RBL Credit Facility shall be retained by the Exit Facility Agent to secure the Exit Facility. As a condition precedent to receiving any distribution on account of its Senior Notes Claim, each Senior Noteholder shall be deemed to have surrendered its Senior Notes or other documentation underlying each Senior Notes Claim, and all such surrendered Senior Notes and other documentation shall be deemed to be cancelled pursuant to this Section, except to the extent otherwise provided herein.

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I.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and shall issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Support Agreement, the Exit Facility Documents, the New Convertible Notes Indenture, the New Warrants Agreements, the New Stockholders Agreement, the New Corporate Governance Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

J.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock, the Exit Facility, the New Convertible Notes , and the New Warrants; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for the Exit Facility and the New Convertible Notes; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

K.	New Corporate Governance Documents

The New Corporate Governance Documents shall, among other things: (1) contain the terms consistent with the documentation set forth in the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the New Common Stock and the New Warrants to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

On or immediately before the Effective Date, Chaparral Parent or Reorganized Chaparral Parent, as applicable, will file its New Corporate Governance Documents with the applicable Secretary of State and/or other applicable authorities in their state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Corporate Governance Documents to become effective. After the Effective Date, Reorganized Chaparral Parent may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

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L.	Directors and Officers

1. Reorganized Chaparral Parent Board

On the Effective Date, the terms of the current members of the Chaparral Parent board of directors shall expire, and the Reorganized Chaparral Parent Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized Chaparral Parent, and all officers and management decisions with respect to Reorganized Chaparral Parent (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized Chaparral Parent Board. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Stockholders Agreement, and the New Corporate Governance Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

2. Senior Management

Effective as of the Effective Date, the Reorganized Debtors will either assume or reject the existing employment agreements with the current members of the senior management team or will enter into new employment agreements on the Effective Date with such individuals (to the extent any applicable member of the senior management team agrees), in each case, upon terms acceptable to the applicable employee, Reorganized Chaparral Parent, the Required Consenting Noteholders, and the Required Backstop Parties.

From and after the Effective Date, each officer or manager of the Reorganized Debtors shall serve pursuant to the terms of the respective Reorganized Debtor’s certificate of incorporation and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

M.	Management Incentive Plan

The Reorganized Chaparral Parent Board shall be authorized to adopt the Management Incentive Plan, enact and enter into related policies and agreements, and grant awards under the Management Incentive Plan to participants in such forms and subject to the terms and conditions (including anti-dilution protections and vesting conditions) determined by the Reorganized Chaparral Parent Board. For the avoidance of doubt, the types of awards and the terms and conditions of the Management Incentive Plan (including any awards, related agreements, policies, programs, other arrangements, and the Management Incentive Plan participants) shall be determined, and initial grants thereunder shall be made, solely by the Reorganized Chaparral Parent Board no later than 30 days following the Effective Date.

N.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

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O.	Preservation of Royalty and Working Interests

On and after the Effective Date, all Royalty and Working Interests granted by any Debtor will, to the extent required by applicable law, be fully preserved and remain in full force and effect in accordance with the applicable terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents will equally remain in full force and effect to the extent required by applicable law, and no such Royalty and Working Interests will be altered or impaired by the Plan.

P.	Restructuring Support Agreement

The Restructuring Support Agreement shall be assumed pursuant to the Confirmation Order and the Debtors shall continue to perform thereunder and comply therewith in all respects during the period through and including the Effective Date.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, including the Restructuring Support Agreement, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumption, assumption and assignment, or rejection, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed

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breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Leases List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.	Cure of Defaults and Objections to Cure Amounts and Assumption

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

The Debtors shall provide notices of proposed Cure Amounts (if any) to counterparties to Executory Contracts and Unexpired Leases, which shall include a description of the procedures for objecting to assumption thereof based on the proposed Cure Amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure Amount must be filed, served, and actually received by the counsel to the Debtors and the U.S. Trustee on the Confirmation Objection Deadline or other deadline that may be set by the Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Amount shall be deemed to have assented to such assumption or Cure Amount.

The payment of the Cure Amount shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption.

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The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

E.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Corporate Governance Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F.	Director, Officer, Manager, and Employee Liability Insurance

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

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After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date. Directors and officers shall be exculpated and indemnified by the Debtors and Reorganized Debtors to the extent of such insurance.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G.	Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Chaparral Parent Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans (but not equity or equity based compensation plans), retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

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J.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter) each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided, however, that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee fees until such time as a particular case is closed, dismissed, or converted.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Rights and Powers of Distribution Agent

1. Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

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2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors. The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement, and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

E.	Delivery of Distributions

1. Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Distribution Agent, as appropriate: (a) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred.

3. No Fractional Distributions

No fractional shares of the New Common Stock or New Warrants shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of shares of the New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of the New Common Stock or New Warrants,

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as applicable, shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of the New Common Stock and New Warrants shall be adjusted as necessary to account for the foregoing rounding.

4. Minimum Distributions

Holders of Allowed Claims or Allowed Interests entitled to distributions of $50 or less shall not receive distributions, and each Claim or Interest to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its Holder shall be forever barred pursuant to Article VII of the Plan from asserting that Claim or Interest against the Reorganized Debtors or their property.

5. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date such distribution is returned as undeliverable. After such date, all unclaimed property or interests in property shall revert to the applicable Reorganized Debtor(s) automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and any claim of any Holder to such property shall be fully discharged, released, and forever barred.

F.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. For the avoidance of doubt, any amounts withheld pursuant to this Article VI.G shall be treated as if distributed to the Holder of the Allowed Claim.

H.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the Cash Collateral Order or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable; provided, however, that the foregoing shall not apply with respect to postpetition and/or default interest accruing with respect to the RBL Claims, which RBL Claims shall accrue postpetition and default interest to be paid by the Debtors in accordance with the treatment specified for Class 3 in the Plan.

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I.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date; provided, however, that the foregoing shall not apply to the Holders of Allowed RBL Claims.

J.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder; provided further that nothing herein shall limit any rights of setoff or recoupment under the Exit Facility Documents with respect to matters occurring after the Effective Date. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

K.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2. Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.	Disputed Claims and Interests Process

Holders of Claims and Interests need not file a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B hereof. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid pursuant to the Plan in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease or any Prior Bankruptcy Equity Interests, if the Debtors or the Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Solely to the extent that an Entity is required to file a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan.

Consistent with the terms of the Prior Bankruptcy Plan, to the extent any Prior Bankruptcy Claim becomes fixed, liquidated, and allowed in in the Prior Bankruptcy Cases, the Holder thereof shall be deemed to have an Allowed Prior Bankruptcy Equity Interest against the Debtors in a share total equal to the amount of the allowed Prior Bankruptcy Claim divided by $31.418. If any Prior Bankruptcy Claim is not fixed, liquidated, and allowed as of the Effective Date, the Holder thereof shall be deemed to have a Disputed Prior Bankruptcy Equity Interest as of the Effective Date until the Prior Bankruptcy Claim becomes fixed, liquidated, and allowed in the Prior Bankruptcy Case.

For the avoidance of doubt, there is no requirement to file a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must file Cure Amount objections as set forth in Article V.C hereof to the extent such Entity disputes the Debtors’ proposed Cure Amount. All Proofs of Claim required to be filed by the Plan that are filed after the date that they are required to be filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.P of the Plan.

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C.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason (including, for the avoidance of doubt, any Royalty Class Action Claim if the Royalty Class Action Settlement is not implemented), regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

E.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

F.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan and, to the extent applicable, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

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B.	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

C.	Release of Liens

Except (1) with respect to the Liens securing (a) the RBL Credit Facility, which Liens shall be retained by the Exit Facility Agent to secure the Exit Facility, (b) the New Convertible Notes, and (c) the Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

D.	Debtor Release

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Cash Collateral Order, the RBL Credit Facility, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, the New Warrants Agreements, or any Restructuring

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Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Rights Offering, the Exit Facility, the New Convertible Notes, the New Common Stock, the New Warrants, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, the New Convertible Notes, or any document, instrument, or agreement (including those set forth in the Plan Supplement, the Exit Facility, and the New Convertible Notes) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

E.	Third-Party Release

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Cash Collateral Order, the RBL Credit Facility, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, the New Warrants Agreements, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Rights Offering, the Exit Facility, the New Convertible Notes, the New Common Stock, the New Warrants, or the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

F.	Exculpation

Notwithstanding anything contained herein to the contrary, effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim

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related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Chapter 11 Cases, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Rights Offering Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the entry into the Exit Facility the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release any post Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, the New Convertible Notes, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

G.	Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order and any post- Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, all Entities that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

H.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant

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against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Recoupment

Except with respect to the Exit Facility or the New Convertible Notes, in no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

K.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX

CONDITIONS TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B:

1. the Bankruptcy Court shall have entered an order approving the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code;

2. the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors, subject to the Creditor Approval Rights;

3. the Confirmation Order shall have been entered and shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

4. the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

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5. all of the Definitive Documents shall be consistent with the Plan and the Restructuring Support Agreement, and where applicable, have been executed and remain in full force and shall be in form and substance subject to the Creditor Approval Rights;

6. the conditions under the Backstop Commitment Agreement shall have been satisfied or waived in accordance with its terms and the Backstop Commitment Agreement shall not have been terminated;

7. the Exit Facility is entered into and all conditions under the Exit Facility shall have been satisfied or waived in accordance with its terms;

8. the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall be consistent with the Plan and the Restructuring Support Agreement, shall be in form and substance subject to the Creditor Approval Rights;

9. the Plan shall not have been amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan;

10. the New Corporate Governance Documents and the New Stockholders Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

11. the Royalty Class Action Settlement shall have been preliminarily approved by the Bankruptcy Court;

12. the payment in Cash in full of all Restructuring Expenses;

13. the Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring Support Agreement, including Bankruptcy Court approval, and such material authorizations, consents, regulatory approvals, rulings, or documents shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable regulatory waiting periods will have expired;

14. the Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date;

15. the Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan;

16. the Restructuring Support Agreement shall have been assumed pursuant to the Confirmation Order; and

2. all Professional Fee Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court.

B.	Waiver of Conditions to Confirmation or the Effective Date

Each condition to the Effective Date set forth in Article IX.A may be waived in whole or in part at any time by the Debtors, the Required Consenting Noteholders and the RBL Agent, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan or Consummate the Plan.

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C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Amendment and Modification of Plan

Subject to the Creditor Approval Rights, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and subject to the reasonable consent of the Required Backstop Parties, the Required Consenting Noteholders, and the RBL Agent (other than with respect to immaterial amendments or modifications to the Plan), and those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, however, that this Article X.A or any consent rights herein may be modified only with the consent of the Required Backstop Parties, the Required Consenting Noteholders, and the RBL Agent.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

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1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Amount arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to section 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10. adjudicate, decide, or resolve any and all matters related to the enforcement of the Restructuring Support Agreement and the Backstop Commitment Agreement;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

13. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

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14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, provided however, that any such modifications are subject to the Creditor Approval Rights;

16. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18. enforce all orders previously entered by the Bankruptcy Court; and

19. hear any other matter not inconsistent with the Bankruptcy Code;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement, the Exit Facility Documents, or the New Convertible Notes that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement, the Exit Facility Documents, or the New Convertible Notes that contain such clauses shall be governed in accordance with the provisions of such documents.

To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible. The Plan shall not modify the jurisdictional provisions of any Rights Offering Document. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in any Rights Offering Document, and the jurisdictional provisions of such documents shall control.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

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B.	Additional Documents

Subject to and in accordance with the Debtors’ obligations under the Restructuring Support Agreement, on or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Subject to their respective obligations under the Restructuring Support Agreement as a party thereto, the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code related to the Chapter 11 Cases, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

D.	Payment of Certain Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay on the Effective Date all then-outstanding reasonable and documented unpaid Restructuring Expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the Plan and the Restructuring Support Agreement. Any such costs and expenses that are Restructuring Expenses shall be submitted to the Debtors or the Reorganized Debtors in the form of summary invoices of the relevant law firms.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

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If to the Debtors:

Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Attn: Charles Duginski, Chief Executive Officer

 Justin Byrne, Vice President and General Counsel

Email: chuck.duginski@chaparralenergy.com

 justin.byrne@chaparralenergy.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Damian S. Schaible

 Angela M. Libby

 Jacob S. Weiner

Email: damian.schaible@davispolk.com

   angela.libby@davispolk.com

   jacob.weiner@davispolk.com

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attn: John H. Knight

Amanda R. Steele

Brendan J. Schlauch

Email: knight@rlf.com

    steele@rlf.com

    schlauch@rlf.com

If to the RBL Agent:

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attn: Bill Wallander

Email: bwallander@velaw.com

If to the Ad Hoc Group:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attn: Erez Gilad

 Samantha Martin

Email: egilad@stroock.com

 smartin@stroock.com

H. Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

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I.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://www.kccllc.net/chaparral2020 or the Bankruptcy Court’s website at www.del.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

J.	Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Plan Supplement documents, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Plan Supplement documents are (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) non-severable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, however, that, as of the Effective Date, the Reorganized Debtors may submit separate orders to the Bankruptcy Court under certification of counsel previously provided to the U.S. Trustee closing certain individual Chapter 11 Cases and changing the caption of the Chapter 11 Cases accordingly; provided further that matters concerning Claims may be heard and adjudicated in one of the Debtors’ Chapter 11 Cases that remains open regardless of whether the applicable Claim is against a Debtor in a Chapter 11 Case that is closed. Nothing in the Plan shall authorize the closing of any case nunc pro tunc to a date that precedes the date any such order is entered. Any request for nunc pro tunc relief shall be made on motion served on the United States Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the filing of a motion to close the last Chapter 11 Case remaining open, the Reorganized Debtors shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Bankruptcy Rule 3022-1(c).

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Dated: August 15, 2020

Respectfully submitted,

By:
Name: Charles Duginski
Title: Chief Executive Officer

Exhibit B

Corporate Structure of the Debtors

Exhibit C

Restructuring Support Agreement

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 12.02 (including the Plan (as defined below)), as amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of August 15, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, individually, a “Party” and, collectively, the “Parties”):1

Chaparral Energy, Inc. (“Chaparral”) and each of its Affiliates (as defined below) listed on Exhibit A to this Agreement that has executed and delivered a counterpart signature page to this Agreement to counsel to the Consenting Creditors (as defined below) (the Entities (as defined below) in this clause (i), collectively, the “Company Parties”);

The Agent (as defined below), and the undersigned beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts or funds that beneficially hold, RBL Claims (as defined below) that have executed and delivered counterpart signature pages to this Agreement (in each case solely in their capacity as such, together with each RBL Lender (as defined below) that executes and delivers a Joinder (as defined below) from and after the date hereof, the “Consenting Revolving Lenders”) to counsel to the Company Parties and counsel to the Agent; and

the undersigned beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts or funds that beneficially hold, Notes Claims (as defined below) (each, a “Noteholder” and collectively, the “Noteholders”) that have executed and delivered counterpart signature pages to this Agreement (together with each Noteholder that executes a Joinder from and after the date hereof, the “Consenting Noteholders”) to counsel to the Company Parties and counsel to the Initial Consenting Noteholders (the Entities in clauses (ii) and clause (iii), collectively, the “Consenting Creditors”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

Exhibit C (cont’d)

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arm’s length negotiated and agreed upon the material terms of a comprehensive restructuring with respect to the Company Parties’ capital structure in accordance with and subject to the terms and conditions set forth in this Agreement and the chapter 11 plan of reorganization in the form attached as Exhibit B to this Agreement (including any schedules, annexes and exhibits thereto, each as may be amended, supplemented or modified solely in accordance with the terms hereof, the “Proposed Plan”), and the transactions contemplated therein and herein (the “Restructuring Transactions”);

WHEREAS, the Restructuring Transactions shall be implemented by soliciting votes for the Proposed Plan and commencing voluntary prepackaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (such cases, the “Chapter 11 Cases”) in order to implement the Proposed Plan;

WHEREAS, as of the date hereof, (a) the Consenting Noteholders hold, in the aggregate, at least 75% of the aggregate principal amount of the Notes outstanding, and (b) the Consenting Revolving Lenders hold, in the aggregate, at least 75% of the aggregate principal amount of the loans outstanding under the RBL Credit Agreement;

WHEREAS, the Parties have agreed to express their mutual support and take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise. A Related Fund of any Person shall be deemed to be the Affiliate of such Person.

“Agent” means Royal Bank of Canada in its capacity as administrative agent under the RBL Credit Agreement.

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Exhibit C (cont’d)

“Agreement” has the meaning set forth in the preamble hereto and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto (including the Proposed Plan and all exhibits, annexes and schedules attached thereto) in accordance with Section 12.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Creditor that becomes a party hereto after the Agreement Effective Date, as of the date and time such Consenting Creditor executes and delivers a Joinder in accordance with the terms hereof) to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that in each case is an alternative to, or is materially inconsistent with, one or more of the Restructuring Transactions.

“Backstop Commitment Agreement” means the backstop commitment agreement to be entered into between the Company Parties and the Backstop Parties prior to the earlier of the Petition Date or the Solicitation Commencement Date, which shall (i) not require payment of a Put Option Premium Cash Amount in excess of $2.625 million, and (ii) otherwise be consistent in all material respects with this Agreement and the applicable terms of the Proposed Plan, attached as Exhibit F hereto.

“Backstop Parties” means those holders of Notes Claims (and/or their affiliated or related funds) that agree to backstop the offering of New Convertible Notes pursuant to the Backstop Commitment Agreement.

“Backstop Order” means an order of the Bankruptcy Court approving the Backstop Commitment Agreement, which order may be the Disclosure Statement Order or the Confirmation Order.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court presiding over the Chapter 11 Cases, which shall be the United States Bankruptcy Court for the District of Delaware.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

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Exhibit C (cont’d)

“Cash Collateral Order” means the interim or final, as applicable, order of the Bankruptcy Court setting forth the terms of the use of cash collateral.

“Chaparral” has the meaning set forth in the preamble to this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Chosen Court” means, (a) before one or more Company Parties commences Chapter 11 Cases, federal courts or state courts located in New York, New York and (b) after commencement of such proceeding, the Bankruptcy Court.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including, without limitation, the RBL Claims, the Notes Claims and the existing Equity Interests in Chaparral.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Company Party Termination Event” has the meaning set forth in Section 10.02.

“Confidentiality Agreement” means an executed confidentiality agreement, including, but not limited to, with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information in connection with or related to any potential restructuring.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which Confirmation Order shall be consistent with this Agreement.

“Consenting Creditor Fees and Expenses” means all accrued but unpaid reasonable and documented fees and expenses (whether incurred prior to or after the commencement of the Chapter 11 Cases) related to the formulation, development, negotiation, documentation, and implementation of this Agreement, the Plan (including the Proposed Plan), the Restructuring Transactions contemplated thereby and hereby, the Definitive Documents, and/or any amendments, waivers, consents, supplements, or other modifications to any of the foregoing, in each case, of: (i) (a) Stroock & Stroock & Lavan LLP, as counsel to the Initial Consenting Noteholders, (b) Young Conaway Stargatt & Taylor, LLP, as local counsel to the Initial Consenting Noteholders, and (c) Perella Weinberg Partners LP, as financial advisor to Stroock & Stroock & Lavan LLP in connection with its representation of the Initial Consenting Noteholders, and (ii) (a) Vinson & Elkins LLP, as counsel to Royal Bank of Canada in its capacity as administrative agent under the RBL Credit Agreement, (b) any local counsel to Royal Bank of Canada in its capacity as administrative agent under the RBL Credit Agreement, and (c) FTI Consulting, Inc., as financial advisor to Vinson & Elkins LLP in connection with its representation of Royal Bank of Canada, in its capacity as administrative agent under the RBL Credit Agreement, in each case, in accordance with the engagement letters and/or fee letters, if applicable, among such consultant or professional and any of the Company Parties, including, without limitation, any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals or the Company Parties.

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Exhibit C (cont’d)

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Revolving Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means Chaparral and its Affiliates that file Chapter 11 Cases.

“Defaulting Backstop Party” means any Backstop Party that fails to timely fund its Backstop Commitment (as defined in the Backstop Commitment Agreement) in accordance with the terms of the Backstop Commitment Agreement and the Rights Offering Documents.

“Definitive Documents” means all of the definitive documents implementing the Plan and the Restructuring Transactions, including those set forth in Section 3.

“Disclosure Statement” means the disclosure statement with respect to the Plan, including all exhibits, schedules, supplements, modifications or amendments thereto, which shall be consistent with this Agreement.

“Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement and which order may be the Confirmation Order.

“Entity” shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.

“Equity Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Facility” means, collectively, the Exit Revolving Facility and the Second Out Term Loans.

“Exit Facility Commitment” means, subject to the terms and conditions of the Exit Facility Commitment Letter, a several and not joint commitment by each Initial Exit Facility Lender to provide a portion of the Exit Revolving Facility in the amount set forth opposite each Initial Exit Facility Lender’s name in the Exit Facility Commitment Letter (or joinder thereto, as applicable), as the same may be reduced from time to time in accordance with the Exit Facility Commitment Letter or the Exit Facility Term Sheet.

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Exhibit C (cont’d)

“Exit Facility Commitment Letter” means that certain Commitment Letter dated as of the date hereof executed by Chaparral and the Initial Exit Facility Revolving Lenders, as the same may be amended (including as supplemented by a joinder of additional commitment parties) from time to time in accordance with the terms thereof.

“Exit Facility Credit Agreement” means the credit agreement governing the Exit Facility, which shall be consistent with the Exit Facility Term Sheet.

“Exit Facility Documents” means the Exit Facility Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the Exit Facility, including the Exit Facility Commitment Letter and the Exit Facility Fee Letter.

“Exit Facility Fee Letter” has the meaning set forth in Section 2(d).

“Exit Facility Term Sheet” means the term sheet setting forth the material terms and conditions of the Exit Revolving Facility, attached as Exhibit C hereto.

“Exit Revolving Facility” means the new senior secured first-lien first-out revolving credit facility that will be effectuated on the Plan Effective Date in accordance with the Exit Facility Credit Agreement and the Plan.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file with the Bankruptcy Court.

“Governance Term Sheet” means the term sheet setting forth the material governance terms of Reorganized Chaparral, attached as Exhibit E hereto.

“Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.

“Governmental Authority” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

“Indenture” means the indenture, dated as of June 29, 2018, by and among Chaparral, as issuer, the guarantors party thereto, and UMB Bank, N.A., as trustee, pursuant to which the Notes were issued, as it may be amended, supplemented or otherwise modified from time to time.

“Indenture Trustee” means UMB Bank, N.A. in its capacity as indenture trustee under the Indenture and any other trustee or similar Entity under the Indenture.

“Initial Consenting Noteholders” means the Noteholders that have executed and delivered counterpart signature pages to this Agreement as of the Execution Date.

“Initial Exit Facility Revolving Lenders” has the meaning ascribed to it in the Exit Facility Term Sheet.

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Exhibit C (cont’d)

“Intercreditor Agreement” has the meaning ascribed to it in the Exit Facility Term Sheet.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit G.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4, as any such milestone may be extended or waived in writing (including via email in accordance with Section 12.17) by the Company Parties and the Required Consenting Creditors in their respective discretion.

“New Convertible Notes” means the 9%/13% second-lien convertible PIK Toggle Notes to be issued pursuant to the New Convertible Notes Indenture, in the initial aggregate principal amount as of the Plan Effective Date of $35,000,000.

“New Convertible Notes Indenture Trustee” means the indenture trustee under the New Convertible Notes Indenture, to be selected by the Backstop Parties with the consent of the Company Parties not to be unreasonably withheld.

“New Convertible Notes Indenture” means that certain indenture, dated as of the Plan Effective Date, to be entered into by and between Reorganized Chaparral, as issuer, and the New Convertible Notes Indenture Trustee, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time), which shall be filed in draft form with the Plan Supplement and shall be consistent with this Agreement, the New Convertible Notes Term Sheet and the Plan.

“New Convertible Notes Term Sheet” means the term sheet setting forth the material terms and conditions of the New Convertible Notes, attached as Exhibit D hereto.

“New Corporate Governance Documents” means the forms of certificate or articles of incorporation, charter, bylaws, limited liability company agreement, partnership agreement, operating agreement and such other applicable formation, organizational and governance documents (if any) of the Reorganized Debtors, and any stockholders agreement, voting agreement or similar agreement, if any (as determined by the Backstop Parties and the Company Parties), to be in effect from and after the Plan Effective Date, which shall be consistent with this Agreement, the Governance Term Sheet, and the Plan (including the Plan Supplement).

“New Equity Interests” means the new Equity Interests (which shall be in a form as determined by the Backstop Parties and the Company Parties) to be issued by Reorganized Chaparral pursuant to the Plan on the Plan Effective Date; provided, however, that New Equity Interests shall exclude the New Convertible Notes.

“New Warrant Agreements” has the meaning ascribed to it in the Proposed Plan.

8

Exhibit C (cont’d)

“NOL Motion” means any First Day Pleading establishing notice and hearing procedures with respect to trading in equity securities of the Debtors or seeking related relief.

“Notes” means the 8.750% Senior Notes due 2023 issued by Chaparral pursuant to the Indenture.

“Notes Claims” means any Claim against any Company Party arising under, derived from, based on or related to the Notes, including any guarantee of the Notes, and the Indenture.

“Open Trade” means a transaction, agreement, or other arrangement, whether done through an oral or written confirmation, under which a Party to this Agreement is entitled or obligated to Transfer or receive Transfer of any Company Claims/Interests, with a trade date on or prior to the Party’s execution of this Agreement or execution of a Joinder.

“Outside Date” means the date that is one hundred (100) calendar days after the Petition Date.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the Debtors’ joint chapter 11 plan of reorganization that will effectuate the Restructuring Transactions on the terms and conditions set forth in this Agreement, which shall be the Proposed Plan as the same may be amended or modified in accordance with the provisions of this Agreement.

“Plan Effective Date” means the date upon which each of the conditions to the effectiveness of the Plan are satisfied or waived according to its terms.

“Plan Supplement” means the compilation of certain documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall be consistent with this Agreement.

“Proposed Plan” has the meaning set forth in the recitals to this Agreement.

“Prior Bankruptcy Cases” means the jointly administered bankruptcy cases commenced by the Company Parties on May 9, 2016 in the United States Bankruptcy Court for the District of Delaware at case no. 16-11144 (LSS).

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Exhibit C (cont’d)

“Qualified Marketmaker” means an entity that (a) holds itself out to the market as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“RBL Claims” means any Claim against any Company Party arising under, derived from or based upon the RBL Credit Agreement.

“RBL Credit Agreement” means that certain Tenth Restated Credit Agreement, dated as of December 21, 2017, among Chaparral, as borrower, the lenders party thereto, and Royal Bank of Canada, as administrative agent, as it may be amended, supplemented or otherwise modified from time to time prior to the Plan Effective Date.

“RBL Lender” means any Lender under the RBL Credit Agreement that holds an RBL Claim.

“Rejected Executory Contract and Unexpired Lease List” has the meaning ascribed to it in the Proposed Plan.

“Related Fund” means, with respect to any Person, any fund, account, or investment vehicle that is controlled or managed by (i) such Person, (ii) an Affiliate of such Person, or (iii) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Reorganized Chaparral” means the ultimate parent Entity of the Reorganized Debtors, which may include (a) Chaparral Energy, Inc., as reorganized pursuant to the Plan, or any successor thereto or assignee thereof, by merger, consolidation, or otherwise, on or after the Plan Effective Date, or (b) a new entity formed to acquire, directly or indirectly, (x) all of the Equity Interests in Chaparral Energy, Inc., as so reorganized pursuant to the Plan, or any such successor or assignee, or (y) all or substantially all of the assets of the Company Parties. Reorganized Chaparral may be a corporation, limited liability company or other form of Entity, in each case, as determined by the Required Consenting Noteholders and Chaparral.

“Reorganized Debtor” means a Debtor, as reorganized pursuant to the Plan, or any successor thereto or assignee thereof, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, immediately after the Plan Effective Date, including Reorganized Chaparral.

“Required Backstop Parties” has the meaning ascribed to it in the Backstop Commitment Agreement.

“Required Consenting Creditors” means the Required Consenting Noteholders and the Agent.

“Required Consenting Noteholders” means, as of the relevant date, those Consenting Noteholders holding greater than 50% of the aggregate outstanding principal amount of the Notes Claims that are held by all Consenting Noteholders in the aggregate.

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Exhibit C (cont’d)

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rights Offering Documents” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Settlement Agreement” means the Settlement Agreement by and between Chaparral, on the one hand, and Naylor Farms, Inc., on behalf of itself and as representative of the Settlement Class (as defined therein), on the other hand.

“Royalty Class Action Claim” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Class” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Proofs of Claim” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Settlement” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Settlement Preliminary Approval Order” means the order of the Bankruptcy Court preliminarily approving the Royalty Class Action Settlement Agreement

“Rules” means Rules 501(a)(1), (2), (3), and (7) of Regulation D under the Securities Act.

“Second Out Term Loans” has the meaning set forth in the Proposed Plan.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Solicitation Commencement Date” means the date that the Company Parties commence solicitation of votes to approve or reject the Plan from holders of RBL Claims and holders of Notes Claims.

“Solicitation Materials” means the Disclosure Statement, ballots, documents, forms and all other materials provided in connection with the solicitation of the Proposed Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, which shall be consistent with this Agreement.

“Termination Date” means, with respect to a Party to this Agreement, the date on which termination of this Agreement as to such Party is effective in accordance with Section 10.01, 10.02, 10.03, or 10.04.

“Termination Event” means the occurrence of a termination event arising under Section 10.01, 10.02, 10.03, or 10.04.

“Transfer” means to, directly or indirectly, sell, assign, grant, transfer, convey, pledge, hypothecate, or otherwise dispose of, but in each case only upon the date of settlement of the Transfer and excluding any pledge or assignment of security interest to secure obligations of a party to a Federal Reserve Bank or any other central bank.

“Transferee” means the recipient of a Transfer.

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Exhibit C (cont’d)

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e) unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “stockholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not;

(j) the word “or” shall not be exclusive; and

(k) the phrase “counsel to the Consenting Creditors” refers to (a) counsel to the Initial Consenting Noteholders and, (b) counsel to the Agent, as specified in Section 12.10.

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Exhibit C (cont’d)

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties on the date and time by which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement (which signature pages may be delivered by counsel and in electronic form) to counsel to the Initial Consenting Noteholders and the Agent;

(b) the following shall have executed and delivered counterpart signature pages of this Agreement (which signature pages may be delivered by counsel and in electronic form) to the Company Parties:

(i) holders of more than two thirds of the aggregate outstanding principal amount of the RBL Claims; and

(ii) holders of more than two thirds of the aggregate outstanding principal amount of the Notes Claims;

(c) the Company Parties shall have given written notice to counsel to each of the Initial Consenting Noteholders and the Agent that the foregoing conditions set forth in this Section 2 have been satisfied;

(d) Chaparral shall have executed and delivered the Exit Facility Commitment Letter and a Fee Letter (the “Fee Letter”) with the Agent in respect of the Exit Facility;

(e) the funding of any retainers to the advisors to the Initial Consenting Noteholders in accordance with Section 12.18;

● sufficient Consenting Revolving Lenders shall have executed and delivered the Exit Facility Commitment Letter such that the revolving loan commitments shall constitute at least 66 2⁄3% of the aggregate principal amount of the Exit Facility; and

● the Company Parties and the Backstop Parties shall have executed and delivered the Backstop Commitment Agreement.

With respect to any Consenting Creditor that becomes a party to this Agreement pursuant to Section 7 hereof, this Agreement shall become effective as to such Consenting Creditor at the time it executes and delivers a Joinder in accordance with the terms hereof.

Section 3. Definitive Documents.

3.01. The Definitive Documents shall consist of the following:

(a) the Plan (including the Proposed Plan);

13

Exhibit C (cont’d)

(b) the Confirmation Order;

(c) the Disclosure Statement and all other Solicitation Materials;

(d) the Disclosure Statement Order;

(e) the First Day Pleadings and all orders sought pursuant thereto;

(f) the Plan Supplement;

(g) the New Convertible Notes Indenture;

(h) the Exit Facility Documents;

(i) the Cash Collateral Order;

(j) the New Corporate Governance Documents and the Governance Term Sheet;

(k) the Backstop Commitment Agreement and the Backstop Order;

(l) the Rights Offering Documents;

(m) the Intercreditor Agreement;

(n) the New Warrant Agreements;

(o) the Royalty Class Action Settlement Agreement and the Royalty Class Action Settlement Conditional Approval Order; and

(p) Rejected Executory Contract and Unexpired Lease List.

3.02. The Definitive Documents that are not executed or in a form attached to this Agreement as of the Execution Date remain subject to good faith negotiation and completion. Upon completion, the Definitive Documents shall be consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 11. The Definitive Documents (and any amendments or modifications thereto) in Sections 3.01 (a) and (b) shall be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Creditors, and the Required Backstop Parties; provided, however, that any amendment or modification to the Plan or any provision of the Confirmation Order that alters the plan treatment of the RBL Claims or otherwise adversely affects the RBL claims shall be subject to the consent of the Agent, and any amendment or modification to the Proposed Plan (or any provision of the Confirmation Order) that alters the plan treatment of the Notes Claims or otherwise adversely affects the Notes Claims shall be subject to the consent of the Required Consenting Noteholders. The Definitive Documents (and any amendments or modifications thereto) in Sections 3.01 (c), (d), (e), (f), (n) and (o) shall be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Creditors, and the Required Backstop Parties, except to the extent an alternative level of consent is expressly provided herein. The Definitive Document (and any amendments or modifications thereto) in Section 3.01 (g), (j), (k) and (l) shall be in form and

14

Exhibit C (cont’d)

substance acceptable to the Required Consenting Noteholders, the Required Backstop Parties, and the Company Parties, and reasonably acceptable to the Agent. The Definitive Documents (and any amendments or modifications thereto) in Sections 3.01 (h) and (i) shall be in form and substance acceptable to the Agent and the Company Parties, and reasonably acceptable to the Required Consenting Noteholders and Required Backstop Parties. The Definitive Document (and any amendments or modifications thereto) in Section 3.01 (m) shall be in form and substance acceptable to the Company Parties, the Required Consenting Creditors and the Required Backstop Parties. The Definitive Document (and any amendments or modifications thereto) in Section 3.01 (p) shall be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Noteholders and the Required Backstop Parties, after consultation by the Company Parties with the Agent.

Section 4. Milestones. The following Milestones shall apply to this Agreement (unless extended or waived in writing (including via email in accordance with Section 12.17) by the Company Parties and the Required Consenting Creditors in their discretion):

(a) no later than one (1) calendar day prior to the Petition Date, the Solicitation Commencement Date shall occur;

(b) no later than August 17, 2020, the Company Parties shall commence the Chapter 11 Cases;

(c) on the Petition Date, the Company Parties shall file with the Bankruptcy Court (i) the Plan, (ii) the Disclosure Statement and all other Solicitation Materials (and a motion seeking approval thereof); and (iii) the Cash Collateral Order (and a motion seeking approval thereof);

(d) no later than five (5) calendar days after the Petition Date, the Bankruptcy Court shall have entered an interim Cash Collateral Order;

(e) no later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the final Cash Collateral Order;

(f) no later than sixty (60) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Backstop Order;

(g) no later than eighty (80) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order and the Confirmation Order; and

(h) no later than the Outside Date, the Plan Effective Date shall have occurred.

Section 5. Commitments of the Consenting Creditors.

5.01. Affirmative Commitments. During the Agreement Effective Period, each Consenting Creditor severally, and not jointly, agrees in respect of all of its Company Claims/Interests (subject to Sections 5.05 and 5.06) to:

15

Exhibit C (cont’d)

(a) in respect of each of its Company Claims/Interests, act in good faith and support the Restructuring Transactions as contemplated by this Agreement and the Proposed Plan, including to vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which such Consenting Creditor is legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions and within the timeframe outlined herein and in the Definitive Documents and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided, however, that no Consenting Creditor shall be obligated to waive (to the extent waivable by such Consenting Creditor) any condition to the consummation of any part of the Restructuring Transactions;

(b) give any notice, order, instruction, or direction to the Agent and/or Indenture Trustee necessary to give effect to the Restructuring Transactions;

(c) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents to which it is required to be a party or to which it has a consent right pursuant to Section 3.02; and

(d) consider in good faith any appropriate additional or alternative provisions or agreement necessary to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay or are necessary to effectuate the consummation of the Restructuring Transactions in accordance with this Agreement and the Proposed Plan.

5.02. Negative Commitments. During the Agreement Effective Period, each Consenting Creditor, as applicable, severally, and not jointly, agrees in respect of all of its Company Claims/Interests that (subject to Sections 5.05 and 5.06) it shall not, directly or indirectly, and shall not direct any other Entity to:

(a) take any action that is inconsistent with this Agreement or the Restructuring Transactions or that would reasonably be expected to interfere with, delay or impede the solicitation, implementation, or consummation of the Plan and the Restructuring Transactions;

(b) seek, solicit, pursue, propose, file, support, or vote for any Alternative Restructuring Proposal;

(c) file any motion, objection, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement, the Plan or the Restructuring Transactions;

(d) take (directly or indirectly), or direct the Agent and/or the Indenture Trustee to take, any action to enforce or exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests, including rights or remedies arising from or asserting or bringing any claims under or with respect to the RBL Credit Agreement and/or the Indenture to the extent inconsistent with this Agreement; provided further, that nothing in this Agreement shall prevent any Consenting Creditor from filing a proof of claim in the Chapter 11 Cases on behalf of its respective Company Claims;

16

Exhibit C (cont’d)

(e) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the Restructuring Transactions against the Company Parties or the other Parties (other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement);

(f) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(g) solely as to the Consenting Noteholders, object to or commence any legal proceeding challenging the adequate protection granted or proposed to be granted to the holders of the RBL Claims under the Cash Collateral Order.

5.03. Commitments with Respect to Chapter 11 Cases. Subject to Sections 5.05 and 5.06 and the other terms and conditions hereof, during the Agreement Effective Period, each Consenting Creditor severally and not jointly, agrees that it shall, subject to receipt by such Consenting Creditor, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(a) timely vote each of its Company Claims/Interests to accept the Plan by timely delivering its duly executed and completed ballot(s) accepting the Plan following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(b) not opt out of the releases set forth in the Plan;

(c) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clause (a) above; provided, however, such vote may be changed, withdrawn, amended or revoked (and, upon such revocation, deemed ineffective and void ab initio), by such Consenting Creditor at any time following the expiration or termination of the Agreement Effective Period (it being understood that the termination of the Agreement Effective Period shall entitle each Consenting Creditor to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso);

(d) not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions; and

(e) support the Restructuring Transactions in accordance with this Agreement; and

(f) not object to, delay, impede or take any other action to interfere with any motion or other pleading or document filed by the Company Parties in the Bankruptcy Court that is consistent with this Agreement.

5.04. [Reserved].

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Exhibit C (cont’d)

5.05. Additional Provisions Regarding the Consenting Creditors’ Commitments. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall:

(a) be construed to impair the rights of any Consenting Creditor from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transactions;

(b) limit or impair the ability of a Consenting Creditor to purchase, Transfer or enter into any transactions regarding its Company Claims/Interests, subject to the terms hereof, including, for the avoidance of doubt, Section 7 hereof;

(c) except as otherwise provided herein, constitute a waiver under, or amendment of, the Indenture or the RBL Facility or otherwise limit or impair any right or remedy of any Consenting Creditor under the Indenture, the RBL Facility, or any other applicable agreement, instrument, or document that gives rise to a Consenting Creditor’s Company Claims/Interests;

(d) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest, including any official committee and/or the United States Trustee (so long as such consultation is not inconsistent with this Agreement);

(e) impair or waive the rights of any Consenting Creditor to assert or raise any objection not prohibited under this Agreement in connection with the Restructuring Transactions;

(f) prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(g) prevent any Consenting Creditor from enforcing or exercising any rights, remedies, conditions, consents or approval requirements under any of the Definitive Documents; or

(h) obligate a Consenting Creditor to deliver a vote to support the Plan or prohibit a Consenting Creditor from withdrawing or revoking such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); provided, however, that upon the Termination Date as to a Consenting Creditor (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such Consenting Creditor’s vote shall automatically be deemed ineffective and void ab initio and such Consenting Creditor shall have a reasonable opportunity to cast a vote.

5.06. Limitation on Consenting Creditors’ Commitments. Notwithstanding any other provision of this Agreement to the contrary, including this Section 5, nothing in this Agreement shall require any Consenting Creditor to incur, assume, become liable for any expenses, liabilities or other obligations, or to commence litigation or agree to any commitments, undertakings, concessions, indemnities, or other arrangements to such Consenting Creditor that could result in expenses, liabilities, or other obligations to such Consenting Creditor other than as specifically and expressly required in this Agreement, the Exit Facility Commitment Letter or the Backstop Commitment Agreement.

18

Exhibit C (cont’d)

Section 6. Commitments of the Company Parties.

6.01. Affirmative Commitments. Subject to Section 6.03, during the Agreement Effective Period, each of the Company Parties agrees to:

(a) support, act in good faith and take all actions reasonably necessary and desirable to implement and consummate the Restructuring Transactions in accordance with this Agreement;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;

(c) use commercially reasonable efforts to obtain any and all necessary or required regulatory and/or third-party approvals and consents for the consummation and implementation of any part of the Restructuring Transactions;

(d) negotiate in good faith and use commercially reasonable efforts to finalize, execute and deliver the Definitive Documents, any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e) use commercially reasonable efforts to obtain any and all necessary or required third-party approvals, consents and court orders for the consummation and implementation of the Royalty Class Action Settlement on the terms set forth in the Royalty Class Action Settlement Agreement;

(f) to the extent practicable and known by the Debtors (i) notify counsel for the Initial Consenting Noteholders and counsel to the Agent as soon as reasonably practicable if members of the Royalty Class Action Class who have Royalty Class Action Claims which, in the aggregate, exceed ten percent (10%) of the Settlement Cash Proceeds elect to opt-out of the Royalty Class Action Settlement, and (ii) provide counsel for the Initial Consenting Noteholders and counsel to the Agent, as soon as reasonably practicable upon request, with an update regarding the status of the responses from the members of the Royalty Class Action Class; and

(g) provide counsel for the Initial Consenting Noteholders and the Agent two (2) Business Days (or such time as is reasonably practicable) to review draft copies of all material pleadings, motions, and proposed orders (including without limitation the Plan, the Solicitation Materials, the First Day Pleadings, and all “second day” motions and proposed orders) that may affect the Consenting Creditors prior to any filing or execution thereof;

(h) actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

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Exhibit C (cont’d)

(i) consult and negotiate in good faith with the Consenting Creditors and their advisors regarding the preparation and execution of the Definitive Documents and the implementation of the Restructuring Transactions;

(j) promptly inform counsel to the Initial Consenting Noteholders and the Agent in writing (email being sufficient) as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or believe to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) any breach of any of the terms, conditions, representations, warranties or covenants set forth in this Agreement (including a breach by any Company Party); (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; (v) the initiation, institution or commencement of any material proceeding by a Governmental Authority or other Person (or communications indicating that the same may be contemplated or threatened) (x) involving any of the Company Parties or any of their respective current officers, employees, managers, directors, members or equity holders (in their capacities as such), or (y) challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby; (vi) the occurrence of any Material Adverse Effect (as defined in the Backstop Commitment Agreement); (vii) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) the Restructuring Term Sheet, the Plan or any of the other Definitive Documents, incapable of being satisfied so as to permit consummation of the Restructuring Transactions prior to the Outside Date; or (viii) the occurrence of a Termination Event;

(k) if Company Party receives an Alternative Restructuring Proposal in the form of a term sheet or other written offer or proposal, the Company Parties shall (i) inform counsel to each of the Initial Consenting Noteholders and the Agent in writing (email being sufficient) within five (5) Business Days of receiving such proposal, with such notice to include the material terms thereof (including the identity of the Person(s) involved) and the action taken or proposed to be taken by the Company Parties in response thereto, (ii) provide counsel to each of the Initial Consenting Noteholders and the Agent with regular updates as to the status and progress of such Alternative Restructuring Proposal, and (iii) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from counsel to the Consenting Creditors relating to such Alternative Restructuring Proposal;

(l) operate their business and conduct their operations in the ordinary course in a manner consistent with past practices and in compliance with Law (taking into account the Restructuring Transactions and the pendency of the Chapter 11 Cases) and use commercially reasonable efforts to preserve intact their current business organizations and preserve their relationships with employees, customers, suppliers, and others having business dealings with the Company Parties

(m) use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated, organized or formed;

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Exhibit C (cont’d)

(n) timely file a formal objection (in consultation with counsel to the Initial Consenting Noteholders and the Agent) to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers), (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing any of the Chapter 11 Cases; (iv) seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a chapter 11 plan;

(o) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(p) use commercially reasonable efforts to comply with the Milestones set forth in this Agreement; and

(q) provide counsel to the Initial Consenting Noteholders the estimated Professional Fee Escrow Amount no later than two (2) days prior to the anticipated Effective Date.

6.02. Negative Commitments. Except as set forth in Section 6.03, during the Agreement Effective Period, each of the Company Parties shall not, without the prior written consent (including via email in accordance with Section 12.17) of the Required Consenting Creditors, directly or indirectly:

(a) take any action that is inconsistent with this Agreement, the Definitive Documents or the Restructuring Transactions or take any other action that would reasonably be expected to interfere with, delay, or impede solicitation, implementation, or consummation of, the Restructuring Transactions;

(b) modify the Plan, in whole or in part, in a manner that is inconsistent with this Agreement;

(c) (1) file or support any motion, pleading, order or any Definitive Documents with the Bankruptcy Court or any other court (including any modification or amendment thereof) that (i) in whole or in part, is materially inconsistent with this Agreement, the Plan or the Definitive Documents or (ii) in the case of any Definitive Document, has not been provided to counsel to the Initial Consenting Noteholders and the Agent for review in accordance with Section 5.1(e), (2) execute any Definitive Document that, in whole or in part, is not consistent with this Agreement and the Proposed Plan, or (3) waive, amend or modify any of the Definitive Documents or, if applicable, file with the Bankruptcy Court a pleading seeking to waive, amend or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification or filing contains any provision that is inconsistent with this Agreement and the Proposed Plan;

(d) (1) file or support any motion or application or commence a proceeding (including seeking formal or informal discovery) challenging (A) the amount, validity, allowance, character, enforceability or priority of any Company Claims/Interests of any of the Consenting Creditors, or (B) the validity, enforceability or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Creditors; (2) file any motion or application or commence a proceeding (including seeking formal or informal discovery) seeking to pursue claims or causes of action against any Consenting Creditor or any director, manager, officer or employee of, or lender to, or any consultant or advisor that is retained or engaged by, any of the Consenting Creditors; or (3) support any Person in connection with any of the actions described in clause (1) or (2);

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Exhibit C (cont’d)

(e) directly or indirectly solicit, through any Person, seek, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal without the consent of the Required Consenting Creditors, subject to Section 6.03;

(f) other than (i) as expressly contemplated by this Agreement, (ii) in connection with a dissolution or the winding-up of any Company Party or a similar transaction, or (iii) in the ordinary course of business, (A) make or change any material tax election (including, with respect to any Company Party that is treated as a partnership or disregarded entity for U.S. federal income tax purposes, an election to be treated as a corporation for U.S. federal income tax purposes) or (B) take or permit any action that would result in a disaffiliation of any Company Party from the Company Parties’ consolidated income tax group under Section 1502 of the Code;

(g) amend or propose to amend any of their respective organizational documents other than in connection with the commencement of the cases or pursuant to the Plan;

(h) other than as expressly contemplated by this Agreement, authorize, create or issue any additional Equity Interests in any of the Company Parties, or redeem, purchase, acquire, declare any distribution on or make any distribution on any Equity Interests in any of the Company Parties;

(i) without the consent of the Required Consenting Creditors, engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions; or

(j) enter into or adopt any new compensation or employee benefit arrangements (or amend, modify, or terminate any existing compensation or employee benefit arrangements) without the reasonable consent of the Required Consenting Noteholders, the Required Backstop Parties and the Agent, and with respect to insiders (as defined in section 101(31) of the Bankruptcy Code), without the consent of the Required Consenting Noteholders, the Required Backstop Parties and the Agent.

6.03. Additional Provisions Regarding the Company Parties’ Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the Governing Body of a Company Party to take or refrain from taking any action with respect to the Restructuring Transactions (including terminating this Agreement under Section 10) to the extent the Governing Body of such Company Party determines in good faith, after consultation with counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with its or their fiduciary obligations under applicable Law or a violation of applicable Law; provided, however, that if a Company Party determines to take any action or refrain from taking any action with respect to the Restructuring in reliance on this Section 6.03, such Company Party shall promptly (in any event within two (2) Business Days of such determination) provide written notice of such determination to counsel to the Initial Consenting Noteholders and the Agent; provided further, that if any Company Party or the Governing Body of any Company Party seeks to exercise such fiduciary duties, such Company Party shall provide prior notice to the Consenting Creditors, and the Consenting Creditors shall have the right to terminate this Agreement pursuant to Section 10.01(c)(iv).

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Exhibit C (cont’d)

(b) Notwithstanding anything to the contrary in this Agreement, upon receipt of an unsolicited Alternative Restructuring Proposal, each Company Party and its respective directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives (including any Governing Body members) shall have the rights to: (i) subject to compliance with Section 6.01(i), consider, respond to, facilitate, and negotiate such Alternative Restructuring Proposal; (ii) provide access to non-public information concerning any Company Party to any Entity making such proposal that requests such information and enters into Confidentiality Agreements or nondisclosure agreements with the Company Parties in connection with such proposal; and (iii) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Creditors) regarding such Alternative Restructuring Proposal.

(c) Nothing in this Agreement shall: (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the implementation of the Restructuring Transactions; (ii) affect the ability of any Company Party to consult with any Consenting Creditor or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) so long as doing so is not inconsistent with the terms hereof; or (iii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 7. Transfer of Company Claims/Interests and Joinders.

7.01. Except solely to the extent provided in Section 7.02 or 7.04 of this Agreement or in any NOL Motion, this Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to purchase or Transfer any Company Claims/Interests, including any right, title, or interest in a Company Claim/Interest.

7.02. Transfer Restrictions. During the Agreement Effective Period, and subject to the terms and conditions of this Agreement, each Party agrees, solely with respect to itself, as expressly identified and limited on its signature page or Joinder, and not in any other manner or with respect to any Affiliates, not to (i) Transfer any right, title, or interest in a Company Claim/Interest, unless (a) the Transferee is a Party to this Agreement, or (b) if the Transferee is not already a Party to this Agreement, the Transferee agrees in writing to be bound by the terms of this Agreement by executing a Joinder in the form attached to this Agreement and delivering an executed copy thereof to counsel to the Company Parties and, in the case of a Transferee of a Consenting Noteholder, counsel to the Initial Consenting Noteholders in accordance with Section 12.10 of this Agreement by the date of that Transfer or, in the case of a Transferee of a Consenting Revolving Lender, counsel to the Agent in accordance with Section 12.10 of this Agreement by the date of that Transfer or (ii) Transfer any Equity Interests if in the reasonable business judgement of the Company Parties and their legal and tax advisors, such transfer could adversely affect the Company Parties’ ability to maintain the value of and utilize the Company Parties’ net operating

23

Exhibit C (cont’d)

loss carryforwards or other tax attributes. Any Transfer in violation of this Section 7.02 or 7.04 shall be void ab initio and the Company Parties and each other Consenting Creditor shall have the right to enforce the voiding of such transfer. Any RBL Lender that is not a Consenting Revolving Lender can join this Agreement at any time prior to August 31, 2020 or such later date that is determined by the Agent that is before the Voting Deadline (as defined in the Proposed Plan) by executing a Joinder in the form attached to this Agreement (and by executing a joinder to the Exit Facility Commitment Letter in accordance with the terms thereof) and delivering an executed copy of each to counsel to the Company Parties and counsel to the Agent in accordance with Section 12.10 of this Agreement.

7.03. General Exception. Notwithstanding anything in this Agreement to the contrary, this Section 7 shall not apply to the grant of any lien or encumbrance on any right, title, or interest in a Company Claim/Interest in favor of a bank or broker-dealer holding custody of any such right, title, or interest in the Company Claim/Interest in the ordinary course of business that is released upon the Transfer of any such right, title, or interest in a Company Claim/Interest.

7.04. Qualified Marketmaker Exceptions.

(a) Notwithstanding Section 7.02, a Consenting Creditor may Transfer any right, title, or interest in its Company Claims/Interests to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Joinder or be a Party to this Agreement, on the condition that (i) such Consenting Creditor provides prompt notice of any such Transfer no later than the date of such Transfer to counsel to the Company Parties and counsel to the Consenting Creditors in accordance with Section 12.10, (ii) any subsequent Transfer by such Qualified Marketmaker of the right, title or interest in such Company Claim/Interest is to a Transferee that (A) is a Party to this Agreement at the time of such Transfer or (B) becomes a Party to this Agreement on or before the date of such Transfer by executing a Joinder pursuant to Section 7.02(b), and (iii) the Transferee is unaffiliated with such Qualified Marketmaker (and the Transfer documentation between the transferor Consenting Creditor and such Qualified Marketmaker shall contain a requirement that provides as such).

(b) Notwithstanding Section 7.04(a), a Qualified Marketmaker may Transfer any right, title, or interest in any Company Claims/Interests that it acquires from a Party to this Agreement to another Qualified Marketmaker (the “Transferee Qualified Marketmaker”) without the requirement that the Transferee Qualified Marketmaker execute a Joinder or be a Party to this Agreement, on the condition that the Transferee Qualified Marketmaker agrees that any subsequent Transfer by such Transferee Qualified Marketmaker of the right, title, or interest in such Company Claims/Interests will be to a Transferee that (A) is a Party to this agreement at the time of such Transfer or (B) becomes a Party to this Agreement by the date of settlement of such Transfer by executing a Joinder pursuant to Section 7.02(b) (and the Transfer documentation between the transferor Qualified Marketmaker and such Transferee Qualified Marketmaker shall contain a requirement that provides as such).

(c) At the time of a Transfer by any Party to this Agreement of any Company Claims/Interests to the Qualified Marketmaker:

24

Exhibit C (cont’d)

(i) if such Company Claims/Interests may be voted in favor of the Plan, the Party transferring its Company Claims/Interests must first vote such Company Claims/Interests in accordance with the requirements of this Agreement; and

(ii) to the extent that a Qualified Marketmaker that is not otherwise a Party to this Agreement is eligible and entitled to vote the Company Claims/Interests acquired pursuant to Section 7.04(a) above, is not otherwise precluded from voting such Company Claims/Interests in favor of the Plan, and receives a separate ballot for such Company Claims/Interests, such Qualified Marketmaker shall, before the expiration of the Plan voting deadline established by the Bankruptcy Court, vote such Company Claims/Interests in favor of the Plan as contemplated hereunder.

(d) Notwithstanding Section 7.02, to the extent that a Party to this Agreement is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interest in any Company Claim/Interest that it acquires from a holder of such Company Claims/Interests that is not a Party to this Agreement without the requirement that the transferee execute a Joinder or be a Party hereto.

7.05. Joinder. A Transferee that becomes a Party to this Agreement as provided in Section 7.02(b) shall deliver a copy of the executed Joinder in accordance with Section 7.02; provided, however, failure to deliver a copy of such Joinder after the execution thereof by the Parties shall not affect the Party’s or Transferee’s obligations under this Agreement with respect to such Company Claims/Interests or render the Transfer void ab initio with respect to such Company Claims/Interests. The Joinder shall be treated as confidential information and shall not be disclosed without prior written reasonable consent of the Transferee.

7.06. Effect of Delivery of Joinder. By executing and delivering a Joinder as provided under Section 7.02 or 7.04, a Transferee:

(a) becomes and shall be treated for all purposes under this Agreement as a Party to this Agreement with respect to the Transferred Company Claims/Interests and with respect to all other Company Claims/Interests that the Transferee holds and subsequently acquires, subject to Section 7.03 and Section 7.04(d);

(b) agrees to be bound by all of the terms of this Agreement (as such terms may be amended from time to time in accordance with the terms hereof); and

(c) is deemed, without further action, to make to the other Parties hereto the representations and warranties that the Parties to this Agreement make in Section 8 of this Agreement, in each case as of the date of the Joinder.

7.07. Effect of Transfer. A Party to this Agreement that Transfers any right, title, or interest in any Company Claims/Interests in accordance with the terms of this Section 7 shall be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Company Claims/Interests; provided, however, that in no event shall such Transfer relieve any Party from liability for its breach or non-performance of its obligations under this Agreement prior to such Transfer.

25

Exhibit C (cont’d)

7.08. Additional Claims. This Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to acquire any Company Claims/Interests in addition to the Party’s Company Claims/Interests and such acquired Company Claims/Interests shall automatically and immediately upon acquisition by a Party be deemed to be subject to the terms of this Agreement, except as set forth in Section 7.04 above. During the Agreement Effective Period, to the extent any Party to this Agreement acquires additional Company Claims/Interests from an entity that is not a Party to this Agreement, such Party shall promptly provide notice of any such acquisition and (including the amount and type of Company Claims/Interests acquired) and deliver a current list of its Company Claims/Interests to counsel for the Company Parties and counsel to the Initial Consenting Noteholders within five (5) Business Days after the receipt of such request, and such list shall be treated as confidential information and shall not be disclosed without prior written reasonable consent of such Party to this Agreement.

7.09. Exception for Open Trades. Notwithstanding anything to the contrary herein, a claim Transferred to or by a Party to this Agreement pursuant to an Open Trade shall not be subject to, or bound by, the terms and conditions of this Agreement (it being understood that such claim so Transferred to and held by a Party to this agreement for its own account (i.e., not as part of a short transaction, or to be Transferred by the Party under an Open Trade or any other transaction entered into by such Party prior to, and pending as of the date of, such Party’s entry into this Agreement) shall be subject to the terms of this Agreement, as provided in Section 7.07).

7.10. No Obligation. This Section 7 shall not by its terms impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary in this Agreement, if a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations of the Company Parties otherwise arising under such Confidentiality Agreements.

Section 8. Representations and Warranties of Consenting Creditors

. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement as of the date such Party executes and delivers this Agreement and as of the Agreement Effective Date (or, in the case of a Consenting Creditor that becomes a party hereto after the Agreement Effective Date, as of the date such Consenting Creditor becomes a Party to this Agreement by executing and delivering a Joinder) and as of the Plan Effective Date:

(a) it is the beneficial or record owner of the aggregate principal amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Joinder, as applicable (as may be updated pursuant to Section 7);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

26

Exhibit C (cont’d)

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

● solely with respect to the Consenting Noteholders, (i) it is either (A) a qualified institutional buyer as defined in the provisions of Rule 144A promulgated under the Securities Act, (B) not a U.S. person (as defined in Regulation S under the Securities Act), or (C) an accredited investor (as defined in Rule 501 of the Exchange Act), and in each case is able to bear the risk of its investment in the Company Claims/Interests, (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act, and (iii) it understands that any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will not have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold or transferred only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act).

Section 9. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants and covenants to each other Party that, as of the date such Party executes and delivers this Agreement and as of the Agreement Effective Date (or, in the case of a Consenting Creditor that becomes a party hereto after the Agreement Effective Date, as of the date such Consenting Creditor becomes a Party to this Agreement by executing and delivering a Joinder) and as of the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, incorporation or formation, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, if applicable, no consent or approval is required by any other Entity or Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d) it has all requisite corporate or similar power and authority to enter into, execute, and deliver this Agreement and it has (or will have, at the relevant time) all requisite corporate or similar power and authority to effectuate the Restructuring Transactions and carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

27

Exhibit C (cont’d)

(e) it has not assigned, conveyed, sold, hypothecated or otherwise transferred all, any part of or any interest in any claim (other than the RBL Claims and Senior Notes) or cause of action that would be released pursuant to the releases set forth in the Proposed Plan in favor of the Released Parties (as defined in the Proposed Plan); and

(f) it is not a party to any restructuring or similar agreement with other Parties to this Agreement that relates to the Company Parties and has not been disclosed to all Parties to this Agreement.

Section 10. Termination Events

.

10.01. Consenting Creditor Termination Events

. This Agreement may be terminated (a) with respect to the Consenting Revolving Lenders by the Agent, and (b) with respect to the Consenting Noteholders by the Required Consenting Noteholders, in each case, by the delivery to the Company Parties, counsel to the Initial Consenting Noteholders and counsel to the Agent of a written notice (each, a “Consenting Creditor Termination Notice”) in accordance with Section 12.10 of this Agreement upon and at any time following the occurrence of any of the following events (unless waived in writing by the Required Consenting Noteholders or the Agent, as applicable, in their respective sole discretion):

(a) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that would have, or could reasonably be expected to have, an adverse effect on the Restructuring Transactions, which breach remains uncured (to the extent curable) for five (5) Business Days after delivery of the Consenting Creditor Termination Notice identifying any such breach;

(b) any of the Company Parties files or otherwise makes public any of the Definitive Documents (including and modification or amendments thereto) (i) in a manner that is materially inconsistent with this Agreement and (ii) without the consent of the applicable Required Consenting Creditors in accordance with Section 3 of this Agreement;

(c) any of the Company Parties (i) withdraws the Plan or amends or modifies the Plan, (ii) publicly announces, or commits in writing to any other Party to this Agreement, its intention not to support or pursue the Restructuring Transactions or its intention to support an Alternative Restructuring Proposal that is not supported by the Required Consenting Creditors or to execute a definitive written agreement with respect to an Alternative Restructuring Proposal that is not supported by the Required Consenting Creditors, (iii) executes a definitive written agreement with respect to an Alternative Restructuring Proposal that is not supported by the Required Consenting Creditors or (iv) exercises its rights under Section 6.03(a);

(d) (1) any of the Company Parties (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any RBL Claims or Notes Claims, lien, or interest held by any Consenting Creditor arising under or relating to the RBL Credit Agreement or the Indenture or (ii) shall have directly or indirectly supported any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action; or (2) the Bankruptcy Court enters an order or judgment avoiding, disallowing, subordinating, or recharacterizing any RBL Claims or Notes Claims, lien, or interest held by any Consenting Creditor arising under or relating to the RBL Credit Agreement or the Indenture;

28

Exhibit C (cont’d)

(e) the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of any of the Company Parties in contravention of any obligations set forth in this Agreement or (2) such ruling, judgment or order remains in effect for ten (10) Business Days after delivery of a Consenting Creditor Termination Notice identifying any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set forth in this Agreement; provided, however, that this provision shall not have the effect of amending, extending or waiving any of the Milestones;

(f) the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after the entry of such order; provided, however, that this provision shall not have the effect of amending, extending, or waiving any of the Milestones;

(g) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written reasonable consent of the Required Consenting Creditors), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, (iv) rejecting this Agreement; (v) terminating or modifying any Company Party’s exclusive right to file a plan of reorganization in the Chapter 11 Cases under section 1121 of the Bankruptcy Code; (vi) granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any Person to proceed against any asset of any Company Party with an aggregate fair market value in excess of $1 million; or (vii) granting relief that is materially inconsistent with this Agreement and such inconsistent relief is not dismissed, vacated or modified on appeal within ten (10) Business Days;

(h) any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) is the subject of an involuntary case under the Bankruptcy Code that is not dismissed or withdrawn within thirty (30) days, or any Company Party consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

29

Exhibit C (cont’d)

(i) the failure of the Company Parties to meet a Milestone, which has not been waived or extended in accordance with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting Creditor in violation of its obligations under this Agreement;

● (i) if the Cash Collateral Order entered by the Court is not in form and substance acceptable to the Agent; (ii) the termination of the Company Parties’ authority to use cash collateral pursuant to the Cash Collateral Order, which has not been cured (if susceptible to cure) or waived in accordance with the terms thereof; (iii) any modification to the Cash Collateral Order without the reasonable consent of the Agent; or (iv) any modification to the Cash Collateral Order that has the result of increasing fees, requiring additional payments or provides other superior economic terms for the benefit of the Agent or RBL Lenders without the reasonable consent of the Required Consenting Noteholders and the Required Backstop Parties;

● the execution by any of the Company Parties of an agreement providing for, or the filing by any of the Company Parties with the Bankruptcy Court of a motion seeking approval of, any debtor-in-possession financing, except with the prior approval of the Required Consenting Noteholders and the Agent;

(j) the termination of the Backstop Commitment Agreement in accordance with the terms thereof;

(k) the breach in any material respect by a Consenting Revolving Lender of any of the representations, warranties, or covenants of the Consenting Revolving Lenders set forth in this Agreement, such that the non-breaching Consenting Revolving Lenders own or control less than 66-2/3% in aggregate principal dollar amount of all outstanding RBL Claims, and such breach remains uncured for three (3) calendar days following delivery of the Consenting Creditor Termination Notice (provided, however, that the right to terminate this Agreement under this clause (m) shall not be available to any Consenting Revolving Lender);

(l) the breach in any material respect by a Consenting Noteholder of any of the representations, warranties, or covenants of the Consenting Noteholder set forth in this Agreement, such that that the non-breaching Consenting Noteholders own or control less than 66-2/3% in aggregate principal amount of all outstanding Note Claims, and such breach remains uncured for three (3) calendar days following delivery of the Consenting Creditor Termination Notice (provided, however, that the right to terminate this Agreement under this clause (n) shall not be available to any Consenting Noteholder); or

(m) any of (i) the termination of the Royalty Class Action Settlement or the Royalty Class Action Settlement Agreement, (ii) the waiver, amendment, or any other modification to the terms of the Royalty Class Action Settlement or the Royalty Class Action Settlement Agreement, (iii) the Royalty Class Action Settlement Conditional Approval Order is not entered by the Bankruptcy Court within thirty (30) calendar days after the Petition Date, or (iv) the Bankruptcy Court denies approval of the Royalty Class Action Settlement Conditional Approval Order, in each case without the reasonable consent of the Required Consenting Noteholders; provided, however, that Agreement may not be terminated with respect to the Consenting Revolving Lenders by the Agent solely as a result of this Section 10.01(o);

30

Exhibit C (cont’d)

(n) the termination of this Agreement in accordance with its terms with respect to the Company Parties, the Consenting Noteholders or the Consenting Revolving Lenders.

10.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 12.10 of this Agreement (each, a “Company Termination Notice”) upon the occurrence of any of the following events:

(a) the breach in any material respect by (1) one or more of the Consenting Noteholders of any of the covenants or obligations of the Consenting Noteholders set forth in this Agreement such that the non-breaching Consenting Noteholders own or control less than 66-2/3% in aggregate principal amount of all outstanding Note Claims, or (2) one or more of the Consenting Revolving Lenders of any of the covenants or obligations of the Consenting Revolving Lenders set forth in this Agreement such that the non-breaching Consenting Revolving Lenders own or control less than 66-2/3% in aggregate principal dollar amount of all outstanding RBL Claims, in the case of sub-clause (1) or (2) that remains uncured for a period of three (3) calendar after the receipt of a Company Termination Notice specifying such breach;

(b) in accordance with Section 6.03, the Governing Body of any Company Party determines in good faith, after consulting with outside counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law;

(c) the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) calendar days after such delivery of a Company Termination Notice specifying any such issuance; notwithstanding the foregoing, this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d) either the Required Consenting Revolving Lenders or the Required Consenting Noteholders terminates this Agreement with respect to themselves in accordance with Section 10.01; or

(e) the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after the entry of such order.

10.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Noteholders; (b) the Agent; and (c) each Company Party.

10.04. Automatic Termination. This Agreement shall terminate automatically as to all Parties without any further required action or notice immediately upon the Plan Effective Date.

31

Exhibit C (cont’d)

10.05. Effect of Termination. After the occurrence of the Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Company Claims/Interests held by such Party; provided, however, that in no event shall such termination relieve any Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date, or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before such Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. If a Termination Date occurs at a time when permission of the Bankruptcy Court shall be required for a Consenting Noteholder or Consenting Revolving Lender to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, no Company Party or Consenting Creditor shall oppose any attempt by such party to change or withdraw (or cause to change or withdraw) such vote at such time. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 10.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 10.01(e), Section 10.02(b) or Section 10.02(c). Nothing in this Section 10.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 10.02(b).

Section 11. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 11.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by (i) each Company Party and (ii) the Required Consenting Creditors; provided, however, that (A) if the proposed modification, amendment, supplement or waiver adversely affects any of the Company Claims/Interests held by a Consenting Creditor in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, supplement or waiver has on the Company Claims/Interests held by other similarly situated Consenting Creditors, other than in proportion to the amount of such Company Claims/Interests, then the reasonable consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment,

32

Exhibit C (cont’d)

supplement or waiver, (B) any modification, amendment or supplement to this Section 11 shall require the written consent of all Parties, and (C) any waiver, modification, amendment or supplement to the definition of Consenting Noteholders shall require the written consent of each Initial Consenting Noteholder.

(c) Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 11 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as (i) a further or continuing waiver of such breach, (ii) a waiver of any other or subsequent breach, or (iii) a waiver of any provision of this Agreement by another Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 12. Miscellaneous.

12.01. Acknowledgement. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

12.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement (together with any exhibits, annexes or schedules thereto) is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules (it being understood and agreed that any actions and obligations required to be taken by any Party that are included in the exhibits attached to this Agreement, but not in this Agreement are to be considered “covenants” of such Party and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in any of the exhibits to be re-copied into this Agreement). In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern, provided, that in the event of any inconsistency between this Agreement and the Proposed Plan, the terms and conditions set forth in the Proposed Plan shall govern.

12.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

33

Exhibit C (cont’d)

12.04. Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

12.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

12.06. TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each Person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

12.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

12.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 7, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity.

34

Exhibit C (cont’d)

12.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

c/o Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Attention: Charles Duginski, Chief Executive Officer, and

Justin Byrne, Vice President and General Counsel

E-mail address: chuck.duginski@chaparralenergy.com and

justin.byrne@chaparralenergy.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Damian S. Schaible and Angela M. Libby

E-mail address: damian.schaible@davispolk.com and

angela.libby@davispolk.com

(b) if to Agent or a Consenting Revolving Lender, to:

Vinson & Elkins LLP

2001 Ross Avenue

Suite 3900

Dallas, Texas 75201 10036

Attention: William L. Wallander, Bradley R. Foxman, and Matthew D. Struble

E-mail address: bwallander@velaw.com, bfoxman@velaw.com, and

mstruble@velaw.com

(c) if to a Consenting Noteholder, the address or e-mail address set forth on such Consenting Noteholders’ signature page to this Agreement (or in the signature page to a Joinder, as applicable), with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Erez Gilad, Jeffrey Lowenthal and Samantha Martin

E-mail address: egilad@stroock.com, jlowenthal@stroock.com and

smartin@stroock.com

Any notice given by delivery, mail, or courier shall be effective when received.

35

Exhibit C (cont’d)

12.11. Independent Due Diligence and Decision Making. Each Consenting Creditor confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties. Each Consenting Creditor acknowledges and agrees that it is not relying on any representations or warranties other than as set forth in this Agreement.

12.12. Admissibility. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages or any other remedy to which a Party may be entitled under this Agreement.

12.13. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

12.14. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

12.15. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

12.16. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

12.17. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3, Section 11, or otherwise, including a written approval by the Company Parties or the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

● Fees and Expenses. Regardless of whether the Restructuring Transactions are or have been consummated, and subject to the terms of the Cash Collateral Order and Backstop Order, the Company Parties shall promptly pay in cash all Consenting Creditor Fees and Expenses as follows: (i) all accrued and unpaid Consenting Creditor Fees and Expenses incurred up to (and including) the Agreement Effective Date shall be paid in full in cash on the Agreement Effective Date, (ii) (a) a $500,000 advance retainer to Stroock & Stroock & Lavan LLP, (b) a $100,000 advance retainer to Young, Conaway, Stargatt & Taylor, LLP, and (c) a $250,000 advance retainer

36

Exhibit C (cont’d)

to Perella Weinberg Partners LP shall be paid in full in cash on the Agreement Effective Date, (iii) after the Petition Date all accrued and unpaid Consenting Creditor Fees and Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) Business Days), (iii) upon termination of this Agreement, all accrued and unpaid Consenting Creditor Fees and Expenses incurred up to (and including) the Termination Date shall be paid in full in cash promptly (but in any event within five (5) Business Days) in full in cash, and (iv) on the Plan Effective Date, all accrued and unpaid Consenting Creditor Fees and Expenses incurred up to (and including) the Plan Effective Date (including an estimate for post-closing matters) shall be paid in full in cash on the Plan Effective Date, in each case and to the extent applicable, the Debtors agree that such payments shall be made without any requirement to satisfy any guidelines of the Office of the United States Trustee and without the need for further notice, application to or approval from the Bankruptcy Court.

12.18. Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with Section 7 or (b) the termination of this Agreement pursuant to Section 10, the agreements and obligations of the Parties in Sections 10.05, Section 12, any defined terms used in any of the foregoing Sections (solely to the extent used therein) and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect in accordance with the terms hereof and thereof.

12.19. Enforceability of Agreement. If the Chapter 11 Cases are commenced, each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

12.20. Relationship Among Parties. It is understood and agreed that no Consenting Creditor owes any duty of trust or confidence of any kind or form to any other Party as a result of entering into this Agreement. In this regard, it is understood and agreed that any Consenting Creditor may trade in Company Claims/Interests without the consent of any other Consenting Creditor, subject to the terms of this Agreement; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Consenting Creditor pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Creditors are in any way acting in concert or as a “group.”

12.21. Publicity. The Company Parties shall submit drafts to counsel to the Consenting Creditors of any press releases or other public statements that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure (provided, however, that if delivery of such document at least two (2) Business Days in advance of such disclosure is impossible or impracticable under the circumstances, such document shall be delivered as soon as otherwise

37

Exhibit C (cont’d)

practicable), and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law or otherwise permitted under the terms of any other agreement between the Company Parties and any Consenting Creditor, no Party or its advisors shall (a) use the name of any Consenting Creditor in any public manner (including in any press release) with respect to this Agreement, the Restructuring or any of the Definitive Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Party), other than advisors to the Company Parties, the principal amount or percentage of any Company Claims/Interests held by any individual Consenting Creditor, in each case, without such Consenting Creditor’s prior written consent (it being understood and agreed that each Consenting Creditor’s signature page to this Agreement shall be redacted to remove the name of such Consenting Creditor and the amount and/or percentage of Company Claims/Interests held by such Consenting Creditor); provided, however, that (i) if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by all the Consenting Creditors, collectively, on a facility by facility basis. Notwithstanding the provisions in this Section 12.22, (x) any Party may disclose the identities of the other parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (y) any Party may disclose, to the extent expressly consented to in writing by a Consenting Creditor, such Consenting Creditor’s identity and individual holdings.

12.22. No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

38

Company Parties’ Signature Page to

the Restructuring Support Agreement

CHAPARRAL ENERGY, INC.
CEI ACQUISITION, L.L.C.
CEI PIPELINE, L.L.C.
CHAPARRAL BIOFUELS, L.L.C.
CHAPARRAL CO2, L.L.C.
CHAPARRAL ENERGY, L.L.C.
CHAPARRAL EXPLORATION, L.L.C.
CHAPARRAL REAL ESTATE, L.L.C.
CHAPARRAL RESOURCES, L.L.C.
CHARLES ENERGY, L.L.C.
CHESTNUT ENERGY, L.L.C.
GREEN COUNTRY SUPPLY, INC.
ROADRUNNER DRILLING, L.L.C.
TRABAJO ENERGY, L.L.C.

By:

Name:

Authorized Signatory

Consenting Creditor Signature Page to

the Restructuring Support Agreement

CONSENTING CREDITOR:

[*****]

Aggregate Amounts Beneficially Owned or Managed on Account of:

RBL Claims

[*****]

Notes Claims

[*****]

EXHIBIT A

Company Parties

CEI Acquisition, L.L.C.

CEI Pipeline, L.L.C.

Chaparral Biofuels, L.L.C.

Chaparral CO2, L.L.C.

Chaparral Energy, Inc.

Chaparral Energy, L.L.C.

Chaparral Exploration, L.L.C.

Chaparral Real Estate, L.L.C.

Chaparral Resources, L.L.C.

Charles Energy, L.L.C.

Chestnut Energy, L.L.C.

Green Country Supply, Inc.

Roadrunner Drilling, L.L.C.

Trabajo Energy, L.L.C.

EXHIBIT B

Proposed Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)

In re:	)	Chapter 11

)

CHAPARRAL ENERGY, INC., et al.,[1]	)	Case No. 20-_____ (___)

)

Debtors.	)	(Joint Administration Requested)

)

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

John H. Knight (No. 3848)	Damian S. Schaible

Amanda R. Steele (No. 5530)	Angela M. Libby

Brendan J. Schlauch (No. 6115)	Jacob S. Weiner

RICHARDS, LAYTON & FINGER, P.A.	DAVIS POLK & WARDWELL LLP

One Rodney Square	450 Lexington Avenue

920 North King Street	New York, New York 10017

[1]

The Debtors in these anticipated cases, along with the last four digits (or five digits, in cases in which multiple Debtors have the same last four digits) of each Debtor’s federal tax identification number, are: CEI Acquisition, L.L.C. (1817); CEI Pipeline, L.L.C. (6877); Chaparral Biofuels, L.L.C. (1066); Chaparral CO2, L.L.C. (1656); Chaparral Energy, Inc. (90941); Chaparral Energy, L.L.C. (20941); Chaparral Exploration, L.L.C. (1968); Chaparral Real Estate, L.L.C. (1655); Chaparral Resources, L.L.C. (1710); Charles Energy, L.L.C. (3750); Chestnut Energy, L.L.C. (9730); Green Country Supply, Inc. (2723); Roadrunner Drilling, L.L.C. (2399); and Trabajo Energy, L.L.C. (9753). The Debtors’ address is 701 Cedar Lake Boulevard, Oklahoma City, OK 73114.

Wilmington, Delaware 19801	Telephone:(212) 450-4000
Telephone: (302) 651-7700	Facsimile:(212) 701-5800
Facsimile: (302) 651-7701

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: August 15, 2020

M.	Management Incentive Plan	35
N.	Preservation of Causes of Action	36
O.	Preservation of Royalty and Working Interests	36
P.	Restructuring Support Agreement	36
ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		36

A.	Assumption of Executory Contracts and Unexpired Leases	36
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	37
C.	Cure of Defaults and Objections to Cure Amounts and Assumption	37
D.	Insurance Policies	38
E.	Indemnification Provisions	39
F.	Director, Officer, Manager, and Employee Liability Insurance	39
G.	Employee and Retiree Benefits	39
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	40
I.	Reservation of Rights	40
J.	Nonoccurrence of Effective Date.	40
K.	Contracts and Leases Entered Into After the Petition Date	40
ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		40

A.	Timing and Calculation of Amounts to Be Distributed	40
B.	Distributions on Account of Obligations of Multiple Debtors	41
C.	Distribution Agent	41
D.	Rights and Powers of Distribution Agent	41
E.	Delivery of Distributions	42
F.	Manner of Payment	43
G.	Compliance Matters	43
H.	No Postpetition or Default Interest on Claims	43
I.	Allocation Between Principal and Accrued Interest	43
J.	Setoffs and Recoupment	43
K.	Claims Paid or Payable by Third Parties	44
ARTICLE VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		44

A.	Disputed Claims and Interests Process	44
B.	Claims Administration Responsibilities.	45
C.	Estimation of Claims and Interests	45
D.	No Distributions Pending Allowance	45
E.	Distributions After Allowance	46
F.	No Interest	46
ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		46

A.	Compromise and Settlement of Claims, Interests, and Controversies	46
B.	Discharge of Claims	46
C.	Release of Liens	47
D.	Debtor Release	47

ii

E.	Third -Party Release	48
F.	Exculpation	48
G.	Injunction	49
H.	Protection Against Discriminatory Treatment	49
I.	Recoupment	49
J.	Reimbursement or Contribution	50
K.	Term of Injunctions or Stays	50
L.	Document Retention	50
ARTICLE IX. CONDITIONS TO THE EFFECTIVE DATE		50

A.	Conditions Precedent to the Effective Date.	50
B.	Waiver of Conditions to Confirmation or the Effective Date	51
C.	Substantial Consummation	51
D.	Effect of Non-Occurrence of Conditions to Consummation	52
ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		52

A.	Amendment and Modification of Plan	52
B.	Effect of Confirmation on Modifications	52
C.	Revocation or Withdrawal of the Plan	52

ARTICLE XI. RETENTION OF JURISDICTION		52
ARTICLE XII. MISCELLANEOUS PROVISIONS		55
A.	Immediate Binding Effect	55
B.	Additional Documents	55
C.	Statutory Fees	55
D.	Payment of Certain Fees and Expenses	55
E.	Reservation of Rights	55
F.	Successors and Assigns	56
G.	Service of Documents	56
H.	Entire Agreement	57
I.	Plan Supplement Exhibits	57
J.	Non-Severability	57
K.	Votes Solicited in Good Faith	57
L.	Waiver or Estoppel	57
M.	Closing of Chapter 11 Cases	58

iii

INTRODUCTION

Chaparral Energy, Inc. and its affiliated debtors in the above-captioned chapter 11 cases (each a “Debtor” and, collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the respective meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE II.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1. “Ad Hoc Group” means the group or committee of Consenting Senior Noteholders represented by the Ad Hoc Group Representatives, as may be reconstituted from time to time.

2. “Ad Hoc Group Fees and Expenses” means all reasonable and documented fees and expenses of the Ad Hoc Group, including, without limitation, the reasonable and documented fees and all out-of-pocket costs and expenses of each of the Ad Hoc Group Representatives (in the case of Perella Weinberg Partners LP and Tudor, Pickering, Holt & Co., pursuant to the terms of their fee letter dated April 14, 2020 executed by the Company), in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and/or enforcement of the Restructuring Support Agreement, the Plan, the Plan Supplement, and/or any of the other Definitive Documents, the Restructuring Transactions, the Chapter 11 Cases, and/or any of the transactions contemplated by (and/or any amendments, waivers, consents, supplements or other modifications to) any of the foregoing.

3. “Ad Hoc Group Representatives” means Stroock & Stroock & Lavan LLP, Perella Weinberg Partners LP, Tudor, Pickering, Holt & Co., and Young Conaway Stargatt & Taylor, LLP and any other advisor retained by the Ad Hoc Group with the consent of the Debtors (such consent not to be unreasonably withheld).

4. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to section 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all Ad Hoc Group Fees and Expenses; and (d) Backstop Premium (if paid in cash).

5. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

6. “All Lender Portion” means Cash in an amount equal to the difference of (a) the aggregate RBL Claims minus (b) the lesser of (i) $175,000,000 and (ii) the net present value, discounted at fifteen percent (15%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ (each as defined in the Exit Facility Term Sheet) collective interest in their proved developed producing oil and gas properties (as adjusted for swap or other hedging agreements in existence on the Effective Date) calculated on a six month roll-forward basis and using the Royal Bank of Canada price deck.

7. “All Holder Settlement Portion” means $1,200,000.

8. “Allowed” means with respect to any Claim or Interest, except as otherwise provided in the Plan: (a) a Claim or Interest that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim or Interest that is allowed, compromised, settled, or otherwise resolved (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim or Interest as to which a Proof of Claim or Proof of Interest, as applicable, has been timely filed and as to which no objection has been filed. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays the amount, or turns over any property, for which such Entity is liable.

9. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, or remedies which any of the Debtors, the debtors in possession, the Estates, or other appropriate parties in interest have asserted or may assert under section 502, 510, 542, 544, 545, 547 through 553, or 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law.

10. “Backstop Commitment” has the meaning set forth in the Backstop Commitment Agreement.

11. “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, dated as of August 15, 2020, by and among the Backstop Parties and Chaparral Parent, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof, setting forth, among other things, the terms and conditions of the Rights Offering, the Backstop Commitment, and the payment of the Backstop Premium, which shall be in form and substance subject to the Creditor Approval Rights.

12. “Backstop Order” means the order (which may be the Confirmation Order) entered by the Bankruptcy Court in the Chapter 11 Cases approving the Backstop Commitment Agreement, approving the Rights Offering Procedures, authorizing the Debtors’ entry into the Backstop Commitment Agreement (including all exhibits and other attachments thereto), and approving the payment of the Backstop Premium, which shall be in form and substance subject to the Creditor Approval Rights.

2

13. “Backstop Parties” means at any time and from time to time, the parties that have committed to backstop the Rights Offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, to the extent provided in the Backstop Commitment Agreement.

14. “Backstop Premium” means the Put Option Premium, as defined in the Backstop Commitment Agreement, in consideration for the Backstop Commitment, upon the terms set forth in the Backstop Commitment Agreement.

15. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

16. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware and, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

17. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

18. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

19. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

20. “Cash Collateral Order” means the interim or final, as applicable, order of the Bankruptcy Court setting forth the terms of the use of cash collateral, which shall be in form and substance subject to the Creditor Approval Rights.

21. “Cash-Out Cap” means $150,000.

22. “Causes of Action” means any actual or potential claims, interests, damages, remedies, causes of action, demands, rights, actions, Avoidance Actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

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23. “Chaparral Parent” means Chaparral Energy, Inc.

24. “Chaparral Parent Equity Interests” means the following Interests in Chaparral Parent: (a) common stock of Chaparral Parent issued and outstanding immediately prior to the Effective Date and (b) Prior Bankruptcy Equity Interests; provided, however, that restricted stock and/or restricted stock units that have not vested or are not scheduled to be settled as of the Petition Date shall not be Chaparral Parent Equity Interests.

25. “Chapter 11 Cases” means the procedurally consolidated cases filed for the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

26. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

27. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

28. “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

29. “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

30. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

31. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan and approval of the Disclosure Statement.

32. “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtors.

33. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement, which shall be in form and substance subject to the Creditor Approval Rights.

34. “Consenting Creditors” has the meaning ascribed to such term in the Restructuring Support Agreement.

35. “Consummation” means the occurrence of the Effective Date.

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36. “Consenting Senior Noteholders” means, collectively, the Senior Noteholders that are signatories to the Restructuring Support Agreement or any subsequent Senior Noteholder that becomes party thereto in accordance with the terms of the Restructuring Support Agreement.

37. “Creditor Approval Rights” means the approval, consent and/or consultation rights of the Consenting Creditors as and to the extent set forth in Section 3 of the Restructuring Support Agreement, including over the Definitive Documents.

38. “Cure Amount” means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease and (b) permit the Debtors to assume such Executory Contract or Unexpired Lease under section 365(a) of the Bankruptcy Code.

39. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto.

40. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.D of the Plan.

41. “Definitive Documents” means (a) the Plan; (b) the Confirmation Order; (c) the Plan Supplement; (d) the New Corporate Governance Documents; (e) the Exit Facility Documents; (f) the New Convertible Notes Indenture; (g) the Backstop Commitment Agreement; (h) the Backstop Order; (i) the Rights Offering Documents; (j) the Intercreditor Agreement; (k) the New Warrant Agreements, and (l) the New Stockholders Agreement.

42. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order, which shall be in form and substance subject to the Creditor Approval Rights.

43. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order, or (c) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to the Plan be a Disputed Claim.

44. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select or designate to make or to facilitate distributions in accordance with the Plan.

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45. “Distribution Record Date” means the date for determining which Holders of Allowed Claims and Interests are eligible to receive distributions pursuant to the Plan, which date shall be the Effective Date. The Distribution Record Date shall not apply to the Senior Notes or any securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with the customary procedures of DTC.

46. “DTC” means the Depository Trust Company.

47. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.C of the Plan.

48. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

49. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

50. “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; (d) each current and former Affiliate of each Entity in clause (a) through the following clause (e); and (e) each Related Party of each Entity in clause (a) through this clause (e).

51. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

52. “Exit Facility” means, collectively, the Exit Revolving Facility and the Second Out Term Loan Facility.

53. “Exit Facility Agent” means the administrative agent under the Exit Facility Credit Agreement, or any successor administrative agent as permitted by the terms set forth in the Exit Facility Credit Agreement.

54. “Exit Facility Credit Agreement” means the amended and restated credit agreement, to be effective as of the Effective Date, that will govern the Exit Facility, containing terms consistent with the Restructuring Support Agreement, including the Exit Facility Term Sheet, and which shall be in form and substance subject to the Creditor Approval Rights.

55. “Exit Facility Documents” means the Exit Facility Credit Agreement and all related amendments, supplements, ancillary agreements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust, intercreditor agreements and other documents or instruments to be executed or delivered in connection with the Exit Facility, and which shall be in form and substance subject to the Creditor Approval Rights.

56. “Exit Facility Loans” means, collectively, the Exit Facility Revolving Loans and the Second Out Term Loans.

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57. “Exit Facility Revolving Lender Cash Portion” means the portion of the RBL Cash Payment other than the All Lender Portion.

58. “Exit Facility Lenders” means the Exit Facility Revolving Lenders and the Second Out Term Lenders.

59. “Exit Facility Revolving Lenders” means the RBL Lenders electing to participate in the Exit Revolving Facility by executing the Restructuring Support Agreement and the Exit Facility Commitment Letter (as defined in the Restructuring Support Agreement) (or, in each case, a joinder thereto, as applicable) and any applicable assignees and participants thereof.

60. “Exit Facility Revolving Loans” means first out revolving loans under the Exit Revolving Facility that will be effectuated on the Effective Date in accordance with the Exit Facility Credit Agreement and the Plan.

61. “Exit Facility Term Sheet” means the “Exit Facility Term Sheet” attached as Exhibit C to the Restructuring Support Agreement.

62. “Exit Revolving Facility” means the new senior secured first lien first out revolving credit facility entered into by Reorganized Chaparral Parent, as borrower, the other Reorganized Debtors, the Exit Facility Agent, and the Exit Facility Revolving Lenders under the Exit Facility Loan Documents, which facility shall be (x) a part of, and exist under, the Exit Facility Credit Agreement and (y) consistent with the Exit Facility Term Sheet and which shall be in form and substance subject to the Creditor Approval Rights.

63. “Exit Term Loan Facility” means the new senior secured first lien second out term loan credit facility entered into by Reorganized Chaparral Parent, as borrower, the other Reorganized Debtors, the Exit Facility Agent, and the Exit Facility Term Lenders under the Exit Facility Loan Documents, which facility shall be (x) a part of, and exist under, the Exit Facility Credit Agreement and (y) consistent with the Exit Facility Term Sheet and which shall be in form and substance subject to the Creditor Approval Rights.

64. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

65. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

66. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

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67. “Full Cash-Out Equity Interests” means (A) any Chaparral Parent Equity Interests not registered in the name of Cede & Co., as nominee for DTC, (B) any Royalty Class Action Equity Interests, and (c) any other Prior Bankruptcy Equity Interests.

68. “General Unsecured Claim” means any Claim that is not Secured Claim and is not an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim), an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an RBL Claim, a Senior Notes Claim, an Intercompany Claim, or a Section 510(b) Claim.

69. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

70. “Governance Term Sheet” means the “Governance Term Sheet” attached as Exhibit E to the Restructuring Support Agreement.

71. “Holder” means an Entity holding a Claim or an Interest, as applicable.

72. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

73. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for, as applicable, the benefit of the current and former directors, officers, managers, employees, attorneys, other professionals, and agents and such current and former directors, officers, and managers’ respective Affiliates.

74. “Indenture Trustee” means UMB Bank, N.A., and any successor thereto, as trustee under the Senior Notes.

75. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

76. “Intercompany Interest” means an Interest held by a Debtor.

77. “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity (including restricted stock), ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

78. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

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79. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

80. “Management Incentive Plan” means the management incentive plan to be established and implemented with respect to Reorganized Chaparral Parent (and/or its subsidiaries) by the Reorganized Chaparral Parent Board after the Effective Date pursuant to which up to 7% of the fully diluted New Common Stock (with anti-dilution protection with regard to the New Convertible Notes) may be reserved for grant to the participants.

81. “New Common Stock” means the common stock, limited liability company membership units, or functional equivalent thereof of Reorganized Chaparral Parent having the terms set forth in the New Corporate Governance Documents to be issued on the Effective Date subject to the terms and conditions set forth in the Restructuring Support Agreement and the New Stockholders Agreement.

82. “New Convertible Notes” means the 9%/13% second-lien convertible payment-in-kind toggle Notes issued pursuant to the New Convertible Notes Indenture, in the initial aggregate principal amount as of the Effective Date of $35,000,000.

83. “New Convertible Notes Indenture” means that certain second lien convertible note indenture, dated as of the Effective Date, by and among Reorganized Chaparral Parent, as issuer, and the New Convertible Notes Indenture Trustee, including all ancillary agreements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust, intercreditor agreements, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time) which shall be included in the Plan Supplement and which shall be consistent with the New Convertible Notes Term Sheet and in form and substance subject to the Creditor Approval Rights.

84. “New Convertible Notes Indenture Trustee” means the trustee under the New Convertible Notes Indenture.

85. “New Convertible Notes Term Sheet” means the “New Convertible Notes Term Sheet” attached as Exhibit D to the Restructuring Support Agreement.

86. “New Corporate Governance Documents” means the form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, or such other applicable formation documents (if any) of the Reorganized Debtors, including any certificates of designation, each of which shall be included in the Plan Supplement and which shall be consistent with the Governance Term Sheet and in form and substance subject to the Creditor Approval Rights.

87. “New Stockholders Agreement” means that certain shareholders agreement that will govern certain matters related to the governance of the Reorganized Debtors, the New Common Stock and the New Warrants, which shall be included in the Plan Supplement and which shall be consistent with the Governance Term Sheet and in form and substance subject to the Creditor Approval Rights.

88. “New Warrants” means the New Warrants-A and the New Warrants-B.

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89. “New Warrants Agreements” means the New Warrants-A Agreement and the New Warrants-B Agreement, each of which shall be in form and substance subject to the Creditor Approval Rights.

90. “New Warrants-A” means warrants to purchase up to 5% of the New Common Stock, exercisable on a non-cash basis for a 4-year period after the Effective Date, at a $300 million equity value strike price with no Black-Scholes protection and otherwise on the terms and conditions set forth in the New Warrants-A Agreement.

91. “New Warrants-A Agreement” means the definitive agreement governing the terms of the New Warrants-A.

92. “New Warrants-B” means warrants to purchase up to 5% of the New Common Stock, exercisable on a non-cash basis for a 5-year period after the Effective Date, at a $350 million equity value strike price with no Black-Scholes protection and otherwise on the terms and conditions set forth in the New Warrants-B Agreement.

93. “New Warrants-B Agreement” means the definitive agreement governing the terms of the New Warrants-B.

94. “Other Chaparral Parent Interests” means any Interests in Chaparral Parent (other than Chaparral Parent Equity Interests), including Subordinated Claims and any claim, interest, or other equity-related rights associated with any equity-related agreements that are not Chaparral Parent Equity Interests); provided, however, for the avoidance of doubt, that Intercompany Interests shall not be included within the definition, or class, of Other Chaparral Parent Interests.

95. “Other Priority Claim” means any Claim against a Debtor other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

96. “Other Secured Claim” means any Secured Claim, other than an RBL Claim.

97. “Partial Cash-Out Equity Interests” means any Chaparral Parent Equity Interests that are not Full Cash-Out Equity Interests.

98. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

99. “Petition Date” means the date on which each of the Debtors commence the Chapter 11 Cases.

90. “Plan” means this joint chapter 11 plan, as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto, as may be altered, amended, supplemented, or otherwise modified from time to time in accordance with Article X.A hereof and the Restructuring Support Agreement, including the Plan Supplement (as altered, amended, supplemented, or otherwise modified from time to time), which is incorporated herein by reference and made part of the Plan as if set forth herein, in form and substance subject to the Creditor Approval Rights.

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100. “Plan Supplement” means the compilation of documents and draft forms of documents, agreements, schedules, and exhibits to the Plan to be filed by the Debtors (as may be amended, supplemented, altered, or modified from time to time on the terms set forth herein), and which includes: (a) the New Corporate Governance Documents; (b) the New Stockholders Agreement; (c) the Restructuring Steps Memorandum; (d) the Rejected Executory Contract and Unexpired Lease List; (e) the identity of the members of the Reorganized Chaparral Parent Board and the officers of Reorganized Chaparral Parent (f) the Backstop Commitment Agreement; (g) the Exit Facility Credit Agreement; (h) the New Convertible Notes Indenture; and (i) the New Warrants Agreements, and all other documents, instruments or agreements necessary or appropriate to implement the Plan and the transactions contemplated thereby, each of which shall be in form and substance subject to the Creditor Approval Rights.

101. “Prior Bankruptcy Cases” means the bankruptcy cases commenced by certain of the Debtors on May 9, 2016 in the United States Bankruptcy Court for the District of Delaware that were jointly administered under Case No. 16-11144.

102. “Prior Bankruptcy Claim” means an Allowed claim against any of the Debtors that is pending in the Prior Bankruptcy Cases as of the Petition Date and that was classified in Class 6 or Class 8 of the Prior Bankruptcy Plan.

103. “Prior Bankruptcy Equity Interest” means any right of a Holder of a Prior Bankruptcy Claim to receive common stock of Chaparral Parent expressly provided under the Prior Bankruptcy Plan upon such Prior Bankruptcy Claim becoming fixed, liquidated, and allowed in the Prior Bankruptcy Cases.

104. “Prior Bankruptcy Plan” means the First Amended Joint Plan of Reorganization for Chaparral Energy, Inc. and Its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code confirmed in the Prior Bankruptcy Cases.

105. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

106. “Professional” means an Entity retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to section 327, 328, 329, 330, 331, 363 or 503(b) of the Bankruptcy Code.

107. “Professional Fee Claims” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Effective Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

108. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount; provided, however, that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are filed after the Effective Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

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109. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals reasonably estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

110. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

111. “Proof of Interest” means a proof of Interest filed in any of the Debtors in the Chapter 11 Cases.

112. “RBL Agent” means Royal Bank of Canada, acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent under the RBL Credit Agreement, or any successor administrative agent as permitted by the terms set forth in the RBL Credit Agreement.

113. “RBL Agent Representatives” means Vinson & Elkins LLP, FTI Consulting, Inc., and any local counsel to the RBL Agent.

114. “RBL Cash Payment” means $35,000,000 plus Closing Excess Cash (as defined in the Exit Facility Term Sheet).

115. “RBL Claims” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the RBL Credit Agreement or any other agreement, instrument, or document executed at any time in connection therewith, including, without limitation, interest accruing at the applicable default rate under the RBL Credit Agreement through the Effective Date.

116. “RBL Credit Agreement” means that certain Tenth Restated Credit Agreement, dated as of December 21, 2017, among Chaparral Parent, as borrower, the lenders party thereto, and the RBL Agent, as it may be amended, supplement or otherwise modified from time to time prior to the Effective Date.

117. “RBL Credit Facility” means that certain revolving credit facility provided for under the RBL Credit Agreement.

118. “RBL Lenders” means, collectively, the banks, financial institutions, and other lenders party to the RBL Credit Agreement from time to time, each solely in their capacity as such.

119. “Record Date” means August 11, 2020.

120. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired.

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121. “Rejected Executory Contract and Unexpired Lease List” means the list as determined by the Debtors or the Reorganized Debtors (subject to the Creditor Approval Rights), as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan (if any), which list, as may be amended from time to time, shall be included in the Plan Supplement.

122. “Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executory, estates, and nominees.

123. “Released Party” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the Indenture Trustee; (e) the Ad Hoc Group and each member of the Ad Hoc Group; (f) Consenting Senior Noteholders; (g) each of the Backstop Parties; (h) the Exit Facility Lenders, Exit Facility Agent, New Convertible Notes Indenture Trustee, and holders of the New Convertible Notes; (i) each Holder of an RBL Claim or a Senior Notes Claim; (j) each Holder of a Chaparral Parent Equity Interest; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clause (a) through this clause (l); provided, however, that in each case, an Entity shall not be a Released Party if it affirmatively elects to “opt out” of being a Releasing Party.

124. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the Indenture Trustee; (e) the Ad Hoc Group and each member of the Ad Hoc Group; (f) the Consenting Senior Noteholders; (g) each of the Backstop Parties; (h) the Exit Facility Lenders, Exit Facility Agent, New Convertible Notes Indenture Trustee, and holders of the New Convertible Notes; (i) each Holder of an RBL Claim or a Senior Notes Claim that (i) votes to accept the Plan or (ii) votes to reject the Plan or does not vote to accept or reject the Plan and does not affirmatively elect on a timely submitted ballot to “opt out” of being a Releasing Party; (j) each Holder of a Chaparral Parent Equity Interest that does not affirmatively elect on a timely submitted opt out form to “opt out” of being a Releasing Party; (k) each Holder of a Claim or Interest (other than a Chaparral Parent Equity Interest) that is presumed to accept the Plan or deemed to reject the Plan and does not affirmatively elect to “opt out” of being a Releasing Party by timely filing with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release (or, in the case of any Claim that is a Royalty Class Action Claim, by affirmatively electing on a timely submitted opt out form to “opt out” of being a Releasing Party); (l) each current and former Affiliate of each Entity in clause (a) through the following clause (m); and (m) each Related Party of each Entity in clause (a) through this clause (m).

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125. “Reorganized Chaparral Parent” means the ultimate parent Entity of the Reorganized Debtors, which may be (a) Chaparral Parent, as may be reorganized pursuant to and under the Plan and the Restructuring Transactions, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date or (b) a new corporation, limited liability company, or partnership that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Common Stock and New Warrants to be distributed pursuant to the Plan.

126. “Reorganized Chaparral Parent Board” means the board of directors (or other applicable governing body) of Reorganized Chaparral Parent.

127. “Reorganized Debtors” means, collectively, the Debtors as reorganized pursuant to and under the Plan and the Restructuring Transactions, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Chaparral Parent.

128. “Restructuring Expenses” means (i) the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the Restructuring Transactions and not previously paid by, or on behalf of the Debtors of (x) the Ad Hoc Group (including the Ad Hoc Group Fees and Expenses) and (y) the RBL Agent and the RBL Agent Representatives, and (ii) the reasonable and documented fees and expenses of the Indenture Trustee and any counsel to the Indenture Trustee, in each case without further order of, or application to, the Bankruptcy Court by such consultant or professionals.

129. “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement and which shall be subject in form and substance to the Creditor Approval Rights.

130. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, and all of the schedules, documents, and exhibits contained therein, and any amendments thereof, entered into on August 15, 2020 by and among the Debtors, the Consenting Creditors, and any subsequent Entity that becomes a party thereto pursuant to the term thereof, attached as Exhibit C to the Disclosure Statement.

131. “Restructuring Transactions” has the meaning ascribed to such term in Article IV.B of the Plan.

132. “Required Backstop Parties” has the meaning ascribed to such term in the Backstop Commitment Agreement.

133. “Required Consenting Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

134. “Rights Offering” means a rights offering pursuant to which Subscription Rights to purchase the New Convertible Notes in exchange for the Rights Offering Amount shall be offered to the Rights Offering Participants in accordance with the Backstop Commitment Agreement, the Rights Offering Documents and the Plan.

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135. “Rights Offering Amount” means $35,000,000.

136. “Rights Offering Documents” means collectively, the Backstop Commitment Agreement, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering, including the Rights Offering Procedures, which shall be in form and substance subject to the Creditor Approval Rights.

137. “Rights Offering Participants” means Holders of an Allowed Claim in Class 4 as of the Record Date entitled to participate in the Rights Offering pursuant to the Rights Offering Procedures.

138. “Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, which rights offering procedures shall be set forth in the Rights Offering Documents and shall be in form and substance subject to the Creditor Approval Rights.

139. “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests, including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, production payments, and all rights to payment or production arising from such interests.

140. “Royalty Class Action Claim” means any Claim of a non-governmental royalty owner arising from or in connection with any Debtor’s alleged failure to properly report, account for, and distribute royalty interest payments to owners of mineral interests in the State of Oklahoma, including any Claim that has been asserted or could have been asserted in the Royalty Class Action Lawsuit or on the Royalty Class Action Proofs of Claim, including, without limitation, attorney and other professional fees incurred by any Holder of such Claim.

141. “Royalty Class Action Equity Interest” means any right of a Holder of a Royalty Class Action Claim that is a Prior Bankruptcy Claim to receive common stock of Chaparral Parent under the Prior Bankruptcy Plan upon such Royalty Class Action Claim becoming fixed, liquidated, and allowed in the Prior Bankruptcy Case.

142. “Royalty Class Action Lawsuit” means the putative class action lawsuit captioned Naylor Farms, Inc. & Harrel’s LLC, v. Chaparral Energy, LLC, Case No. 5-11-cv-00634-HE filed against Chaparral Energy, LLC in the United States District Court for the Western District of Oklahoma.

143. “Royalty Class Action Proofs of Claim” mean claim numbers 1207, 1208, 1209, 1210, 1213, 1316, and 2179 filed against Chaparral Energy, L.L.C. in the Prior Bankruptcy Cases.

144. “Royalty Class Action Settlement” means the settlement of the Royalty Class Action Claims, including the Royalty Class Action Proofs of Claim, pursuant to that certain Settlement Agreement dated as of August 15, 2020, by and between Naylor Farms, Inc. and Chaparral Energy, L.L.C.

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145. “SEC” means the Securities and Exchange Commission.

146. “Second Out Term Lenders” means the RBL Lenders electing not to participate in the Exit Revolving Facility and any applicable assignees and participants thereof.

147. “Second Out Term Loan” means a first lien senior secured second-out non-amortizing fully-drawn term loan in the amount of an individual Second Out Term Lender’s RBL Claim, after giving effect to the RBL Cash Payment and application thereof as set forth herein.

148. “Second Out Term Loan Facility” means the new first lien senior secured second-out non-amortizing fully-drawn term loan facility entered into by Reorganized Chaparral Parent, as borrower, the other Reorganized Debtors, the Exit Facility Agent, and the Second Out Term Lenders under the Exit Facility Loan Documents.

149. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

150. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

151. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

152. “Senior Noteholders” means, collectively, the Holders of the Senior Notes.

153. “Senior Notes” means the 8.750% Senior Notes due 2023 issued by Chaparral Parent pursuant to the Senior Notes Indenture.

154. “Senior Notes Claim” means any Claim against the Debtors arising under or based upon the Senior Notes or the Senior Notes Indenture, including Claims for all principal amounts outstanding, interest, fees, indemnities, premiums, if any, expenses, costs, and other amounts, liabilities, obligations, or charges arising under or related to the Senior Notes or the Senior Notes Indenture.

155. “Senior Notes Indenture” means that certain Indenture, dated as of June 29, 2018, as amended, supplemented, or modified from time to time, for the Senior Notes, among Chaparral Parent, each of the other Debtors party thereto, and the Indenture Trustee.

156. “Solicitation Agent” means Kurtzman Carson Consultants LLC, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

157. “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots, which shall be subject in form and substance to the Creditor Approval Rights.

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158. “Subordinated Claim” means a Claim that is subordinated pursuant to section 510(b) of the Bankruptcy Code or any other applicable law.

159. “Subscription Rights” means the rights of the Holders of Allowed Senior Notes Claims to purchase their pro rata share (as determined as a percentage of all Allowed Senior Notes Claims) of the Rights Offering Amount pursuant to the Rights Offering on the terms and conditions set forth herein and in the Backstop Commitment Agreement, the Rights Offering Documents.

160. “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not, imposed on the Company Parties resulting from the Restructuring Transactions.

161. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

162. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

163. “Unimpaired” means a Class of Claims or Interests that is not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

164. “Unsubscribed New Convertible Notes” means the New Convertible Notes that are not subscribed for in the Rights Offering.

165. “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

166. “Voting Deadline” means the date and time by which the Solicitation Agent must actually receive the ballots, as set forth on the ballots.

B.	Rules of Interpretation

For purposes of the Plan, except as otherwise provided in the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan (in each case, subject to the Creditor Approval Rights, to the extent applicable) all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise

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specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (11) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (12) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Documents

In the event of an inconsistency between the Plan, the Restructuring Support Agreement, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan Supplement shall control (unless otherwise stated in such document or in the Confirmation Order). In the event of any inconsistency between the Exit Facility Commitment Letter, on the one hand, and the Plan or the Plan Supplement on the other hand, the Exit Facility Commitment Letter shall control. In the event of any inconsistency between the Backstop Commitment Agreement, on the one hand, and the Plan or the Plan Supplement on the other hand, the Backstop Commitment Agreement shall control. In the event of any inconsistency between the Plan or Plan Supplement, on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

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H.	Consent Rights

Notwithstanding anything herein to the contrary in the Plan, any and all Creditor Approval Rights or other consent rights of the parties to the Restructuring Support Agreement, the Exit Facility Commitment Letter, and the Backstop Commitment Agreement as set forth in the Restructuring Support Agreement, the Exit Facility Commitment Letter, and Backstop Commitment Agreement, as applicable, with respect to any matter, including the form and substance of the Plan, all exhibits to the Plan, and the Plan Supplement, and any other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A of the Plan) and be fully enforceable as if stated in full in the Plan. Failure to reference in the Plan the rights referred to in the immediately preceding sentence shall not impair such rights and obligations. In case of a conflict between the consent rights of the RBL Agent, the Required Consenting Noteholders, or the Required Backstop Parties set forth in the Restructuring Support Agreement, the Exit Facility Commitment Letter, or the Backstop Commitment Agreement, as applicable, with the consent rights of the RBL Agent, the Required Consenting Noteholders, or the Required Backstop Parties set forth in the Plan, the consent rights in the Restructuring Support Agreement, the Exit Facility Commitment Letter, and the Backstop Commitment Agreement shall control.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors , or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) related to the Chapter 11 Cases will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Notwithstanding anything to the contrary contained herein, any unpaid Claim payable on account of Ad Hoc Group Fees and Expenses shall constitute Allowed Administrative Claims and shall be paid on a current basis in full in Cash on the Effective Date, or to the extent accrued after the Effective Date, on a current basis in full in Cash as invoiced. Nothing herein shall require the Consenting Senior Noteholders, the Ad Hoc Group or the Ad Hoc Noteholder Group Representatives, to file applications, a Proof of Claim or otherwise seek approval of the Bankruptcy Court as a condition to the payment of such Allowed Administrative Claims. Notwithstanding anything to the contrary contained herein, if the Backstop Premium is paid in cash, the Claims on account of Backstop Premium shall constitute Allowed Administrative Claims and shall be paid pursuant to the term and the Backstop Commitment Agreement without further order of the Bankruptcy Court.

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B.	Professional Fee Claims

1.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3.	Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided, however, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

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C.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE IV.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan does not contemplate and is conditioned on there being no substantive consolidation of any of the Debtors. For brevity and convenience, the classification and treatment of Claims and Interests have been arranged into one chart. Such classification shall not affect any Debtor’s status as a separate legal entity, change the organization or corporate governance structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3	RBL Claims	Impaired	Entitled to Vote

4	Senior Notes Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

8	Chaparral Parent Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Other Chaparral Parent Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

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B.	Treatment of Classes of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

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(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either (i) payment in full in Cash or (ii) such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — RBL Claims

(a)	Classification: Class 3 consists of any RBL Claims against any Debtor.

(b)

Allowance: On the Effective Date, the RBL Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $188,500,000, plus any accrued and unpaid interest (accruing at the default rate to the extent provided under the RBL Credit Agreement), fees, costs, and other expenses arising under, and payable pursuant to, the RBL Credit Agreement on or before the Effective Date, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross claims, defenses, disallowance, impairments, or any other challenges under applicable law or regulation by any entity.

Treatment: On the Effective Date, each Holder of an Allowed RBL Claim will receive (a) its pro rata share (determined as a percentage of all Allowed RBL Claims) of the All Lender Portion and (b) (i) if such Holder elects to participate in the Exit Revolving Facility, (x) such Holder’s pro rata share (determined as a percentage of all Allowed RBL Claims owned by Holders electing to participate in the Exit Revolving Facility) of the Exit Facility Revolving Lender Cash Portion and (y) Exit Facility Revolving Loans with a principal amount equal to the amount of such Holder’s Allowed RBL Claim (after application of the All Lender Portion and the Exit Facility Revolving Lender Cash Portion to such Holder’s Allowed RBL Claim) and commitments under the Exit Revolving Facility, upon the terms and conditions set forth in the Exit Facility Term Sheet, and (ii) if such Holder does not elect to participate in the Exit Revolving Facility, Second Out Term Loans with a principal amount equal to the amount of such Holder’s RBL Claim (after application of the All Lender Portion to such Holder’s Allowed RBL Claim). The Liens securing the RBL Credit Facility shall be retained by the Exit Facility Agent to secure the Exit Facility upon the Effective Date.

(c)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed RBL Claims are entitled to vote to accept or reject the Plan.

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4.	Class 4 — Senior Notes Claims

(a)	Classification: Class 4 consists of any Senior Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, Senior Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $300,000,000, plus any accrued but unpaid interest, fees, expenses and other amounts arising under or in connection with the Senior Notes Indenture, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive its pro rata share (as determined as a percentage of all Senior Notes Claims) of (i) 100% of the total issued and outstanding New Common Stock, subject to dilution by the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, the Backstop Premium, and the New Common Stock issued upon exercise of the New Warrants, and (ii) the Subscription Rights.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Senior Notes Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — General Unsecured Claims

(a)	Classification: Class 5 consists of any General Unsecured Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be Reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

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6.	Class 6 — Intercompany Claims

(a)	Classification: Class 6 consists of any Intercompany Claims.

(b)

Treatment: Each Allowed Intercompany Claim shall, at the option of the applicable Debtors (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either on or after the Effective Date, be:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 — Intercompany Interests

(a)	Classification: Class 7 consists of all Interests in the Debtors other than Chaparral Parent.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either:

(i)	Reinstated in exchange for the Debtors’ and the Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims; or

(ii)	discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

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8.	Class 8 — Chaparral Parent Equity Interests

(a)	Classification: Class 8 consists of all Chaparral Parent Equity Interests.

(b)

Treatment: All Chaparral Parent Equity Interests will be cancelled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests. Notwithstanding the foregoing, in exchange for each such Holder (a) agreeing to provide a release to the Released Parties and (b) not objecting to the Plan:

(i)

each Holder of an Allowed Chaparral Parent Equity Interest that is a Partial Cash-Out Equity Interest shall receive such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of (a) the All Holder Settlement Portion and (b) the New Warrants;

(ii)

each Holder of an Allowed Chaparral Parent Equity Interest that is a Full Cash-Out Equity Interest shall receive (a) such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of the All Holder Settlement Portion and (b) Cash in an amount equal to $0.01508 per share.

Notwithstanding the foregoing, if any of the Prior Bankruptcy Claims become fixed, liquidated, and allowed in the Prior Bankruptcy Cases after the Effective Date, then the Holders of the Prior Bankruptcy Equity Interests arising from such Prior Bankruptcy Claims shall be entitled to receive Cash in an amount equal to the amount such Holder would have otherwise received had such Holder’s Prior Bankruptcy Equity Interests been Allowed Chaparral Parent Equity Interests as of the Effective Date (assuming all distributions on account of such Chaparral Parent Equity Interests had been made on the Effective Date), solely to the extent that such amount does not cause the total Cash paid to Holders of Prior Bankruptcy Equity Interests after the Effective Date to exceed the Cash-Out Cap, in each case in accordance with Article VI of the Plan. For the avoidance of doubt, any Holder of a Chaparral Parent Equity Interest that affirmatively elects to “opt out” of the releases contained in Article VIII of the Plan or objects to the Plan, shall not be entitled to receive the consideration described in this paragraph or in clauses (i) and (ii) above.

(c)

Voting: Class 8 is Impaired under the Plan. Holders of Chaparral Parent Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Chaparral Parent Equity Interests are not entitled to vote to accept or reject the Plan.

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9.	Class 9 — Other Chaparral Parent Interests

(a)	Classification: Class 9 consists of all Other Chaparral Parent Interests.

(b)

Treatment: All Other Chaparral Parent Interests will be cancelled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests.

(c)

Voting: Class 9 is Impaired under the Plan. Holders of Allowed Other Chaparral Parent Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Other Chaparral Parent Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the Holders of such Claims or Interests in such Class.

F.	Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to the Restructuring Transactions).

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H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with the Restructuring Support Agreement and Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor, subject to the and in accordance with the provisions of the Plan and the Restructuring Support Agreement.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

B.	Restructuring Transactions

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions as necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Support Agreement and the Plan as set forth in the Restructuring Steps Memorandum and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan (collectively, the “Restructuring Transactions”), which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of the Rights Offering Documents, the New Convertible Notes Indenture, and the Exit Facility Documents, (e) the execution and delivery of the New Stockholders Agreement and the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (g) the adoption of the Management Incentive Plan and the issuance and reservation of the New Common Stock to the participants in the Management Incentive Plan as determined by and on the terms and conditions set by the Reorganized Chaparral Parent Board after the Effective Date; and (h) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions, in each case subject to the Creditor Consent Rights.

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Without limiting the foregoing, the Restructuring Transactions may include changes to the corporate and/or capital structure of Chaparral Parent and/or any of its subsidiaries to be made on or prior to the Effective Date, in each case, subject to the Creditor Approval Rights and as may be set forth in the Plan Supplement. For the avoidance of doubt, such changes to the corporate and/or capital structure may include, but are not limited to, (i) the conversion of Chaparral Parent and/or one or more of its subsidiaries into corporations, limited liability companies or partnerships, (ii) the creation of one or more newly formed Entities and/or holdings companies, (iii) the merger of one or more existing or newly formed entities and/or holding companies, (iv) the issuance of intercompany liabilities and/or intercompany equity, and (v) any “election” that may be made for United States federal income tax purposes, (vi) the creation of one or more newly formed entities and/or (vi) the restructuring or repositioning of any of the direct or indirect subsidiaries of Chaparral Parent.

The Confirmation Order shall be deemed, pursuant to both section 1123 and section 363 of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

C.	Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan with (a) Cash on hand, (b) the Exit Facility and the Exit Facility Loans, (c) the cash proceeds of the Rights Offering, (d) the issuance of the New Common Stock, and (e) the issuance of the New Warrants. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1.	Exit Facility

On the Effective Date, (a) the RBL Credit Agreement will be amended and restated in its entirety by the Exit Facility Credit Agreement, (b) the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Exit Facility Documents), and (c) the Exit Facility Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under the Plan, the Confirmation Order or on account of the Confirmation or Consummation of the Plan.

On and as of the Effective Date, (i) the Reorganized Debtors shall execute and deliver the Exit Facility Documents, (ii) all RBL Lenders shall be deemed to be parties to, and bound by, the Exit Facility Credit Agreement, without the need for execution thereof by any such applicable RBL Lender; provided, however, that with respect to any RBL Lender that fails to execute and deliver its signature page to the Exit Facility Credit Agreement, any portion of the Cash to be distributed pursuant to or in connection with the Plan to such RBL Lender will be treated as an undeliverable distribution pursuant to Article VI.E.2 of the Plan until such RBL Lender executes and delivers to Reorganized Chaparral its signature page to the Exit Facility Credit Agreement; (iv) Reorganized Chaparral Parent shall be deemed to have borrowed the Exit Facility Revolving Loans from the Exit Facility Revolving Lenders on the terms and conditions set forth in the Exit Facility Documents (which loans will be guaranteed by the other Reorganized Debtors in accordance with the Exit Facility Documents); (v) Reorganized Chaparral Parent shall be deemed to have borrowed the Second Out Term Loans from the Second Out Term Lenders (which loans will be guaranteed by the other Reorganized Debtors in accordance with the Exit Facility Documents); (vi) the Exit Facility Revolving Lenders shall provide commitments in accordance with the Exit Facility Commitment Letter (as defined in the Restructuring Support Agreement); and (vii) the RBL Cash Payment shall be made and applied as set forth herein.

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By voting to accept the Plan, each RBL Lender thereby instructs and directs the RBL Agent, pursuant to the RBL Credit Agreement, and each such vote to accept the Plan will, for all purposes, constitute an instruction from such RBL Lender directing the RBL Agent and the Exit Facility Agent (as applicable), to (i) act as distribution agent to the extent required by the Plan, (ii) execute and deliver the Exit Facility Loan Documents, as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Exit Facility Agent and/or the RBL Agent (as applicable) under the Plan or any of the Restructuring Documents to which it is a party.

2.	Issuance and Distribution of the New Common Stock and New Warrants

All Interests in Chaparral Parent (including, without limitation, the Chaparral Parent Equity Interests and the Other Chaparral Parent Equity Interests) shall be cancelled, released, and extinguished as of the Effective Date.

On the Effective Date, the New Common Stock (including the New Common Stock on account of the Backstop Premium) and the New Warrants shall be issued and distributed by the Distribution Agent to the Entities entitled to receive the New Common Stock and New Warrants pursuant to, and in accordance with, the terms of the Plan, the New Corporate Governance Documents, the New Stockholders Agreement, and the New Warrant Agreements. On or prior to the Effective Date, the issuance of the New Common Stock and New Warrants shall be duly authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest. All of the New Common Stock (including the New Common Stock issuable upon the conversion of the New Convertible Notes and upon the exercise of the New Warrants) shall be duly authorized, validly issued, fully paid, and non-assessable when issued in accordance with the terms of such instruments.

The New Warrants shall not include Black-Scholes protection or similar protections in the event of a sale, merger or similar transaction prior to exercise. All shares of New Common Stock issued upon exercise of New Warrants shall be issued in book-entry direct registration form and not through DTC (except as otherwise determined by the Reorganized Chaparral Parent Board in its sole discretion), and as a condition precedent to the issuance of any such shares the recipient will be required to sign a joinder, in the form to be attached to the New Warrant Agreements, pursuant to which it agrees to become a party the New Stockholders Agreement.

3.	Corporate Governance

Each distribution and issuance of the New Common Stock on the Effective Date shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Corporate Governance Documents and New Stockholders Agreement, the terms and conditions of which shall bind each Entity receiving such distribution of the New Common Stock. All New Common Stock (including the New Common Stock on account of the Backstop Premium), Subscription Rights and New Warrants issued and distributed under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable (as applicable).

On the Effective Date, Reorganized Chaparral Parent shall enter into and deliver the New Stockholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock, and such parties shall be required to duly execute and deliver to Reorganized Chaparral Parent, as an express condition precedent to such Holder’s receipt of New Common Stock, a counterpart to the New Stockholders Agreement (or any such similar agreement).

On the Effective Date, Reorganized Chaparral Parent and all Holders of New Common Stock then outstanding shall be deemed to be parties to the New Stockholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such Holder. On the Effective Date, the New Stockholders Agreement shall be binding on the Reorganized Debtors and all parties receiving, and all Holders of, the New Common Shares.

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Upon the Effective Date, the New Common Stock shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange, and the Reorganized Debtors will not be a reporting company under the Exchange Act (except that the Reorganized Debtors may continue to be a reporting company with respect to the fiscal year ending December 31, 2020); provided, however, that Reorganized Chaparral Parent shall provide financial reporting to holders of the New Common Stock, as set forth in the New Corporate Governance Documents, and the New Stockholders Agreement, as applicable, and agreed to by the Required Consenting Noteholders.

4.	The Rights Offering of Subscription Rights and the Backstop Commitments

The Plan provides that the Rights Offering Amount will be raised through the Rights Offering. On the Effective Date, the Debtors shall consummate the Rights Offering, subject to the terms and conditions set forth in the Backstop Commitment Agreement, the Rights Offering Documents and the Plan, through which each eligible Holder of Subscription Rights shall have the opportunity to purchase their Pro Rata Share (as determined as a percentage of all Allowed Senior Notes Claims) of the New Convertible Notes for the Rights Offering Amount in the aggregate.

Upon exercise of the Subscription Rights by the Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement, the Rights Offering Procedures, the Plan, and the other Rights Offering Documents, the Reorganized Debtors shall be authorized to issue the New Convertible Notes issuable pursuant to the exercise of Subscription Rights (and the issuance of New Common Stock upon conversion of the New Convertible Notes) in accordance with the Plan, the Backstop Commitment Agreement, the Rights Offering Procedures, and the other Rights Offering Documents.

The Rights Offering Amount will be 100% backstopped by the Backstop Parties, and the Backstop Parties shall be obligated on a several but not joint basis to purchase the Unsubscribed New Convertible Notes in accordance with and subject to the terms and conditions of the Backstop Commitment Agreement.

Subject to, and in accordance with the Backstop Commitment Agreement, as consideration for the Backstop Commitments, on the Effective Date the Backstop Parties shall receive a Backstop Premium, which will be payable on, and as a condition to, the Effective Date in New Common Stock equal to 10.0% of the New Common Stock outstanding as of the Effective Date, subject to dilution on account of the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, and the New Common Stock issued upon exercise of the New Warrants, and shall have been fully earned as of the effective date of the Backstop Commitment Agreement.

5.	Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims and Allowed Chaparral Parent Equity Interests consistent with the terms of the Plan.

D.	Exemption from Registration Requirements

All shares of New Common Stock and Subscription Rights, issued and distributed pursuant to the Plan to Holders of Allowed Class 4 Senior Notes Claims on account of their Claims and, in the case of Holders of Allowed Chaparral Parent Equity Interests, solely such New Warrants, in consideration for providing the release of the Released Parties and agreeing to support and not object to the Plan, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code.

The offering, issuance, and distribution of shares of New Common Stock, the Subscription Rights and all New Warrants pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Common Stock and New Warrants to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the New Stockholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

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The offering of the New Convertible Notes issuable pursuant to the Rights Offering and the Backstop Commitment Agreement and the New Common Stock issued in respect of the Backstop Premium will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act, and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws.

Persons who purchase the New Convertible Notes pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Convertible Notes without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A or any other registration exemption under the Securities Act, or if such securities are registered with the SEC.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the Reorganized Chaparral Parent’s New Common Stock or New Warrants through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of the Reorganized Chaparral Parent’s New Common Stock or New Warrants, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Final Order in lieu of a legal opinion regarding whether offering and issuing the Reorganized Chaparral Parent’s New Common Stock or New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC or any stock transfer agent) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized Chaparral Parent’s New Common Stock or New Warrants is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding any policies, practices, or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by a Distribution Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Claims through the facilities of DTC.

E.	Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Corporate Governance Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

F.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized

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Debtors; (3) implementation of the Restructuring Transactions; (4) the applicable Reorganized Debtors’ entry into the Exit Facility Documents, New Convertible Notes Indenture, New Warrants Agreements, and New Stockholders Agreement; (5) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (6) the adoption and filing of the New Corporate Governance Documents, the New Stockholders Agreement, and the New Warrants Agreements; and (7) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Backstop Commitment Agreement, New Stockholders Agreement, Exit Facility Documents, New Convertible Notes Indenture, New Warrants Agreements, and any and all other agreements, documents, securities, or instruments related to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

G.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents, New Convertible Notes Indenture, and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the RBL Agent and the Indenture Trustee shall automatically and fully be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document, indenture, or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan, (2) allowing and preserving the rights of the RBL Agent and the Indenture Trustee to make distributions pursuant to the Plan, (3) preserving the RBL Agent’s and the Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of RBL Claims and Senior Notes Claims, including permitting the RBL Agent and the Indenture Trustee to maintain, enforce, and exercise its charging liens, if any, against such distributions, (4) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the RBL Agent and the Indenture Trustee against any person (other than with respect to any claim released under the Debtor Release or the Third Party Release or claims subject to treatment in this Plan), including with respect to indemnification or contribution from the Holders of RBL Claims and Senior Notes Claims, or any exculpations of the RBL Agent and the Indenture Trustee, pursuant and subject to the terms of the RBL Credit Agreement and the Senior Notes Indenture as in effect on the Effective Date, (5) permitting the RBL Agent and the Indenture Trustee to enforce any obligation (if any) owed to the RBL Agent or the Indenture Trustee under the Plan, (6) permitting the RBL Agent and the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (7) permitting the RBL Agent and the Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or

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liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. On the Effective Date, the RBL Agent and the Indenture Trustee shall be automatically and fully discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the RBL Agent and the Indenture Trustee and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the RBL Agent and the Indenture Trustee shall be automatically and fully relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the RBL Agent and the Indenture Trustee, including fees, expenses, and costs of its professionals incurred after the Effective Date in connection with the RBL Credit Agreement and the Senior Notes Indenture, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course. Notwithstanding anything to the contrary herein, in no event will the loans under the RBL Credit Agreement be cancelled or satisfied or repaid in full as a result of the implementation of the Plan, and instead the loans under the RBL Credit Agreement will be restructured as loans under the Exit Facility Credit Agreement as set forth herein and therein, and the Liens securing the RBL Credit Facility shall be retained by the Exit Facility Agent to secure the Exit Facility. As a condition precedent to receiving any distribution on account of its Senior Notes Claim, each Senior Noteholder shall be deemed to have surrendered its Senior Notes or other documentation underlying each Senior Notes Claim, and all such surrendered Senior Notes and other documentation shall be deemed to be cancelled pursuant to this Section, except to the extent otherwise provided herein.

I. Effectuating Documents; Further Transactions On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and shall issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Support Agreement, the Exit Facility Documents, the New Convertible Notes Indenture, the New Warrants Agreements, the New Stockholders Agreement, the New Corporate Governance Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

J.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock, the Exit Facility, the New Convertible Notes , and the New Warrants; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for the Exit Facility and the New Convertible Notes; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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K.	New Corporate Governance Documents

The New Corporate Governance Documents shall, among other things: (1) contain the terms consistent with the documentation set forth in the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the New Common Stock and the New Warrants to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

On or immediately before the Effective Date, Chaparral Parent or Reorganized Chaparral Parent, as applicable, will file its New Corporate Governance Documents with the applicable Secretary of State and/or other applicable authorities in their state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Corporate Governance Documents to become effective. After the Effective Date, Reorganized Chaparral Parent may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

L.	Directors and Officers

1.	Reorganized Chaparral Parent Board

On the Effective Date, the terms of the current members of the Chaparral Parent board of directors shall expire, and the Reorganized Chaparral Parent Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized Chaparral Parent, and all officers and management decisions with respect to Reorganized Chaparral Parent (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized Chaparral Parent Board. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Stockholders Agreement, and the New Corporate Governance Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

2.	Senior Management

Effective as of the Effective Date, the Reorganized Debtors will either assume or reject the existing employment agreements with the current members of the senior management team or will enter into new employment agreements on the Effective Date with such individuals (to the extent any applicable member of the senior management team agrees), in each case, upon terms acceptable to the applicable employee, Reorganized Chaparral Parent, the Required Consenting Noteholders, and the Required Backstop Parties.

From and after the Effective Date, each officer or manager of the Reorganized Debtors shall serve pursuant to the terms of the respective Reorganized Debtor’s certificate of incorporation and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

M.	Management Incentive Plan

The Reorganized Chaparral Parent Board shall be authorized to adopt the Management Incentive Plan, enact and enter into related policies and agreements, and grant awards under the Management Incentive Plan to participants in such forms and subject to the terms and conditions (including anti-dilution protections and vesting conditions) determined by the Reorganized Chaparral Parent Board. For the avoidance of doubt, the types of awards and the terms and conditions of the Management Incentive Plan (including any awards, related agreements, policies, programs, other arrangements, and the Management Incentive Plan participants) shall be determined, and initial grants thereunder shall be made, solely by the Reorganized Chaparral Parent Board no later than 30 days following the Effective Date.

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N.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

O.	Preservation of Royalty and Working Interests

On and after the Effective Date, all Royalty and Working Interests granted by any Debtor will, to the extent required by applicable law, be fully preserved and remain in full force and effect in accordance with the applicable terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents will equally remain in full force and effect to the extent required by applicable law, and no such Royalty and Working Interests will be altered or impaired by the Plan.

P.	Restructuring Support Agreement

The Restructuring Support Agreement shall be assumed pursuant to the Confirmation Order and the Debtors shall continue to perform thereunder and comply therewith in all respects during the period through and including the Effective Date.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, including the Restructuring Support Agreement, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List.

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Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumption, assumption and assignment, or rejection, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Leases List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.	Cure of Defaults and Objections to Cure Amounts and Assumption

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

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The Debtors shall provide notices of proposed Cure Amounts (if any) to counterparties to Executory Contracts and Unexpired Leases, which shall include a description of the procedures for objecting to assumption thereof based on the proposed Cure Amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure Amount must be filed, served, and actually received by the counsel to the Debtors and the U.S. Trustee on the Confirmation Objection Deadline or other deadline that may be set by the Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Amount shall be deemed to have assented to such assumption or Cure Amount.

The payment of the Cure Amount shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

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E.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Corporate Governance Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F.	Director, Officer, Manager, and Employee Liability Insurance

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date. Directors and officers shall be exculpated and indemnified by the Debtors and Reorganized Debtors to the extent of such insurance.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G.	Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Chaparral Parent Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans (but not equity or equity based compensation plans), retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

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H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter) each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be

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made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided, however, that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee fees until such time as a particular case is closed, dismissed, or converted.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Rights and Powers of Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors. The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement, and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

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E.	Delivery of Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Distribution Agent, as appropriate: (a) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred.

3.	No Fractional Distributions

No fractional shares of the New Common Stock or New Warrants shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of shares of the New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of the New Common Stock or New Warrants, as applicable, shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of the New Common Stock and New Warrants shall be adjusted as necessary to account for the foregoing rounding.

4.	Minimum Distributions

Holders of Allowed Claims or Allowed Interests entitled to distributions of $50 or less shall not receive distributions, and each Claim or Interest to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its Holder shall be forever barred pursuant to Article VII of the Plan from asserting that Claim or Interest against the Reorganized Debtors or their property.

5.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date such distribution is returned as undeliverable. After such date, all unclaimed property or interests in property shall revert to the applicable Reorganized Debtor(s) automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and any claim of any Holder to such property shall be fully discharged, released, and forever barred.

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F.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. For the avoidance of doubt, any amounts withheld pursuant to this Article VI.G shall be treated as if distributed to the Holder of the Allowed Claim.

H.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the Cash Collateral Order or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable; provided, however, that the foregoing shall not apply with respect to postpetition and/or default interest accruing with respect to the RBL Claims, which RBL Claims shall accrue postpetition and default interest to be paid by the Debtors in accordance with the treatment specified for Class 3 in the Plan.

I.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date; provided, however, that the foregoing shall not apply to the Holders of Allowed RBL Claims.

J.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder; provided further that nothing herein shall limit any rights of setoff or recoupment under the Exit Facility Documents with respect to matters occurring after the Effective Date. In no event shall any Holder of Claims be entitled to set

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off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

K.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.	Disputed Claims and Interests Process

Holders of Claims and Interests need not file a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B hereof. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid pursuant to the Plan in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease or any Prior Bankruptcy Equity Interests, if the Debtors or the Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Solely to the extent that an Entity is required to file a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan.

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Consistent with the terms of the Prior Bankruptcy Plan, to the extent any Prior Bankruptcy Claim becomes fixed, liquidated, and allowed in in the Prior Bankruptcy Cases, the Holder thereof shall be deemed to have an Allowed Prior Bankruptcy Equity Interest against the Debtors in a share total equal to the amount of the allowed Prior Bankruptcy Claim divided by $31.418. If any Prior Bankruptcy Claim is not fixed, liquidated, and allowed as of the Effective Date, the Holder thereof shall be deemed to have a Disputed Prior Bankruptcy Equity Interest as of the Effective Date until the Prior Bankruptcy Claim becomes fixed, liquidated, and allowed in the Prior Bankruptcy Case.

For the avoidance of doubt, there is no requirement to file a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must file Cure Amount objections as set forth in Article V.C hereof to the extent such Entity disputes the Debtors’ proposed Cure Amount. All Proofs of Claim required to be filed by the Plan that are filed after the date that they are required to be filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.P of the Plan.

C.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason (including, for the avoidance of doubt, any Royalty Class Action Claim if the Royalty Class Action Settlement is not implemented), regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

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E.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

F.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE IX.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan and, to the extent applicable, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

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C.	Release of Liens

Except (1) with respect to the Liens securing (a) the RBL Credit Facility, which Liens shall be retained by the Exit Facility Agent to secure the Exit Facility, (b) the New Convertible Notes, and (c) the Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

D.	Debtor Release

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Cash Collateral Order, the RBL Credit Facility, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, the New Warrants Agreements, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Rights Offering, the Exit Facility, the New Convertible Notes, the New Common Stock, the New Warrants, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, the New Convertible Notes, or any document, instrument, or agreement (including those set forth in the Plan Supplement, the Exit Facility, and the New Convertible Notes) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

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E.	Third-Party Release

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Cash Collateral Order, the RBL Credit Facility, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, the New Warrants Agreements, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Rights Offering, the Exit Facility, the New Convertible Notes, the New Common Stock, the New Warrants, or the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

F.	Exculpation

Notwithstanding anything contained herein to the contrary, effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Chapter 11 Cases, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Rights Offering Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the entry into the Exit Facility the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion),

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except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release any post Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, the New Convertible Notes, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

G.	Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order and any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, all Entities that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

H.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Recoupment

Except with respect to the Exit Facility or the New Convertible Notes, in no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

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J.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

K.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE X.

CONDITIONS TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B:

1.

the Bankruptcy Court shall have entered an order approving the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code;

2.	the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors, subject to the Creditor Approval Rights;

3.	the Confirmation Order shall have been entered and shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

4.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

5.

all of the Definitive Documents shall be consistent with the Plan and the Restructuring Support Agreement, and where applicable, have been executed and remain in full force and shall be in form and substance subject to the Creditor Approval Rights;

6.	the conditions under the Backstop Commitment Agreement shall have been satisfied or waived in accordance with its terms and the Backstop Commitment Agreement shall not have been terminated;

7.	the Exit Facility is entered into and all conditions under the Exit Facility shall have been satisfied or waived in accordance with its terms;

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8.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall be consistent with the Plan and the Restructuring Support Agreement, shall be in form and substance subject to the Creditor Approval Rights;

9.

the Plan shall not have been amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan;

10.

the New Corporate Governance Documents and the New Stockholders Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

11.	the Royalty Class Action Settlement shall have been preliminarily approved by the Bankruptcy Court;

12.	the payment in Cash in full of all Restructuring Expenses;

13.

the Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring Support Agreement, including Bankruptcy Court approval, and such material authorizations, consents, regulatory approvals, rulings, or documents shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable regulatory waiting periods will have expired;

14.	the Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date;

15.	the Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan;

16.	the Restructuring Support Agreement shall have been assumed pursuant to the Confirmation Order; and

17. all Professional Fee Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court.

B.	Waiver of Conditions to Confirmation or the Effective Date

Each condition to the Effective Date set forth in Article IX.A may be waived in whole or in part at any time by the Debtors, the Required Consenting Noteholders and the RBL Agent, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan or Consummate the Plan.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

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D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Amendment and Modification of Plan

Subject to the Creditor Approval Rights, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and subject to the reasonable consent of the Required Backstop Parties, the Required Consenting Noteholders, and the RBL Agent (other than with respect to immaterial amendments or modifications to the Plan), and those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, however, that this Article X.A or any consent rights herein may be modified only with the consent of the Required Backstop Parties, the Required Consenting Noteholders, and the RBL Agent.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

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1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Amount arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to section 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10. adjudicate, decide, or resolve any and all matters related to the enforcement of the Restructuring Support Agreement and the Backstop Commitment Agreement;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

13. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

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14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, provided however, that any such modifications are subject to the Creditor Approval Rights;

16. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18. enforce all orders previously entered by the Bankruptcy Court; and

19. hear any other matter not inconsistent with the Bankruptcy Code;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement, the Exit Facility Documents, or the New Convertible Notes that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement, the Exit Facility Documents, or the New Convertible Notes that contain such clauses shall be governed in accordance with the provisions of such documents.

To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible. The Plan shall not modify the jurisdictional provisions of any Rights Offering Document. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in any Rights Offering Document, and the jurisdictional provisions of such documents shall control.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

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ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

Subject to and in accordance with the Debtors’ obligations under the Restructuring Support Agreement, on or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Subject to their respective obligations under the Restructuring Support Agreement as a party thereto, the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code related to the Chapter 11 Cases, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

D.	Payment of Certain Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay on the Effective Date all then-outstanding reasonable and documented unpaid Restructuring Expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the Plan and the Restructuring Support Agreement. Any such costs and expenses that are Restructuring Expenses shall be submitted to the Debtors or the Reorganized Debtors in the form of summary invoices of the relevant law firms.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

55

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

ARTICLE I If to the Debtors:

ARTICLE II Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Attn:                 Charles Duginski, Chief Executive Officer

                           Justin Byrne, Vice President and General Counsel

Email:               chuck.duginski@chaparralenergy.com

                           justin.byrne@chaparralenergy.com

ARTICLE III with copies to:

ARTICLE IV Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn:                  Damian S. Schaible

                           Angela M. Libby

                           Jacob S. Weiner

Email:               damian.schaible@davispolk.com

                           angela.libby@davispolk.com

                           jacob.weiner@davispolk.com

ARTICLE V Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attn:                 John H. Knight

                         Amanda R. Steele

                         Brendan J. Schlauch

Email:               knight@rlf.com

                           steele@rlf.com

                           schlauch@rlf.com

ARTICLE VI If to the RBL Agent:

ARTICLE VII Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attn:                   Bill Wallander

Email: bwallander@velaw.com

56

ARTICLE VIII If to the Ad Hoc Group:

ARTICLE IX Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attn:                  Erez Gilad

                           Samantha Martin

Email:               egilad@stroock.com

                           smartin@stroock.com

H.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://www.kccllc.net/chaparral2020 or the Bankruptcy Court’s website at www.del.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

J.	Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Plan Supplement documents, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Plan Supplement documents are (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) non-severable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

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M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, however, that, as of the Effective Date, the Reorganized Debtors may submit separate orders to the Bankruptcy Court under certification of counsel previously provided to the U.S. Trustee closing certain individual Chapter 11 Cases and changing the caption of the Chapter 11 Cases accordingly; provided further that matters concerning Claims may be heard and adjudicated in one of the Debtors’ Chapter 11 Cases that remains open regardless of whether the applicable Claim is against a Debtor in a Chapter 11 Case that is closed. Nothing in the Plan shall authorize the closing of any case nunc pro tunc to a date that precedes the date any such order is entered. Any request for nunc pro tunc relief shall be made on motion served on the United States Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the filing of a motion to close the last Chapter 11 Case remaining open, the Reorganized Debtors shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Bankruptcy Rule 3022-1(c).

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Dated: August 15, 2020

Respectfully submitted,

By:
Name:	Charles Duginski
Title:	Chief Executive Officer

EXHIBIT C

Chaparral Energy, Inc.

Summary of Terms and Conditions for

$300 Million Senior Secured Revolving Credit Facility1

I. Parties

Borrower:	Chaparral Energy, Inc., a Delaware corporation, or Reorganized Chaparral (the “Borrower”).

Guarantors:	All direct and indirect material restricted subsidiaries of the Borrower (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”).

Lead Left Arranger and Bookrunner:	RBC Capital Markets (in such capacity, the “Arranger”)

Administrative Agent:	Royal Bank of Canada (in such capacity, the “Administrative Agent” and in its individual capacity, “RBC”).

Lenders:	RBC and certain of the other “Lenders” party to that certain Tenth Restated Credit Agreement dated as of December 21, 2017 among the Borrower, the Administrative Agent and the Lenders party thereto (the “Lenders” and such existing Tenth Restated Credit Agreement, as amended, the “Prepetition Credit Agreement”). The initial Lenders in respect of the Revolving Credit Facility on the Closing Date (as defined below) are referred to herein as the “Initial Exit Facility Revolving Lenders”. The Lenders from time to time with commitments to the Revolving Credit Facility are referred to herein as the “Exit Facility Revolving Lenders”. The Lenders from time to time with outstanding Second Out Term Loans (as defined below) are referred to herein as the “Second Out Term Lenders”. For the avoidance of doubt, the term “Lenders” includes both the Exit Facility Revolving Lenders and the Second Out Term Lenders.

II. Exit Credit Facility

Senior Secured Exit Credit Facility:	A senior secured first lien first out revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount up to $300.0 million (the “Aggregate Maximum Credit Amounts” and the portion of the Aggregate Maximum Credit Amounts allocated to a particular Exit Facility Revolving Lender shall be referred to herein as such Exit Facility Revolving Lender’s “Maximum Credit Amount”), subject to the terms and conditions as further detailed herein.

[1]

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in (a) the Restructuring Support Agreement, dated as of August 14, 2020, among the Credit Parties, the Administrative Agent, the Lenders party thereto and the other parties party thereto (the “RSA”) or (b) the Plan.

2

Availability under the Revolving Credit Facility shall be limited to the total Commitments of the Exit Facility Revolving Lenders. “Commitment” means, with respect to each Exit Facility Revolving Lender, the commitment of such Exit Facility Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit under the Revolving Credit Facility, expressed as an amount which shall at any time be the lesser of (a) such Exit Facility Revolving Lender’s Maximum Credit Amount and (b) such Exit Facility Revolving Lender’s applicable percentage of the then effective Borrowing Base (as defined below).

On the Plan Effective Date (the “Closing Date”), the Borrowing Base will be equal to (a) the lesser of (i) $175.0 million and (ii) the net present value, discounted at fifteen percent (15%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ collective interest in their proved developed producing oil and gas properties (as adjusted for swap or other hedging agreements in existence on the Closing Date) calculated on a six month roll-forward basis and using the RBC price deck minus (b) the aggregate amount of Second Out Term Loans after giving effect to any cash payments at exit (the “Initial Borrowing Base”).

The loans made under the Revolving Credit Facility are referred to herein as the “Revolving Loans”.

“Lenders” under and as defined in the Prepetition RBL Credit Agreement that do not elect to participate in the Revolving Credit Facility will be deemed to have made a first lien senior secured second-out non-amortizing fully-drawn term loan in the amount of an individual Second Out Term Lender’s RBL Claim, after giving effect to the RBL Cash Payment and application thereof as set forth herein (such term loans, collectively, the Second Out Term Loans”). As used herein, “Loans” means, collectively, the Revolving Loans and the Second Out Term Loans.

Purpose:	The Loans shall be used for (a) distributions on account of the RBL Claims in accordance with the Plan, (b) paying fees, commissions and expenses in connection with the transactions contemplated hereunder, (c) working capital, and (d) other general corporate purposes.

Maturity Date:	The maturity date for the Revolving Credit Facility shall be the date which is the earlier of (a) May 31, 2024 and (b) forty (40) months after the Closing Date (such earlier date, the “Revolving Maturity Date”) and the maturity date for the Second Out Term Loans shall be the date that is one year and 91 days following the Revolving Maturity Date (the “Second Out Maturity Date”).

3

Borrowing Base:

The “Borrowing Base” shall be the loan value (determined in a manner described below) to be assigned to the proved reserves attributable to the Credit Parties’ oil and gas properties located in the United States (the “Borrowing Base Properties”) and evaluated in the most recent reserve report delivered to the Exit Facility Revolving Lenders (each, a “Reserve Report”).

The determination of the Borrowing Base will be based upon the information in the Reserve Report and such other information (including, without limitation, the status of title information with respect to the proved oil and gas properties as described in the Reserve Report and the existence of any other debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure of the Credit Parties to price, price and production scenarios, interest rate and operating cost changes) as the Exit Facility Revolving Lenders deem appropriate in their sole discretion and consistent with their customary oil and gas lending criteria as it exists at the particular time.

Notwithstanding the foregoing sentence, the Borrowing Base as of the Closing Date shall be, and shall remain until the next redetermination or other adjustment thereto pursuant to the Credit Documentation, the Initial Borrowing Base.

The Borrowing Base will be redetermined on a semi-annual basis, with the parties having the right to interim unscheduled redeterminations as described below. The Borrowing Base will also be subject to mandatory reductions in connection with title defects, asset sales, and hedge unwinds (each as more particularly described in the Credit Documentation) and the issuance of additional unsecured debt (as more particularly described below). Scheduled redeterminations of the Borrowing Base will occur semi-annually each May 1st and November 1st, beginning November 1st, 2021 (the period commencing on the Closing Date and ending on November 1, 2021, the “Borrowing Base Holiday Period”), based upon the value of the proved reserves reflected in a Reserve Report prepared as of the immediately preceding January 1st and July 1st, respectively and delivered by April 1st and October 1st, respectively. Each January 1st Reserve Report will be prepared by Cawley, Gillespie & Associates, Inc. or another independent petroleum engineer reasonably acceptable to the Administrative Agent, and each July 1st Reserve Report will be prepared internally by the Borrower who shall certify that there are no statements or conclusions in such Reserve Report which are based upon or include materially misleading information or fail to take into account material information known to the Borrower regarding the matters reported therein and that such Reserve Report has been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report.

4

Upon any issuance or incurrence of certain permitted additional unsecured debt (as will be further defined in the definitive documentation with respect to the “Permitted Additional Debt”) (other than Permitted Additional Debt that refinances or replaces then existing Permitted Additional Debt, up to the principal amount of such then existing Permitted Additional Debt that is refinanced or replaced), the Borrowing Base shall automatically be decreased by an amount equal to 25% of the aggregate notional principal amount of such Permitted Additional Debt issued or incurred at such time.

The Borrower or the Administrative Agent (at the request of the Required Exit Facility Revolving Lenders) may each request one additional interim unscheduled Borrowing Base redetermination between each scheduled redetermination; provided, however, that neither the Administrative Agent nor the Required Exit Facility Revolving Lenders may request an interim unscheduled redetermination prior to the date on which the redetermination of the Borrowing Base scheduled for on or about November 1st, 2021 becomes effective.

Decisions regarding the amount of the Borrowing Base will be made at the sole credit discretion of the Exit Facility Revolving Lenders exercised in good faith and consistent with their respective customary oil and gas lending criteria as it exists at the particular time. No Exit Facility Revolving Lender shall be deemed to consent to any proposed increase of the Borrowing Base. Increases in the amount of the Borrowing Base will require approval of all Exit Facility Revolving Lenders, and decreases or maintenance of the amount of the Borrowing Base will require approval of Exit Facility Revolving Lenders holding not less than 66 2/3% of the outstanding Revolving Loans (and participation interests in Letters of Credit) and unfunded Commitments under the Revolving Credit Facility (the “Required Exit Facility Revolving Lenders”).

At all times, the Borrowing Base shall be reduced by the aggregate principal amount of outstanding Second Out Term Loans, if any.

Security:	The Revolving Credit Facility and the Second Out Term Loans will be secured by first priority perfected liens and security interests on (a) substantially all personal property of the Credit Parties, including without limitation (i) 100% of the stock, membership or partnership interests of each Guarantor, (ii) all of the Credit Parties’ swap agreements and (iii) all of the Credit Parties’ deposit, securities and commodities accounts (subject to certain customary exceptions and subject to control agreements) and (b) oil and gas properties of the Credit Parties comprising not less than ninety-five percent (95%)[2] of the PV-15 value of the Borrowing Base Properties evaluated in the Reserve Reports delivered to the Administrative Agent.

[2]	The Administrative Agent (in its sole discretion) may agree to a lower level not less than 90% if the Borrower can demonstrate that the costs of obtaining 95% coverage exceed the benefits thereof.

5

The obligations secured by the security instruments that are part of the Credit Documentation shall include the obligations of the Credit Parties under (a) the Revolving Credit Facility, (b) the Second Out Term Loans, (c) swap agreements that are entered into during the Chapter 11 Cases or thereafter with counterparties that are Lenders or affiliates of Lenders at the time of the execution thereof and swap agreements with Third Party Hedge Providers (as defined below) that is party to a Third Party Hedge Intercreditor Agreement (as defined below) (swap agreements referred to in this clause (c) are referred to herein as the “Secured Swap Agreements”) and (d) treasury management agreements with Lenders or affiliates of Lenders, and all such obligations shall be jointly and severally guaranteed by the Guarantors.

Letters of Credit:	Amounts under the Revolving Credit Facility up to $5,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one (1) year after the date of issuance and (b) five (5) business days prior to the Revolving Maturity Date, provided, however, that any Letter of Credit with a one (1) year tenor may provide for the renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one (1) business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Exit Facility Revolving Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Principal Repayment:	The unpaid principal amount of each Revolving Loan shall be repaid in full on the Revolving Maturity Date and the unpaid principal amount of the Second Out Term Loans shall be paid on the Second Out Maturity Date.

6

Optional Prepayments, Commitment Reductions and Mandatory Prepayments:

The Revolving Credit Facility shall contain the following provisions relating to optional prepayments, commitment reductions and mandatory prepayments:

If a Borrowing Base deficiency exists (i.e. if the outstanding principal amount of Revolving Loans plus Letter of Credit exposure exceeds the Borrowing Base) as the result of a scheduled or interim redetermination of the Borrowing Base or title defects, the Borrower shall, within ten (10) days of its receipt of a new Borrowing Base notice, elect to (a) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) to eliminate such deficiency in six (6) equal consecutive monthly installments with the first such payment being due within thirty (30) days of its receipt of such Borrowing Base notice, (b) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) in one lump sum installment sufficient to eliminate the entire amount of such deficiency within forty-five (45) days of its receipt of such Borrowing Base notice, (c) provide as collateral additional proved oil and gas properties not evaluated in the most recent Reserve Report that are satisfactory to the Administrative Agent and the Required Exit Facility Revolving Lenders in their sole discretion within forty-five (45) days of its receipt of such Borrowing Base notice and/or (d) eliminate such deficiency by any combination of prepayment and additional security as provided in the preceding clauses.

If a Borrowing Base deficiency exists as a result of an asset sale, hedge unwind or the issuance of Permitted Additional Debt, such Borrowing Base deficiency shall be cured within one business day of the date of such transaction, as applicable.

If, as of the last business day of any calendar week, cash and cash equivalents held by the Credit Parties (subject to certain customary exceptions to be agreed) exceeds $30,000,000 (such excess amounts, “Excess Cash”), then the Borrower shall prepay the Revolving Loans in the amount of such Excess Cash within two business days.

The Borrower may repay the Revolving Loans at any time without premium or penalty (other than breakage costs, if applicable, and administrative charges) on three (3) business days’ notice, in the case of Eurodollar Loans (as defined in Annex I attached hereto), or same day notice, in the case of ABR Loans (as defined in Annex I attached hereto), in minimum principal amounts to be agreed.

In no event will any repayment of any Second Out Term Loans include any premium or penalty (other than breakage costs, if applicable, and administrative charges); provided that voluntary prepayments of Second Out Term Loans are subject to the restrictions set forth under the heading “Negative Covenants” herein.

7

The Commitments may be reduced by the Borrower in multiples of $500,000 upon three business days’ prior written notice to the Administrative Agent.

IV. Certain Conditions

Initial Conditions to Closing:

The closing of the Revolving Credit Facility will be subject to satisfaction of the following conditions precedent:

(a) The negotiation, execution, and delivery of (i) the documentation (including security documentation, promissory notes and other usual and customary closing documents, certificates, authorizing resolutions, and other documents reasonably satisfactory to the Administrative Agent) for the Revolving Credit Facility and the Second Out Term Loans (the “Credit Documentation”), (ii) the New Convertible Notes Indenture (and related collateral documents) which shall each be reasonably satisfactory to the Administrative Agent (provided that the Administrative Agent acknowledges it is satisfied with the terms of the New Convertible Notes Indenture set forth in the term sheet therefor attached to the RSA), and (iii) a customary intercreditor agreement between the Administrative Agent and trustee under the New Convertible Notes Indenture that is consistent with the terms set forth below under the header of “Junior Lien Intercreditor Agreement” and otherwise reasonably satisfactory to the Administrative Agent and the Majority Lenders;

(b) Substantially contemporaneously with the closing of the Exit Facility, receipt by the Borrower of cash proceeds of the New Convertible Notes in an amount not less than $35.0 million (“Permitted Second Lien Debt”) and the Lenders shall have received a cash payment from the Borrower in respect of the pre-petition loans owing to them (which payments shall be applied as between the Exit Facility Revolving Lenders and the Second Out Term Lenders in accordance with the Plan) in an amount not less than (i) $35.0 million plus (ii) (A) 100% of the Credit Parties’ unrestricted cash on hand (after giving effect to the payment to the Lenders contemplated by the foregoing clause (i)) less (B) $5.0 million less (C) aggregate cash payments scheduled to be made as severance payments to former officers and employees at or around exit in accordance with the terms of the severance settlement agreements in an amount not to exceed $1,220,000 less (D) other cash payments required to be made at or around exit pursuant to the Plan (the amount set forth in this clause (ii), the “Closing Excess Cash”);

(c) The Lenders, the Arranger and the Administrative Agent shall have received all fees and expenses required to be paid on or before the Closing Date (in the case of expenses, to the extent invoiced at least two business days prior to the Closing Date) unless such fees and expenses are subject to dispute (other than a dispute with any Credit Party) in accordance with the Cash Collateral Order;

8

(d) Receipt of (i) Borrower’s audited financial statements for the fiscal year ended December 31, 2019, (ii) Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 45 days prior to the Closing Date, (iii) pro forma balance sheet of the Borrower (after giving effect to closing) and (iv) detailed financial projections of the Borrower for five years after the Closing Date prepared on a quarterly basis for the first year and prepared on an annual basis for the remaining four years;

(e) Receipt of a reserve report internally prepared by the Borrower with an “as of” date that is the most recent first day of a calendar month that is at least 30 days prior to the Closing Date, together with certification by the Borrower as to accuracy, title, no gas imbalances, take-or-pay or other prepayments, and marketing agreements;

(f) Satisfactory title information on at least 95% of the PV-15 value of the initial Borrowing Base Properties;

(g) Receipt of mortgages and security agreements providing perfected, first priority liens and security interests on substantially all personal property assets of the Borrower and the Guarantors, and not less than 95% of the PV-15 value of the initial Borrowing Base Properties;

(h) A copy of all applicable corporate approvals, authorizations, consents and approvals of each of the Borrower and the Guarantors necessary to enter into the transactions contemplated hereunder;

(i) All governmental and third party approvals necessary or advisable in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;

(j) The Administrative Agent shall have received lien search results and be reasonably satisfied that there are no liens and security interests on the Borrower’s and Guarantor’s property other than those being released or which are otherwise permitted;

(k) The Administrative Agent shall have received such legal opinions, including, as applicable, opinions of local counsel (which opinions shall include, among other things, the enforceability of the Credit Documentation under applicable local law), documents and other instruments as are customary for transactions of this type or as they may reasonably request;

(l) Receipt of “know your customer” documentation at least 5 days prior to closing to the extent requested at least 10 days prior to closing;

9

(m) The Administrative Agent shall be reasonably satisfied with the legal, corporate, and capital structure of the Borrower and its subsidiaries, upon closing (the Administrative Agent acknowledges and agrees that such legal, corporate and capital structure set forth in the RSA is satisfactory to the Administrative Agent);

(n) Confirmation of, and adherence to, the Plan (which shall be reasonably satisfactory to the Administrative Agent);

(o) Reasonable satisfaction of the Administrative Agent with the Confirmation Order;

(p) The effective date of the Plan shall have occurred;

(q) After giving effect to closing, the unused Commitments in respect of the Revolving Credit Facility shall be not less than $20.0 million; and

(r) Other customary conditions to be agreed between the Borrower and the Administrative Agent.

On-Going Conditions:	The Closing Date and the making of each extension of credit shall be conditioned upon (a) the making and accuracy of the representations and warranties in the Credit Documentation in all material respects (without duplication of any materiality or material adverse effect qualifiers), (b) there being no default or Borrowing Base deficiency in existence at the time of, or after giving effect to the making of, such extension of credit, (c) the absence of material litigation implicating such extension of credit and the extension of credit not violating applicable law in any material respect, (d) the Credit Parties shall not have any Excess Cash at such time and such Revolving Loan shall not result in the Credit Parties having any Excess Cash, and (e) timely receipt of a customary borrowing request.

V. Documentation

General:	The Credit Documentation shall take the form of amendments and restatements of the prepetition loan documents to preserve lien priority, and will be based on the Prepetition Credit Agreement subject to modifications to reflect certain market updates.

Representations and Warranties:	Usual and customary for facilities of this type including, without limitation:

a) Organization; Powers

b) Authority; Enforceability

c) Approvals; No Conflicts

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d) Financial Condition; No Material Adverse Change

e)  Absence of Material Litigation

f)   Environmental Matters

g)  Compliance with Laws and Agreements; No Defaults

h)  Investment Company Act

i)   Taxes

j)   ERISA

k)  Disclosure; No Material Misstatements

l)   Insurance

m)   Restrictions on Liens

n)  Subsidiaries

o)  Location of Business and Offices

p)  Properties; Titles, Etc.

q)  Maintenance of Properties

r)   Gas Imbalances, Prepayments

s)  Marketing of Production

t)   Swap Agreements and Qualified ECP Guarantor

u)  Use of Loans and Letters of Credit

v)  Solvency

w)   Anti-Corruption Laws and Sanctions

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x) EEA Financial Institutions

y) Security Instruments

Affirmative Covenants:	Usual and customary for facilities of this type including, without limitation:

a) Financial Statements; Other Information

(i) Concurrently with the delivery of each Reserve Report, the Borrower will provide production reports (prepared on a monthly basis) including volumes, revenue and lease operating expenses attributable to the Borrowing Base Properties for such prior twelve month period.

(ii) Within 45 days after the end of each of the first three fiscal quarters of each year, the Borrower’s quarterly consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows, in accordance with GAAP, certified by a financial officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated restricted subsidiaries on a consolidated basis.

(iii) Within 90 days after the end of each fiscal year, the Borrower’s annual consolidated financial statements as described above, in accordance with GAAP, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing or otherwise reasonably approved by the Administrative Agent to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated restricted subsidiaries on a consolidated basis.

(iv) The Borrower’s twelve (12) month cash flow and capital expenditure forecast, not later than April 1st and October 1st of each fiscal year.

(v) Concurrently with the delivery of the financials described in clauses (ii) and (iii), the Borrower will provide a compliance certificate of a financial officer (A) certifying to whether a default has occurred, (B) setting forth calculations confirming the Borrower’s compliance with all financial covenants and (C) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date that affects the financial statements accompanying such certificate.

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(vi) Concurrently with the delivery of each Reserve Report, the Borrower will provide a certificate of a financial officer setting forth a list of all swap agreements of the Credit Parties, the material terms thereof, new credit support agreements, any margin required under any credit support agreement, and the counterparty of each such swap agreement.

(vii) If, at any time, all of the consolidated subsidiaries of the Borrower are not consolidated restricted subsidiaries, concurrently with the delivery of the financials described in clauses (ii) and (iii), a certificate of a financial officer setting forth consolidating spreadsheets that show all of the consolidated unrestricted subsidiaries and the accompanying eliminating entries.

(viii) Other customary reporting requirements including notices of the opening of any deposit account, securities account or commodities account.

b)  Notices of Material Events

c)  Existence; Conduct of Business

d)  Payment of Taxes and other Obligations

e)  Performance of Obligations under the Credit Documentation

f)   Operation and Maintenance of Properties

g)  Insurance

h)  Books and Records; Inspection Rights

i)   Compliance with Laws

j)   Environmental Matters

k)  Further Assurances

l)   Delivery of Reserve Reports as described above in the “Borrowing Base” section (i.e. third party 1/1 report due by 4/1 and internal 7/1 report due by 10/1) along with a customary certificate of a responsible officer in connection therewith; provided, however, that for the avoidance of doubt the reporting requirements set forth in this clause (l) shall commence immediately upon the Closing Date regardless of whether there is a Borrowing Base redetermination scheduled for any particular period.

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m)	Delivery of Satisfactory Title Information with respect to not less than 95%[19] of the total PV-15 value of the oil and gas properties evaluated by the most recent Reserve Report.

n)	Additional Collateral; Additional Guarantors; Delivery of Account Control Agreements

o)	ERISA Compliance

p)	Commodity Exchange Act Keepwell

q)	(i) On the date that is 45 days after the Closing Date (the “Initial Hedging Test Date”), the Borrower or another Credit Party shall have entered into and be party to swap or other hedging agreements with a Lender or affiliate of a Lender hedging notional amounts of crude oil, natural gas, and natural gas liquids, covering not less than, for each calendar month during the period of the first 24 consecutive full calendar months (or, in the case of natural gas liquids, 12 consecutive full calendar months (the “Initial NGL Period”)) following the Initial Hedging Test Date, 50% of the reasonably anticipated production of such crude oil and natural gas, calculated separately, and 50% of the reasonably anticipated revenues from such natural gas liquids, in each case constituting proved oil and gas properties for such calendar month as such anticipated production or revenues, as applicable, are reflected in the most recently delivered Reserve Report, (ii) on or before the date that is 12 months following the Initial Hedging Test Date (the “Second Hedging Test Date”), the Borrower or another Credit Party shall have entered into and be party to swap or other hedging agreements with a Lender or affiliate of a Lender hedging notional amounts of natural gas liquids covering not less than, for each calendar month during the period of the first 12 consecutive full calendar months following the Initial NGL Period, 50% of the reasonably anticipated revenues from such natural gas liquids, in each case constituting proved oil and gas properties for such calendar month as such anticipated revenues are reflected in the most recently delivered Reserve Report; provided, however, that, in the case of the foregoing clauses (i) and (ii), such swap or other

[19]	The Administrative Agent (in its sole discretion) may agree to a lower level not less than 90% if the Borrower can demonstrate that the costs of obtaining 95% coverage exceed the benefits thereof.

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hedging agreements shall have effective floor prices of not less than eighty-five percent (85%) of the closing contract price for the applicable settlement month as quoted on NYMEX as of date such swap or other hedging agreements are entered into, and (iii) within 5 business days following each of the Initial Hedging Test Date and the Second Hedging Test Date, the Borrower will provide a certificate of a financial officer setting forth calculations demonstrating compliance with such minimum hedging requirements hereunder; provided further that, if the Lenders (or any affiliate thereof) are not willing to enter into swap or other hedging agreements on market terms with the Borrower or a Credit Party that are sufficient for the Credit Parties to comply with these minimum hedging requirements, such minimum hedging requirements shall be deemed reduced to be the volumes and tenors for which Lenders or affiliates of Lenders are willing to enter into swap or other hedging agreements with the Borrower or a Credit Party on market terms.

Financial Covenants:	The Credit Documentation will contain the following financial covenants:

Net Leverage Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2021, a ratio of total net debt of the Credit Parties on such date to EBITDAX (as defined below) for the Reference Period (as defined below) ending on such date of not greater than 3.0 to 1.0.

For purposes of such calculation, unrestricted cash on hand of the Credit Parties of up to $30,000,000 may be netted against total debt.

Current Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2021, a current ratio (as defined below) of not less than 1.0 to 1.0.

Asset Coverage Ratio. The Credit Parties’ ratio of Total PDP PV15 (as defined below) to the aggregate principal amount of the outstanding Loans under the Revolving Credit Facility plus the principal amount of outstanding Second Out Term Loans (if any) shall not be less than 1.35 to 1.00 as of the last day of each fiscal quarter occurring during the Borrowing Base Holiday Period.

Minimum Liquidity. The Borrower shall not permit, at any time, the sum of (a) unused Commitments under the Revolving Credit Facility plus (b) the Credit Parties’ unrestricted cash on hand to be less than $17,000,000.

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EBITDAX:	The term “EBITDAX” means, for any period, the sum of Consolidated Net Income (as defined below) for such period and the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (a) interest, (b) income and franchise taxes, (c) depreciation, depletion, amortization, exploration expenses and other similar non-cash charges (including non-cash losses resulting from mark-to-market in respect of swap agreements, non-cash stock based compensation expenses and credit losses recorded pursuant to the current expected credit losses (CECL) model of ASU 2016-13 and non-cash losses from the adoption of fresh start accounting in connection with the consummation of the Plan), (d) losses from asset dispositions (other than hydrocarbons produced in the ordinary course of business) (e) losses, premiums, or fees related to or resulting from the full or partial extinguishment of debt, (f) actual fees and transaction costs incurred by the Credit Parties in connection with any bankruptcy proceedings (whether incurred prior to or following the commencement thereof) and the closing of the Credit Documentation and the transactions occurring on or about the Closing Date (other than severance payments and consulting fees paid to former officers and employees but including any fees and expenses or charges incurred in connection with the implementation of fresh start accounting), (g) (i) any penalties and interest assessed in connection with the collection and remittance of sales tax due pursuant to the 2017 sale of assets to Perdure Petroleum, LLC in an aggregate amount not to exceed $1,000,000 and (ii) any litigation and similar expenses and losses in connection with the Naylor Farms class action lawsuit in an aggregate amount not to exceed $5,000,000, (h) to the extent incurred on or after January 1, 2020, any severance payments, retirement payments, consulting fees, and/or related charges paid or incurred in connection with any retirement, severance, or departure of employees or former employees in an amount not to exceed $4,000,000 in the aggregate during any Reference Period and (i) other one-time items to be mutually agreed in the Credit Documentation, minus all gains from asset dispositions (other than hydrocarbons produced in the ordinary course of business) and gains related to or resulting from the full or partial extinguishment of debt and all non-cash income, in each case added to Consolidated Net Income; provided, however, that for the purposes of calculating EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period the Credit Parties shall have made a material disposition or material acquisition (with materiality thresholds to be agreed in the Credit Documentation), EBITDAX (including Consolidated Net Income) for such Reference Period shall be calculated after giving pro forma effect thereto as if such disposition or acquisition by the Credit Parties occurred on the first day of such Reference Period with such pro forma adjustments being determined in good faith by a financial officer of the Borrower and reasonably acceptable to the Administrative Agent.

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Consolidated Net Income:	The term “Consolidated Net Income” means with respect to the Credit Parties, for any period, the aggregate of the net income (or loss) of the Credit Parties after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which any Credit Party has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Credit Parties in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to any Credit Party; (b) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs.

Current Ratio:	The term “current ratio” means consolidated current assets (excluding non-cash assets under ASC 815 and ASC 410 but including unused Commitments to the extent the conditions to borrowing would be able to be met at such time) of the Credit Parties divided by consolidated current liabilities (excluding non-cash obligations under ASC 815 and ASC 410) of the Credit Parties; provided, however, that the current maturities of long term debt (including the Loans) and non-cash liabilities recorded in connection with stock-based or similar incentive based compensation awards or arrangements shall not be considered consolidated current liabilities for purposes of this ratio.

Total PDP PV15:	The term “Total PDP PV15” means, as of any date of determination, the net present value, discounted at fifteen percent (15%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ collective interest in its proved developed producing oil and gas properties during the remaining expected economic lives of such oil and gas properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved developed producing oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such oil and gas properties, (b) the pricing assumptions used in determining Total PDP PV15 for any oil and gas properties shall be based upon the 30-day average NYMEX strip pricing as of such

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date, adjusted to reflect the Borrower’s and the Guarantors’ swap or other hedging agreements then in effect on an undiscounted MTM basis, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the basis differential in a manner reasonably acceptable to the Administrative Agent, and (d) Total PDP PV15 shall be calculated using the reserve engineering information contained in the Reserve Report most recently delivered to the Administrative Agent prior to the delivery of the compliance certificate in respect of such applicable asset coverage test date, but with such information rolled forward to have an “as of” date that is the calendar day immediately following the applicable asset coverage test date (and the Borrower shall deliver its internal engineering database as so rolled forward to the Administrative Agent together with its applicable compliance certificate in connection with each such asset coverage test).

Negative Covenants:	Usual and customary for facilities of this type including, without limitation:

a) Limitations on Debt

b) Limitations on Liens

c) Limitations on Restricted Payments

d) Limitations on Investments, Loans and Advances

e) Nature of Business; No International Operations

f) Limitation on Operating Leases

g) Proceeds of Loans

h) ERISA Compliance

i) Sale or Discount of Receivables

j) Mergers, Etc.

k) Sale of Properties and Termination of Swap Agreements

l) Environmental Matters

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m) Transactions with Affiliates

n) Subsidiaries

o)  Negative Pledge Agreements; Dividend Restrictions

p)  Gas Imbalances, Take-or-Pay or Other Prepayments

q)  Limitations on Swap Agreements (as described below)

r)   Amendments of Organizational Documents

s)  Changes in Fiscal Year

t)   Marketing Activities

u)  Non-Qualified ECP Guarantors

v)  Holding Company covenant for the Borrower

w)   Amendments and Prepayments of Permitted Second Lien Debt, Second Out Term Loans and Permitted Additional Debt; provided that there will be no voluntary prepayments of Second Out Term Loans permitted until payment in full of the Revolving Loans and termination of all Commitments under the Revolving Credit Facility

Limitations on Commodity Swap Agreements:

Limitations on commodity swap arrangements include:

☐ Limited to 60 months in duration.

☐ Notional volumes of not more than, at the time such swap agreement is entered into, (a) for each calendar month during the period of the first 24 consecutive full calendar months following the date such swap agreement is entered into (the “Initial Test Period”), 85% and (b) for each calendar month during the 36 month period following Initial Test Period, 75%, in each case, of reasonably anticipated production from proved reserves of crude oil, natural gas and natural gas liquids (calculated separately), as set forth in the most recently delivered Reserve Report. If, after the end of any calendar quarter, commencing with the first calendar quarter ending after the Closing Date, the Borrower determines that the aggregate weighted average of the notional volumes of all swap agreements in respect of commodities for such calendar quarter (other than basis differential

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swaps on volumes already hedged pursuant to other swap agreements) exceeded 100% of actual production of hydrocarbons in such calendar quarter, then the Borrower (i) shall promptly notify the Administrative Agent of such determination and (ii) shall, within 45 days of such determination, terminate (only to the extent such terminations are permitted pursuant to the asset sale and hedge unwind negative covenant), create off-setting positions, or otherwise unwind or monetize (only to the extent such unwinds or monetizations are permitted pursuant to the asset sale and hedge unwind covenant) existing swap agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

☐ The hedge provider must be (a) a Lender (or affiliate of a Lender), (b) a counterparty with minimum A3 or A- ratings to which no Credit Party provides any collateral, or (c) Shell, BP, Cargill or another party reasonably satisfactory to the Administrative Agent (a “Third Party Hedge Provider”) so long as, in the case of this clause (c), such party is party to a customary hedge intercreditor agreement with the Administrative Agent that is reasonably acceptable to the Administrative Agent (a “Third Party Hedge Intercreditor Agreement”).

☐ All purchased put options or price floors for hydrocarbons shall be excluded for purposes of the foregoing volume limitations on commodity swaps.

Events of Default:	Usual and customary for facilities of this type including, without limitation:

a) Nonpayment of principal or a reimbursement obligation owing under the Credit Documentation when due

b) Nonpayment of interest, fees or other amounts within three Business Days of due date

c) Material inaccuracy of a representation or warranty

d) Violation of negative covenants and certain affirmative covenants with no cure period

e) Violation of other covenants, conditions or agreements with 30-day cure period after the occurrence thereof

f) Cross-default to material indebtedness

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g) Bankruptcy events

h) Judgment defaults

i) Actual or asserted invalidity of any Credit Documentation or non-perfection of any security interest

j) ERISA event

k) Change of control

Waterfall:

All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of any of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Revolving Loans, Letter of Credit disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and obligations under Secured Swap Agreements;

(v) fifth, pro rata to any other indebtedness and other obligations secured by the Credit Documentation, other than the Second Out Term Loans;

(vi) sixth, to serve as cash collateral to be held by the Administrative Agent to secure the remaining Letter of Credit exposure;

(vii) seventh, to principal in respect of the Second Out Term Loans; and

(viii) eighth, any excess, after all of the indebtedness and other obligations secured by the Credit Documentation shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any governmental requirement.

Junior Lien Intercreditor Agreement:	Usual and customary including: • 180 day standstill

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•  First Lien cap (on principal and letters of credit only) equal to 115% of the sum of (i) the amount of the Borrowing Base under the Credit Agreement at such time plus (ii) the amount of any Borrowing Base deficiency at such time plus (iii) the amount of Second Out Term Loans outstanding at such time. The “Borrowing Base” under the Agreement will at all times be not more than a conforming traditional commercial banking borrowing base for oil and gas secured loan transactions, as determined by the Exit Facility Revolving Lenders in accordance with their normal oil and gas lending criteria as they exist at the particular time and in accordance with the Credit Agreement, including customary mechanisms for periodic redeterminations thereof.

•  Certain limitations on amendments to Permitted Second Lien Debt but no limitations on amendments to the Credit Agreement

•  Identical (subject to conforming changes) collateral and security instruments (to be based on first lien security documents)

•  Automatic release of second liens upon release of same collateral by first lien Administrative Agent (to the extent such collateral was permitted to be sold under the Permitted Second Lien Debt documentation)

•  Second lien holders prohibited from contesting or proposing a DIP Credit Agreement without consent of Administrative Agent except that (a) they may propose a DIP financing that would repay the Exit Facility in full in cash and (b) they may propose a DIP financing that is junior in priority to the Exit Facility in the event that the Lenders have declined to propose a DIP financing or failed to timely propose a DIP financing (such timing to be agreed in the intercreditor agreement)

Voting:	Simple waivers and amendments to be subject to the approval of Exit Facility Revolving Lenders holding a majority (>50%) of the aggregate amount of the Revolving Loans, participations in Letters of Credit and unused Commitments under the Revolving Credit Facility (the “Majority Lenders”). Decreases and reaffirmations of the Borrowing Base subject to the approval of the Required Exit Facility Revolving Lenders. The consent of all Exit Facility Revolving Lenders will be required for increases in the Borrowing Base and amendments to Borrowing Base provisions that result in an increase in the Borrowing Base.

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The consent of all Lenders affected thereby will be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest or fees, (c) extensions of scheduled maturities or times for payment, and (d) releases of all or substantially all of the value of the collateral or guarantees (other than in connection with transactions permitted pursuant to the financing documentation).

The consent of all Exit Facility Revolving Lenders will be required with respect to (a) modifications to the voting percentages and pro rata provisions, (b) any waiver of any initial condition precedent, (c) changes to the description of the obligations secured or the priority of payments after an event of default and (d) certain other customary 100% vote amendments.

Assignments and Participations:	Usual and customary

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided, however, that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	Usual and customary

Governing Law:	State of New York

Bail-In and QFC Provisions:	Usual and customary

Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

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ANNEX I

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate, plus the Applicable Margin or (b) the Adjusted LIBO Rate, plus the Applicable Margin.

As used herein:

“Alternate Base Rate” means the highest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% and (c) the Adjusted LIBO Rate applicable for an interest period of one month plus 1.00%.

“Adjusted LIBO Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months appearing on LIBOR01 Page published by Reuters; provided, however, that if the Adjusted LIBO Rate is at any time less than zero, the Adjusted LIBO Rate shall be deemed to be zero.

The “Applicable Margin” and “Commitment Fee”, for purposes of determining the applicable interest rate for the Loans (including, for the avoidance of doubt, the Second Out Term Loans), will be determined based upon the Borrowing Base Utilization (as defined below) then being utilized, as follows:

Borrowing Base Utilization	≤25%	>25% and ≤50%	>50% and ≤75%	>75% and ≤90%	>90%
LIBOR Margin	3.50%	3.75%	4.00%	4.25%	4.50%
ABR Margin	2.50%	2.75%	3.00%	3.25%	3.50%
Commitment Fee	.500%	.500%	.500%	.500%	.500%

“Borrowing Base Utilization” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the principal amount of Revolving Loans and the Letters of Credit outstanding on such day, and the denominator of which is the Borrowing Base in effect on such day.

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“ABR Loans” means Loans bearing interest based upon the Alternate Base Rate.

“Eurodollar Loans” means Loans bearing interest based upon the Adjusted LIBO Rate.

The Credit Documentation will contain customary LIBOR replacement language.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate per annum set forth above on the average daily unused portion of the Borrowing Base, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a fee on the face amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility. Such fee shall be shared ratably among the Exit Facility Revolving Lenders and shall be payable quarterly in arrears.

A fronting fee in an amount equal to 0.125% per annum on average daily face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Upfront Fees:	Payable on the Closing Date for the benefit of the Exit Facility Revolving Lenders in an amount for each such Exit Facility Revolving Lender equal to the sum of 0.40% of such Exit Facility Revolving Lender’s final allocated commitment to the initial Borrowing Base on the Closing Date.

Default Rate:	If (a) any principal of or interest on any Loan or any fee or other amount payable by the Credit Parties under the Credit Documentation is not paid when due, whether at stated maturity, upon acceleration or otherwise, or upon a bankruptcy event of default, such overdue amount shall automatically bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to (i) in the case of principal, such Eurodollar Loans or ABR Loans or (ii) in the case of fees and other obligations, ABR Loans (including the Applicable Margin) and (b) any other Event of Default is outstanding and the Majority Lenders so elect, then all outstanding Loans or any other

25

fee or other amount payable by the Credit Parties under the Credit Documentation that is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base deficiency, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to (i) in the case of principal, such Eurodollar Loans or ABR Loans or (ii) in the case of fees and other obligations, ABR Loans (including the Applicable Margin).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT D1

New Second Lien Notes

Summary of Principal Terms

Issuer:	Chaparral Energy, Inc. (or its reorganized successor, the “Company”).

Notes:	9%/13% Second Lien Secured Convertible PIK Toggle Notes (the “New Second Lien Notes”).

Consideration:	New Second Lien Notes in an original aggregate principal amount equal to $35,000,000 will be sold at par to Rights Offering Participants in the Rights Offering and, to the extent not sold in the Rights Offering, to the Backstop Parties pursuant to the Backstop Agreement.

Use of Proceeds:	The proceeds of the New Second Lien Notes shall be used to fund certain payments and distributions under the Plan and provide the Debtors with working capital for their post-Effective Date operations and for other general corporate purposes.

Maturity:	The New Second Lien Notes will mature on the earlier of (i) May 31, 2025 and (ii) the date that is fifty-two (52) months after the Effective Date (the “Maturity Date”).

Interest Rate:	9.0% per annum, payable in cash on a quarterly basis, or, at the Company’s election, 13% per annum, payable in kind on a quarterly basis (the “Interest Rate”). In addition, the Company may elect to pay such interest through a combination of cash and in kind, in each case, at the applicable Interest Rate in respect of the proportions of principal with respect to which interest is being paid in cash or in kind, as the case may be. All interest shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months.

Default Rate:	Upon the occurrence and during the continuance of an event of default under the New Indenture, all principal, interest, premium, fees and other amounts shall bear interest at the applicable Interest Rate plus 2.0% per annum.

[1]	Terms defined in the Restructuring Support Agreement to which this Term Sheet is attached as Exhibit D shall have the respective meanings when used herein unless otherwise defined herein.

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Amortization:	No principal amortization will be required prior to maturity (other than otherwise described herein).

Payment at Maturity:	At maturity, principal and accrued and unpaid interest, fees and premiums will be payable in cash in full.

Guarantees:	The New Second Lien Notes and all obligations under the other New Second Lien Notes Documents will be unconditionally guaranteed on a joint and several basis by (i) each direct and indirect domestic subsidiary of the Company, and (ii) any other party guaranteeing obligations under the Exit Facility (collectively, the “Guarantors”), which guarantees shall be guarantees of payment and performance and not of collection.

Collateral:	Collateral shall be the same as the collateral securing the obligations under the Exit Facility and on a second lien basis, subject to an intercreditor agreement satisfactory to the holders of the New Second Lien Notes.

Conversion Rate:	The New Second Lien Notes shall be convertible at a conversion rate per $1.00 of New Second Lien Notes being converted such that the original aggregate principal amount of the New Second Lien Notes is convertible into 50% of the total shares of New Common Stock (as defined in the Plan) issued and outstanding as of the Effective Date (after giving effect to such conversion), subject to adjustment as described below under “Anti-Dilution Protection” (as adjusted, the “Conversion Rate”). For the avoidance of doubt, if the New Second Lien Notes were converted in full on the Effective Date, the total shares of New Common Stock that would be issued in respect of such conversion would equal 50% of the total number of issued and outstanding shares of New Common Stock on a fully-diluted basis after giving effect to such conversion, subject to dilution by the Management Incentive Plan (as defined in the Plan).

Conversion Rights:	At any time and from time to time, each holder of New Second Lien Notes shall have the right to convert all or any portion of its New Second Lien Notes at such holder’s option into a number of shares of New Common Stock equal to the product of (a) the amount of principal of New Second Lien Notes being converted (including all interest that has previously been paid in kind by increasing the principal amount of the New Second Lien Notes), and all accrued and unpaid interest on such principal amount being converted, multiplied by (b) the Conversion Rate then in effect.

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Anti-Dilution Protection:	The New Second Lien Notes will have customary anti-dilution protection provisions for public market convertible securities, including, for the avoidance of doubt, stock splits and similar events (other than with respect to New Common Stock or other equity securities issued in connection with a Management Incentive Plan).

Interest Make-Whole Premium:	Upon any New Second Lien Notes becoming payable (i) pursuant to (x) an acceleration (whether pursuant to an event of default, by operation of law or otherwise) or (y) a bankruptcy or insolvency event (an “Interest Make-Whole Trigger Event”) and/or (ii) upon any payment, repurchase, redemption (other than a Change of Control Redemption (as defined below)) or purchase of any New Second Lien Notes by the Company or any affiliate after the occurrence of an Interest Make-Whole Trigger Event, the holder(s) of such New Second Lien Notes becoming due pursuant to such an Interest Make-Whole Trigger Event, or being paid, repurchased, redeemed or purchased in connection therewith, shall be entitled to receive a make-whole premium (the “Interest Make Whole Premium”) with respect to such New First Lien Notes in an amount equal to the sum of the value (as set forth in the immediately succeeding sentence) of all interest payments that would have been payable on the principal amount of such New First Lien Notes becoming due pursuant to an acceleration, or being paid, repurchased, redeemed or purchased (including all interest that has previously been paid in kind by increasing the principal amount of the New Second Lien Notes and any interest that would have been payable on interest that would have been added to such principal) from the last interest payment date on which interest was paid on such New Second Lien Notes immediately prior to the date of such Interest Make-Whole Trigger Event through, and including, the Maturity Date as though such New Second Lien Notes had remained outstanding through the Maturity Date. The Interest Make-Whole Premium shall be calculated on a net present value basis as of the date of such Interest Make-Whole Trigger Event using a discount rate equal to the yield to maturity as of such date of United States Treasury securities with a constant maturity that has become publicly available at least two business days prior to such date most nearly equal to the period from such date to the Maturity Date, plus 50 basis points. The Interest Make-Whole Premium shall be paid in cash.

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Change of Control:

Upon a Change of Control (to be defined in the New Indenture), the Company will be required to make an offer (the “Change of Control Offer”) to purchase any and all outstanding New Second Lien Notes for cash at a purchase price equal to 100% of the then-outstanding New Second Lien Notes (including any interest previously paid by increasing the principal amount), plus all accrued and unpaid interest, if any, to the date of purchase. In the event that at least a certain percentage (such percentage to satisfactory to the Requisite Backstop Parties) of the aggregate principal amount of the outstanding New Second Lien Notes are tendered and accepted in a Change of Control Offer, then the Company shall have the right, subject to terms and conditions acceptable to the Requisite Backstop Parties and the Company, to elect to redeem all (but not less than all) of the New Second Lien Notes that were not tendered in the Change of Control Offer at a redemption price equal to 100% of the then-outstanding New Second Lien Notes (including any interest previously paid by increasing the principal amount), plus all accrued and unpaid interest, if any, to the date of redemption (a “Change of Control Redemption”).

In the event that at least a certain percentage (such percentage to satisfactory to the Requisite Backstop Parties) of the aggregate principal amount of the outstanding New Second Lien Notes are converted into shares of New Common Stock after notice of a Change of Control has been delivered to holders of New Second Lien Notes in accordance with the New Indenture, the Company shall have the right, subject to terms and conditions acceptable to the Requisite Backstop Parties and the Company as set forth in the New Indenture, to elect to cause all New Second Lien Notes that have not been so elected for conversion to be converted into shares of New Common Stock at the Conversion Rate then in effect.

Mandatory Conversion:	All outstanding New Second Lien Notes shall automatically convert to New Common Stock at the election of the holders of a majority of the outstanding principal amount of the New Second Lien Notes.

Optional Redemption:	Except as set forth above under the heading “Change of Control”, the Company shall have no ability to optionally redeem any or all New Second Lien Notes prior to maturity.

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Representations and Warranties:	The New Indenture will contain representations and warranties that are acceptable in all respects to the Requisite Backstop Parties.

Covenants:

The New Indenture will contain affirmative, negative and financial covenants that are acceptable in all respects to the Requisite Backstop Parties and the Company, and which shall be no more restrictive than the Exit Facility.

The New Indenture will also include a covenant that the Company’s liquidity (as defined in the New Indenture) shall not be below $20,000,000; provided, however, that the only consequence of a breach of this covenant is that interest payments shall be payable in kind.

Events of Default:	The New Indenture shall contain events of default for that are acceptable in all respects to the Requisite Backstop Parties and the Company, and which shall be no more restrictive than the Exit Facility.

Defeasance and Discharge Provisions:	The New Indenture shall contain customary defeasance and discharge provisions for convertible debt securities that are acceptable to the Requisite Backstop Parties and the Company.

Modification:	The New Indenture shall contain customary modification provisions for convertible debt securities that are acceptable in all respects to the Requisite Backstop Parties and the Company.

Indemnification:	The New Indenture shall contain indemnities and tax gross-up provisions that are acceptable in all respects to the Company and the Requisite Backstop Parties.

Governing Law:	New York.

Trustee:	To be selected by the Requisite Backstop Parties and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Collateral Agent:	To be selected by the Requisite Backstop Parties and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed).

This term sheet is not intended to be all-inclusive. Any terms and conditions that are not specifically addressed in this Summary are subject to further negotiations among the parties.

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EXHIBIT E

REORGANIZED CHAPARRAL

GOVERNANCE TERM SHEET

This Governance Term Sheet (this “Term Sheet”) summarizes certain material terms in respect of the corporate governance of Reorganized Chaparral (as used herein, the “Company”) to be reflected in the New Governance Documents (as defined below) as of the Plan Effective Date, and is not an exhaustive list of all terms that will apply in respect of the corporate governance of the Company. Without limiting the generality of the foregoing, this Term Sheet and the terms and undertakings set forth herein are subject in all respects to the negotiation, execution and delivery (as applicable) of definitive documentation. Capitalized terms used but not otherwise defined in this Term Sheet shall have the respective meanings given to them in the Restructuring Support Agreement, dated as of August 15, 2020 (the “RSA”), by and among CEI and the other Company Parties and Consenting Creditors party thereto.

Corporate Structure:	The Company shall be a Delaware corporation and may, but need not be, Chaparral Energy, Inc. (“CEI”), as reorganized pursuant to the Plan.

Governance Documents:	As of the Plan Effective Date, pursuant to the Plan, (a) the certificate of incorporation of the Company shall be in substantially the form to be filed as part of the Plan Supplement (the “New Charter”), (b) the bylaws of the Company shall be in substantially the form to be filed as part of the Plan Supplement (the “New Bylaws”), (c) the Company and each person or entity that receives (or is entitled to receive) New Equity Interests on the Plan Effective Date shall enter into (or, as applicable, shall be deemed to have entered into) a stockholders agreement, in substantially the form to be filed as part of the Plan Supplement (the “Stockholders Agreement”), and (d) the Company and the RRA Equity Holders (as defined below) shall enter into a registration rights agreement, as more fully described below, in substantially the form to be filed as part of the Plan Supplement (the “Registration Rights Agreement”). The New Charter, the New Bylaws, the Stockholders Agreement, and the Registration Rights Agreement (collectively, the “New Governance Documents”) will collectively reflect, without limitation, the terms set forth in this Term Sheet. The New Charter shall prohibit the issuance of non-voting equity securities, to the extent required pursuant to Section 1123(a)(6) of the Bankruptcy Code.

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New Equity Interests:	The New Charter shall provide for a single class of common stock (as the “New Equity Interests” under the RSA), which shall be voting stock entitled to one vote per share. The New Equity Interests shall be issued in uncertificated book-entry direct registration form, except that if and to the extent (and only to such extent) requested by the Required Backstop Parties (as defined in the Backstop Commitment Agreement) in their sole discretion, the Company shall use reasonable best efforts to cause the New Equity Interests issued under Section 1145 (as defined below) to be issued through the facilities of The Depository Trust Company (DTC). The New Governance Documents shall prohibit any sales or other transfers of New Equity Interests that would cause the number of holders of record of any class of the Company’s equity securities to exceed the applicable thresholds for registration under Section 12(g) of the Exchange Act or (if applicable) for the Company’s being required to file reports pursuant to Section 15(d) of the Exchange Act, and shall include restrictions reasonably designed to prevent the number of holders of record from reaching such thresholds. The Warrant Agreements shall require that (a) all New Equity Interests issued pursuant to the exercise of New Warrants be issued in uncertificated book-entry direct registration form and (b) as a condition precedent to such issuance, the recipient of such shares (if not already a party thereto) shall deliver to the Company a duly executed joinder pursuant to which it agrees to become a party to the Stockholders Agreement. The New Convertible Notes Indenture shall prohibit the issuance of New Equity Interests pursuant to any conversion of New Convertible Notes that would result in the number of holders of record of any class of the Company’s equity securities to exceed such thresholds, and the New Convertible Notes Indenture shall include restrictions reasonably designed to prevent the number of holders of record from reaching such thresholds.

Securities Law Matters:	All New Equity Interests and New Warrants issued in respect of claims under the Plan will be issued under the Securities Act registration exemption provided by Section 1145 of the Bankruptcy Code (“Section 1145”), except to the extent issued to any holder who is an “underwriter” as defined in Section 1145(b). The New Equity Interests and New Warrants issued under the Plan that are not covered by Section 1145, if any, and the New Equity Interests issued as the Put Option Premium (as defined in the Backstop Commitment Agreement) will be issued under Section 4(a)(2) of the Securities Act and/or another available exemption from the Securities Act registration requirements. The New Convertible Notes issued in the Rights Offering or pursuant to the Backstop Commitment Agreement, will be issued under Section 4(a)(2) of the Securities Act and/or another available exemption from the Securities Act registration requirements.

The New Equity Interests will not be registered under Section 12 of the Exchange Act, and the Company will not be required to file reports with the SEC pursuant to Section 15(d) of the Exchange Act (except that it may continue to file such reports with respect to the fiscal year ending December 31, 2020). If at any time following the Effective Date the

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Company is required to register the New Equity Interests under Section 12(g) of the Exchange Act because the number of holders of record exceeds any of the applicable thresholds, the Company shall provide a minimum of thirty (30) days prior written notice of such registration to all holders of New Equity Interests and New Convertible Notes, and the Company shall not otherwise register any class of equity interests under Section 12 of the Exchange Act at any time prior to consummation of a Qualified Public Offering (to be defined in the Stockholders Agreement). The New Equity Interests will not be listed on the New York Stock Exchange, NASDAQ or any other stock exchange.

Board of Directors:	The New Charter shall fix the size of the Company’s Board of Directors (the “Board”), as of the Plan Effective Date, at seven (7) directors (each, a “Director”). The initial Directors, as of the Plan Effective Date (collectively, the “Initial Directors”), shall include (i) two (2) Directors selected by Millstreet Capital Management LLC (“Millstreet”), at least one of whom must be independent, (ii) one Director selected by Avenue Energy Opportunities Fund, L.P. (“Avenue”), (iii) one Director selected by Amzak Capital Management, LLC (“Amzak”), (iv) one independent Director selected by Millstreet, Avenue and Amzak, (v) one independent Director selected by the Ad Hoc Group of Noteholders (the “At-Large Director”),[1] and (vi) the CEO Director (as defined below). The term of each Director shall continue until the election and qualification of his or her successor or, if applicable, such Director’s earlier death, resignation or removal.

From and after the Plan Effective Date, the Board shall be comprised as follows:

•   For so long as Millstreet and its Affiliates and Related Funds (collectively, the “Millstreet Stockholders”) own, in the aggregate, (a) at least 50% of the Total New Equity Interests (as defined below) that the Millstreet Stockholders received or were entitled to receive on the Plan Effective Date, Millstreet shall have the right to select two (2) Directors, and (b) at least 25% (but less than 50%) of the Total New Equity Interests that the Millstreet Stockholders received or were entitled to receive on the Plan Effective Date, Millstreet shall have the right to select one (1) Director;

•   For so long as Avenue and its Affiliates and Related Funds (collectively, the “Avenue Stockholders”) own, in the aggregate, at least 50% of the Total New Equity Interests that the Avenue Stockholders received or were entitled to receive on the Plan Effective Date, Avenue shall have the right to select one (1) Director;

[1]

Note to Draft: References herein to any matter being decided by the Ad Hoc Group of Noteholders shall mean, as applicable (except as expressly provided otherwise), members of the Ad Hoc Group of Noteholders holding, in the aggregate, more than 50% of the aggregate principal amount of the Notes Claims held by all members of the Ad Hoc Group of Noteholders.

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•   For so long as Amzak and its Affiliates and Related Funds (collectively, the “Amzak Stockholders”) own, in the aggregate, at least 50% of the Total New Equity Interests that the Amzak Stockholders received or were entitled to receive on the Plan Effective Date, Amzak shall have the right to select one (1) Director;

•   For so long as the foregoing Designating Stockholders, in the aggregate, have Director Designation Rights with respect to at least two (2) Director seats, they shall have the right to jointly select one (1) independent Director;

•   At the first annual meeting of the Company’s stockholders following the Plan Effective Date and thereafter, the At-Large Director shall be nominated and elected by the Company’s stockholders in accordance with the New Bylaws; and

•   At all times the individual then serving as the Company’s Chief Executive Officer (the “CEO”), if any, shall automatically be a Director (the “CEO Director”), provided, however, that any such individual’s status as a Director shall automatically terminate upon his or her ceasing to be the CEO.

The Director selection rights described in the first four bullets above shall include the exclusive right to nominate, remove and replace the applicable Director(s) and to fill vacancies with respect to the applicable Director seat(s) (collectively, the “Director Designation Rights”), and the Stockholders Agreement shall require that the parties thereto take such actions, and the stockholders party thereto vote all their New Equity Interests, as required to give effect to the Director Designation Rights. A Designating Stockholder may assign its Director Designation Rights to the transferee in connection with a transfer of 100% of the New Equity Interests and New Convertible Notes that such Designating Stockholder received on the Plan Effective Date, and may assign its Director Designation Right with respect to one Director seat to the transferee in connection with any transfer of New Equity Interests and/or New Convertible Notes representing at least 10% of the Total New Equity Interests. As used herein:

• “Designating Stockholders” means, collectively, the Millstreet Stockholders, the Avenue Stockholders and the Amzak Stockholders, in each case for so long as they have a Director Designation Right.

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• “Equity Holder” means a holder of New Equity Interests or New Convertible Notes.

•   “Significant Stockholder” means an Equity Holder that was a Backstop Party (as defined in the Backstop Commitment Agreement) and holds (together with its Affiliates and Related Funds), at the time of determination, at least the lesser of (i) 5% of the Total New Equity Interests and (ii) 50% of the Total New Equity Interests that such Equity Holder (together with its Affiliates and Related Funds) received or was entitled to receive on the Plan Effective Date.

•   “Total New Equity Interests” shall mean, at any time of determination, the sum of (x) the New Equity Interests outstanding at such time plus (y) the New Equity Interests issuable upon conversion of all New Convertible Notes outstanding at such time, and for any holder of New Equity Interests and/or New Convertible Notes (an “Equity Holder”), such Equity Holder’s percentage of the Total New Equity Interests shall be calculated based on the New Equity Interests then held by such Equity Holder and the New Equity Interests issuable upon conversion of all New Convertible Notes then held by such Equity Holder.

Director Elections and Vacancies:	At each annual meeting of the stockholders, Directors (other than the CEO Director) shall, subject to the Director Designation Rights, be elected by a plurality vote of the holders of New Equity Interests. In the event of the death, resignation or removal of any Director (other than the CEO Director) or if there is a vacancy on the Board (other than the CEO Director) for any other reason, a replacement Director shall, subject to the Director Designation Rights, be promptly elected by a majority of the Directors then in office, to serve until the end of the then-current term for the Director seat. The Company’s stockholders shall also have the right to fill any such vacancy, subject to the Director Designation Rights, by a plurality vote of the holders of New Equity Interests at an annual or special meeting of the stockholders or by written consent of the holders of a majority of the outstanding New Equity Interests.

Removal of Directors:	Any Director may be removed from the Board at any time, with or without cause, subject to the Director Designation Rights, by stockholders holding, in the aggregate, a majority of the outstanding New Equity Interests, either by written consent or by the affirmative vote of such stockholders at a duly convened stockholder meeting (“Majority Stockholder Approval”).

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Board Meetings:	The Board shall hold regularly scheduled meetings at least once per calendar quarter. In addition, the Chairman, the CEO or any two (2) Directors may call a special Board meeting at any time. Any meeting of the Board (or of any Board Committee or Subsidiary Governing Body) may be held in person or by conference call or through the use of any other means of remote communication permitted by the DGCL by which all Directors participating in the meeting can hear each other at the same time (“Remote Communication”); provided, however, that for any such meeting held in person, reasonable provision shall also be made to allow any Directors who wish to do so to participate in such meeting by conference call or other means of Remote Communication, and any Director participating through such means of communication shall be deemed to be present in person at such meeting.

Board Voting; Quorum:	A quorum for meetings of the Board will require the attendance of a majority of the Directors then in office. The vote of a majority of the Directors present at a Board meeting at which a quorum is present shall be the act of the Board, except as provided under “Key Decisions” below, or as otherwise required by an express provision of the DGCL or otherwise applicable law in which case such express provision shall govern and control. In addition, the Board may take action by the unanimous written consent of all Directors then in office.

Key Decisions:	Notwithstanding the foregoing, the Company shall not take, and shall not cause or permit any of its subsidiaries to take, any of the following actions without first obtaining Board approval by the affirmative of at least a majority of the total number of Directors then in office (or by unanimous written consent of all Directors then in office):

(a)   a direct or indirect sale or other disposition (whether by way of equity sale, asset sale, lease, merger, consolidation or otherwise), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole (other than to the Company or a wholly-owned direct or indirect subsidiary thereof;

(b) the dissolution, liquidation and/or winding up of the Company;

(c) any material amendment or modification to the Company’s certificate of incorporation or bylaws;

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(d) any change to the size of the Board;

(e) incurrence of indebtedness by the Company and/or any of its subsidiaries (any of the foregoing, a “Company Entity”) in a principal amount greater than $50,000,000;

(f) hiring or firing the CEO;

(g) declaring or making dividends or distributions to, or redeeming or repurchasing shares from, stockholders of the Company;

(h)   any acquisition, disposition or sale of assets by any Company Entity outside the ordinary course of business for a purchase price that exceeds $50,000,000 (other than an acquisition from, or disposition or sale to, a wholly-owned direct or indirect subsidiary); and

(i) adoption of any equityholder rights plan, share purchase rights plan, poison pill or similar plan which is designed to impede the acquisition of a block of the New Equity Interests in excess of a specified threshold.

Board Compensation:	Directors who are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”) shall be entitled to such market-rate compensation (which may include future equity awards) from the Company as may be determined by the Required Backstop Parties prior to the Plan Effective Date, and shall otherwise be entitled to receive market-rate compensation (which may include future equity awards), as determined by the Required Backstop Parties and the Company, subject to Majority Stockholder Approval. Any equity awards granted to Directors shall be in addition to those provided under the MIP (as defined under the Plan). All Directors will be reimbursed by the Company for reasonable and documented expenses related to their service as a Director, and will be entitled to customary indemnification/advancement and exculpation provisions and directors’ and officers’ liability insurance coverage.

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Chairman of the Board:	The initial Chairman of the Board (the “Chairman”), as of the Plan Effective Date, shall be selected by Millstreet, Avenue and Amzak from among the Initial Directors. Thereafter, the Chairman shall be elected annually by a majority vote of the whole Board. The Chairman must be a Director.

Board Committees:	The Board may, by majority vote of the whole Board, establish one or more committees of the Board to exercise the powers of the Board, subject to the limitations set forth in the Delaware General Corporation Law (the “DGCL”). The New Charter shall designate the initial committees of the Board, and the members of such committees shall be appointed from time to time by the Board.

Subsidiary Boards:	The composition of the board of directors, board of managers or other governing body of any wholly-owned subsidiary of the Company (each, a “Subsidiary Governing Body”) shall, unless otherwise determined by the Required Backstop Parties prior to the Plan Effective Date, be the same as that of the Board, except any wholly-owned subsidiary of the Company which is either (i) a limited liability company that is managed by its members, (ii) a limited partnership that is managed by its general partner, or (iii) required by law or contract to have a different composition.

Stockholder Meetings:	Special meetings of the stockholders may be called by the Board, by the CEO, or by the Secretary of the Company at the written request of stockholders holding, in the aggregate, at least 50% of the total outstanding New Equity Interests. The New Bylaws shall include notice and other procedural requirements for meetings of the stockholders (e.g., place, date, hour, record date for determining stockholders entitled to vote, means of remote communication), including procedures for nominating Directors.

Stockholder Voting:	The holders of New Equity Interests may take action at a duly convened meeting of the Company’s stockholders at which a quorum is present. In addition, any action that may be taken by holders of New Equity Interests at a stockholders meeting may also be taken by written consent of such holders without a meeting. Any such action by written consent shall require the written consent of stockholders that own or hold at least the same percentage of New Equity Interests that would be required to take such action at a stockholder meeting at which all then-issued and outstanding New Equity Interests entitled to vote thereon were present and voted.

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Related Party Transactions:	No Company Entity shall enter into or consummate a Related Party Transaction (as defined below), and shall not cause or permit any of its subsidiaries to do so, unless the Related Party Transaction shall have been approved by a majority of the disinterested Directors then in office. In addition, with respect to any Related Party Transaction involving total payments or value (as determined by the disinterested Directors) of more than $5,000,000 (a) such disinterested Directors shall have obtained, prior to such approval, a fairness opinion with respect to such Related Party Transaction from a nationally recognized investment banking or valuation firm or (b) the Related Party Transaction shall have been approved by holders of a majority of the outstanding New Equity Interests held by disinterested stockholders. As used herein:

•   “Related Party” means: (i) a Director or a member of a Subsidiary Governing Body, or an executive officer of a Company Entity (or a member of the immediate family of any such person); (ii) any company or other entity (other than a Company Entity) of which a person described in clause (i) is a partner, director or executive officer; (iii) any person that beneficially owns, or otherwise controls (or shares control of), at least 10% of the outstanding New Equity Interests or the voting power with respect thereto, or that is an affiliate of any such person; or (iv) any director or executive officer of a person described in clause (iii) (or a member of the immediate family of any such director or executive officer).

•   “Related Party Transaction” means any transaction or series of related transactions, or any agreement or arrangement, between a Company Entity, on the one hand, and a Related Party (as defined below), on the other hand; provided, however, that none the following shall constitute a Related Party Transaction: (i) the purchase of conventional insurance products from national insurance companies for the benefit of the Company and its Subsidiaries in the ordinary course of the Company’s business; (ii) dividend payments or distributions to holders of the New Equity Interests approved by the Board; (iii) the payment of reasonable and customary compensation and fees to, and indemnities provided for the benefit of, and reimbursement of expenses incurred by, officers, directors, employees or consultants of any Company Entity in the ordinary course of the Company’s business, in each case, as approved by the Board; (iv) employment agreements, benefit plans (including a management incentive plan) and similar arrangements for employees and directors of any

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Company Entity (including the issuance of New Equity Interests or other equity interests thereunder) which, in each case, are approved by the Board; (v) advances and loans to officers, employees or consultants of any Company Entity in an amount less than $100,000 in the aggregate outstanding at any time, in each case, in connection with the anticipated incurrence of business expenses by such officers, employees or consultants or the relocation of such officers, employees or consultant in connection with such individual’s services to the Company; (vi) transactions with Related Parties that were the subject of a competitive bidding process involving multiple third-party bidders in the ordinary course consistent with past practice; and (vii) transactions wholly between or among two or more Company Entities.

Preemptive Rights:	If at any time after the Plan Effective Date the Company or any of its subsidiaries proposes to issue New Equity Interests or other equity securities (including preferred equity), or any options, warrants, rights or other securities that are convertible into, or exchangeable or exercisable for, any New Equity Interests or other such equity securities (any of the foregoing, “Additional Equity Securities”), each stockholder that at the time of such offering is a Significant Stockholder (as defined below) and is an “accredited investor” (as defined in Section 501 of Regulation D of the Securities Act) or a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) shall have the right to participate in such offering on a pro rata basis, based on such stockholder’s pro rata share of the Total New Equity Interests, subject to customary exceptions including for Additional Equity Securities issued pursuant to the Plan, or as purchase price consideration in acquisitions approved by the Board, or upon exercise of any or all of the New Warrants, or upon conversion of any or all of the New Convertible Notes, or pursuant to the MIP or any other equity incentive plan approved by the Board.

Tag-Along Rights:	If one or more holders of New Equity Interests (the “Selling Stockholder”) agree to sell to a single third-party purchaser (or a group of related third-party purchasers), in a single transaction or a series of related transactions over a 12-month period (subject to a customary “permitted transferee” carve-out for transfers to related parties), New Equity Interests representing more than 50% of the total outstanding New Equity Interests, the Selling Stockholder must arrange for each other holder of New Equity Interests that is a Significant Stockholder or holds at least 2% of the outstanding New Equity Interests to have an opportunity to include in such sale a corresponding percentage of such other holder’s New Equity Interests, on the same terms and at the same price as the Selling Stockholder.

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Drag-Along Rights:	If one or more Equity Holders holding, in the aggregate, more than 50% of the Total New Equity Interests (such Equity Holder(s), the “Initiating Stockholder”) propose, at any time after the date that is 12 months after the Plan Effective Date, to sell all of their New Equity Interests and New Convertible Notes to an unaffiliated third-party purchaser (the “Drag-Along Purchaser”), by sale or by merger or in any other manner (a “Drag-Along Stock Sale”), then the Initiating Stockholder shall have the right to require all other holders of New Equity Interests (collectively, the “Dragged Stockholders”) (i) to sell 100% of their New Equity Interests and New Convertible Notes to the Drag-Along Purchaser, on the same terms and at the same price as the Initiating Stockholder; (ii) to vote all of their New Equity Interests in favor of the Drag-Along Stock Sale; (iii) to enter into reasonable and customary agreements with the Drag-Along Purchaser to sell the New Equity Interests and New Convertible Notes of the Dragged Stockholders in the Drag-Along Stock Sale and to obtain any required consents and approvals; (iv) to waive any applicable appraisal or dissenters rights; and (v) to take any and all reasonably necessary action in furtherance of the Drag-Along Stock Sale, at the Company’s expense; provided, however, that in no event shall any Dragged Stockholder be required to enter into any non-competition, non-solicitation or similar agreement in connection with a Drag-Along Stock Sale or Drag-Along Asset Sale (as defined below). The Company and the Board will be obligated to take any actions, as may be required, to ensure that the Drag-Along Stock Sale is consummated in accordance with the Stockholders Agreement.

In addition, if the Board determines, with the prior written consent of the Initiating Stockholder in its sole discretion, that it would be in the best interests of the Company and the holders of New Equity Interests to effect such transaction as an asset sale (a “Drag-Along Asset Sale”), it will be structured in such manner and the Dragged Stockholders will be obligated to vote all of their New Equity Interests in favor of the Drag-Along Asset Sale and take any and all reasonably necessary action in furtherance of the Drag-Along Asset Sale, at the Company’s expense.

Right of First Offer:	If at any time an Equity Holder seeks to sell or transfer New Equity Interests and/or New Convertible Notes that represent more than 5% of the Total New Equity Interests, then the New Equity Interests and/or New Convertible Notes, as applicable, that the Equity Holder seeks to transfer (the “ROFO Offered Securities”) shall be subject to a right of first offer on the part of the Company and, if the Company elects not to exercise such right, on the part of each Significant Stockholder. If the right of first offer is exercised and the Equity Holder seeking to transfer the ROFO Offered Securities does not accept such offer, such Equity Holder may not subsequently sell any ROFO Offered Securities to a third party at a price less than 110% of the price that was offered pursuant to the right of first offer without re-commencing the right of first offer process. In addition,

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if a sale of the ROFO Offered Securities to a third party does not occur within 180 days after notice of the right of first offer is given, a sale to a third party cannot be consummated after such 180-day period without re-commencing the right of first offer process. If the right of first offer is exercised and the offer is accepted by two or more Significant Stockholders, the proportions of ROFO Offered Securities to be sold to each Significant Stockholder participating in such right of first offer will be based on such Significant Stockholder’s percentage ownership of the Total New Equity Interests held by all Significant Stockholders participating in the right of first offer. This right of first offer shall not apply to any sale or transfer (i) between Significant Stockholders, (ii) by an Equity Holder to any of its Affiliates or Related Funds, (iii) in a Drag-Along Stock Sale, or (iv) pursuant to the exercise of Tag-Along Rights.

Restricted Transfers:	If at any time an Equity Holder seeks to sell or transfer New Equity Interests and/or New Convertible Notes in a transfer that (a) is to a Competitor (to be defined in the Stockholders Agreement) or (b) would result in the transferee (together with the transferee’s Affiliates and Related Funds) becoming the holder of more than 5% of the Total New Equity Interests, such transfer shall not be consummated or given effect except with the prior written approval of the Board (or of a Company officer designated by the Board) in its sole discretion. The foregoing restrictions shall not apply to any sale or transfer (i) between Significant Stockholders, (ii) with respect to clause (b) only, by an Equity Holder to any of its Affiliates or Related Funds, (iii) in a Drag-Along Stock Sale, or (iv) pursuant to the exercise of Tag-Along Rights.

Information Rights:	For so long as the Company is not required to file periodic reports under the Exchange Act, each holder of New Equity Interests who is not a Competitor (to be defined in the New Governance Documents) will be entitled to receive from the Company the following, which statements and reports will be posted by the Company to a data room (such as Intralinks or other secure website) maintained by the Company for the disclosure of information to stockholders (the “Stockholder Data Room”): (a) within 90 days after the end of each fiscal year, audited annual consolidated financial statements of the Company, certified by a national accounting firm and prepared in accordance with GAAP, along with a reasonably detailed management’s discussion and analysis in narrative form commenting on such financial statements (“MD&A”); and (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly condensed consolidated financial statements, which shall include an MD&A with respect thereto. Within a reasonable time after any such annual financial statements are provided to the Company’s stockholders, the Company shall hold a conference call with its stockholders (and shall provide stockholders with reasonable prior notice and dial-in information) regarding the Company’s results of operations and financial performance for the immediately preceding fiscal quarter and year-to-date, including a reasonable question and answer session; provided, however, that the Company may exclude from such calls any stockholder who is a Competitor.

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Fall-away:	The Director Designation Rights and the rights set forth above next to the captions “Key Decisions”, “Preemptive Rights”, “Tag-Along Rights”, “Drag-Along Rights”, “Right of First Offer”, “Restricted Transfers” and “Information Rights” shall terminate upon a Qualified Public Offering (to be defined in the Stockholders Agreement).

Corporate Opportunities:	The New Charter will include a provision pursuant to which the Company (a) acknowledges that Non-Employee Directors may directly or indirectly engage in the same or similar lines of business as the Company and its subsidiaries and (b) renounces any interest, expectancy or right to participate that the Company might otherwise have with respect to any business opportunity that the Non-Employee Director becomes aware of and that may be a corporate opportunity for the Company or any of its subsidiaries, excluding any corporate opportunity expressly presented or offered to such Non-Employee Director solely in their capacity as a Director (including as a member of any committee of the Board or any Subsidiary Governing Body).

DGCL 203:	The Company shall, pursuant to the New Charter, affirmatively opt out of Section 203 of the DGCL.

Confidentiality:	The Stockholders Agreement shall include a confidentiality provision requiring that each Equity Holder party thereto maintain the confidentiality of all information that it receives from the Company and its subsidiaries and their respective representatives and professional advisors (pursuant to the Information Rights described above or otherwise), with customary exceptions and carve-outs including a carve-out for disclosure to potential permitted transferees who are not Competitors and who enter into a non-disclosure agreement in a form approved by the Board.

Registration Rights:	On the Plan Effective Date, the Company and each Eligible Holder (as defined below) that desires to do so shall enter into the Registration Rights Agreement. The Registration Rights Agreement shall be in form and substance reasonably satisfactory to the Company and the Eligible Holders party thereto (the “RRA Equity Holders”), and shall provide that (a) from and after the date that is 12 months after the Plan Effective Date, RRA

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Equity Holders holding, in the aggregate, more than 66-2/3% of the outstanding Registrable Securities (to be defined in the Registration Rights Agreement) held by all RRA Equity Holders shall have demand registration rights, subject to customary qualifications and limitations, (b) RRA Equity Holders shall have customary demand registration rights exercisable from and after such time as (if applicable) the Company becomes eligible to file registration statements with the SEC on Form S-3, and (c) in the event of any demand registration, or if the Board decides to have the Company file a registration statement with the SEC for a public offering of New Equity Interests for cash, all RRA Equity Holders shall have piggyback rights to include in the public offering any Registrable Securities, subject to the right of the Company to sell shares first in any such public offering and other customary cutback provisions. The Registration Rights Agreement shall also include other customary provisions including, without limitation, with respect to indemnification, contribution and payment of registration expenses. As used herein, “Eligible Holder” means any Person that (a) is a Backstop Party (or an Affiliate or Related Fund of a Backstop Party) and (b) receives (or is entitled to receive) New Equity Interests or New Convertible Notes on the Plan Effective Date.

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EXHIBIT F

Backstop Commitment Agreement

BACKSTOP PURCHASE AGREEMENT

BY AND AMONG

CHAPARRAL ENERGY, INC.,

EACH OF ITS DIRECT AND INDIRECT SUBSIDIARIES

AND

THE BACKSTOP PARTIES HERETO

Dated as of August 15, 2020

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	4.3.	Backstop Securities Not Registered	23
	4.4.	Acquisition for Own Account	23
	4.5.	Qualified Institutional Buyer	23
	4.6.	Proceedings	23
	4.7.	Sufficiency of Funds	23
	4.8.	Access to Information	24
	4.9.	Party to RSA	24
	4.10.	No Brokers Fee	24
	4.11.	Ownership of Claims	24
5.	Covenants of the Debtors		24

	5.1.	Approval of this Agreement	24
	5.2.	Exit Facility	25
	5.3.	Conditions Precedent.	26
	5.4.	Notification	26
	5.5.	Use of Proceeds	26
	5.6.	HSR Act and Foreign Competition Filings	26
	5.7.	Royalty Class Action Settlement	26
	5.8.	RSA Covenants	26
	5.9.	Access	27
6.	Covenants of the Backstop Parties		27

	6.1.	Conditions Precedent	27
	6.2.	HSR Act and Foreign Competition Filings	27
7.	Conditions to Closing		28

	7.1.	Conditions Precedent to Obligations of the Backstop Parties	28
	7.2.	Conditions Precedent to Obligations of the Company	32

8.	Termination		33

9.	Indemnification		36

10.	Survival		38

11.	Amendments and Waivers		38

12.	Notices		39

13.	Miscellaneous.		40

	13.1.	Assignments	40
	13.2.	Severability	40
	13.3.	Entire Agreement	41
	13.4.	Counterparts	41
	13.5.	Governing Law	41
	13.6.	Submission to Jurisdiction	41
	13.7.	Waiver of Trial by Jury; Waiver of Certain Damages	41
	13.8.	Further Assurances	42

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	13.9.	Specific Performance	42
	13.10.	Headings	42
	13.11.	Interpretation; Rules of Construction	42
	13.12.	Several, Not Joint, Obligations	43
	13.13.	Disclosure	43
	13.14.	No Recourse Party	43
	13.15.	Settlement Discussions	44
	13.16.	No Third Party Beneficiaries	44
	13.17.	Arm’s Length	44
14.	Definitions		44

	14.1.	Definitions in the RSA	44
	14.2.	Certain Defined Terms	44
	14.3.	Interpretation	56

Exhibits

A	Rights Offering Procedures

Schedules

1	Backstop Commitment Schedule

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THIS BACKSTOP PURCHASE AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof, together with any schedules, exhibits and annexes hereto, this “Agreement”) is entered into as of August 15, 2020 (the “Execution Date”), by and among (a) Chaparral Energy, Inc., a Delaware corporation (including as a debtor-in-possession in the Chapter 11 Cases (as defined below) and as a reorganized debtor, as applicable, the “Company”), (b) each of the direct and indirect Subsidiaries (as defined below) of the Company listed on the signature pages hereto under the title “Debtors” (such Subsidiaries, including each as a debtor-in-possession in the Chapter 11 Cases and as a reorganized debtor, as applicable, together with the Company, each, a “Debtor” and, collectively, the “Debtors”), and (c) each of the undersigned entities set forth on Schedule 1 hereto (each, a “Backstop Party” and such schedule, the “Backstop Commitment Schedule”). Capitalized terms used in this Agreement are defined in Section 14 hereof.

RECITALS

WHEREAS, the Debtors, the Backstop Parties and certain other Persons have entered into a Restructuring Support Agreement, dated as of August 15, 2020 (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof, together with any schedules, exhibits and annexes thereto, the “RSA”), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a pre-packaged plan of reorganization attached to the RSA as Exhibit B thereto (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the RSA, the “Plan”), to be filed in jointly administered voluntary reorganization cases of the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, pursuant to (and subject to the terms and conditions set forth in) the Plan, the Debtors will conduct a rights offering, on the terms set forth in the Plan, the Rights Offering Procedures and this Agreement (the “Rights Offering”), by distributing to each Eligible Holder (as defined in the Rights Offering Procedures) as of the applicable record date, non-certificated Subscription Rights that entitle such Eligible Holders who timely exercise Subscription Rights, fund the applicable purchase price and do not “opt out” of being a Releasing Party (as defined in the Plan) to purchase Rights Offering Securities on the terms and conditions set forth in the Rights Offering Procedures;

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, and in reliance on the representations and warranties set forth herein, each of the Backstop Parties, severally and not jointly, has agreed to provide the Company with the right to require such Backstop Party to purchase, and upon exercise of such right by the Company, each Backstop Party has agreed to purchase from the Company, on the Effective Date, such Backstop Party’s Backstop Commitment Percentage of the aggregate amount of Rights Offering Securities that, as of the Subscription Instruction and Payment Deadline, have not been duly subscribed for by Rights Offering Participants in accordance with the Rights Offering Procedures (the “Unsubscribed Securities”);

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Debtors and the Backstop Parties hereby agree as follows:

1.	Rights Offering and Backstop Commitments.

1.1.	The Rights Offering.

(a) The Company shall conduct and consummate the Rights Offering in accordance with Rights Offering Procedures, and otherwise on the applicable terms and conditions set forth in this Agreement and the Plan. Each Backstop Party hereby covenants and agrees with each of the other Backstop Parties that it shall not exercise any of the Subscription Rights issued to it in the Rights Offering, except as otherwise mutually agreed by the Backstop Parties in which event each Backstop Party shall have until the Deposit Deadline to fund, into the Deposit Account, the Aggregate Purchase Price for all Rights Offering Securities that such Backstop Party subscribes for in the Rights Offering, and such funding shall be deemed timely notwithstanding any earlier funding deadline as the Rights Offering Procedures may require with respect to other Rights Offering Participants.

(b) The Company hereby agrees and undertakes to deliver to each of the Backstop Parties, by e-mail, a certification by an executive officer of the Company (the “Backstop Certificate”) indicating (i) if there are Unsubscribed Securities, a true and accurate calculation of the total principal amount thereof and wire instructions for the Deposit Account, or (ii) if there are no Unsubscribed Securities, the fact that there are no Unsubscribed Securities (it being understood that the Backstop Commitments shall terminate at the Closing). The Backstop Certificate shall be delivered by the Company to each of the Backstop Parties on or before the date that is three (3) Business Days after the Subscription Instruction and Payment Deadline, which shall be, in any event, at least ten (10) Business Days prior to the Effective Date.

1.2.	Backstop Commitments.

(a) On the terms, subject to the conditions (including the entry of the Backstop Order and the Confirmation Order by the Bankruptcy Court and such orders becoming Final Orders) and limitations, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Parties hereby agrees, severally and not jointly, to give the Company the right to require such Backstop Party, and upon exercise of such right by the Company, each Backstop Party has agreed, to purchase from the Company, on the Effective Date, at a purchase price equal to the total principal amount of such Unsubscribed Securities, its Backstop Commitment Percentage of all Unsubscribed Securities (with respect to each Backstop Party, the Unsubscribed Securities that it is required to purchase pursuant to this Section 1.2(a) are referred to herein as its “Backstop Commitment Securities”). The Backstop Commitments of the Backstop Parties are several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the Backstop Commitment of any other Backstop Party.

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(b) On or prior to the date that is five (5) Business Days after the Company’s delivery of the Backstop Certificate to such Backstop Party or (if applicable) such later date as is specified in the Backstop Notice (the “Deposit Deadline”), each Backstop Party shall, severally and not jointly, deposit into a segregated account of the Rights Offering Subscription Agent identified in the Backstop Certificate (the “Deposit Account”), by wire transfer of immediately available funds, an amount equal to the total principal amount of such Backstop Party’s Backstop Commitment Securities (such amount, such Backstop Party’s “Aggregate Purchase Price”). If the Closing has not occurred on or prior to the seventh (7th) Business Day following the Deposit Deadline (or, if a Funding Default shall have occurred, the seventh (7th) Business Day following the date on which the procedure described in Section 1.2(c) hereof shall have been completed), any funds deposited in the Deposit Account by a Backstop Party shall be returned by the Debtors to an account designated by such Backstop Party upon written request of such Backstop Party, subject to such Backstop Party’s obligation to re-deposit such funds at least one Business Day prior to any new anticipated Effective Date (provided that the Company provides at least two (2) Business Days written notice of such new anticipated Effective Date).

(c) In the event that a Backstop Party defaults (a “Funding Default”) on its obligation to deposit the Aggregate Purchase Price for its Backstop Commitment Securities in the Deposit Account by the Deposit Deadline pursuant to Section 1.2(b) hereof (each such Backstop Party, a “Defaulting Backstop Party”), then each applicable Non-Defaulting Backstop Party shall have the right (the “Default Purchase Right”), but not the obligation, to elect to commit to purchase from the Company, at a purchase price equal to the total principal amount thereof, up to such Non-Defaulting Backstop Party’s Adjusted Commitment Percentage of all applicable Backstop Commitment Securities required to be purchased by such Defaulting Backstop Party pursuant to Section 1.2(a) but which such Defaulting Backstop Party did not make the required deposit in accordance with Section 1.2(b). Within two (2) Business Days after a Funding Default, the Company shall send a written notice to each applicable Non-Defaulting Backstop Party specifying (i) the aggregate purchase price (which shall be equal to the total principal amount of such Backstop Commitment Securities) for all applicable Backstop Commitment Securities subject to such Funding Default (collectively, the “Default Securities”) and (ii) the maximum principal amount of Default Securities that such Non-Defaulting Backstop Party may elect to commit to purchase (determined in accordance with the first sentence of this Section 1.2(c)). Each applicable Non-Defaulting Backstop Party will have two (2) Business Days after receipt of such notice to elect to exercise its Default Purchase Right by notifying the Company in writing of its election and specifying the total purchase price for Default Securities that it is committing to purchase (up to the maximum principal amount of Default Securities that such Non-Defaulting Backstop Party is permitted to commit to purchase pursuant to the first sentence of this Section 1.2(c)). If any Non-Defaulting Backstop Party elects to commit to purchase less than the maximum principal amount of Default Securities that such Non-Defaulting Backstop Party is permitted to commit to purchase pursuant to the first sentence of this Section 1.2(c) or if any Non-Defaulting Backstop Party does not elect to commit to purchase any Default Securities within the two-Business Day period referred to in the immediately preceding sentence, then the Default Securities that such Non-Defaulting Backstop Party does not commit to purchase may be purchased by applicable Non-Defaulting Backstop Parties that exercised in full their respective Default Purchase Rights (the right to make such purchase to be made on a pro rata basis based on the respective applicable Adjusted Commitment Percentages of such Non-Defaulting Backstop Parties, and the process for providing commitments for such purchases to be made by utilizing substantially the same procedures set forth in the two immediately preceding sentences).

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(d) If Non-Defaulting Backstop Parties elect to commit to purchase Default Securities in accordance with Section 1.2(c), each Non-Defaulting Backstop Party that has elected to commit to purchase Default Securities hereby agrees, severally and not jointly, to deposit into the Deposit Account, by wire transfer of immediately available funds, an amount equal to the purchase price for such Default Securities no later than two (2) Business Days after the date of such election.

1.3.	Put Option Premium.

(a) The Debtors and the Backstop Parties hereby acknowledge that, in consideration for the Debtors’ right to require the Backstop Parties to purchase the Backstop Commitment Securities pursuant to their Backstop Commitments on the terms and subject to the conditions set forth in this Agreement, the Debtors shall be required to pay to the Non-Defaulting Backstop Parties, as a premium (the “Put Option Premium”), an aggregate number of shares of New Common Stock equal to 10% of the Total New Equity Interests (the “Put Option Securities”), which Put Option Premium shall be paid to the Non-Defaulting Backstop Parties on a pro rata basis (in each case rounded up or down to the nearest whole share of New Common Stock) based upon their respective Backstop Commitment Percentages. The Debtors shall pay the Put Option Premium on the Effective Date and such payment shall be satisfied by issuing to the Non-Defaulting Backstop Parties (or their designees) a number of Put Option Securities (rounded up or down to the nearest whole share of New Common Stock) equal to its Commitment Percentage of the aggregate number of Put Option Securities; provided, however, that if the Closing does not occur and this Agreement is terminated, the Debtors shall be required to pay the Put Option Premium to the Non-Defaulting Backstop Parties in cash (in lieu of issuing Put Option Securities), in an amount equal to the Put Option Premium Cash Amount, to the extent provided in Section 8(e). The Debtors’ obligation to pay the Put Option Premium Cash Amount, if applicable, shall survive termination of this Agreement, other than termination pursuant to Section 8(c). No Defaulting Backstop Party shall be entitled to receive any portion of the Put Option Premium, and any Non-Defaulting Backstop Party that purchases Default Securities constituting Backstop Commitment Securities of a Defaulting Backstop Party shall be entitled to receive an additional portion of the Put Option Premium equal to the product of (x) the number of the Put Option Securities that would be payable to such Defaulting Backstop Party if such Defaulting Backstop Party had not committed a Funding Default and (y) a fraction, the numerator of which is the amount of Default Securities constituting Backstop Commitment Securities of such Defaulting Backstop Party which such Non-Defaulting Backstop Party purchases and the denominator of which is the total amount of Default Securities constituting Backstop Commitment Securities of such Defaulting Backstop Party.

(b) The Debtors hereby further acknowledge and agree that the Put Option Premium (i) shall be fully earned as of the Execution Date, (ii) shall not be refundable under any circumstance or creditable against any other amount paid or to be paid in connection with this Agreement or any of the Contemplated Transactions or otherwise, (iii) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim, and (iv) shall be paid free and clear of any issue, stamp, transfer or similar Taxes. The parties hereto further acknowledge and agree that (i) the Put Option Premium is intended to be treated for U.S. federal income Tax purposes as a premium (and, as applicable, an adjustment to tax basis or adjustment to issue price) for an option to put the Backstop Commitment Securities of the Backstop Parties to the Backstop Parties, and (ii) the parties shall not take any position or action inconsistent with such treatment and/or characterization (including, for the avoidance of doubt, with respect to any withholding or deduction for Taxes), except as otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code).

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2.	Closing; Certain Expenses and Payments.

2.1.	Closing.

(a) The closing of the purchase, sale and/or issuance of Backstop Securities hereunder (the “Closing”) will occur at 10:00 a.m., New York City time (or such other time as is mutually agreed by the Company and the Required Backstop Parties), on the Effective Date. At the Closing, the Debtors shall deliver to each Backstop Party (i) a statement from the Company or the New Convertible Notes Indenture Trustee reflecting the total principal amount of Backstop Commitment Securities and (if applicable) Default Securities purchased by such Backstop Party, (ii) a statement from the Company or the transfer agent for the New Common Stock reflecting the book-entry position of the Put Option Securities issued to such Backstop Party, and (iii) such certificates, counterparts to agreements, documents or instruments required to be delivered by such Debtor to such Backstop Party pursuant to Section 7.1 hereof. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Debtors will be delivered to the Backstop Parties at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, or to such other location as is mutually agreed by the Company and the Required Backstop Parties.

(b) All Backstop Securities will be delivered free and clear of any and all Encumbrances with any and all issue, stamp, transfer or similar Taxes or duties payable in connection with such delivery duly paid by the Debtors.

(c) Anything in this Agreement to the contrary notwithstanding (but without limiting the provisions of Section 13.1 hereof), any Backstop Party, in its sole discretion, may designate that some or all of the Backstop Securities be issued in the name of, and delivered to, one or more of its Affiliates that (in any such case) is a Qualified Institutional Buyer. Any such designation shall be made by a Backstop Party by delivering written notice thereof to the Company no less than two (2) Business Days prior to the Effective Date, which notice shall (i) specify the name of each such Affiliate, (ii) specify the amount of Backstop Securities that should be issued or delivered to each such Affiliate, and (iii) contain a certification from each such Affiliate of the accuracy of the representations and warranties made by each Backstop Party in Section 4 hereof as applied to such Affiliate.

2.2. Backstop Expenses. Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated, the Debtors hereby agree, on a joint and several basis, to reimburse in cash or pay in cash, as the case may be, the Backstop Expenses, without duplication of any reimbursement by any Debtor of any Backstop Expense other than pursuant to this Agreement, as follows: (a) all accrued and unpaid Backstop Expenses incurred or estimated to be incurred up to (and including) the Execution Date shall be paid in full in cash on the Execution Date, including advance retainers to Stroock & Stroock & Lavan LLP, as counsel to the Backstop Parties, Young Conaway Stargatt & Taylor, LLP, as local

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counsel to the Backstop Parties, and Perella Weinberg Partners LP, as financial advisor to Stroock & Stroock & Lavan LLP in connection with its representation of the Backstop Parties, in each case in amounts reasonably agreed by the Company and such advisors; (b) all accrued and unpaid Backstop Expenses incurred up to (and including) the date of entry by the Bankruptcy Court of the Backstop Order shall be paid in full in cash on or promptly following such date (but in no event later than two (2) Business Days after submission of invoices therefor following entry of the Backstop Order), and thereafter on a regular and continuing basis promptly (but in any event within five (5) Business Days) after submission of invoices therefor, in each case without Bankruptcy Court review or further Bankruptcy Court Order; (c) all accrued and unpaid Backstop Expenses incurred up to (and including) the Effective Date shall be paid in full in cash on the Effective Date, without Bankruptcy Court review or further Bankruptcy Court Order; and (d) if applicable, upon termination of this Agreement, all accrued and unpaid Backstop Expenses incurred up to (and including) the date of such termination shall be paid in full in cash promptly (but in any event within five (5) Business Days) after submission of invoices therefor. All Backstop Expenses of a Backstop Party shall be paid to such Backstop Party (or its designee) by wire transfer of immediately available funds to the account(s) specified by such Backstop Party. The Backstop Expenses shall constitute allowed administrative expenses against the Debtors’ estates under the Bankruptcy Code, and shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. The terms set forth in this Section 2.2 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The obligations set forth in this Section 2.2 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.3, 8 and 9 hereof.

3. Representations and Warranties of the Debtors. Except (a) as set forth in the corresponding section of the disclosure schedules delivered by the Debtors to the Backstop Parties on the Execution Date and attached to this Agreement (the “Debtor Disclosure Schedule”), (b) as disclosed in SEC Reports filed after December 31, 2018 and at least one (1) Business Day prior to the Execution Date and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval System (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” section thereof, or any other statements that are similarly predictive or cautionary in nature), or (c) as disclosed in the Company’s draft Form 10-Q (the “Draft 10-Q”) for the quarter ended June 30, 2020 delivered to counsel to the Backstop Parties on August 13, 2020 (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” section thereof, or any other statements that are similarly predictive or cautionary in nature), the Debtors hereby, jointly and severally, represent and warrant to the Backstop Parties as set forth in this Section 3. Each representation and warranty of the Debtors is made as of the Execution Date and as of the Effective Date:

3.1. Organization of the Debtors. Each Debtor is a corporation or limited liability company (as the case may be) duly incorporated, organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), and has full corporate or limited liability company (as applicable) power and authority to conduct its business as it is now conducted. Each Debtor is duly qualified or registered to do business as a foreign corporation or limited liability company (as applicable) and is in good standing (to the extent such concept is applicable) under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

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3.2.	Organization and Capitalization of the Subsidiaries.

(a) Section 3.2(a) of the Debtor Disclosure Schedule sets forth the name and jurisdiction of incorporation, organization or formation (as applicable) of each Subsidiary of the Company. The Company legally and beneficially, directly or indirectly, owns all of the issued and outstanding Equity Interests of each of the other Debtors. Except for the Company’s Subsidiaries set forth on Section 3.2(a) of the Debtor Disclosure Schedule, the Company does not own, hold or control any direct or indirect Equity Interests of any corporation, partnership, limited liability company, trust or other Person or business. Except as described on Section 3.2(a) of the Debtor Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Contract to directly or indirectly acquire any direct or indirect Equity Interest in any Person or business.

(b) All of the outstanding Equity Interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and except as set forth on Section 3.2(b) of the Debtor Disclosure Schedule, the Company or one or more of its Subsidiaries has good and marketable title to such Equity Interests, free and clear of all Encumbrances (other than transfer restrictions imposed under applicable securities Laws). Except as set forth on Section 3.2(b) of the Debtor Disclosure Schedule, there are, and there will be on the Effective Date, no (i) Contracts relating to the issuance, grant, sale or transfer of any Equity Interests of any Subsidiary of the Company or (ii) Contracts of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Subsidiary of the Company, in each case that would not be cancelled or discharged pursuant to the terms of the Plan. No Subsidiary of the Company has granted any registration rights with respect to any of its Equity Interests.

3.3.	Authority; No Conflict.

(a) Subject to the entry by the Bankruptcy Court of the Backstop Order and the Confirmation Order, each Debtor (i) has the requisite corporate or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and the other Definitive Documents to which it is (or will be) a party, and to enter into, execute and file with the Bankruptcy Court the Plan and (B) to perform and consummate the Contemplated Transactions, and (ii) has taken all necessary corporate or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of this Agreement and the other Definitive Documents to which it is (or will be) a party, (y) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (z) the performance and consummation of the Contemplated Transactions. Subject to entry by the Bankruptcy Court of the Backstop Order and the Confirmation Order, this Agreement has been (or, in the case of each Definitive Document to be entered into by a Debtor at or prior to the Closing, will be) duly executed and delivered by each Debtor (or, in the case of any other Definitive Document, the Debtor party thereto). Subject to entry by the Bankruptcy Court of the Backstop Order, this Agreement constitutes (or, in

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the case of each Definitive Document to be entered into by a Debtor after the Execution Date and at or prior to the Closing, will constitute) the legal, valid and binding obligation of each Debtor (or, in the case of a Definitive Document other than this Agreement, the Debtor party thereto), enforceable against such Debtor in accordance with its terms. Subject to entry of the Confirmation Order and the expiration or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), the Plan constitutes the legal, valid and binding obligation of each Debtor, enforceable against such Debtor in accordance with its terms.

(b) At the time of the execution and delivery of the RSA, each Debtor (i) had the requisite corporate or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver the RSA and (B) subject to the entry by the Bankruptcy Court of the Confirmation Order, to perform and consummate the Contemplated Transactions, and (ii) had taken all necessary corporate or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of the RSA, and (y) subject to the entry by the Bankruptcy Court of the Confirmation Order, the performance and consummation of the Contemplated Transactions. The RSA has been duly executed and delivered by each Debtor. The RSA constitutes the legal, valid and binding obligation of each Debtor, enforceable against such Debtor in accordance with its terms.

(c) Neither the execution and delivery by the Debtors of this Agreement or any of the other Definitive Documents, and subject to the Confirmation Order, the execution or filing with the Bankruptcy Court by the Debtors of the Plan nor the performance or consummation by the Debtors of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of any Debtor;

(ii) contravene, conflict with or result in a violation of any Law or Order to which any Debtor or any of the properties, assets, rights or interests owned, leased or used by any Debtor are bound or may be subject;

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Material Contract, except for any violation or breach of any such Material Contract that (A) arises out of the rejection by any of the Debtors of such Material Contract, which rejection was done with the prior written consent of the Required Backstop Parties or (B) results from commencement of the Chapter 11 Cases; or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties, rights or interests owned, leased or used by any Debtor (other than as provided for in the Plan) that will not be released and discharged pursuant to the Plan;

except, in the case of clauses (ii), (iii) and (iv) above, where such occurrence, event or result would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

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(d) Subject to the Approvals, none of the Debtors will be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any other Definitive Document, or the execution and filing with the Bankruptcy Court of the Plan, or the performance or consummation of any of the Contemplated Transactions.

3.4. Proceedings. Except as set forth on Section 3.4 of the Debtor Disclosure Schedule, there is no Proceeding pending, existing, instituted, outstanding or, to the Knowledge of the Debtors, threatened to which any Debtor is a party or to which any property, asset, right or interest owned, leased or used by any Debtor is bound or subject, except for (a) any claim of a creditor or party in interest in the Chapter 11 Cases (excluding any Proceeding by a Governmental Body) and (b) any Proceeding that if adversely determined to such Debtor would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

3.5. Brokers or Finders. Except for the fees payable to Rothschild & Co. US Inc. and Intrepid Partners, LLC, in each case pursuant to an engagement letter with the Debtors dated April 7, 2020, neither the Debtors nor any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, any of the other Definitive Documents, the Plan or any of the Contemplated Transactions.

3.6. Exemption from Registration. Assuming the accuracy of the Backstop Parties’ representations set forth in Section 4 hereof and assuming the accuracy of all of the representations, warranties and certifications made by each Rights Offering Participant in its Holders Questionnaire and Beneficial Holder Subscription Form, each of the Specified Issuances will be exempt from the registration and prospectus delivery requirements of the Securities Act.

3.7. Issuance. Subject to entry by the Bankruptcy Court of the Confirmation Order, each of the Specified Issuances has been duly and validly authorized by the Company and, when (a) the shares of New Common Stock are issued to the holders of Notes Claims, (b) the Rights Offering Securities are issued and delivered against payment therefor in the Rights Offering, (c) the Backstop Commitment Securities and (if applicable) Default Securities of the Backstop Parties are issued and delivered against payment therefor as provided herein, (d) the Put Option Securities are issued and delivered pursuant to this Agreement, and (e) the shares of New Common Stock are issued upon conversion of the Convertible Notes issued as Rights Offering Securities and Backstop Securities, all such New Common Stock, Rights Offering Securities and Backstop Securities will be duly and validly issued, free and clear of all issue, stamp, transfer or similar Taxes, liens, Encumbrances (other than transfer restrictions imposed under applicable securities Laws), pre-emptive rights, rights of first refusal, subscription rights and similar rights, in each case except as set forth herein or as may be set forth in the Stockholders Agreement, and, in the case of the New Common Stock and Put Option Securities, will be fully paid and non-assessable.

3.8. No Violation or Default. No Debtor is in violation of its Organizational Documents. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole, no Debtor is (a) in violation or default, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or default, under any Material Contract or (b) in violation of any Law or Order.

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3.9.	Intellectual Property.

(a) The Debtors own or possess adequate rights to use all patents, inventions and discoveries (whether patentable or not), trademarks, service marks, trade names, trade dress, internet domain names, copyrights, published and unpublished works of authorship (including software), and all registrations, recordations and applications of the foregoing and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and licenses related to any of the foregoing (collectively, “IP Rights”) owned, licensed or used by any Debtor (collectively, “Debtor IP Rights”) as such Debtor IP Rights are used in the business of any Debtor, except where the failure to own or possess such rights to (or have adequate licenses related to) any such IP Rights would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The conduct of the businesses and operations of each Debtor does not infringe or misappropriate any IP Rights of any third party, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. No Debtor has received any written notice of any claim of infringement or misappropriation of any IP Rights of any third party as a result of the operation of the respective businesses and operations of any of the Debtors, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. None of the Debtor IP Rights have been adjudged invalid or unenforceable, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The Debtors have maintained all patents, trademarks, copyrights and all applications for any Debtor IP Rights owned by any Debtor in full force and effect and used commercially reasonable efforts to protect and maintain the secrecy and value of all trade secrets, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. To the Knowledge of the Debtors, no third party has infringed, misappropriated or otherwise violated any Debtor IP Rights or is infringing, misappropriating or otherwise violating any Debtor IP Rights, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(b) Each Debtor owns or possesses adequate rights to use all computer systems (including hardware, software databases, firmware and related equipment), communications systems, and networking systems (the “IT Systems”) used by each Debtor (the “Debtor IT Systems”) in the manner in which they are used in the operation of such Debtor’s businesses and operations, except where the failure to own or possess such rights would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. Each Debtor has established, implemented and tested backup and disaster recovery policies, procedures and systems consistent with generally accepted standards for the industry in which the Debtors operate and sufficient to maintain the businesses and operations of the Debtors, except where the failure to establish, implement or test would not, individually or in the

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aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The Debtor IT Systems are adequate in all material respects for their intended use in the operation of each Debtor’s businesses and operations, except in such instances would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. There has not been any material malfunction with respect to any of the Debtor IT Systems that has caused material disruption to any Debtor’s businesses or operations in the past three (3) years that has not been remedied or replaced, except in such instance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(c) Each Debtor has complied at all times in all material respects with applicable Laws regarding the collection, retention, use and protection of personal information. No Person (including any Governmental Body) has made any claim or commenced any Proceeding relating to any Debtor’s businesses privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Debtor or, to the Knowledge of the Debtors, threatened any such Proceeding or conducted any investigation or inquiry thereof. The Debtors have implemented and maintained organizational, physical, administrative and technical measures consistent with generally accepted standards for the industry in which the Debtors operate to protect the operation, confidentiality, integrity, and security of all confidential business information, personal data and Debtor IT Systems against unauthorized access, acquisition, interruption, alteration, modification, or use, except in such instance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. To the Knowledge of the Debtors, the respective businesses and operations of the Debtors have not, in the past three (3) years, experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any confidential business information, personal data or IT Systems in any Debtor’s possession, custody or control, or otherwise held or processed on its behalf, except in such instance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

3.10. Licenses and Permits. Each Debtor possesses or has obtained all Governmental Authorizations from, has made all declarations and filings with, and has given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership, lease or use of its properties, assets, rights or interests, or the conduct or operation of its businesses or operations (collectively, the “Licenses and Permits”), except where the failure to possess, obtain, make or give any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The operation of the businesses of the Debtors has at all times been in accordance with the Licenses and Permits, and no event has occurred which permits (nor has an event occurred which with notice or lapse of time or both would permit) the revocation or termination of any of the Licenses and Permits or which might result in any other impairment of the rights of any of the Debtors therein or thereunder, except to the extent that any such non-compliance, revocation or termination would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. No Debtor has received notice of any revocation, suspension or modification of any of the Licenses and Permits, or has any reason to believe that any of the Licenses and Permits will be revoked or suspended, or will not be renewed in the ordinary course, or that any such renewal will be materially impeded, delayed, hindered, conditioned or burdensome to obtain, except to the extent that any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

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3.11.	Compliance with Environmental Laws. Each Debtor:

(a) is, and for the past two (2) years has been, in compliance with any and all applicable Environmental Laws, except for matters that have been fully resolved;

(b) is, and for the past two (2) years has been, in compliance with all Governmental Authorizations required of it under applicable Environmental Laws to conduct its businesses and operations, and there is no Order or Proceeding pending or, to the Knowledge of the Debtors, threatened which would prevent the conduct of its businesses or operations or which would revoke, terminate or adversely modify any such Governmental Authorization;

(c) has no knowledge and has not received written notice that is currently pending (including a request for information) from any Governmental Body or any other Person of:

(i) any violations of, or liability under, any Environmental Laws; or

(ii) any actual or potential liability for the investigation, removal, remediation or monitoring of any Release of Hazardous Materials on, at, under or emanating from any currently or formerly owned or operated property or facility or at any location to which Hazardous Materials from the operations or activities of such Debtor have come to be located;

(d) is not subject to any Proceedings or Orders under any Environmental Laws and has no knowledge of any threatened Proceedings or Orders under any Environmental Laws;

(e) has not treated, stored, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Material at any property owned or operated by any Debtor, or, to the Knowledge of the Debtors owned or operated any property or facility which is or has been contaminated by any Hazardous Material, in each case, as would reasonably be expected to give rise to any current or future liabilities under any Environmental Laws; and

(f) has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials; except in each case of clauses (a) through (f) above, that which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

3.12.	Compliance with ERISA.

(a) Section 3.12(a) of the Debtor Disclosure Schedule sets forth a complete and accurate list of all material Benefit Plans. “Benefit Plans” means any of the following (whether written or unwritten): (i) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan, (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat plan or any qualified or nonqualified deferred compensation or retirement plan or arrangement, or (iii) any other plan, policy, program or Contract which provides compensation or benefits, including any severance Contract or plan,

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personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, fringe benefit plan or program, bonus or incentive plan, equity, equity appreciation, stock option, restricted stock, phantom stock, stock bonus or deferred bonus or compensation plan, salary reduction, change-of-control or employment Contract (or consulting Contract with a former employee or otherwise), maintained, administered or contributed to by any Debtor, or with respect to which any Debtor has, or could reasonably be expected to have any liability for, on behalf of, or with respect to any current or former employees, leased employees, dependents, beneficiaries, officers, directors, managers or independent contractors of any Debtor or predecessor thereof. Each Benefit Plan has been administered and maintained in compliance in all material respects with its terms and the requirements of any applicable Laws, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code, and, to the Knowledge of the Debtors, no circumstances exist that are likely to result in the loss of the qualification of any such Benefit Plan. No Benefit Plan is currently subject to any claims, investigations, or audits (and to the Knowledge of the Debtors none are contemplated or threatened) by any Governmental Body (other than routine claims for benefits) which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

(b) None of the Benefit Plans are, and neither the Debtors nor any of their respective ERISA Affiliates maintain, contribute to, have an obligation to contribute to, or have or could reasonably be expected to have any liability with respect to, or in the past six (6) years has maintained, contributed to, had an obligation to contribute to, or had any liability with respect to, (i) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA or Section 413(c) of the Code), whether or not subject to Title IV of ERISA; (ii) a multiple employer plan (within the meaning of Section 413(c) of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) a “voluntary employee beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) a plan subject to Title IV of ERISA or Section 412 or Section 4971 of the Code.

(c) No Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, consultants or individuals whose employment with any Debtor has terminated or the spouses or dependents of any of the foregoing (except for limited continued medical and dental benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state law and at the sole cost of such former employee, spouse or other dependent).

(d) Except as set forth in Section 3.12(d) of the Debtor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of any Debtor; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in

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the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of any Debtor has or will obtain a right to receive a gross up payment from any Debtor with respect to any excise or additional income taxes that may be imposed upon such individual pursuant to Section 409A of the of the Code, Section 4999 of the Code or otherwise.

(e) Neither the Debtors nor any of their respective ERISA Affiliates, any Benefit Plan, any trust created thereunder, nor, to the Knowledge of the Debtors, any trustee, fiduciary or administrator thereof has engaged in a transaction in connection with which any of the Debtors or any of their respective ERISA Affiliates, any Benefit Plan, any such trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to a civil penalty or Tax under ERISA or the Code, including a civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or Section 4976 of the Code, except any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(f) There is no Benefit Plan of any Debtor, or any of ERISA Affiliate or predecessor of any Debtor, subject to the Laws of a jurisdiction other than the United States for which liability remains outstanding or for which any Debtor could reasonably be expected to have any liability.

3.13. Compliance with Anti-Corruption, Money Laundering and Import Laws; Export Controls and Economic Sanctions.

(a) During the past five (5) years, none of the Debtors nor, to the Knowledge of the Debtors, any of the officers, directors, employees, agents, consultants, representatives, or other Persons acting on behalf of any of the Debtors, has: (i) directly or indirectly, given, promised, offered, authorized the offering of, or paid anything of value to any public official or employee of any Governmental Body, in each case, for purposes of (A) influencing any official act or official decision of such public official or employee, (B) inducing such public official or employee to do or omit to do any act in violation of such official’s or employee’s lawful duty, (C) securing any improper advantage or (D) inducing such public official or employee to use such official’s or employee’s influence with a Governmental Body, or commercial enterprise owned or controlled by any Governmental Body (including state owned or controlled facilities), in order to assist any of the Debtors in obtaining or retaining business; or (ii) taken any action in violation of any applicable anticorruption Law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the U.K. Bribery Act of 2010 and any other applicable anti-corruption or anti-bribery Law of any Governmental Body of any jurisdiction applicable to any of the Debtors or any of their respective businesses or operations. There is no pending or, to the Knowledge of the Debtors, threatened Proceeding with respect to any violation of any applicable anti-corruption Law relating to any of the Debtors or any of their respective businesses or operations. Each of the Debtors has in place adequate controls to ensure compliance with any applicable anti-corruption Laws.

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(b) Each of the Debtors is in material compliance, and at all times during the past five (5) years has materially complied, with all applicable Laws relating to the prevention of money laundering of any Governmental Body applicable to it or its property or in respect of its operations, including all applicable criminal Laws and all applicable financial record-keeping, customer identification, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (the “Money Laundering Laws”). No Proceeding by or before any Governmental Body involving any of the Debtors with respect to the Money Laundering Laws is pending or, to the Knowledge of the Debtors, threatened.

(c) Each of the Debtors has at all times during the past five (5) years been in material compliance with all applicable trade Laws, including import and export control Laws, economic/trade embargoes and sanctions, and anti-boycott Laws, and, except as authorized by the applicable Governmental Body or Governmental Bodies, has not: (i) exported, re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. International Traffic In Arms Regulations (“ITAR”) (22 C.F.R. § 120 et seq.), or the Export Administration Regulations (the “Export Regulations”) (15 C.F.R. § 730 et seq.), or the economic sanctions programs administered by the U.S. Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.); (ii) entered into, funded, financed, or facilitated any activities, business or transaction that is prohibited under any applicable trade Law or with or for the benefit of any Person subject to economic or trade sanctions under applicable trade Laws, including any Person (A) designated as a Specially Designated National by OFAC, (B) on the Denied Persons, Entity, or Unverified Lists of the U.S. Bureau of Industry and Security or (C) on the Debarred List of the Directorate of Defense Trade Controls of the U.S. Department of State; (iii) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. export controls and economic/trade sanctions; (iv) manufactured any defense article (as defined in the ITAR, “Defense Article”), including within the United States, and without regard to whether such Defense Article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls of the U.S. Department of State; (v) imported any goods except in compliance with the import and customs Laws of the United States, including Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by U.S. Customs and Border Protection and the U.S. Department of Commerce; or (vi) materially violated the anti-boycott prohibitions, or materially failed to comply with the reporting requirements, of the Export Regulations and the Tax Reform Act of 1976 (26 U.S.C. § 999).

3.14. Absence of Certain Changes or Events. Since June 30, 2020, and excluding any transactions effected in connection with the Chapter 11 Cases that are specifically contemplated by the RSA, (a) each Debtor has conducted its businesses in the Ordinary Course of Business except as set forth in Section 3.14 of the Debtor Disclosure Schedule, (b) there has not been any change with respect to any material finance or Tax accounting elections, methods, principles or practices of any Debtor, (c) no Debtor has incurred any physical damage, destruction, loss or casualty to its property or assets with a value, individually or in the aggregate, in excess of $1,000,000 (whether or not covered by insurance).

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3.15. Material Contracts.

(a) Each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable Debtor and, to the Knowledge of the Debtors, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Except as set forth on Section 3.15(a) of the Debtor Disclosure Schedule, neither the Debtors nor, to the Knowledge of the Debtors, any other party to any Material Contract is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder, except for breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(b) The Debtors have not received any written notice from any lessor (including copies of any such notices provided to the Debtors by third party operators) under any of the Leases seeking to terminate, cancel or rescind any Lease, and the Debtors have not received any written notice from any lessor under any of the Leases (including copies of any such notices provided to the Debtors by third party operators) alleging any default or event or circumstance which, with the giving of notice or the passage of time or both, would give rise to a default under any the Leases, except (i) where such termination, cancelation, rescission or default would not reasonably be expected to have a material adverse effect on the Debtors taken as a whole or (ii) in connection with the commencement of the Chapter 11 Cases.

3.16. Financial Statements; No Undisclosed Liabilities. The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows for the fiscal year ended December 31, 2019 (the “Audited Financial Statements”), and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2020, and the related unaudited consolidated statements of operations, shareholders’ equity, and cash flows for the fiscal quarter ended June 30, 2020, in the form attached to the Draft 10-Q (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), were prepared in accordance with GAAP, applied on a consistent basis for the periods involved, and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the date thereof and the results of their operations for the period then ended. Except as set forth in Section 3.16 of the Debtor Disclosure Schedule, there are no liabilities or obligations of the Debtors of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than (a) liabilities or obligations set forth on the face of the balance sheet included in the Financial Statements, (b) liabilities or obligations which were incurred in the Ordinary Course of Business after June 30, 2020, (c) liabilities or obligations incurred in connection with the Contemplated Transactions, and (d) liabilities or obligations that, individually or in the aggregate, are not material to the Debtors, taken as a whole.

3.17. Title to Property. The Debtors have, and upon the consummation of the Contemplated Transactions will have, good and valid title to (or, in the case of leased assets or properties, a valid and subsisting leasehold interest in), free and clear of any Encumbrances (except for Permitted Encumbrances), all of the assets and properties reflected on the Audited Balance Sheet or acquired by any of the Debtors since the date of the Audited Balance Sheet or used by

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any of the Debtors in connection with their businesses or operations, except for (a) inventory sold, consumed, used or otherwise disposed of in the Ordinary Course of Business since the date of the Audited Balance Sheet, (b) dispositions of worn out or obsolete assets or properties since the date of the Audited Balance Sheet in the Ordinary Couse of Business, and where the failure to have good and valid title or a valid and subsisting leasehold in interest, as applicable, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. All assets and properties used by any of the Debtors in the operation of their businesses or operations are in good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such assets or properties, except where the failure to have such assets and properties in good condition and repair would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The properties and assets owned or leased by any of the Debtors, or which they otherwise have the right to use, constitute sufficient assets and properties necessary for, or reasonably required to be held for use in, the conduct of their businesses and operations in the Ordinary Course of Business.

3.18. Tax Matters. Except as set forth on Section 3.18 of the Debtor Disclosure Schedule:

(a) All material Tax Returns required to be filed by or on behalf of any Debtor, including any consolidated, combined or unitary Tax Return of which any Debtor is or was includable, have been properly prepared in all material respects and duly and timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings). All material Taxes payable by or on behalf of any Debtor directly, as part of the consolidated, combined or unitary Tax Return of another taxpayer, or otherwise, have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Audited Balance Sheet or, in the case of tax periods that begin following the date of the Audited Balance Sheet, the accounting books and records of the Debtors in respect of any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of Taxes (including any applicable statute of limitations) has been executed or filed with the IRS or any other Governmental Body by or on behalf of any Debtor (or any consolidated, combined or unitary group of which any Debtor was or is includable for Tax purposes) and no power of attorney in respect of any Tax matter is currently in force.

(b) Each Debtor has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages, and other compensation and have paid over to the appropriate Taxing Authorities or other applicable Governmental Bodies all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c) All material deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority or any other Governmental Body of the Tax Returns of or covering or including any Debtor have been fully paid, and there are no other material audits, investigations or other Proceedings by any Taxing Authority or any other Governmental Body in progress, nor has any Debtor received notice from any Taxing Authority or other applicable

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Governmental Body that it intends to conduct or commence such an audit, investigation or other Proceeding. No material issue has been raised by any Taxing Authority or other applicable Governmental Body in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed material deficiency for any subsequent taxable period. There are no material Encumbrances for Taxes with respect to any Debtor, or with respect to the assets or business of any Debtor, nor is there any such Encumbrance that is pending or threatened, other than Permitted Encumbrances.

3.19. Labor and Employment Compliance.

(a) Each Debtor is in compliance with all applicable Laws respecting labor and employment matters, including, without limitation, labor relations, terms and conditions of employment, equal employment opportunity, discrimination, harassment, retaliation, family and medical leave and other leaves of absence, disability benefits, affirmative action, employee privacy and data protection, health and safety, wage and hours, worker classification as employees or independent contractors, exempt or non-exempt, child labor, immigration, recordkeeping, Tax withholding, unemployment insurance, workers’ compensation, and plant closures and layoffs, except where the failure to comply with such applicable Laws would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. There is no, and during the past three (3) years there has been no, Proceeding pending or, to the Knowledge of the Debtors, threatened against any Debtor alleging a violation of any such applicable Law pertaining to labor or employment matters, except for any such Proceedings that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. There is no, and during the past three (3) years there has been no, Order applicable to any Debtor, arising out of any alleged violation of any Law pertaining to labor or employment matters. No Debtor has any direct or indirect material liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(b) There are no collective bargaining agreements, labor agreements, work rules or practices, or any other labor-related agreements or arrangements to which any of the Debtors is a party or otherwise subject with respect to any employee. Within the past three (3) years, no labor union, labor organization or other organization or group has (i) represented or purported to represent any employee, (ii) made a demand to any of the Debtors or, to the Knowledge of the Debtors, to any Governmental Body for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, threatened in writing or, to the Knowledge of the Debtors, verbally threatened to be brought or filed with the National Labor Relations Board or any other labor relations Governmental Body. Within the past three (3) years, there has been no actual or, to the Knowledge of the Debtors, threatened, labor arbitrations, grievances, material labor disputes, strikes, lockouts, walkouts, slowdowns or work stoppages, or picketing by any employee of any of the Debtors. None of the Debtors has committed a material unfair labor practice (as defined in the National Labor Relations Act or any similar Law) within the past three (3) years.

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(c) The Debtors have not, within the past three (3) years, effectuated an event giving rise to a notice obligation, including a “plant closing” or “mass layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act, or any analogous state or local Law), affecting, in whole or in part, any site of employment, facility or operating unit of any of the Debtors.

(d) To the Knowledge of the Debtors, no current or former employee of any Debtor is, in any material respect, in violation of any term of any employment contract, nondisclosure agreement, or non-competition agreement with any Debtor. To the Knowledge of the Debtors, no employee of any Debtor is, in any material respect, in violation of the terms of any restrictive covenant with any third party, including any former employer relating to the right of any such employee to be employed by any Debtor or to the use of trade secrets or proprietary information of others and, to the Knowledge of the Debtors, no such claims are threatened.

3.20. Related Party Transactions. Except as set forth in Section 3.20 of the Debtor Disclosure Schedule, none of the Debtors is party to any transaction, arrangement or Contract with (a) any of the current or former officers, Persons that own or hold (together with their Affiliates) more than 5% of the common stock of the Company, members of the board of directors or board of managers (or comparable governing body) or Affiliates of any of the Debtors (excluding any of the other Debtors), or (b) any immediate family member or Affiliate thereof (the Persons described in clauses (a) and (b) being referred to as, each a “Related Party” and, collectively, the “Related Parties”), in any such case other than (i) in the case of any officer or director, any Benefit Plans and (ii) obligations to pay fees to any director of any Debtor in connection with the performance of his or her service as a director of such Debtor. None of the Related Parties own any material property or right, tangible or intangible, that is used by any Debtor.

3.21. Insurance. All insurance policies of the Debtors as of the Execution Date or under which any of the Debtors or any of their respective businesses, employees, assets, liabilities or properties are insured as of the Execution Date (the “Insurance Policies”) are in full force and effect, and, except to the extent any such Insurance Policy has been replaced after the Execution Date with comparable substitute insurance coverage that will remain in full force and effect immediately following the Closing, will remain in full force and effect immediately following Closing. All premiums payable under the material Insurance Policies have been paid to the extent such premiums are due and payable. The Debtors have otherwise complied with the terms and conditions of, and their obligations under, all of the material Insurance Policies in all material respects, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under any of the material Insurance Policies. To the Knowledge of the Debtors, there is no threatened termination or material alteration of coverage under, any of the Insurance Policies. During the past three (3) years, no claims have been denied under the Insurance Policies and the Debtors have not (a) had a claim rejected or a payment denied by any insurance provider, (b) had a claim under any Insurance Policy in which there is an outstanding reservation of rights or (c) had the policy limit under any Insurance Policy exhausted or materially reduced, except for any such rejection, denial, reservation, exhaustion or reduction that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The insurance maintained by or on behalf of the Debtors is adequate to insure against such losses and risks as are prudent and customary in the businesses in which they are engaged.

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3.22. SEC Reports and Bankruptcy Documents. Since December 31, 2018, the Company has filed all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) with the SEC as required by the Securities Act or the Exchange Act. The Disclosure Statement, the monthly operating reports and the other pleadings filed with the Bankruptcy Court (collectively, the “Bankruptcy Documents”), when filed with the Bankruptcy Court, the SEC Reports, when they became effective or were filed with the SEC, and the Draft 10-Q, when delivered to counsel to the Backstop Parties on August 13, 2020, as the case may be, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects, in the case of the Bankruptcy Documents, with the requirements of the Bankruptcy Code, and in the case of the SEC Reports and the Draft 10-Q, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Securities Act, the Exchange Act and SOX, as the case may be. The Company shall file its Form 10-Q quarterly report for the quarter ended June 30, 2020 with the Securities and Exchange Commission on August 17, 2020, and such filing (including the Interim Financial Statements attached thereto) shall be in substantially the form of the Draft 10-Q.

3.23. Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and, to the Knowledge of the Debtors, there are no material weaknesses in the Company’s internal control over financial reporting as of the Execution Date.

3.24. Disclosure Controls and Procedures. The Company (a) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that the Company files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (b) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Controller of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company’s board of directors (i) all material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect their ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.25. Investment Company Act. None of the Debtors is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

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3.26. Oil and Gas Matters.

(a) All rentals, royalties and other burdens on production and expenses relating to or arising from the Debtors’ ownership or operation of the Oil and Gas Properties, the production of Hydrocarbons or the receipt of proceeds therefrom, have been, and are being, paid (timely and before the same become delinquent) by the Debtors, except where the failure to make such payment would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(b) The Debtors have incurred no expenses, and have made no commitments to make expenditures in excess of $250,000 in connection with the ownership or operation of the Oil and Gas Properties following the Execution Date, other than routine capital and operating expenditures incurred in the normal operation of existing wells on the Oil and Gas Properties.

(c) There are no Imbalances arising with respect to the Oil and Gas Properties, except where such Imbalances would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(d) Except as otherwise reflected in the Reserve Report attached as Section 3.26(d) of the Debtor Disclosure Schedule, there are no Wells located on the Leases or lands covered thereby that: (i) any Debtor is currently obligated (directly or indirectly) by Law or Contract to incur material costs to plug and abandon; (ii) any Debtor will be obligated (directly or indirectly) by Law or Contract to incur material costs to plug or abandon with the lapse of time or notice or both because the Well is presently not currently capable of producing in commercial quantities; or (iii) have been plugged and abandoned but have not been plugged in material compliance with all applicable requirements of each regulatory authority having jurisdiction over the Oil and Gas Properties. No Debtor is obligated by virtue of any material take-or-pay payment, advance payment or other similar payment (other than gas balancing arrangements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

(e) There exists no material agreements or arrangements by or binding upon any of the Debtors for the sale of production from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) at a fixed price and have a maturity or expiry date of longer than six (6) months from the Execution Date other than agreements or arrangements which are cancelable with 90 days’ notice or less without penalty or detriment. The Debtors are presently receiving payment for all production from (or attributable to) Oil and Gas Properties covered by a production sales contract which is computed in accordance with the terms of such contract, and are not having deliveries of gas from any Oil and Gas Properties subject to a production sales contract curtailed substantially below such property’s delivery capacity. None of the Debtors is taking any of its production from the Oil and Gas Properties in kind and all production is being sold by the operator of the Leases and Wells pursuant to the applicable joint operating agreements.

3.27. Takeover Statutes. No Takeover Statute is applicable to this Agreement, the Backstop Commitment, the Put Option Premium, or any of the Contemplated Transactions.

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4. Representations and Warranties of the Backstop Parties. Each Backstop Party, severally and not jointly, hereby represents and warrants to the Debtors as set forth in this Section 4. Each representation and warranty of each Backstop Party is made as of the Execution Date and as of the Effective Date:

4.1. Organization of Such Backstop Party. Such Backstop Party is duly incorporated, organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

4.2. Authority; No Conflict.

(a) Such Backstop Party (i) has the requisite corporate, partnership or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and, subject to the entry of the Backstop Order, (B) to perform and consummate the transactions contemplated hereby, and (ii) has taken all necessary corporate, partnership or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery by such Backstop Party of this Agreement and (y) the performance and consummation of the transactions contemplated hereby by such Backstop Party. This Agreement has been duly executed and delivered by such Backstop Party. This Agreement constitutes the legal, valid and binding obligation of such Backstop Party, enforceable against such Backstop Party in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity).

(b) Neither the execution and delivery by such Backstop Party of this Agreement nor (subject to the entry of the Backstop Order) the performance or consummation by such Backstop Party of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of such Backstop Party;

(ii) contravene, conflict with or result in a violation of any Law or Order to which such Backstop Party or any of the properties, assets, rights or interests owned, leased or used by such Backstop Party are bound or may be subject; or

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any material Contract to which such Backstop Party is a party or which any of the properties, assets, rights or interests owned, leased or used by such Backstop Party are bound or may be subject;

except, in the case of clauses (ii) and (iii) above, where such occurrence, event or result would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

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Except (x) for any required filings under the HSR Act or other applicable competition Laws, (y) for Consents which have been obtained, notices which have been given and filings which have been made, and (z) where the failure to give any notice, obtain any Consent or make any filing would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement, such Backstop Party is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Backstop Party of this Agreement or the consummation or performance by such Backstop Party of any of the transactions contemplated hereby.

4.3. Backstop Securities Not Registered. Such Backstop Party understands that the Backstop Securities have not been registered under the Securities Act. Such Backstop Party also understands that the Backstop Securities are being offered and sold pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act based in part upon such Backstop Party’s representations contained in this Agreement, and such Backstop Party will not sell the Backstop Securities unless subsequently registered under the Securities Act or an exemption from registration is available.

4.4. Acquisition for Own Account. Such Backstop Party is acquiring the Backstop Securities for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act. Subject to the foregoing, by making the representations herein, such Backstop Party does not agree to hold its Backstop Securities for any minimum or other specific term and reserves the right to dispose of its Backstop Securities at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements under the Securities Act and any applicable state securities Laws.

4.5. Qualified Institutional Buyer. Such Backstop Party is a Qualified Institutional Buyer and has such knowledge and experience in financial and business matters that such Backstop Party is capable of evaluating the merits and risks of its investment in the Backstop Securities. Such Backstop Party understands and is able to bear any economic risks of such investment. Notwithstanding anything to the contrary herein, nothing contained in any of the representations, warranties or acknowledgments made by any Backstop Party in this Section 4.5 will operate to modify or limit in any respect the representations and warranties of the Debtors or to relieve the Debtors from any obligations to the Backstop Parties for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

4.6. Proceedings. There are no pending, existing, instituted, outstanding or, to the knowledge of such Backstop Party, threatened Proceedings against such Backstop Party which, if adversely determined, would reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

4.7. Sufficiency of Funds. On the Business Day on which the Deposit Deadline occurs, such Backstop Party will have available funds sufficient to pay such Backstop Party’s Aggregate Purchase Price.

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4.8. Access to Information. Such Backstop Party acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Debtors and to obtain additional information that it has requested to verify the accuracy of the information contained herein.

4.9. Party to RSA. Such Backstop Party has duly and validly executed and delivered the RSA, and the RSA constitutes a valid and binding obligation of such Backstop Party, enforceable against such Backstop Party in accordance with its terms.

4.10. No Brokers Fee. Such Backstop Party is not a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering.

4.11. Ownership of Claims. As of the date hereof, such Backstop Party or its Affiliates, as applicable, were, collectively, the beneficial owner (or investment advisor or manager for the beneficial owner) of the aggregate principal amount of Notes Claims indicated in the RSA, and (subject to the signature page limitations set forth in the RSA), has full power to vote and dispose thereof, and has not entered into any agreement to transfer the foregoing where such transfer would prohibit such Backstop Party from complying with its obligations hereunder or under the RSA.

5. Covenants of the Debtors. Each of the Debtors hereby, jointly and severally, covenants and agrees with the Backstop Parties as set forth in this Section 5.

5.1. Approval of this Agreement. On the Petition Date, the Debtors shall file a motion and supporting papers (the “Backstop Motion”) seeking an order of the Bankruptcy Court (which may be included as part of the Disclosure Statement Order or the Confirmation Order), which order (the “Backstop Order”) shall be consistent with the RSA and this Agreement and shall (a) authorize and approve (i) this Agreement and the execution, delivery and performance by the Debtors of this Agreement, (ii) the Debtors’ assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code, (iii) the payment of the fees, expenses and other amounts required to be paid by the Debtors hereunder (including the Backstop Expenses and the Put Option Premium (including, if applicable, the Put Option Premium Cash Amount)), which shall constitute allowed administrative claims against the Debtors’ estates under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and (iv) the indemnification and contribution provisions set forth herein, (b) release and exculpate the Backstop Parties and their respective Affiliates and Representatives from any liability for participation in the transactions contemplated hereby or any of the other Contemplated Transactions, (c) authorize and approve all documents, instruments, agreements and other materials entered into, delivered, distributed or otherwise used in connection with the Rights Offering (including the Rights Offering Procedures and the accompanying subscription form), and (d) otherwise be in form and substance reasonably satisfactory to the Required Backstop Parties; provided, that the signature pages, exhibits and schedules to any copy of this Agreement that is filed with the Bankruptcy Court shall be subject to redaction as the Required Backstop Parties determine, including redacting (x) the names of the Backstop Parties, and (y) the Backstop Commitment Percentage of each Backstop Party. The Debtors shall support and use commercially reasonable efforts to (A) obtain Bankruptcy Court approval of the Backstop Order as soon as

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practicable after the Petition Date, and in no event more than forty-five (45) days thereafter, (B) obtain a waiver of Bankruptcy Rule 6004(h) and request that the Backstop Order be effective immediately upon its entry by the Bankruptcy Court, which Backstop Order shall not be revised, modified, or amended by any other Order of the Bankruptcy Court, and (C) fully support the Backstop Motion and any application seeking Bankruptcy Court approval and authorization to pay the expenses and other amounts required to be paid by the Debtors hereunder (including the Put Option Premium and the Backstop Expenses), as allowed administrative claims against the Debtors’ estates.

The Debtors shall provide the Backstop Parties and counsel to the Backstop Parties identified in Section 12(a) hereof with a copy of the proposed Backstop Order together with copies of any briefs, pleadings and motions related thereto, for review and comment by the Backstop Parties and such counsel a reasonable period of time prior to filing such proposed Backstop Order (or any such briefs, pleadings or motions related thereto) with the Bankruptcy Court (but in no event less than three (3) Business Days prior to such filing). Any comments received by the Debtors from the Backstop Parties or such counsel with respect to the Backstop Order (or any briefs, pleadings or motions related thereto) shall be considered by them in good faith and, to the extent the Debtors disagree with, or determine not to incorporate, any such comments, they shall inform the Backstop Parties thereof and discuss the same with the Backstop Parties. Any amendments, modifications, changes or supplements to the Backstop Order sought by the Debtors shall be in form and substance acceptable to the Required Backstop Parties. If the Backstop Order or any other Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Backstop Order or any such other Order), the Debtors shall diligently defend against any such appeal, petition or motion and shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion. The Debtors shall keep the Backstop Parties reasonably informed and updated regarding the status of any such appeal, petition or motion.

5.2. Exit Facility. The Debtors shall take all commercially reasonable actions to enter into and consummate, on or prior to the Effective Date the financing contemplated by the Exit Facility Term Sheet, including by using their commercially reasonable efforts to (a) negotiate, execute and deliver the Exit Facility Documents and (b) satisfy all conditions in the Exit Facility Documents. The Debtors shall promptly provide copies of all drafts and final execution copies of all Exit Facility Documents for review and comment by, and the reasonable approval of, the Required Backstop Parties. The Exit Facility Documents shall be consistent in all material respects with the terms set forth in the Exit Facility Term Sheet, except as otherwise agreed by the Required Backstop Parties. Notwithstanding the foregoing, each of the Debtors acknowledges and agrees that neither the Backstop Parties nor any of their respective Affiliates or Representatives shall have any responsibility for the Exit Facility and shall not be liable or otherwise responsible for any statements, assertions, facts, projections, forecasts, data or other information contained or referred to in any materials prepared by or on behalf of the Debtors, the agents or lenders under the Exit Facility, or any of their respective Affiliates or Representatives in connection with the Exit Facility.

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5.3. Conditions Precedent. The Debtors shall use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 7.1 hereof and the Plan (including procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, Persons (including Governmental Bodies) which may be necessary or required on its part in order to consummate or effect the transactions contemplated herein).

5.4. Notification. The Debtors shall: (a) on reasonable request by any of the Backstop Parties, cause the Rights Offering Subscription Agent to notify each of the Backstop Parties in writing of the aggregate principal amount of Rights Offering Securities that Rights Offering Participants have subscribed for pursuant to the Rights Offering as of the close of business on the Business Day preceding such request or the most recent practicable time before such request, as the case may be, and (b) following the Subscription Instruction and Payment Deadline, (i) cause the Rights Offering Subscription Agent to notify each of the Backstop Parties in writing, within three (3) Business Days after the Subscription Instruction and Payment Deadline, of the aggregate principal amount of Unsubscribed Securities and (ii) timely comply with their obligations under Section 1.1(b) hereof.

5.5. Use of Proceeds. The Debtors shall use the net cash proceeds from the sale of the Rights Offering Securities from the Rights Offering and the sale of the Backstop Securities pursuant to this Agreement solely for the purposes set forth in the Plan.

5.6. HSR Act and Foreign Competition Filings. The Debtors shall promptly prepare and file all necessary documentation and effect all applications, if any, that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Backstop Securities hereunder, the issuance and purchase of Rights Offering Securities in connection with the Rights Offering, or any of the other Contemplated Transactions in time for such transactions to be consummated within the timeframes contemplated hereunder and under the RSA, and not take any action, or fail to take any action, that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Without limiting the provisions of Section 2.2, the Debtors shall bear all costs and expenses of the Debtors and the Backstop Parties in connection with the preparation or the making of any filing under the HSR Act or applicable foreign competition Laws, including any filing fees thereunder.

5.7. Royalty Class Action Settlement. The Debtors shall, to the extent known by the Debtors, (i) notify counsel for the Backstop Parties as soon as reasonably practicable if the Royalty Class Action Settlement is terminated or if members of the Royalty Class Action Class who have Royalty Class Action Claims which, in the aggregate, exceed ten percent (10%) of the Settlement Cash Proceeds elect to opt-out of the Royalty Class Action Settlement, and (ii) provide counsel for the Backstop Parties, as soon as reasonably practicable upon request, with an update regarding the status of the responses from the members of the Royalty Class Action Class.

5.8. RSA Covenants. Each of the covenants and agreements set forth in Section 6 of the RSA (as in effect on the Execution Date) (collectively, the “Debtors RSA Covenants”), are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Debtors RSA Covenants shall

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be made so that the Debtors RSA Covenants can be applied in a logical manner in this Agreement), and the Debtors shall perform, abide by and observe, for the benefit of the Backstop Parties, all of the Debtors RSA Covenants as incorporated herein and modified hereby, and without giving effect to any amendment, modification, supplement, forbearance, waiver or termination of or to any of the Debtors RSA Covenants that are made or provided under the terms of the RSA, other than any amendment, modification, supplement, forbearance, waiver or termination of or to any of the Debtors RSA Covenants which (a) the Required Backstop Parties have provided their prior written consent or (b) have the effect of making such RSA Covenant more favorable to the Required Backstop Parties, as determined by the Required Backstop Parties in their sole discretion. The Debtors shall not assert, or support any assertion by any third party, that the Debtors RSA Covenants, as incorporated herein and modified hereby, are not enforceable by the Backstop Parties by reason of the fact that the Debtors RSA Covenants are included in a Contract that was entered into by the Debtors prior to the Petition Date or otherwise, or that the Required Backstop Parties shall be required to obtain relief from the automatic stay from the Bankruptcy Court as a condition to the right of the Required Backstop Parties to terminate this Agreement pursuant to Section 8(b) on account of a breach or violation of any of the Debtors RSA Covenants. For the avoidance of doubt, for purposes of applying the Debtors RSA Covenants to this Agreement, the term “Required Consenting Creditors” used in the Debtors RSA Covenants shall mean and be a reference to the “Required Backstop Parties”.

5.9. Access. Each of the Debtors shall provide, and direct its employees, officers, advisors, and other representatives to cooperate and work in good faith with and provide, to the Backstop Parties and their respective advisors (i) reasonable access to the Debtors’ books and records during normal business hours on reasonable advance notice to the Debtors’ representatives and without disruption to the operation of the Debtors’ business, (ii) reasonable access to the management and advisors of the Debtors on reasonable advance notice to such Persons and without disruption to the operation of the Debtors’ business and (iii) such other information or access as reasonably requested by the Backstop Parties or their respective legal and financial advisors; provided that such Backstop Parties and their respective advisors shall enter into confidentiality agreements or nondisclosure agreements with the Debtors in connection with such access.

6. Covenants of the Backstop Parties.

6.1. Conditions Precedent. Each Backstop Party shall use its commercially reasonable efforts to satisfy or cause to be satisfied on or prior to the Effective Date all of the conditions precedent applicable to such Backstop Party set forth in Section 7.2 hereof; provided, however, that nothing contained in this Section 6.1 shall obligate the Backstop Parties to waive any right or condition under this Agreement, the RSA, the Plan or any of the other Definitive Documents.

6.2. HSR Act and Foreign Competition Filings. Each Backstop Party shall promptly prepare and file all necessary documentation and effect all applications, if any, that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Backstop Securities hereunder, the issuance and purchase of Rights Offering Securities in connection with the Rights Offering or any of the other Contemplated Transactions within the

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timeframes contemplated hereunder and in the RSA, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Notwithstanding anything to the contrary herein, none of the Backstop Parties (or their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to (a) disclose to any other party hereto any information contained in its HSR Notification and Report Form (if any) or filings under any applicable foreign competition Laws (if any) that such party, in its sole discretion, deems confidential, except as may be required by applicable Laws as a condition to the expiration or termination of all applicable waiting periods under the HSR Act and any applicable foreign competition Laws, (b) agree to any condition, restraint or limitation relating to its or any of its Affiliates’ ability to freely own or operate all or a portion of its or any of its Affiliates’ businesses or assets, (c) hold separate (including by trust or otherwise) or divest any of its or any of its Affiliates’ businesses or assets, or (d) hold separate (including by trust or otherwise) or divest any assets of any of the Debtors. Without limiting the provisions of Section 2.2, the Debtors shall bear all costs and expenses of the Debtors and the Backstop Parties in connection with the preparation or the making of any filing under the HSR Act or any applicable foreign competition Laws, including any filing fees thereunder.

7. Conditions to Closing.

7.1. Conditions Precedent to Obligations of the Backstop Parties. The obligations of the Backstop Parties to subscribe for and purchase Backstop Commitment Securities pursuant to their respective Backstop Commitments are subject to the satisfaction (or waiver in writing by the Required Backstop Parties) of each of the following conditions on or prior to the Effective Date:

(a) RSA. None of the following shall have occurred: (i) the RSA shall not have been terminated by any party thereto, (ii) the RSA shall not have been invalidated or deemed unenforceable by the Bankruptcy Court or any other Governmental Body, (iii) no Consenting Creditor Termination Event shall have occurred which was not waived in writing (including by e-mail) by the Required Backstop Parties (disregarding whether any such Consenting Creditor Termination Event was waived in writing by the Required Consenting Creditors), and (iv) there shall not be continuing any cure period with respect to any event, occurrence or condition that would permit the Required Consenting Creditors to terminate the RSA in accordance with its terms (disregarding whether the Required Consenting Creditors waived any Consenting Creditor Termination Event that would arise out of the failure to cure such event, occurrence or condition).

(b) Plan and Plan Supplement. The Plan, as confirmed by the Bankruptcy Court, shall be consistent in all material respects with the RSA. The Plan Supplement (including all schedules, documents and forms of documents contained therein or constituting a part thereof) and the Definitive Documents shall be consistent in all material respects with the terms of this Agreement and the RSA.

(c) Disclosure Statement. The Disclosure Statement shall be consistent in all material respects with the terms of this Agreement and the RSA.

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(d) Disclosure Statement Order. (i) The Bankruptcy Court shall have entered the Order approving the Disclosure Statement (the “Disclosure Statement Order”), (ii) the Disclosure Statement Order shall be consistent in all material respects with the terms of this Agreement and the RSA and (iii) the Disclosure Statement Order shall be a Final Order.

(e) Confirmation Order. (i) The Bankruptcy Court shall have entered the Confirmation Order, (ii) the Confirmation Order shall be consistent in all material respects with the terms of this Agreement and the RSA and (iii) the Confirmation Order shall be a Final Order. Without limiting the generality of the foregoing, the Confirmation Order shall contain the following specific findings of fact, conclusions of Law and Orders: (A) the Specified Issuances described in clause (a) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code; (B) each of the Specified Issuances described in clauses (b) - (d) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or another available exemption from the Securities Act registration requirements; (C) the solicitation of acceptance or rejection of the Plan by the Backstop Parties and/or any of their respective Related Persons (if any such solicitation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable non-bankruptcy law and, as such, the Backstop Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code; and (D) the participation by the Backstop Parties and/or any of their respective Related Persons in the offer, issuance, sale or purchase of any security offered, issued, sold or purchased under the Plan (if any such participation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code.

(f) Backstop Order. The Bankruptcy Court shall have entered the Backstop Order, and the Backstop Order shall be consistent in all material respects with the terms of this Agreement and this Agreement and shall otherwise be in form and substance acceptable to the Required Backstop Parties, and the Backstop Order shall be a Final Order.

(g) Conditions to Effectiveness of Plan. The conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived with the prior written consent of the Required Backstop Parties) in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(h) Rights Offering and Backstop. (i) The Rights Offering shall have been conducted and consummated in accordance with the Plan and this Agreement, (ii) all Rights Offering Securities and Backstop Securities shall have been (or concurrently with the Closing will be) issued and sold in connection with the Rights Offering and/or pursuant to this Agreement, and (iii) the Debtors shall have received (or concurrently with the Closing will receive) net cash proceeds from the issuance and sale of Rights Offering Securities and Backstop Securities in an aggregate amount of not less than the Rights Offering Amount.

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(i) Exit Facility Documents. (i) Each of the Exit Facility Documents shall (A) have been (or concurrently with the Closing will be) executed and/or delivered by the Debtors and each other Person required to execute and/or deliver the same, (B) be consistent in all material respects with the terms of this Agreement and the RSA, (C) be in full force and effect, and (D) be in form and substance acceptable to the Required Backstop Parties, (ii) all conditions to closing of the transactions contemplated by the Exit Facility (as set forth in the Exit Facility Documents) shall have been satisfied (or waived by the requisite Person(s)).

(j) Stockholders Agreement. The Company shall have executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be (i) consistent in all material respects with the terms of the RSA and this Agreement and otherwise in form and substance acceptable to the Required Backstop Parties and (ii) in full force and effect.

(k) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement, and the Registration Rights Agreement shall be (i) consistent in all material respects with the terms of the RSA and this Agreement and otherwise in form and substance acceptable to the Required Backstop Parties and (ii) in full force and effect.

(l) New Convertible Notes Indenture. The Company and the New Convertible Notes Indenture Trustee shall have executed and delivered the New Convertible Notes Indenture, the New Convertible Notes Indenture shall have been issued, and the New Convertible Notes Indenture shall be (i) consistent in all material respects with the terms of the RSA and this Agreement and otherwise in form and substance acceptable to the Required Backstop Parties and (ii) in full force and effect.

(m) Warrant Agreements. The Company and the warrant agent with respect to the New Warrants shall have executed and delivered the Warrant Agreements, and the Warrant Agreements shall be (i) consistent in all material respects with the terms of the RSA and this Agreement and otherwise in form and substance acceptable to the Required Backstop Parties and (ii) in full force and effect.

(n) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to any of the Backstop Parties or any of the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including each of the Specified Issuances) impossible, illegal or void.

(o) Notices and Consents. All Governmental Body and material third party notifications, filings, waivers, authorizations and other Consents, including Bankruptcy Court approval, necessary or required for the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions or the effectiveness of the Plan, shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and all applicable waiting periods (including the waiting period under the HSR Act or any other applicable competition Laws (and any extensions thereof)) shall have expired without any action being taken or threatened by any Governmental Body that would restrain, prevent or otherwise impose materially adverse conditions on any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions.

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(p) Representations and Warranties. Each of (i) the representations and warranties of the Debtors in this Agreement (other than the Fundamental Representations) that are not qualified as to “materiality” or “material adverse effect” shall be true and correct in all material respects, (ii) the representations and warranties of the Debtors in this Agreement (other than the Fundamental Representations) that are qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects, and (iii) the Fundamental Representations shall be true and correct in all respects, in each case of clauses (i), (ii) and (iii), at and as of the Execution Date and at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(q) Covenants. Each of the Debtors shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Debtors on or prior to the Closing.

(r) Backstop Expenses. The Debtors shall have paid all Backstop Expenses that have accrued and remain unpaid as of the Effective Date in accordance with the terms of this Agreement, and no Backstop Expenses shall be required to be repaid or otherwise disgorged to the Debtors or any other Person.

(s) Material Adverse Effect. No Material Adverse Effect shall have occurred on or after the Execution Date.

(t) Put Option Securities. The Company shall have issued and delivered the Put Option Securities in accordance with Section 1.3(a), or will issue and deliver such securities concurrently with the delivery of the Rights Offering Securities, and no portion of the Put Option Securities shall have been invalidated or avoided.

(u) Backstop Certificate. The Backstop Parties shall have received a Backstop Certificate in accordance with Section 1.1(b).

(v) No Registration; Compliance with Securities Laws. No Proceeding shall be pending or threatened by any Governmental Body that alleges that any of the Specified Issuances is not exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act or any applicable securities or “Blue Sky” laws of any state of the United States.

(w) Officer’s Certificate. The Backstop Parties shall have received on and as of the Effective Date a certificate of an executive officer of the Debtors confirming that the conditions set forth in Sections 7.1(p), 7.01(q), 7.1(s), and 7.1(z) hereof have been satisfied.

(x) Valid Issuance. The Rights Offering Securities and the Backstop Securities shall be, upon issuance, validly issued, and free and clear of all issue, stamp, transfer or similar Taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription rights and similar rights, except for any restrictions on transfer as may be imposed by applicable securities Laws or as may be provided in the New Stockholders Agreement or the New Convertible Notes Indenture, as applicable. The Put Option Securities shall be, upon issuance, fully-paid and non-assessable.

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(y) Securities of the Debtors. On the Effective Date, after giving effect to the consummation of the transactions contemplated by the Plan and this Agreement, (A) other than (i) the Rights Offering Securities issued and sold to the Rights Offering Participants pursuant to the Rights Offering and to the Backstop Parties pursuant to this Agreement, (ii) the Backstop Securities sold and/or issued to the Backstop Parties pursuant to this Agreement, (iii) the shares of New Common Stock issued pursuant to the Plan, (iv) Equity Interests of a Debtor owned solely by another Debtor (other than the Company) and (v) New Warrants, no Equity Interests of any Debtor will be issued or outstanding and (B) no pre-emptive rights, rights of first refusal, subscription rights and/or similar rights to acquire any Equity Interests of any Debtor, in any such case will be outstanding or in effect, except as may be provided in the New Stockholders Agreement, the New Convertible Notes Indenture, the Warrant Agreements or the New Corporate Governance Documents.

(z) Royalty Class Action Settlement. (A) the Bankruptcy Court shall have entered the Royalty Class Action Settlement Conditional Approval Order and such Order is in full force and effect and shall not have been reversed, stayed, modified, or amended, or (B) none of the following shall have occurred, in each case except with the prior written consent of the Required Backstop Parties: (i) the termination of the Royalty Class Action Settlement or the Royalty Class Action 9019 Settlement Agreement, (ii) the waiver, amendment, or any other modification to the terms of the Royalty Class Action Settlement or the Royalty Class Action 9019 Settlement Agreement that is adverse to the Debtors, or (iii) members of the Royalty Class Action Class who have Royalty Class Action Claims which, in the aggregate, exceed ten percent (10%) of the Settlement Cash Proceeds, elect to opt out of the Royalty Class Action Settlement.

7.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Backstop Commitment Securities to each of the Backstop Parties pursuant to this Agreement are subject to the satisfaction (or waiver in writing by the Company) of each of the following conditions precedent on or prior to the Effective Date:

(a) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order.

(b) Backstop Order. The Bankruptcy Court shall have entered the Backstop Order and the Backstop Order shall be a Final Order.

(c) Conditions to Effectiveness of Plan. The conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(d) Rights Offering. The Rights Offering shall have been consummated.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking

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any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Backstop Parties or the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including each of the Specified Issuances) impossible, illegal or void.

(f) Representations and Warranties and Covenants. (i) Each of (A) the representations and warranties of each Backstop Party in this Agreement that are not qualified as to “materiality” or “material adverse effect” shall be true and correct in all material respects and (B) the representations and warranties of each Backstop Party that are qualified as to “materiality” or “material adverse effect” shall be true and correct, in each case of clauses (A) and (B), at and as of the Execution Date and at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each Backstop Party shall have complied in all material respects with all covenants in this Agreement applicable to it, except, in any such case of clause (i) or clause (ii) above, to the extent that any such inaccuracy or non-compliance would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

8. Termination.

(a) Unless earlier terminated in accordance with the terms of this Agreement, this Agreement (including the Backstop Commitments contemplated hereby) shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earlier to occur of:

(i) the Bankruptcy Court’s entry of an Order converting any of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, appointing a trustee or custodian for any of the Debtors or dismissing any of the Chapter 11 Cases; and

(ii) the date of any termination of the RSA with respect to the Consenting Noteholders or all parties thereto or the delivery of notice of termination by any of the parties to the RSA that would have the effect of terminating the RSA with respect to the Consenting Noteholders or all parties thereto if such notice of termination was effective.

(b) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated and the transactions contemplated hereby may be abandoned at any time by the Backstop Parties effective immediately upon the giving by the Required Backstop Parties of written notice of termination to the Debtors:

(i) if (A) any of the Debtors shall have breached or failed to perform any of their respective covenants or other obligations contained in this Agreement (including covenants incorporated into this Agreement by reference), and (B) any such breach or failure to perform (x) would result in a failure of a condition set forth in Section 7.1 and (y) is not curable by the Outside Date, or, if curable or able to be performed by the Outside Date, is not cured by the Outside Date;

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(ii) if any of the conditions set forth in Section 7.1 hereof become incapable of fulfillment prior to the Outside Date;

(iii) if any of the Debtors (including by or through any of their Representatives) (A) enters into, publicly announces its intention to enter into (including by means of any filings made with any Governmental Body), or announces to any of the Backstop Parties or holders of Company Claims/Interests its intention to enter into, an agreement (including any agreement in principle, letter of intent, memorandum of understanding or definitive agreement), whether binding or non-binding, or whether subject to terms and conditions, with respect to any Alternative Transaction, (B) files any pleading or document with the Bankruptcy Court agreeing to, evidencing its intention to support, or otherwise supports, any Alternative Transaction or (C) consummates any Alternative Transaction;

(iv) if a Consenting Creditor Termination Event shall occur, without giving effect to any waivers of a Consenting Creditor Termination Event provided under the RSA (for purposes of determining the occurrence of a Consenting Creditor Termination Event, the terms “Required Consenting Noteholders” and “Required Consenting Creditors” as used in any of clauses (a)-(m) of Section 10.01 of the RSA shall be replaced with “Required Backstop Parties”);

(v) if any Law or Order has been enacted or entered by any Governmental Body that operates to prevent, restrict or alter, in any material respect, the implementation of the Plan, the Rights Offering or any of the Contemplated Transactions;

(vi) if the Backstop Order is not entered by the Bankruptcy Court on or before the date that is forty-five (45) days after the Petition Date; or

(vii) at any time after the date that is one hundred (100) days after the Petition Date (the “Outside Date”), if the Closing shall not have occurred on or prior to the Outside Date.

(c) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated at any time by the Debtors effective immediately upon the Debtors’ giving of written notice of termination to the Backstop Parties if (i) any of the Backstop Parties shall have breached or failed to perform any of their respective covenants or other obligations contained in this Agreement, or any representation or warranty of any of the Backstop Parties in this Agreement shall have become untrue (determined as if the Backstop Parties made their respective representations and warranties at all times on and after the Execution Date and prior to the date this Agreement is terminated), and (ii) any such breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.2 and (B) is not curable by the Outside Date, or, if curable or able to be performed by the Outside Date, is not cured by the Outside Date; provided, however, that if a Funding Default shall occur, the Debtors shall not be permitted to terminate this Agreement and the transactions contemplated hereby pursuant to this Section 8(c) unless Non-Defaulting Backstop Parties do not elect to commit to purchase all of the Default Securities pursuant to the process set forth in Section 1.2(c) or otherwise.

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(d) This Agreement may be terminated by mutual written agreement among each of the Debtors party hereto and the Required Backstop Parties.

(e) To the extent this Agreement is validly terminated in accordance with Section 8, within ten (10) Business Days following the termination of this Agreement, the Debtors shall pay the Put Option Premium in cash (in lieu of any Put Option Securities), in an aggregate amount equal to the Put Option Premium Cash Amount, to the Backstop Parties on a pro rata basis (determined in accordance with the terms of Section 1.3(a) hereof, as applicable) by wire transfer of immediately available funds to an account designated by each Backstop Party; provided, however, that the Put Option Premium shall not be payable in the event of (i) a termination of this Agreement by the Debtors pursuant to Section 8(c) hereof, (ii) a termination of this Agreement pursuant to Section 8(a)(ii) hereof as a result of (A) a termination of the RSA by the Debtors pursuant to clause (1) of Section 10.02(a) of the RSA or (B) a termination by the Backstop Parties pursuant to Section 10.01(i) of the RSA for failure to meet a Milestone (other than a termination thereunder for failure to meet a Milestone related to the Backstop Order, Confirmation Order and the Outside Date). The terms set forth in this Section 8(e) shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The obligations set forth in this Section 8(e) are in addition to, and do not limit, the Debtors’ obligations under Sections 2.2 and 9 hereof

(f) In the event of a termination of this Agreement in accordance with this Section 8 at a time after all or any portion of the Aggregate Purchase Price for Backstop Commitment Securities has been deposited into the Deposit Account by any of the Backstop Parties and/or all or any portion of the purchase price for Default Securities that any of the Backstop Parties elects to commit to purchase, the Backstop Parties that have deposited such amounts shall be entitled to the return of all such amounts. In such a case, the Backstop Parties and the Debtors hereby agree to execute and deliver to the Rights Offering Subscription Agent, promptly after the effective date of any such termination (but in any event no later than two (2) Business Days after any such effective date), a letter instructing the Rights Offering Subscription Agent to pay to each applicable Backstop Party, by wire transfer of immediately available funds to an account designated by such Backstop Party, an amount equal to the total amount that such Backstop Party previously deposited into the Deposit Account and is entitled to receive pursuant to this Section 8(f).

(g) In the event of a termination of this Agreement in accordance with this Section 8, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 2.2, 8, 9, 11, 12 and 13 hereof (and any defined terms used in any such Sections (but solely to the extent used in any such Sections)), and other than in respect of any liability of any party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).

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(h) Each Debtor hereby acknowledges and agrees and shall not dispute that the giving of notice of termination by the Required Backstop Parties pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Debtor hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

9. Indemnification.

(a) Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated, the Debtors hereby agree, jointly and severally, to indemnify and hold harmless (i) each of the Backstop Parties, (ii) each of the Affiliates of each of the Backstop Parties, and (iii) each of the stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons of each of the Backstop Parties and each of the Affiliates of each of the Backstop Parties (each, in such capacity, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees but excluding Taxes of the Backstop Parties, except to the extent otherwise expressly provided for in this Agreement), Taxes, interest, penalties, judgments and settlements, whether or not related to a third party claim, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of, arising out of, related to or in connection with, directly or indirectly, this Agreement, the Backstop Commitments, the Backstop Securities, the Rights Offering, any of the Definitive Documents, the Plan (or the solicitation thereof), the Chapter 11 Cases or the transactions contemplated hereby or thereby or any of the other Contemplated Transactions, or any breach by any Debtor of any of its representations, warranties and/or covenants set forth in this Agreement, or any claim, litigation, investigation or other Proceeding relating to or arising out of any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and to pay and/or reimburse each such Indemnified Party for the reasonable and documented legal or other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing (collectively, “Losses”); provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses that are determined by a final, non-appealable decision by the Bankruptcy Court to have resulted solely from any act by such Indemnified Party that constitutes fraud, gross negligence or willful misconduct. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Debtors shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Debtors on the one hand and such Indemnified Party on the other hand but also the relative fault of the Debtors, on the one hand, and such Indemnified Party, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Debtors on the one hand and all Indemnified Parties on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Debtors pursuant to the sale of the maximum principal amount of Backstop Securities that the Backstop Parties may be required to purchase pursuant to this Agreement bears to (ii) the Put Option Premium. The Debtors also agree that no Indemnified Party shall have any liability based on its exclusive or contributory negligence or otherwise to the Debtors, any Person asserting claims on behalf of or in right of the Debtors, or any other Person in connection with or as a result of this Agreement, the Backstop

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Commitments, the Backstop Securities, the Rights Offering, any of the Definitive Documents, the Plan (or the solicitation thereof), the Chapter 11 Cases or the transactions contemplated hereby or thereby or any of the other Contemplated Transactions, except as to any Indemnified Party to the extent that any Losses incurred by the Debtors resulted solely from the fraud, gross negligence or willful misconduct of such Indemnified Party, as determined by a final, non-appealable decision by the Bankruptcy Court. The terms set forth in this Section 9 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The indemnity, contribution and reimbursement obligations of the Debtors under this Section 9 are in addition to, and do not limit, the Debtors’ obligations under Sections 2.2, and 8.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any claim, litigation, investigation or other Proceeding with respect to which such Indemnified Party may be entitled to indemnification hereunder (“Actions”), such Indemnified Party will, if a claim is to be made hereunder against the Debtors in respect thereof, notify the Debtors in writing of the commencement thereof; provided, that (i) the omission to so notify the Debtors will not relieve the Debtors from any liability that they may have hereunder except to the extent (and solely to the extent) they have been actually and materially prejudiced by such failure and (ii) the omission to so notify the Debtors will not relieve the Debtors from any liability that they may have to an Indemnified Party otherwise than on account of this Section 9. In case any such Actions are brought against any Indemnified Party and such Indemnified Party notifies the Debtors of the commencement thereof, if the Debtors commit in writing to fully indemnify and hold harmless the Indemnified Party with respect to such Actions, without regard to whether the Effective Date occurs, the Debtors will be entitled to participate in such Actions, and, to the extent that the Debtors elect by written notice delivered to such Indemnified Party, to assume the defense thereof, with counsel satisfactory to such Indemnified Party, provided, that if the defendants in any such Actions include both such Indemnified Party and the Debtors and such Indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Debtors, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Party. Following the date of receipt by an Indemnified Party of such indemnification commitment from the Debtors and notice from the Debtors of their election to assume the defense of such Actions and approval by such Indemnified Party of counsel, the Debtors shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party in connection with the defense thereof after such date (other than reasonable costs of investigation and monitoring) unless (w) such Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (x) the Debtors shall not have employed counsel satisfactory to such Indemnified Party to represent such Indemnified Party at the Debtors’ expense within a reasonable time after notice of commencement of the Actions, (y) after the Debtors assume the defense of such Actions, such Indemnified Party determines that the Debtors are failing to diligently defend against such Actions in good faith or (z) any of the Debtors shall have authorized in writing the employment of counsel for such Indemnified Party.

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(c) The Debtors shall not, without the prior written consent of an Indemnified Party, effect any settlement, compromise or other resolution of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Party unless such settlement, compromise or other resolution (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on the claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(d) All amounts paid to an Indemnified Party under this Section 9 shall, to the extent permitted by applicable law, be treated for all Tax purposes as adjustments to the purchase price for the New Convertible Notes subscribed for or purchased by such Indemnified Person.

10. Survival. Except as expressly provided otherwise in this Agreement, the representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing except for covenants and agreements made in this Agreement that by their terms are to be satisfied or complied with after the Closing, which covenants and agreements shall survive until fully satisfied or complied with in accordance with their terms.

11. Amendments and Waivers. Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Required Backstop Parties and the Debtors, or in the case of a waiver, by the Required Backstop Parties (if compliance by the Debtors is being waived) or by the Required Backstop Parties and the Debtors (if compliance by any of the Backstop Parties is being waived); provided, however, that (a) the Backstop Commitment Schedule may only be updated in accordance with the terms of Section 13.1 hereof, (b) any amendment or modification to this Agreement that would have the effect of changing the Backstop Commitment Percentage of any Backstop Party shall require the prior written consent of such Backstop Party, (c) any amendment or modification to the definition of “Aggregate Purchase Price” or the allocation of the Put Option Premium among the Backstop Parties as set forth in Section 1.3 shall (in any such case) require the prior written consent of each Backstop Party adversely affected thereby, and (d) any amendment, modification or waiver to this Agreement that would adversely affect any of the rights or obligations (as applicable) of any Backstop Party set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the comparable rights or obligations (as applicable) of the Required Backstop Parties set forth in this Agreement (other than in proportion to the amount of the Backstop Commitments held by each of the Backstop Parties) shall also require the written consent of such affected Backstop Party (it being understood that in determining whether consent of any Backstop Party is required pursuant to this clause (d), no personal circumstances of such Backstop Party shall be considered). No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

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12. Notices. Except as otherwise expressly provided in this Agreement, all notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided, made or received (i) when sent by electronic mail (“e-mail”), (ii) when delivered personally, (iii) one (1) Business Day after deposit with an overnight courier service, or (iv) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid, in any such case to the parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified by like notice):

(a) if to a Backstop Party, to the address or e-mail address for such Backstop Party set forth on the Backstop Commitment Schedule, with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Erez Gilad and Brian Kelly

E-mail address: egilad@stroock.com and

bkelly@stroock.com

(b) if to the Debtors, at:

c/o Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Attention: Charles Duginski, Chief Executive Officer, and

Justin Byrne, Vice President and General Counsel

E-mail address: chuck.duginski@chaparralenergy.com and

justin.byrne@chaparralenergy.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Damian S. Schaible and Angela M. Libby

E-mail address: damian.schaible@davispolk.com and

angela.libby@davispolk.com

provided; however, that no notice, request, demand, document or other communication delivered pursuant to clause (ii), clause (iii) or clause (iv) above shall be deemed to have been duly given, provided, made or received unless and until the sending party notifies the receiving party by e-mail of such delivery (including a reasonable description thereof).

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13. Miscellaneous.

13.1. Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and, solely to the extent expressly permitted hereunder, permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the Debtors and the Required Backstop Parties. Notwithstanding the immediately preceding sentence, any Backstop Party’s rights, obligations or interests hereunder may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Party to (a) any other Backstop Party, (b) any Affiliate of a Backstop Party, or (c) any other Person not referred to in clause (a) or clause (b) above so long as such Person is approved in writing by the Required Backstop Parties and the Debtors prior to such assignment, delegation or transfer (for purposes of this clause (c), the Backstop Party proposing to make such assignment, delegation or transfer, and all of its Affiliates, shall be deemed to be Defaulting Backstop Parties for purposes of determining whether the definition of “Required Backstop Parties” has been satisfied); provided, that (x) any such assignee assumes all of the obligations of the assigning Backstop Party hereunder and agrees in writing prior to such assignment to be bound by all of the terms hereof in the same manner as the assigning Backstop Party (which writing shall contain, if the assignee is not already a Backstop Party, a certification from the assignee as to the accuracy of the representations and warranties made by each Backstop Party in Section 4 hereof as applied to such assignee), (y) any assignee of a Backstop Commitment must be a Qualified Institutional Buyer, and (z) the right to purchase Rights Offering Securities are only assignable as set forth in the Rights Offering Procedures. Following any assignment described in the immediately preceding sentence, the Backstop Commitment Schedule shall be updated by the Debtors (in consultation with the assigning Backstop Party and the assignee) solely to reflect (i)(A) the name and address of the applicable assignee or assignees, and (B) the Backstop Commitment Percentage that shall apply to such assignee or assignees as specified by the assigning Backstop Party and the assignee or assignees, and (ii) any changes to the Backstop Commitment Percentage applicable to the assigning Backstop Party as specified by the assigning Backstop Party and the assignee or assignees (it being understood and agreed that updates to the Backstop Commitment Schedule shall not result in an overall change to the aggregate Backstop Commitment Percentages for all Backstop Parties). Any update to the Backstop Commitment Schedule described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, unless otherwise agreed in any instance by the Debtors and the Required Backstop Parties (for purposes of this sentence, the Backstop Party making such assignment, and all of its Affiliates, shall be deemed to be Defaulting Backstop Parties for purposes of determining whether the definition of “Required Backstop Parties” has been satisfied), no assignment of obligations by a Backstop Party to an Affiliate of such Backstop Party will relieve the assigning Backstop Party of its obligations hereunder if any such Affiliate assignee fails to perform such obligations.

13.2. Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any such determination of invalidity, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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13.3. Entire Agreement. Except as expressly set forth herein, this Agreement and the RSA constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

13.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Agreement.

13.5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

13.6. Submission to Jurisdiction. Each party to this Agreement hereby (a) consents to submit itself to the personal jurisdiction of the federal court of the Southern District of New York or any state court located in New York County, State of New York in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion to dismiss on the grounds of forum non conveniens, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal court of the Southern District of New York or any state court located in New York County, State of New York; provided, however, that during the pendency of the Chapter 11 Cases, all such actions and disputes shall be brought in the Bankruptcy Court.

13.7. Waiver of Trial by Jury; Waiver of Certain Damages. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by Law, the Debtors hereby waive any right which they may have to claim or recover in any action or claim referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Debtors (a) certifies that none of the Backstop Parties nor any Representative of any of the Backstop Parties has represented, expressly or otherwise, that the Backstop Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Agreement, the Backstop Parties are relying upon, among other things, the waivers and certifications contained in

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this Section 13.7. Each of the Backstop Parties (i) certifies that none of the Debtors nor any Representative of any of the Debtors has represented, expressly or otherwise, that the Debtors would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Agreement, the Debtors are relying upon, among other things, the waivers and certifications contained in this Section 13.7.

13.8. Further Assurances. From time to time after the Execution Date, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

13.9. Specific Performance. The Debtors and the Backstop Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at Law would not be adequate to compensate the non-breaching party. Accordingly, the Debtors and the Backstop Parties agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each of the Debtors and each of the Backstop Parties hereby waives any defense that a remedy at Law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

13.10. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

13.11. Interpretation; Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any regulation, holding, rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Prior drafts of this Agreement or the fact that any terms or provisions have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be construed in favor of or against any party on account of its participation in any negotiations and/or drafting of this Agreement or be used as an aid of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such prior drafts.

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13.12. Several, Not Joint, Obligations. The representations, warranties, covenants and other obligations of the Backstop Parties under this Agreement are, in all respects, several and not joint or joint and several, such that no Backstop Party shall be liable or otherwise responsible for any representations, warranties, covenants or other obligations of any other Backstop Party, or any breach or violation thereof.

13.13. Disclosure. Unless otherwise required by applicable Law, the Debtors will not disclose to any Person (including by filing a copy of this Agreement with the Bankruptcy Court) any of the information set forth on the Backstop Commitment Schedule or on any of the Backstop Parties’ signature pages to this Agreement (including (x) the identities and notice information of any of the Backstop Parties, and (y) the Backstop Commitment Percentage of and/or percentage of Company Claims/Interests held by any Backstop Party), it being understood and agreed that the Backstop Commitment Schedule and each Backstop Party’s signature page to this Agreement shall be redacted to remove all such information, except for (a) disclosures made with the prior written consent of each Backstop Party whose information will be disclosed (in each case in the sole discretion of such Backstop Party), (b) disclosures to the Debtors’ Representatives who reasonably need to know such information in connection with the transactions contemplated hereby and subject to their agreement to be bound by the confidentiality provisions hereof and (c) disclosures to parties to this Agreement solely to the extent required for purposes of calculating the Adjusted Commitment Percentage of a Non-Defaulting Backstop Party; provided, however, that if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Backstop Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure to the greatest extent possible.

13.14. No Recourse Party. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties). Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Backstop Parties may be partnerships or limited liability companies, the Debtors and the Backstop Parties covenant, agree and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders or equity holders of any Backstop Party, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise), it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Backstop Party under this Agreement or for any claim or proceeding based upon, in respect of or by reason of any such obligations or their creation.

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13.15. Settlement Discussions. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce the terms of this Agreement.

13.16. No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties with respect to Section 9 hereof and (b) each No Recourse Party with respect to Section 13.14 hereof.

13.17. Arm’s Length. Each Debtor acknowledges and agrees that the Backstop Parties are acting solely in the capacity of arm’s length contractual counterparties to the Debtors with respect to the transactions contemplated hereby and the other Contemplated Transactions (including in connection with determining the terms of the Rights Offering) and not as financial advisors or fiduciaries to, or agents of, the Debtors or any other Person. Additionally, the Backstop Parties are not advising the Debtors or any other Person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. Each Debtor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and the other Contemplated Transactions, and the Backstop Parties shall have no responsibility or liability to any Debtor with respect thereto. Any review by the Backstop Parties of the Debtors, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Backstop Parties and shall not be on behalf of the Debtors.

14. Definitions.

14.1. Definitions in the RSA. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the RSA (as in effect on the Execution Date).

14.2. Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

“Actions” has the meaning given to such term in Section 9(b) hereof.

“Adjusted Commitment Percentage” means, with respect to any Non-Defaulting Backstop Party, in the case of a Funding Default committed by a Backstop Party with respect to the deposit of its Aggregate Purchase Price attributable to its Backstop Commitment Securities, a fraction, expressed as a percentage, the numerator of which is the Backstop Commitment Percentage of such Non-Defaulting Backstop Party and the denominator of which is the sum of the Backstop Commitment Percentages of all Non-Defaulting Backstop Parties.

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“Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; provided, that, for purposes of this Agreement, none of the Debtors shall be deemed to be Affiliates of any Backstop Party. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise). A Related Fund of any Person shall be deemed to be an Affiliate of such Person.

“Aggregate Purchase Price” has the meaning given to such term in Section 1.2(b) hereof.

“Agreement” has the meaning given to such term in the preamble hereof.

“Alternative Transaction” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that in each case is an alternative to, or is materially inconsistent with, one or more of the Contemplated Transactions.

“Approvals” means all approvals and authorizations that are required under the Bankruptcy Code for the Debtors to take corporate or limited liability company (as applicable) action.

“Audited Balance Sheet” has the meaning given to such term in Section 3.16 hereof.

“Audited Financial Statements” has the meaning given to such term in Section 3.16 hereof.

“Backstop Certificate” has the meaning given to such term in Section 1.1(b).

“Backstop Commitment” means, with respect to any Backstop Party, the commitment of such Backstop Party, subject to the terms and conditions set forth in this Agreement, to purchase Unsubscribed Securities pursuant to, and on the terms set forth in, Section 1.2(a) hereof; and “Backstop Commitments” means the Backstop Commitments of all of the Backstop Parties collectively.

“Backstop Commitment Percentage” means, for each Backstop Party, the percentage set forth on the Backstop Commitment Schedule opposite such Backstop Party’s name.

“Backstop Commitment Schedule” has the meaning given to such term in the preamble hereof.

“Backstop Commitment Securities” has the meaning given to such term in Section 1.2(a).

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“Backstop Expenses” means (a) all Consenting Creditor Fees and Expenses of each of the Backstop Parties payable pursuant to the terms of the RSA, (b) to the extent not included among such Consenting Creditor Fes and Expenses, all accrued but unpaid reasonable and documented fees and expenses (whether incurred prior to or after the commencement of the Chapter 11 Cases) related to the formulation, development, negotiation, documentation, and implementation of this Agreement and the transactions contemplated hereby, the Definitive Documents, and/or any amendments, waivers, consents, supplements, or other modifications to any of the foregoing, in each case, of: (i) Stroock & Stroock & Lavan LLP, as counsel to the Backstop Parties, (ii) Young Conaway Stargatt & Taylor, LLP, as local counsel to the Backstop Parties, (iii) Perella Weinberg Partners LP, as financial advisor to Stroock & Stroock & Lavan LLP and (iv) such other advisors retained by the Required Backstop Parties with the consent of the Company (such consent not to be unreasonably withheld) in connection with its representation of the Backstop Parties, in the case of a financial advisor, in accordance with the engagement letters and/or fee letters among such consultant or professional and any of the Debtors, including, without limitation, any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals or the Debtors, and (c) all filing fees (if any) required by the HSR Act or any other competition Laws and any expenses related thereto.

“Backstop Motion” has the meaning given to such term in Section 5.1 hereof.

“Backstop Order” has the meaning given to such term in Section 5.1 hereof.

“Backstop Party” and “Backstop Parties” have the meanings given to such terms in the preamble hereof.

“Backstop Securities” means, with respect to any Backstop Party, the Default Securities that such Backstop Party elects to purchase pursuant to Section 1.2(c), if any, together with such Backstop Party’s Backstop Commitment Securities and Put Option Securities.

“Bankruptcy Code” has the meaning given to such term in the recitals hereof.

“Bankruptcy Court” has the meaning given to such term in the recitals hereof.

“Bankruptcy Documents” has the meaning given to such term in Section 3.22 hereof.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

“Benefit Plan(s)” has the meaning given to such term in Section 3.12(a) hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

“Chapter 11 Cases” has the meaning given to such term in the recitals hereof.

“Closing” has the meaning given to such term in Section 2.1(a) hereof.

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“COBRA” has the meaning given to such term in Section 3.12(c) hereof.

“Code” has the meaning given to such term in Section 3.12(a) hereof.

“Company” has the meaning given to such term in the preamble hereof.

“Confirmation Order” means the Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall conform to the requirements set forth in Section 7.1(e) hereto, and shall otherwise be reasonably satisfactory to the Required Backstop Parties.

“Consent” means any consent, waiver, approval, Order or authorization of, or registration, declaration or filing with or notice to, any Governmental Body or other Person.

“Consenting Creditors RSA Covenants” has the meaning given to such term in Section 6.3 hereof.

“Contemplated Transactions” means, collectively, all of the transactions contemplated by this Agreement, the RSA and the Proposed Plan.

“Contract” means any written agreement, contract, obligation, promise, undertaking or understanding.

“Debtor Disclosure Schedule” has the meaning given to such term in Section 3 hereof.

“Debtor IP Rights” has the meaning given to such term in Section 3.9(a) hereof.

“Debtor IT Systems” has the meaning given to such term in Section 3.9(b) hereof.

“Debtor” and “Debtors” have the meanings given to such terms in the preamble hereof.

“Debtors RSA Covenants” has the meaning given to such term in Section 5.7 hereof.

“Default Purchase Right” has the meaning given to such term in Section 1.2(c) hereof.

“Default Securities” has the meaning given to such term in Section 1.2(c) hereof.

“Defaulting Backstop Party” has the meaning given to such term in Section 1.2(c) hereof.

“Defense Article” has the meaning given to such term in Section 3.13(c) hereof.

“Definitive Documents” means all of the definitive documents implementing the this Agreement, the Plan and the Contemplated Transactions, including, without limitation, the documents set forth in Section 3 of the RSA.

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“Deposit Account” has the meaning given to such term in Section 1.2(b) hereof.

“Deposit Deadline” has the meaning given to such term in Section 1.2(b) hereof.

“Disclosure Statement Order” has the meaning given to such term in Section 7.1(d) hereof.

“Draft 10-Q” has the meaning given to such term in Section 3 hereof.

“Effective Date” means the effective date of the Plan.

“e-mail” has the meaning given to such term in Section 12 hereof.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all applicable Laws and Orders relating to pollution or the regulation and protection of human health or safety as it pertains to the exposure to hazardous or toxic substances, the environment or natural resources, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. § 5101 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Water Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Atomic Energy Act, as amended (42 U.S.C. §§ 2011 et seq., 2022 et seq., 2296 et seq.); any transfer of ownership notification or approval statutes; and all counterparts or equivalents adopted, enacted, ordered, promulgated, or otherwise approved by any Governmental Body.

“Equity Interests” means, with respect to any Person, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person (in each case whether or not arising under or in connection with any employment agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate(s)” means any entity which is a member of any Debtor’s controlled group, treated as a single employer, or under common control with any Debtor, within the meaning of Section 414 of the Code or ERISA.

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“Escrow Agent” has the meaning given to such term in Section 1.2(b) hereof.

“Execution Date” has the meaning given to such term in the preamble hereof.

“Export Regulations” has the meaning given to such term in Section 3.13(c) hereof.

“Final Order” has the meaning given to such term in the Proposed Plan.

“Financial Statements” has the meaning given to such term in Section 3.16 hereof.

“Fundamental Representations” means the representations and warranties of the Debtors set forth in Sections 3.1, 3.2, 3.3(a), 3.5, 3.6 and 3.7.

“Funding Default” has the meaning given to such term in Section 1.2(c) hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governance Term Sheet” means the Governance Term Sheet attached as Exhibit E to the RSA.

“Governmental Authorization” means any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, Order, privilege, franchise, membership, entitlement, exemption, filing or registration by, with, or issued by, any Governmental Body.

“Governmental Body” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

“Hazardous Materials” means hazardous or toxic substances or wastes, solid wastes, petroleum or any fraction thereof, petroleum products or wastes, asbestos, asbestos-containing material, radioactive materials or wastes, medical wastes, or any other wastes, pollutants or contaminants regulated under any Environmental Law.

“Holder Questionnaire” has the meaning given to such term in the Rights Offering Procedures.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

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“Imbalance(s)” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Oil and Gas Properties, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indemnified Party” has the meaning given to such term in Section 9(a) hereof.

“Insurance Policies” has the meaning given to such term in Section 3.21 hereof.

“Interim Financial Statements” has the meaning given to such term in Section 3.16 hereof.

“IP Rights” has the meaning given to such term in Section 3.9(a) hereof.

“IRS” means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

“IT Systems” has the meaning given to such term in Section 3.9(b) hereof.

“ITAR” has the meaning given to such term in Section 3.13(c) hereof.

“Knowledge of the Debtors” means the collective knowledge, after reasonable and due inquiry, of the executive officers of any of the Debtors or any other officers of any of the Debtors with responsibility for the applicable subject matter. A reference to the word “knowledge” (whether or not capitalized) or words of a similar nature with respect to the Debtors means the Knowledge of the Debtors as defined in this definition.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, Governmental Authorization, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Body.

“Leases” means all of the Debtors’ respective rights, titles and interests in oil, gas, oil and gas or mineral leases, subleases and other leasehold estates created thereby, including carried interests, rights of recoupment, options, reversionary interests, convertible interests and rights to reassignment.

“Licenses and Permits” has the meaning given to such term in Section 3.10 hereof.

“Losses” has the meaning given to such term in Section 9(a) hereof.

“Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance, condition, result, state of fact, or change of fact or the worsening of any of the foregoing (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have a material adverse effect on either (a) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets or

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liabilities of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the Contemplated Transactions or the transactions contemplated by this Agreement; provided in the case of clause (a) only, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any Event after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or in securities, commodities or financial markets, including price movements in any such markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the filing or pendency of the Chapter 11 Cases or any reasonably anticipated effects thereof in each case consistent with and in accordance with the terms of the RSA and this Agreement; (iv) declarations of national emergencies or natural disasters; (v) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Unit, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; or (vi) changes resulting from the taking of any action by the Debtors after the date hereof with the prior consent of the Required Backstop Parties; provided, however, that the exceptions set forth in clauses (i), (ii), (iv) and (v) shall not apply to the extent such Event is disproportionately adverse to the Debtors and their Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

“Material Contract” means any of the following contracts or agreements (or group of related contracts or agreements) to which any of the Debtors is a party or by which any of the Debtors or any of their respective assets or properties are bound: (a) any contract or agreement that is a “material contract,” or “plans of acquisition, reorganization, arrangement, liquidation or succession” (as each such term is defined in Item 601(b)(2) or Item 601(b)(10) of Regulation S-K under the Exchange Act) or (b) any Swap Agreement (as defined in the RBL Credit Agreement).

“Money Laundering Laws” has the meaning given to such term in Section 3.13(b) hereof.

“New Common Stock” means the common stock, limited liability company membership units, or functional equivalent thereof of Reorganized Chaparral Parent (as defined in the Plan) having the terms set forth in the New Corporate Governance Documents to be issued on the Effective Date subject to the terms and conditions set forth in the RSA and the Stockholders Agreement.

“New Convertible Notes” means the 9%/13% second-lien convertible payment-in-kind notes issued pursuant to the New Convertible Notes Indenture, in an original aggregate principal amount, as of the Effective Date, of $35,000,000.

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“New Warrants” means the New Warrants-A (as defined in the Plan) and the New Warrants-B (as defined in the Plan).

“No Recourse Party” has the meaning given to such term in Section 13.14 hereof.

“Non-Defaulting Backstop Party” means, in the case of a Funding Default committed by a Backstop Party with respect to the deposit of its Aggregate Purchase Price attributable to its Backstop Commitment Securities, each Backstop Party that is not a Defaulting Backstop Party and then only to the extent of such Backstop Commitment Securities.

“OFAC” has the meaning given to such term in Section 3.13(c) hereof.

“Oil and Gas Properties” means all rights, titles, interests and estates in and to Leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature and including any interests acquired pursuant to unit agreements, pooling agreements and declarations of pooled units of the Debtors.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by the Bankruptcy Court or any other Governmental Body, whether preliminary, interlocutory or final.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Debtors, consistent with past practices of the Debtors, including as to timing and amount, and in compliance with all applicable Laws.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Outside Date” has the meaning given to such term in Section 8(b)(vii) hereof.

“Permitted Encumbrances” means (a) Encumbrances for utilities and current Taxes not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the assets of the Debtors which do not, individually or in the aggregate, adversely affect the operation of the business of the Debtors thereon, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Laws) which are not violated by the current use of the assets and properties of the Debtors, (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases and do not result from a breach, default or violation by a Debtor of any Contract or Law, and (e) any obligations, liabilities or duties created by this Agreement or any of the Definitive Documents.

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“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Body.

“Petition Date” means the date on which the Chapter 11 Cases were commenced in the Bankruptcy Court.

“Plan” has the meaning given to such term in the recitals hereof.

“Plan Supplement” means compilation of certain documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall be consistent in all material respects with (to the extent applicable) the RSA and this Agreement.

“Proceeding” means any action, claim, complaint, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding of any nature, whether civil, criminal, administrative or otherwise, direct or derivative, in Law or in equity.

“Put Option Premium” has the meaning given to such term in Section 1.3(a).

“Put Option Premium Cash Amount” means cash in an aggregate amount equal to $2,625,000.

“Put Option Securities” has the meaning given to such term in Section 1.3(a).

“Qualified Institutional Buyer” means a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act.

“Registration Rights Agreement” has the meaning given to such term in the Governance Term Sheet.

“Related Fund” means, with respect to any Person, any fund, account, or investment vehicle that is controlled or managed by (a) such Person, (b) an Affiliate of such Person, or (c) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Related Party” and “Related Parties” have the meanings given to such terms in Section 3.20 hereof.

“Related Person” means, with respect to any Person, such Person’s current and former Affiliates, members, partners, controlling persons, subsidiaries, officers, directors, managers, principals, employees, agents, managed funds, advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals, together with their respective successors and assigns.

“Release” means any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Materials).

53

“Representatives” means, with respect to any Person, the employees, officers, directors, managers, general partners, accountants, attorneys and other advisors of such Person.

“Required Backstop Parties” means, as of any time of determination, one or more Non-Defaulting Backstop Parties as of such time whose aggregate Backstop Commitment Percentages constitute more than 66-2/3% of the aggregate Backstop Commitment Percentages of all Non-Defaulting Backstop Parties as of such time.

“Rights Offering” has the meaning given to such term in the recitals hereof.

“Rights Offering Amount” means thirty-five million dollars ($35,000,000).

“Rights Offering Participant” means an Eligible Holder (as defined in the Rights Offering Procedures) has the meaning given to such term in the recitals hereof.

“Rights Offering Procedures” means the rights offering procedures for the Rights Offering, which shall be in substantially the form attached as Exhibit A hereto.

“Rights Offering Securities” New Convertible Notes in an aggregate principal amount equal to the Rights Offering Amount.

“Rights Offering Subscription Agent” means Kurtzman Carson Consultants LLC as the “Subscription Agent” under the Rights Offering Procedures.

“RSA” has the meaning given to such term in the recitals hereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) filed by the Company with the SEC.

“SOX” has the meaning given to such term in Section 3.22 hereof.

“Specified Issuances” means, collectively, (a) the issuance of New Common Stock to the holders of Notes Claims and New Warrants to holders of existing Equity Interests in Chaparral pursuant to the Plan, (b) the distribution by the Debtors of the Subscription Rights pursuant to the Plan, (c) the issuance and sale by the Company of Rights Offering Securities to the Rights Offering Participants (or their respective designees) upon exercise of such Subscription Rights in the Rights Offering, and (d) the issuance and sale by the Company of the Backstop Securities to the Backstop Parties (or their respective designees) pursuant to this Agreement.

“Stockholders Agreement” has the meaning given to such term in the Governance Term Sheet.

54

“Subsidiary” means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Person or one or more of its Subsidiaries.

“Subscription Instruction and Payment Deadline” has the meaning given to such term in the Rights Offering Procedures.

“Subscription Rights” has the meaning given to such term in the Rights Offering Procedures.

“Takeover Statute” means any restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation.

“Tax” means any and all taxes of any kind whatsoever, including all foreign, federal, state, county, or local income, sales and use, excise, franchise, ad valorem, value added, real and personal property, unclaimed property, gross income, gross receipt, capital stock, production, license, estimated, environmental, excise, business and occupation, disability, employment, payroll, severance, withholding or all other taxes or assessments, fees, duties, levies, customs, tariffs, imposts, obligations and charges in the nature of tax, including all interest, additions, surcharges, fees or penalties related thereto.

“Tax Return” means a report, return, claim for refund, amended return, combined, consolidated, unitary or similar return or other information filed or required to be filed with a Taxing Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration or collection of any Tax.

“Total New Equity Interests” means the total number of shares of New Common Stock to be issued by the Debtors on or about the Effective Date as distributions under the Plan and as Put Option Securities, but excluding, for the avoidance of doubt, the New Common Stock issuable upon conversion of the Convertible Notes and any New Common Stock issued or issuable under management compensation arrangements.

“Unsubscribed Securities” has the meaning given to such term in the recitals hereof.

“Wells” means all oil, gas, water, monitoring, disposal or injection wells located on the lands covered by the Leases, whether producing, shut-in, or temporarily or permanently abandoned.

55

14.3. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e) unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not; and

(j) the word “or” shall not be exclusive.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

DEBTORS:	CHAPARRAL ENERGY, INC.,
a Delaware corporation

	By:	/s/ Charles Duginski
	Name:	Charles Duginski
	Title:	Chief Executive Officer

CHAPARRAL ENERGY, L.L.C., an Oklahoma limited liability company

	By:	/s/ Charles Duginski
	Name:	Charles Duginski
	Title:	Chief Executive Officer

CHAPARRAL RESOURCES, L.L.C., an Oklahoma limited liability company

	By:	/s/ Charles Duginski
	Name:	Charles Duginski
	Title:	Chief Executive Officer

CHAPARRAL CO2, L.L.C., an Oklahoma limited liability company

	By:	/s/ Charles Duginski
	Name:	Charles Duginski
	Title:	Chief Executive Officer

CEI ACQUISITION, L.L.C., a Delaware limited liability company

	By:	/s/ Charles Duginski
	Name:	Charles Duginski
	Title:	Chief Executive Officer

[Signature Page to Backstop Purchase Agreement]

CEI PIPELINE, L.L.C., a Texas limited liability company

By:	/s/ Charles Duginski
Name:	Charles Duginski
Title:	Chief Executive Officer

CHAPARRAL REAL ESTATE, L.L.C., an Oklahoma limited liability company

By:	/s/ Charles Duginski
Name:	Charles Duginski
Title:	Chief Executive Officer

GREEN COUNTRY SUPPLY, INC., an Oklahoma corporation

By:	/s/ Charles Duginski
Name:	Charles Duginski
Title:	Chief Executive Officer

CHAPARRAL EXPLORATION, L.L.C., a Delaware limited liability company

By:	/s/ Charles Duginski
Name:	Charles Duginski
Title:	Chief Executive Officer

ROADRUNNER DRILLING, L.L.C., an Oklahoma limited liability company

By:	/s/ Charles Duginski
Name:	Charles Duginski
Title:	Chief Executive Officer

CHAPARRAL BIOFUELS, L.L.C., an Oklahoma limited liability company

By:	/s/ Charles Duginski
Name:	Charles Duginski
Title:	Chief Executive Officer

[Signature Page to Backstop Purchase Agreement]

BACKSTOP PARTIES:

[*****]

[Signature Page to Backstop Purchase Agreement]

Exhibit A

Rights Offering Procedures

CHAPARRAL ENERGY, INC. (THE “COMPANY”)

RIGHTS OFFERING PROCEDURES1

•	Noteholders: You must hold at least $9,000 principal amount of Senior Notes Claims to be able to exercise at least one of your Subscription Rights (as defined below).

•	If you exercise your Subscription Rights, you will have to PAY for such exercise at the Purchase Price (as defined below), as described further below.

•	You are not required to exercise any of your Subscription Rights, but you may if you wish to do so and you follow the required procedures.

•

Regardless of whether or not any Subscription Rights are exercised, holders of Senior Notes Claims at the time of Plan distributions will receive (as applicable) a pro rata share of the New Common Stock allocated to Class 4.

•

Only Eligible Holders on the Record Date who have not “opted out” of being a Releasing Party (as defined in the Plan) are eligible to exercise their Subscription Rights and receive the purchased New Convertible Bonds.

•	Additional information is provided in this document and in the Beneficial Holder Subscription Form for the Rights Offering (the “Subscription Form”) enclosed herewith.

The New Convertible Bonds are comprised of $35,000,000 aggregate amount of 9%/13% convertible senior second lien bonds (the “New Convertible Bonds”).

The New Convertible Bonds are being offered by the Company without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided by Section 4(a)(2) thereof. None of the New Convertible Bonds issuable upon exercise of the Subscription Rights distributed pursuant to these Rights Offering Procedures have been or will be registered under the Securities Act, or any state or local law requiring registration for offer and sale of a security.

The Subscription Rights will not be transferable.

[1]	Terms used and not defined herein shall have the meaning assigned to them in the Plan (as defined herein).

No New Convertible Bonds may be sold or transferred except pursuant to an exemption from registration under the Securities Act or the securities laws of any state.

New Convertible Bonds are available only to, and any invitation, offer or agreement to purchase will be entered into only with, Eligible Holders (as defined below). Any person who is not an Eligible Holder should not act or rely on this document or any of its contents.

The Disclosure Statement (as defined below) has been distributed in connection with the Debtors’ solicitation of votes to accept or reject the Plan (as defined below) and that document sets forth important information, including risk factors, that should be carefully read and considered by each Eligible Holder prior to making a decision to participate in the Rights Offering. Additional copies of the Disclosure Statement are available upon request from Kurtzman Carson Consultants LLC (the “Subscription Agent”) at the following address:

Chaparral Energy, Inc.

c/o Kurtzman Carson Consultants LLC

222 North Pacific Coast Highway, Suite 300

El Segundo, California 90245-5614

+1 (877) 499-4509 (Domestic)

+1 (917) 281-4800 (International)

Email: Chaparral2020Info@kccllc.com

The Rights Offering is being conducted by the Company in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

The distribution or communication of these Rights Offering Procedures and the issue of the New Convertible Bonds in certain jurisdictions may be restricted by law. No action has been taken or will be taken to permit the distribution or communication of these Rights Offering Procedures in any jurisdiction where any action for that purpose may be required. Accordingly, these Rights Offering Procedures may not be distributed or communicated, and the New Convertible Bonds may not be subscribed, purchased or issued, in any jurisdiction except in circumstances where such distribution, communication, subscription, purchase or issue would comply with all applicable laws and regulations without the need for the Company to take any action or obtain any consent, approval or authorization therefor except for any notice filings required under U.S. federal and applicable state securities laws.

The New Convertible Bonds issued upon exercise of Subscription Rights, and any certificate issued in exchange for or upon the transfer, sale or assignment of any such New Convertible Bond, shall be subject to and, in the case of any certificate, stamped or otherwise imprinted with a legend in substantially the following form:

“THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS [A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT)][AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 UNDER THE SECURITIES ACT][IS NOT A “U.S. PERSON” AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT] AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF CHAPARRAL ENERGY, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE APPLICABLE RESALE RESTRICTION TERMINATION DATE, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT

(E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

Eligible Holders (as defined below) should note the following times relating to the Rights Offering:

Date	Calendar Date	Event

Voting Record Date / Rights Offering Record Date	[●], 2020	Record date for determining which holders of Senior Notes Claims will receive Subscription Rights and amount of Subscription Rights received by each.

Holder Questionnaire Distribution Date	[●], 2020	Distribution of the Holder Questionnaire to the Nominees (and their agents) of the holders of Senior Notes Claims on the Record Date.

Holder Questionnaire Deadline	[●], 2020	The deadline for Eligible Holders to return the Holder Questionnaire to their Nominees. An Eligible Holder’s Holder Questionnaire must be received by such Nominee in sufficient time to allow such Nominee to complete the Nominee Certification which is attached to the Holder Questionnaire and deliver the Holder Questionnaire, together with Nominee Certification, to the Subscription Agent.

Subscription Commencement Date	[●], 2020	Commencement of the Rights Offering and the first date on which Eligible Holders of the Senior Notes Claims on the Record Date become eligible to exercise Subscription Rights.

Subscription Instruction and Payment Deadline	[●], 2020	The deadline for Eligible Holders to subscribe and pay for New Convertible Bonds. An Eligible Holder’s applicable Beneficial Holder Subscription Form must be received by the Subscription Agent by the Subscription Instruction and Payment Deadline.
Payment of the Purchase Price for New Convertible Bonds that have been subscribed for must be made to the Subscription Agent on or before the Subscription Instruction and Payment Deadline.

To Eligible Holders and Nominees of Eligible Holders:

On [●], 2020, the Debtors filed the Joint Prepackaged Chapter 11 Plan of Reorganization of Chaparral Energy, Inc. and its Affiliated Debtors (as may be amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Plan”) with the United States Bankruptcy Court for the District of Delaware, which is attached as Exhibit A to the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Chaparral Energy, Inc. and its Affiliated Debtors [Docket No. [●]] (as may be amended from time to time in accordance with its terms, the “Disclosure Statement”). Pursuant to the Plan, each Eligible Holder is eligible to participate in the Rights Offering.

Eligible Holder: Each holder of Senior Notes Claims that is an Accredited Investor, a Qualified Institutional Buyer or a Non-U.S. Person.

Each Eligible Holder on the Record Date is entitled to participate in the Rights Offering in accordance with the terms and conditions of these Rights Offering Procedures.

The Subscription Rights will be exercisable by Eligible Holders on the Record Date during the period beginning on the Subscription Commencement Date and ending on the Subscription Instruction and Payment Deadline (the “Rights Exercise Period”).

Only Eligible Holders that complete the eligibility certifications included as part of the Subscription Form may participate in the Rights Offering.

New Convertible Bonds: $35,000,000 aggregate principal amount of New Convertible Bonds.

Senior Notes Claims: Pursuant to the Plan, each holder of Senior Notes Claims on the Record Date will have the right (but not the obligation) to subscribe for its pro rata portion of the New Convertible Bonds offered in the rights offering made to holders of Senior Notes Claims on the Record Date (the “Rights Offering”) at the Purchase Price. The “Purchase Price” for the New Convertible Bonds shall equal 100% of the principal amount of the New Convertible Bonds being purchased. Only holders of Senior Notes Claims that are Eligible Holders will be permitted to acquire the New Convertible Bonds in the Rights Offering.

Eligible Holders must deliver their Beneficial Holder Subscription Forms (with accompanying IRS Form W-9 or appropriate IRS Form W-8, if applicable) to the Subscription Agent. All Beneficial Holder Subscription Forms (with accompanying IRS Form W-9 or appropriate IRS Form W-8, if applicable) and appropriate funding to the Subscription Agent must be delivered to the Subscription Agent prior to the Subscription Instruction and Payment Deadline.

No Eligible Holder shall be entitled to participate in the Rights Offering unless the aggregate Purchase Price for the New Convertible Bonds it subscribes for is received by the Subscription Agent by the Subscription Instruction and Payment Deadline.

Only Eligible Holders who do not “opt out” of being a Releasing Party may participate in the Rights Offering.

No interest is payable on any advanced funding of the Purchase Price. If the Rights Offering is terminated for any reason, the aggregate Purchase Price previously received by the Subscription Agent will be returned to Eligible Holders as provided in Section 7 hereof. No interest will be paid on any returned Purchase Price.

To participate in the Rights Offering, an Eligible Holder must complete all of the steps outlined below. If an Eligible Holder does not complete all of the steps outlined below by the Holder Questionnaire Deadline, the Subscription Instruction and Payment Deadline, or the Plan Effective Date, as applicable, such Eligible Holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering.

1. Rights Offering

During the Rights Exercise Period, each Eligible Holder on the Record Date is eligible to subscribe for its pro rata portion, based on such Eligible Holder’s holding of Senior Notes Claims on the Record Date, of the New Convertible Bonds.

Subject to the terms and conditions set forth in the Plan and these Rights Offering Procedures, each Eligible Holder during the Rights Exercise Period is entitled to subscribe for $116.666667 of New Convertible Bonds per $1,000 of Principal Amount of Senior Notes Claims held by such Eligible Holder on the Record Date. You must hold at least $9,000 principal amount of Senior Notes Claims on the Record Date to be able to exercise any Subscription Rights.

There will be no over-subscription privilege in the Rights Offering. Any New Convertible Bonds that are unsubscribed by the Eligible Holders entitled thereto will not be offered to other Eligible Holders but will be purchased by the applicable Backstop Parties in accordance with the Backstop Agreement.

Eligible Holders will be subject to restrictions under the Securities Act on their ability to resell the New Convertible Bonds and the shares into which such New Convertible Bonds are convertible, as discussed in more detail in Article IX of the Disclosure Statement, entitled “Important Securities Laws Disclosures.”

SUBJECT TO THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING PROCEDURES, ALL SUBSCRIPTIONS SET FORTH IN THE APPLICABLE SUBSCRIPTION FORM(S) ARE IRREVOCABLE.

2. Rights Exercise Period

The Rights Offering will commence on the Subscription Commencement Date and will expire at the Subscription Instruction and Payment Deadline. Each Eligible Holder intending to purchase New Convertible Bonds in the Rights Offering must affirmatively elect to exercise its Subscription Rights in the manner set forth in the applicable Subscription Form by the Subscription Instruction and Payment Deadline and must pay or make arrangements with its Nominee to pay for any exercised Subscription Rights by the applicable deadline.

Unless otherwise permitted by the Company in its sole discretion, any exercise of the Subscription Rights to purchase the New Convertible Bonds by an Eligible Holder after the Subscription Instruction and Payment Deadline and any payment of the subscription price after the Subscription Instruction and Payment Deadline will not be allowed and any purported exercise (including payment) received by the Subscription Agent after applicable deadline, regardless of when the documents or payment relating to such exercise were sent, will not be honored.

The Subscription Instruction and Payment Deadline may be extended by the Company in its sole discretion and will be extended as required by law.

3. Exercise of Subscription Rights

(a) In order to validly exercise its Subscription Rights, each Eligible Holder must return a duly completed and executed Beneficial Holder Subscription Form(s) and make any required payments to the Subscription Agent on or before the Subscription Instruction and Payment Deadline.

(b) In the event that the funds received by the Subscription Agent do not correspond to the Aggregate Purchase Price payable for the New Convertible Bonds elected to be purchased by such Eligible Holder, the number of the New Convertible Bonds deemed to be purchased by such Eligible Holder will be the lesser of (a) the number of the New Convertible Bonds elected to be purchased by such Eligible Holder, and (b) a number of the New Convertible Bonds determined by dividing the amount of the funds received by the Purchase Price, in each case up to such Eligible Holder’s pro rata portion of the applicable New Convertible Bonds.

(c) The cash paid to the Subscription Agent in accordance with these Rights Offering Procedures will be deposited and held by the Subscription Agent in a segregated account until released to the Debtors in connection with the settlement of the Rights Offering on the Plan Effective Date. The Subscription Agent may not use such cash for any other purpose prior to the Plan Effective Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Subscription Agent hereunder shall not be deemed part of the Debtors’ bankruptcy estates.

4. Transfer Restriction; Revocation

•

The Subscription Rights will not be transferable. If any Holder purports to transfer Subscription Rights, the Subscription Rights will not be exercisable, and the purported transferee will not receive any New Convertible Bonds otherwise purchasable on account of such Subscription Rights;

•

In connection with the exercise of the Subscription Rights, the person exercising such Subscription Rights may designate an Affiliated Party to receive the New Convertible Bonds deliverable by completing Exhibit A to the Beneficial Holder Subscription Form. Any such designation and delivery of New Convertible Bonds shall be subject to compliance with applicable securities laws relating to the transfer of restricted securities. Each Affiliated Party must certify by completing Exhibit A to the Beneficial Holder Subscription Form that it is an Accredited Investor, a Qualified Institutional Buyer or a Non-U.S. Person and deliver an IRS Form W-9 or appropriate IRS Form W-8, as applicable. For these purposes, “Affiliated Party” means a person that (i) is not a natural person and that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the person exercising the Subscription Rights, (ii) has been designated by the person exercising the Subscription Rights pursuant to Exhibit A to the Beneficial Holder Subscription Form and (iii) is an Accredited Investor, a Qualified Institutional Buyer or a Non-U.S. Person; and

•	Once an Eligible Holder has properly exercised its Subscription Rights, subject to the terms and conditions contained in these Rights Offering Procedures, such exercise will be irrevocable.

5. Termination/Return of Payment

Unless the Plan Effective Date has occurred, the Rights Offering will be deemed automatically terminated without any action of any party upon the earlier of (i) termination of the Backstop Agreement in accordance with its terms, (ii) the Outside Date, subject to the extension of such Outside Date by the Requisite Backstop Parties, (iii) termination of the Restructuring Support Agreement in accordance with its terms and (iv) the revocation or withdrawal of the Plan by the Debtors. In the event the Rights Offering is terminated, any payments received pursuant to these Rights Offering Procedures will be returned, without interest, to the applicable Eligible Holder as soon as reasonably practicable.

6. Settlement of the Rights Offering and Distribution of the New Convertible Bonds

The settlement of the Rights Offering is conditioned on confirmation of the Plan by the Bankruptcy Court, compliance by the Debtors with these Rights Offering Procedures, and the substantially simultaneous occurrence of the Plan Effective Date. The Debtors intend that the New Convertible Bonds will be issued directly to the Eligible Holders in book-entry form on the books of the Indenture Trustee for the New Convertible Bonds.

7. New Convertible Bonds Rounded Down to Nearest Whole Dollar

All New Convertible Bonds will be calculated and rounded down to the nearest whole dollar. No compensation shall be paid, whether in cash or otherwise, in respect of any rounded-down amounts.

8. Validity of Exercise of Subscription Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights will be determined in good faith by the Company and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Company may waive or reject any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as it may determine in good faith, the purported exercise of any Subscription Rights. Subscriptions will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in good faith.

Before exercising any Subscription Rights, Eligible Holders should read the Disclosure Statement and the Plan for information relating to the Debtors and the risk factors to be considered.

All calculations, including, to the extent applicable, the calculation of any Eligible Holder’s New Convertible Bonds shall each be made in good faith by the Company and in accordance with these Rights Offering Procedures and the Plan, and any disputes regarding such calculations shall be subject to a final and binding determination by the Bankruptcy Court.

9. Modification of Procedures

With the prior written consent of the Requisite Backstop Parties, the Debtors reserve the right to modify these Rights Offering Procedures, or adopt additional procedures consistent with these Rights Offering Procedures, to effectuate the Rights Offering and to issue the New Convertible Bonds, provided, however, that the Debtors shall provide prompt written notice to each Eligible Holder of any material modification to these Rights Offering Procedures by posting a notice with respect to the modified or additional procedures on the Debtors’ case website, provided further that any amendments or modifications to the terms of the Rights Offering are subject to the provisions of Section 11 of the Backstop Agreement, mutatis mutandis. In so doing, and subject to the consent of the Requisite Backstop Parties, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith is necessary and appropriate to effectuate and implement the Rights Offering and the issuance of the New Convertible Bonds.

The Debtors reserve the right to request additional information from any participant in the Rights Offering to confirm that such participant is an Eligible Holder.

10. Inquiries and Transmittal of Documents; Subscription Agent

The Rights Offering Instructions for Eligible Holders attached hereto should be carefully read and strictly followed by the Eligible Holders.

Questions relating to the Rights Offering should be directed to the Subscription Agent via email to Chaparral2020Info@kccllc.com (with a reference to “Chaparral Energy” in the subject line) or at telephone number shown in your Subscription Form. Please note that the Subscription Agent is only able to respond to procedural questions regarding the Rights Offering, and cannot provide any information beyond that included in these Rights Offering Procedures and the Beneficial Holder Subscription Forms.

The risk of non-delivery of any questionnaires, instructions, documents, and payments to any Nominee or to the Subscription Agent is on the Eligible Holder electing to exercise its Subscription Rights and not the Debtors, the Subscription Agent, or the Backstop Parties.

11. Risk Factors

Future sales of New Common Stock or equity-linked securities in the public market could lower the market price for the New Common Stock and adversely impact the trading price of the New Convertible Bonds.

In the future, the Company may sell additional shares of New Common Stock or equity-linked securities to raise capital. In addition, a substantial number of shares of New Common Stock is reserved for issuance upon the exercise of stock options and upon conversion of the New Convertible Bonds. The Company cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the New Common Stock. The issuance and sale of substantial amounts of New Common Stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the value of the New Convertible Bonds and the market price of the underlying New Common Stock and impair the Company’s ability to raise capital through the sale of additional equity or equity-linked securities.

Holders of New Convertible Bonds will not be entitled to any rights with respect to the New Common Stock, but they will be subject to all changes made with respect to the New Common Stock.

Even though the aggregate amount of New Common Stock underlying the New Convertible Bonds represents a substantial percentage of the New Common Stock on a fully- diluted basis, holders of New Convertible Bonds will not be entitled to any rights with respect to the New Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the New Common Stock) prior to the conversion date with respect to any New Convertible Bonds they surrender for conversion. However, holders of New Convertible Bonds will be subject to all changes affecting the New Common Stock. For example, if an amendment is proposed to the Company’s certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date with respect to any New Convertible Bonds surrendered for conversion, then the holder surrendering such New Convertible Bonds will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting the New Common Stock.

Holders of a majority of outstanding New Convertible Bonds can force the conversion of all New Convertible Bonds into New Common Stock.

Holders of the New Convertible Bonds have the option to convert all or part of their New Convertible Bonds into New Common Stock at any time and from time to time. Notwithstanding the foregoing, all outstanding New Convertible Bonds will automatically convert into New Common Stock at the election of the holders of a majority of the outstanding principal amount of the New Convertible Bonds. Any such election by the majority holders may be done at a time when you do not wish to convert your New Convertible Bonds into New Common Stock and, generally, against your interests.

[The Interest Make-Whole Premium for New Convertible Bonds payable pursuant to an acceleration or upon a Change of Control Offer may not adequately compensate you for any lost value of your New Convertible Bonds as a result of such transaction.

If the New Convertible Bonds become payable pursuant to acceleration or a Change of Control Offer, we will, under certain circumstances, pay an Interest Make-Whole Premium in connection with such payment. The payment will be determined based on the amount of interest that would have been payable on the New Convertible Bonds from the last date on which interest was paid prior to such acceleration or payment upon a Change of Control Offer. Any such Interest Make-Whole Premium may not adequately compensate you for any lost value of your New Convertible Bonds as a result of such acceleration or repurchase.

The Company’s obligation to pay the Interest Make-Whole Premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.]

The conversion rate of the New Convertible Bonds may not be adjusted for all dilutive events.

The conversion rate of the New Convertible Bonds initially represents 50% of the total shares of New Common Stock as of the Effective Date on a fully-diluted basis after giving effect to conversions of the New Convertible Bonds (but subject to dilution by the Management Incentive Plan). The conversion rate is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on the New Common Stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of New Common Stock for cash, that may adversely affect the value of the New Convertible Bonds or the New Common Stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a Change of Control, in which case the Company would not be obligated to offer to repurchase the New Convertible Bonds.

Upon the occurrence of a Change of Control, you have the right to require the Company to repurchase your New Convertible Bonds. However, the Change of Control provisions will not afford protection to holders of New Convertible Bonds in the event of other transactions that could adversely affect the New Convertible Bonds. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by the Company may not constitute a Change of Control requiring the Company to repurchase the New Convertible Bonds. In the event of any such transaction, the holders would not have the right to require the Company to repurchase the New Convertible Bonds, even though each of these transactions could increase the amount of the Company’s indebtedness, or otherwise adversely affect the Company’s capital structure or any credit ratings, thereby adversely affecting the holders of New Convertible Bonds.

CHAPARRAL ENERGY, INC.

RIGHTS OFFERING INSTRUCTIONS FOR ELIGIBLE HOLDERS

Terms used and not defined herein shall have the meaning assigned to them in the Plan.

To elect to participate in the Rights Offering, you must follow the instructions set out below:

Complete Item 3a of your applicable Beneficial Holder Subscription Form(s) to indicate the principal amount of Senior Notes Claims associated with the New Convertible Bonds that you elect to purchase, and calculate in Item 3b the aggregate Purchase Price for the New Convertible Bonds that you elect to purchase.

Complete the eligibility certifications in Item 4 of your applicable Beneficial Holder Subscription Form(s).

Read, complete and sign the certification in Item 7 of your applicable Beneficial Holder Subscription Form(s). Such execution shall indicate your acceptance and approval of the terms and conditions set forth in these Rights Offering Procedures.

Complete Exhibit A to the applicable Beneficial Holder Subscription Form(s) if you are designating an Affiliated Party to receive any (or all) of your New Convertible Bonds.

Return your applicable signed Beneficial Holder Subscription Form to the Subscription Agent on or prior to the Subscription Instruction and Payment Deadline.

Make payment of your New Convertible Bonds by the Subscription Instruction and Payment Deadline.

The Subscription Instruction and Payment Deadline is [●], 2020.

Schedule 1

Backstop Commitment Schedule

[*****]

EXHIBIT G

Form of Joinder

JOINDER

With respect to the Restructuring Support Agreement, dated as of [●], 2020, as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof (the “Agreement”), the undersigned (the “Joinder Party”)—

(1)

becomes and shall be treated for all purposes under the Agreement as a Consenting Creditor, Consenting Revolving Lender, and/or Consenting Noteholder, as appropriate, with respect to (i) all Company Claims/Interests that the Joinder Party holds and (ii) the Transferred Company Claims/Interests (if applicable) to the same extent the transferor was bound by the Agreement, provided, however, the terms of the Agreement shall not apply to any claim held by a Party that is subject to an Open Trade;

(2)

agrees to be subject to and bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as such terms may be amended from time to time in accordance with the terms thereof) and by the vote of the transferor with respect to any Transferred Company Claims/Interests, if the transferor of the Company Claims/Interests voted on the Plan before the effectiveness of the Transfer of the Company Claims/Interests to be Transferred in connection with the execution of this Joinder; and

(3)	is deemed, without further action, to make to the other Parties as of the date hereof the representations and warranties that the Parties make in Section 8 and Section 9 of the Agreement.

The Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

Capitalized terms used in this Joinder but not otherwise defined shall have the respective meanings set forth in the Agreement. The Agreement shall control over any provision in this Joinder that is inconsistent with the Agreement.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Claims
Notes Claims

Exhibit D

Financial Projections

Financial Projections

The Debtors believe that the Plan is feasible as required by section 1129(a)(11) of the Bankruptcy Code, because Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors. In connection with the planning and development of a plan of reorganization and for purposes of determining whether the Plan will satisfy this feasibility standard, the Debtors have analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

In connection with the Disclosure Statement, the Debtors’ senior management team (“Management”) prepared financial projections (the “Projections”) for the three months ending December 31, 2020 and fiscal years 2021 through 2024 (the “Projection Period”). The Projections are based on a number of assumptions made by Management with respect to the future performance of the Reorganized Debtors’ operations.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION.

ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS AND THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, ANY REVIEW OF THE PROJECTIONS SHOULD TAKE INTO ACCOUNT THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

General Assumptions

A. Methodology

Management developed a business plan for the Projection Period based on forecasted production estimates of the Debtors’ oil and gas reserves, estimated commodity pricing, and estimated future incurred operating, capital expenditure and overhead costs.

B. Presentation

The Projections are presented on a consolidated basis.

C. Emergence Date

Emergence from Chapter 11 is assumed to occur on September 30, 2020 (the “Assumed Effective Date”).

D. Operations

These Projections incorporate the Debtors’ production estimates and planned revenue reflected in their forecasted capital plan for the Projection Period. The production estimates are based on Management’s best efforts to forecast the decline curves for their existing proved developed producing wells, as well as three drilled but uncompleted wells expected to be brought online during the Projection Period. The actual production from new and existing wells could vary considerably from the assumptions used to prepare the production forecast contained herein.

Assumptions With Respect to the Financial Projections

A. Production

Oil and gas production volumes are estimates based on decline curves for existing producing wells and three drilled but uncompleted wells expected to be brought online during the Projection Period.

B. Commodity Pricing & Realizations

Commodity pricing is based on futures prices for crude oil and natural gas traded on the New York Mercantile Exchange (“NYMEX”) as of July 15, 2020 shown in the table below. Management estimates an average 3% discount to NYMEX pricing for crude oil realizations, an average 15% discount to NYMEX pricing for natural gas price realizations and an average 69% discount to NYMEX pricing for crude oil for natural gas liquids (“NGLs”) price realizations.

July 15, 2020 NYMEX Strip Pricing
				Oct-Dec	Fiscal Year Ending December 31,
Commodity Type				2020	2021	2022	2023	2024
Crude Oil — WTI	($	/Bbl	)	$41.84	$42.63	$43.55	$44.61	$45.68
Natural Gas — HHUB	($	/MMBtu	)	2.35	2.61	2.45	2.42	2.43
Natural Gas Liquids	($	/Bbl	)	14.24	13.57	13.06	13.38	13.70

Natural gas and natural gas liquids production is sold to midstream processing entities. The midstream customer provides the Debtors with services such as compressing the gas, transporting the gas to the processing plant and processing it into the separate, marketable commodity streams for fees that are deducted from the revenue the Debtor receives. These expenses are displayed net within revenue. Management estimates an average $1.06/Mcf for natural gas gathering and transportation expenses.

C. Lease Operating Expenses

Operating expenses, including expense workovers, are based on Management estimates.

D. Production Taxes

Production taxes are based on Management estimates of production volumes and related value, and future tax obligations.

E. General and Administrative Costs (“G&A”)

G&A is primarily comprised of personnel costs, rent, insurance, and corporate overhead necessary to manage the business and comply with regulatory requirements and are net of capitalized G&A. Projected G&A is based on an indefinite suspension of the Debtors’ drilling program.

F. Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”)

EBITDA is anticipated to decrease over the forecast period primarily due to the decline curve for existing producing wells and three drilled but uncompleted wells expected to be brought online during the Projection Period.

G. Capital Expenditures

The Projection Period assumes the indefinite suspension of the Debtors’ drilling program. Capital expenditures for completion activities for drilled but uncompleted wells total $9 million during the Projection Period. Additionally, the Projection Period includes an additional $18 million of capital expenditures for capital workovers, acquisitions, infrastructure, and capitalized G&A.

H. Cash Taxes

Management projects that no cash income taxes will be owed during the Projection Period as the Debtors’ tax attributes immediately post-restructuring as well those generated on a go-forward basis will be sufficient to mitigate any potential taxable income.

I. Changes in Working Capital

Management projects an increase in net working capital during the Projection Period of approximately $15 million.

J. Capital Structure and Liquidity

•

The Projections assume Exit Credit Facility loans comprised of (a) a $175 million Senior Secured Revolving Credit Facility, with (i) an initial borrowing base of $175 million with semi-annual borrowing base redeterminations on November 1st and May 1st with an initial 12 month holiday; and (ii) a rate of LIBOR plus a spread of 3.50% to 4.50% determined from borrowing base utilization; and (b) new $35 million Second Lien Convertible Notes with a cash pay interest rate of 9% or paid in kind interest rate of 13%. The Second Lien Convertible Notes are convertible into 50% of the Debtors’ pro forma equity. The Debtor must pay interest in kind if liquidity is not more than $20 million. The Projections assume interest is paid in cash.

•

The Projections further assume that approximately $129 million of borrowings on the Senior Secured Revolving Credit Facility will be drawn on the Assumed Effective Date, after giving effect to (a) approximately $61 million of cash payments to the Prepetition Credit Agreement Claims including (i) approximately $15 million of cash used to permanently repay the Prepetition Credit Agreement, (ii) approximately $46 million to temporarily repay the Senior Secured Revolving Credit Facility (thus creating availability); (b) financing fees on the new Exit Credit Facility, (c) payments of the remaining unpaid professional fees and expenses associated with the Debtors’ restructuring; and (e) other restructuring-related expenses.

•	Management expects to have approximately $51 million of liquidity at the Assumed Effective Date inclusive of $5 million of cash.

•

The Projections assume Levered Free Cash Flow is used to paydown the Exit Credit Facility loans. This results in a $103 million reduction of Total Debt over the Projection Period when assuming the Second Lien Convertible Notes are outstanding for the entire Projection Period and a $117 million reduction of Total Debt over the Projection Period when assuming the Second Lien Convertible Notes are converted to equity at the start of the Projection Period.

Exhibit E

Valuation Analysis

ESTIMATED ENTERPRISE VALUATION OF THE REORGANIZED DEBTORS

THE VALUATION INFORMATION CONTAINED IN THE FOLLOWING ANALYSIS IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS. Solely for the purposes of the Plan and the Disclosure Statement, Intrepid Partners, LLC (“Intrepid”), as financial advisor to the Debtors, has estimated a range of the total enterprise value (“Total Enterprise Value”) and implied equity value (“Plan Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Plan.

In preparing the estimates presented below, Intrepid has relied upon the accuracy, completeness, and fairness of financial, reserve, and other information contained within the business plan furnished by the Debtors’ management (the “Business Plan”). Intrepid did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors.

As a result of the analysis described below and for purposes of the Plan, Intrepid estimated the Total Enterprise Value of the Reorganized Debtors to be approximately $230 million to $320 million with a mathematical midpoint estimate of approximately $275 million, as of an assumed Effective Date of September 30, 2020. Based on estimated pro forma net debt of $160 million as of the Effective Date, the estimated Total Enterprise Value of the Reorganized Debtors results in a Plan Equity Value of $70 million to $160 million with a mathematical midpoint estimate of approximately $115 million. Intrepid has assumed no material changes that would affect estimated value occur between the date of the Disclosure Statement and the assumed Effective Date.

Intrepid’s estimated Total Enterprise Value does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the Plan or under the terms and provisions of the plan. This valuation analysis is based on information as of July 15, 2020 and is based on reserve information, development schedules, and financial information provided by the Debtors’ management, as well as the Business Plan attached as Exhibit D to the Disclosure Statement. This valuation analysis is based on a number of assumptions, including but not limited to a successful reorganization of the Debtors’ business in a timely manner, the achievement of the Business Plan, consummation of the Exit Facility and Rights Offering, continuity of a qualified management team, and capital market conditions consistent with those that exist as of July 15, 2020.

Neither Intrepid nor the Debtors have any obligation to update, revise, or reaffirm the Valuation Analysis and do not intend to do so.

INTREPID DID NOT INDEPENDENTLY VERIFY THE BUSINESS PLAN IN CONNECTION WITH THE ESTIMATES OF THE TOTAL ENTERPRISE VALUE AND PLAN EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF ESTIMATES OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH. ESTIMATES OF THE TOTAL ENTEPRISE VALUE AND PLAN EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE. IN THE CASE OF THE REORGANIZED

DEBTORS, THE ESTIMATES OF THE TOTAL ENTERPRISE VALUE PREPARED BY INTREPID REPRESENT THE HYPOTHETICAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED TOTAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE TOTAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, INTREPID, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND COMMODITY MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING THE ISSUANCE OF EQUITY SECURITIES PURSUANT TO A MANAGEMENT INCENTIVE PLAN OR THE NEW CONVERTIBLE NOTES OR FUNDED DEBT, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES. THE REORGANIZED DEBTORS ARE ANTICIPATED TO BE A PRIVATE COMPANY THAT WILL NOT BE OBLIGATED TO FILE PUBLIC REPORTS OR DISCLOSURES. THERE CAN BE NO ASSURANCE THAT ANY TRADING MARKET WILL DEVELOP FOR THE SECURITIES OR FUNDED DEBT.

Intrepid assumed that the Business Plan was reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated Total Enterprise Value and Plan Equity Value ranges assume the actual performance of the Reorganized Debtors will correspond to the Business Plan in all material respects. If the business performs at levels below or above those set forth in the Business Plan, such performance may have a materially negative or positive impact, respectively, on Total Enterprise Value and Plan Equity Value. In estimating Total Enterprise Value, Intrepid: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Business Plan; (c) discussed the Debtors’ operations and future prospects with the Debtors’ senior management team; (d) reviewed certain publicly available financial data for, and considered market value of, public companies that Intrepid deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry

2

information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Intrepid assumed and relied on the accuracy and completeness of all financial and other information furnished to them by the Debtors’ management as well as publicly available information. The estimated ranges of Total Enterprise Value and Plan Equity Value do not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Prepackaged Plan. Intrepid has not been asked to express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance or at any time.

The estimated Total Enterprise Value is based on a Risked Net Asset Value Analysis as described below. In addition, Intrepid considered and evaluated both (i) a comparable company analysis and (ii) precedent transaction analysis; however, neither comparable company analysis nor precedent transaction analysis was utilized in determining Intrepid’s Total Enterprise Value estimate. The comparable company analysis was limited in applicability and therefore excluded when determining the Total Enterprise Value estimate due to a number of factors affecting the peer group of similarly sized public companies with similar operating and financial characteristics, including lack of sufficient research coverage and consensus estimates for operating and financial metrics, differences in geographic characteristics, limited trading liquidity in certain securities, and other factors. The precedent transaction analysis was limited in applicability and therefore excluded when determining the Total Enterprise Value estimate, because the precedent transactions occurred in different commodity pricing environments and market conditions, occurred in the context of distressed sales, or involved companies or assets with differences in operational, financial, and/or geographic characteristics.

RISKED NET ASSET VALUE ANALYSIS

The value of the Debtors’ estimated proved and unproved oil and gas reserves under the Business Plan was estimated using a net asset value (“NAV”) approach. In utilizing the NAV approach, Intrepid applied both the Reserve Adjustment Factor (“RAF”) method and Risk-Adjusted Discount Rate (“RADR”) method of estimating net asset value. Under the RAF method, the value of the proved and unproved reserves is estimated by applying various reserve adjustment factors, based on oil and gas exploration and production industry standard guidance from The Society of Petroleum Evaluation Engineers 38th Annual Survey of Parameters Used in Property Evaluation, to the pre-tax present value (utilizing a 10% discount rate) of the future cash flows generated by the Debtors’ proved and unproved reserves under the Business Plan. Under the RADR method, various discount rates, based on oil and gas exploration and production industry standard guidance from The Society of Petroleum Evaluation Engineers 38th Annual Survey of Parameters Used in Property Evaluation, are utilized to estimate the present value of the future pre-tax cash flows generated by the Debtors’ proved and unproved reserves under the Business Plan. Under each method, the Total Enterprise Value is then estimated by adjusting for other items, such as the estimated value of the Debtors’ property and equipment, and the estimated impact of corporate level general and administrative expense and asset retirement obligations.

The estimated Total Enterprise Value and Plan Equity Value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Intrepid has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance at any time. The estimated Total Enterprise Value and Plan Equity Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

3

Intrepid did not account for the impact of any income tax attributes. The impact of any income tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtors’ projections could materially impact Intrepid’s valuation analysis.

Intrepid is acting as financial advisor to the Debtors, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

4

Exhibit F

Liquidation Analysis

LIQUIDATION ANALYSIS

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Court may not confirm a plan of reorganization unless the plan provides each holder of a claim or interest who does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date. To demonstrate that the proposed Plan satisfies this “best interests” of creditors test, the Debtors, with the assistance of their proposed restructuring advisor, Opportune LLP (“Opportune”), have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and in the accompanying notes to the Liquidation Analysis.

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization for Chaparral Energy, Inc. and its Debtor Affiliates (the “Plan”).

Statement of Limitations

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a chapter 7 case is an uncertain process involving the extensive use of significant estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. Inevitably, some assumptions in the Liquidation Analysis would likely not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in a chapter 7 liquidation, including but not limited to the uncertainty of the currently volatile oil and gas pricing environment and additional macroeconomic pressures as a result of COVID-19. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by independent accountants. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REFLECTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

The recoveries shown do not contemplate a sale or sales of the Debtors’ assets on a going-concern basis, because the Debtors believe a going-concern sale is unlikely in a liquidation scenario. Although the Debtors make no assurances, it is possible that proceeds received from a going-concern sale(s) would be more than in the hypothetical chapter 7 liquidation, the costs associated with the sale(s) could be less, fewer claims could be asserted against the bankruptcy estates, and/or certain ordinary course claims could be assumed by the buyer(s).

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of Claims listed on the Debtors’ financial statements. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the Chapter 11 Cases, but which could be asserted and allowed in a chapter 7 liquidation, including unpaid chapter 11 Administrative Claims, and chapter 7 Administrative Claims such as wind down costs and chapter 7 trustee fees and tax liabilities. To date, the Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Methodology

The Liquidation Analysis has been prepared assuming that the Debtors’ chapter 11 cases are converted to chapter 7 cases on September 30, 2020 (the “Chapter 7 Conversion Date”). Except as otherwise noted herein, the Liquidation Analysis is based upon the unaudited consolidated balance sheets of the Debtors as of June 30, 2020. It is assumed that, on the Chapter 7 Conversion Date, the Court appoints a chapter 7 trustee (the “Trustee”) who would sell all of the Debtors’ major assets and distribute the cash proceeds, net of liquidation-related costs, to creditors in accordance with applicable bankruptcy law. Under section 704 of the Bankruptcy Code, a Trustee must, among other duties, collect and convert the property of the estate as expeditiously as possible (generally at distressed prices), considering the best interests of stakeholders.

Value in liquidation is assumed to be driven by, among other things: (a) the accelerated time frame in which the business’ assets are marketed and sold; (b) negative partner and vendor reaction; (c) the loss of key personnel; (d) acceleration of security for decommissioning costs and/or liabilities associated with certain assets; and (e) the general forced nature of the sale.

Global Notes & Assumptions

1.	Basis of Liquidation – The Liquidation Analysis assumes the Debtors’ liquidation would be jointly administered and consolidated during the chapter 7 proceeding for procedural purposes only.

2.

Dependence on Unaudited Financial Statements – Proceeds available for recovery are based upon the unaudited consolidated financial statements of the Debtors as of June 30, 2020, unless otherwise noted. Cash balances have been rolled forward to the assumed Chapter 7 Conversion Date to take into account expected cash flows from the Petition Date to the Chapter 7 Conversion Date.

3.

Chapter 7 Liquidation Costs & Length of Liquidation Process – The Debtors have assumed that liquidation would take approximately three to six months in order to pursue orderly sales of substantially all the remaining oil and gas assets, monetize and collect receivables as well as other assets on the balance sheet, and otherwise administer and close the estates. While a three- to six-month liquidation process may be reasonable given the nature of the Debtors’ assets, in an actual liquidation, the wind down process and time period(s) could vary significantly, thereby impacting recoveries. For example, the uncertain duration and potential outcomes of the process to liquidate and allow Claims, including priority, contingent, litigation, rejection, and other Claims could substantially impact both the timing and the amounts of the distributions of asset proceeds to creditors.

Pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Trustee, including expenses associated with selling the Debtors’ assets, would be entitled to payment in full prior to any distributions to Chapter 11 Administrative Claims, Professional Compensation Claims and Other Priority Claims outlined below, in each case subject to the Carve-Out (as defined in the Interim Order (A) Authorizing the Debtors to Use Cash Collateral, (B) Granting Adequate Protection, (C) Modifying the Automatic Stay, (D) Scheduling a Final Hearing, and (E) Granting Related Relief). The estimates used in the Liquidation Analysis for these expenses include estimates for operational expenses and certain legal, accounting, and other professionals, as well as an assumed 3% fee payable to a Trustee based on the amount of liquidated assets. Subject to the Carve-Out, it is assumed that chapter 7 administrative and priority claims, post-chapter 7 conversion expenses and professional fees, and Trustee fees are entitled to payment in full prior to any distribution to holders of Claims (e.g., RBL Claims, Other Priority Claims, etc.) as further identified within the analysis.

4.

Distribution of Net Proceeds – Administrative Claims amounts and Other Priority Claims amounts, Trustee fees and other such Claims that may arise in a liquidation scenario would be paid in full from the liquidation proceeds before the balance of those proceeds will be made available to pay Senior Notes Claims and General Unsecured Claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

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5.

Additional Claims – The cessation of business in a liquidation is likely to trigger certain Claims that otherwise would not exist under a Plan absent a liquidation. These types of administrative and priority Claims have not been accounted for in the Liquidation Analysis, but it is important to note these would need to be paid in full before any balance of liquidation proceeds would be available to pay General Unsecured Claims.

Examples of these kinds of Claims include various potential employee Claims (for such items as worker’s compensation and potential WARN Act liabilities), tax liabilities, Claims related to rejection of unexpired leases and executory contracts, adequate protection claims, litigation claims, and other potential Allowed Claims. These additional Claims could be significant; some may be administrative expenses and others may be entitled to priority in payment over General Unsecured Claims.

6.

Preference or Fraudulent Transfers – No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preference or fraudulent transfer actions due to, among other issues, the costs of such litigation, the uncertainty of the outcome, and anticipated disputes regarding these matters.

7.	Litigation Costs – Additional costs for potential litigation have not been incorporated in the Liquidation Analysis.

8.

Diminution in Value Claims – This liquidation analysis does not take into account any adequate protection claims that secured creditors could assert in a chapter 7 scenario on account of their collateral’s diminution in value.

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Conclusion

The determination of hypothetical proceeds from this liquidation is a highly uncertain process involving the extensive use of estimates and assumptions, which, while considered reasonable by the Debtors and the Debtors’ advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors.

This analysis was prepared prior to any deadline for filing Claims against the Debtors’ estates, and as such, the Debtors have not had an opportunity to fully evaluate potential Claims against the Debtors or to adjudicate such Claims before the Bankruptcy Court. Accordingly, the amount of the final Allowed Claims against the Debtors’ estates may differ from the Claim amounts used in this Liquidation Analysis. Additionally, asset values discussed herein may differ from those referred to in the Plan, which presumes the reorganization of the Debtors’ assets and liabilities under chapter 11 of the Bankruptcy Code. The estimated liquidation recoveries and proceeds waterfall are presented herein as the midpoint of each Debtor’s estimated recoveries.

The Debtors have determined, based on the following analysis, that upon the Effective Date, the Plan will provide all creditors and equity holders with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code, and therefore submit that the Plan satisfies the requirement of section 1129(a)(7) of the Bankruptcy Code.

	Recovery (%)
Claim	Plan	Liquidation
Class 1 – Other Secured Claims	100%	100%
Carve-Out Claims	n/a	100%
Class 3 – RBL Claims	100%	92% - 100%
Chapter 11 Administrative Claims	100%	72% - 100%
Class 2 – Other Priority Claims	100%	0% - 100%
Priority Tax Claims	100%	0% - 100%
Class 4 – Senior Notes Claims	15% - 47%	0% - 12%
Class 5 – General Unsecured Claims	100%	0% - 12%
RBL Deficiency Claims	n/a	0%
Class 6 – Intercompany Claims	n/a	0%
Class 7 – Intercompany Interests	n/a	0%
Class 8 – Chaparral Parent Equity Interests	n/a	0%
Class 9 – Other Chaparral Parent Interests	n/a	0%

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Chaparral Energy, Inc.

Consolidated Liquidation Analysis

($ in thousands)

		CHAPARRAL ENERGY, INC. - CONSOLIDATED DEBTORS
		Estimated NBV	Low Potential Recovery		High Potential Recovery
	Notes	September 30, 2020%		$	%	$
Assets:
Cash and Cash Equivalents	A	$47,318	100.0%	$47,318	100.0%	$47,318
Accounts Receivable	B	27,998	84.4%	23,636	92.2%	25,815
Other Current Assets	C	10,095	7.4%	746	9.8%	991
Oil and Gas Properties	D	n/a	n/a	160,000	n/a	215,000
Other Non-Current Assets	E	9,408	30.5%	2,868	38.5%	3,624

Gross Liquidation Proceeds				$234,567		$292,747
Liquidation Adjustments:
Net Wind-Down Expenses	F			$(21,019)		$(14,141)
Trustee Fees	G			(5,641)		(7,386)
Trustee Legal & Financial Advisors	H			(5,617)		(4,909)

Subtotal				$(32,277)		$(26,435)

Net Liquidation Proceeds Available for Distribution:				$202,290		$266,312

					CHAPARRAL ENERGY, INC. - CONSOLIDATED DEBTORS
						Liquidation			Plan
			Claims Estimate		Low Recovery Estimate		High Recovery Estimate		Recovery Estimate
	Notes	Low		High	%	$	%	$	%
Senior Chapter 11 Claims:			Low	High
Class 1 – Other Secured Claims	I		$16,966	$16,966	100.0%	$16,966	100.0%	$16,966	100%
Carve-out Claims	J		2,000	2,000	100.0%	2,000	100.0%	2,000	n/a
Class 3 – RBL Claims	K		188,500	190,334	91.7%	172,941	100.0%	190,334	100%

Total Senior Chapter 11 Claims:			$207,466	$209,300	92.5%	$191,906	100.0%	$209,300
Priority & Administrative Claims:
Chapter 11 Administrative Claims	L		$14,337	$14,337	72.4%	$10,384	100.0%	$14,337	100%
Class 2 – Other Priority Claims	M		1,369	1,369	0.0%	—	100.0%	1,369	100%
Priority Tax Claims	N		1,060	1,060	0.0%	—	100.0%	1,060	100%
Total Priority & Administrative Claims:			$16,766	$16,766	61.9%	$10,384	100.0%	$16,766

General Unsecured Claims:
Class 4 – Senior Notes Claims	O		$315,335	$315,335	0.0%	$—	11.8%	$37,067	15% - 47%
Class 5 – General Unsecured Claims	P		27,002	27,002	0.0%	—	11.8%	3,179	100%
RBL Deficiency Claims	Q		17,393	—	0.0%	—	0.0%	—	n/a
Total General Unsecured Claims:			$359,730	$342,337	0.0%	$—	11.8%	$40,246

Intercompany and Equity Claims:
Class 6 – Intercompany Claims	R	$	—	$—	0.0%	$—	0.0%	$—	n/a
Class 7 – Intercompany Interests	S		—	—	0.0%	—	0.0%	—	n/a
Class 8 –Chaparral Parent Equity Interests	T		—	—	0.0%	—	0.0%	—	n/a
Class 9 –Other Chaparral Parent Interests	U		—	—	0.0%	—	0.0%	—	n/a

Total Intercompany and Equity Claims:		$	—	$—	0.0%	$—	0.0%	$—

Total Estimated Claims and Recoveries			$583,962	$568,403	34.6%	$202,290	46.9%	$266,312

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Specific Notes to the Liquidation Analysis

Gross Liquidation Proceeds

Except as noted herein, the Liquidation Analysis was developed using, among other things, the unaudited balance sheets for the Debtors as of June 30, 2020. Historical balance sheet amounts, unless otherwise noted herein, are intended to be proxies for actual balances on the date of a hypothetical liquidation. The percentages and recovery amounts are based on Opportune’ s experience in conjunction with benchmarking of similar cases and other factors such as the nature of the Company’s assets and current market conditions.

A.	Cash and Cash Equivalents

Cash and Cash Equivalents consist of all bank accounts held by the Debtors, including deposit accounts and investment accounts. The pro forma balance of $47.3 million is based on the Debtors’ forecasted cash balance as of the Effective Date, which is expected to be fully recoverable.

B.	Accounts Receivable

Accounts Receivable includes $20.7 million in receivables related to the sales of oil and gas, $4.9 million due from joint interest billing (“JIB”) partners, a $0.9 million production tax credit from the state of Oklahoma and approximately $1.5 million in other receivables which are net of the allowance for doubtful accounts. Recovery of the oil and gas sales receivables was estimated at 90% to 97%, the JIB receivables at 65% to 75% and the state tax credit and other receivables at 75% to 85%. The blended recovery rate for the Debtors’ Accounts Receivable was 84% to 92%.

C.	Other Current Assets

Other Current Assets include, among other things, $5.0 million of prepaid insurance, $2.0 million of inventory warehouse stock consisting of casing and accessories, coil tubing, line pipe, and wellhead equipment and accessories, $0.4 million in commodity inventories, $1.9 million in prepaid employee benefits and $0.8 million of prepaid software and other. For purposes of the Liquidation Analysis, recovery of the warehouse stock was estimated at 20% to 30% , commodity inventories at 80% to 90% and the prepaid balances were assumed to have zero recovery. The blended recovery rate for the Debtors’ Other Current Assets was 7% to 10%.

D.	Oil and Natural Gas Properties

Given the daily production and depletion of the oil and gas assets, it is expected that the Trustee will pursue a prudent, prompt, and broad marketing of the assets over a three- to six-month period , with the divestiture directed by a qualified investment bank or firm that specializes in managing oil and gas acquisitions and divestitures. It is also assumed that the Trustee will not incur additional risk or have access to capital necessary to continue development, drilling or completion of the oil and gas assets other than to the extent necessary to maintain material portions of value.

The adjusted net book value of the Debtors’ oil and gas properties as of June 30, 2020 was approximately $465.2 million. The liquidation of the Debtors’ oil and natural gas properties would include both developed and undeveloped properties and would produce a sale value in the range of $160 million to $215 million based on the income approach (the discounted cash flow method) for developed properties and the market approach (recent leasing activity) for undeveloped properties.

The income approach considered the reserve reports with an effective date of October 1, 2020, using the NYMEX strip as of July 15, 2020, for the commodity price forecast. Adjustments were made to the reserve report for risking, inflation, corporate general and administrative expense, and federal income taxes. The projected cash flows were discounted to present value based on a weighted average cost of capital estimated using guideline companies. The market approach considered recent leasing activity by applying certain metrics such as a price per acre multiple to the Debtor’s undeveloped acreage.

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It is important to note that value ranges for the oil and natural gas properties above assume the sale of all assets in an orderly liquidation and do not consider a reduction in value that would exist because of execution risk and the reasonable possibility that not all assets may be sold in a three to six month period. It is not possible to quantify the impact of such items with a high degree of certainty.

E.	Other Non-Current Assets

Other Non-Current Assets include, among other things, $2.5 million land and buildings, $3.9 million of machinery, office, computer and other equipment, $1.5 million of vehicles, and $1.5 million of utilities and bonding deposits and other. For purposes of the Liquidation Analysis, recovery of the land and buildings was estimated at 50% to 60%, the vehicles at 50% to 60%, the equipment at 22% to 31% and bonding deposits and other are assumed to have zero recovery. The blended recovery rate for the Debtors’ Other Non-Current Assets was 30% to 39%.

Liquidation Adjustments

F.	Net Wind-Down Expenses

The Liquidation Analysis assumes the chapter 7 liquidation process will take three to six months to complete and that certain limited functions would be required during the liquidation process to effectuate sales of the assets and the orderly wind-down of the business. Examples of costs incurred during a chapter 7 liquidation would include, but are not limited to, expenses associated with salary and hourly compensation, retention or bonus programs to maintain key personnel, and costs associated with the usage of the corporate and field offices. This Liquidation Analysis includes the cost of an employee retention program equal to 25% of total employee compensation. As discussed above, the liquidation valuation of the oil and gas reserves includes corporate payroll and general and administrative costs that a market participant may consider when valuing these assets. The Liquidation Adjustments include an incremental amount of corporate payroll and general & administrative costs that reflect the Debtors’ expected cost structure during the liquidation period. Additionally, the Liquidation Adjustments include amounts for the Debtor’s suspended royalties which have been presented as an adjustment to the purchase price of oil and gas properties within net wind-down expenses.

G.	Trustee Fees

Compensation for the Trustee would be limited by fee guidelines in section 326(a) of the Bankruptcy Code. The Debtors have estimated Trustee fees based on the fee guidelines as provided by the U.S. Trustee.

H.	Trustee Legal & Financial Advisors

Compensation for the Trustee’s professionals (counsel and other legal, financial, and professional services) during the chapter 7 case is estimated to be 2% to 3% of total liquidation proceeds, excluding cash.

Claims

I.	Class 1 – Other Secured Claims

The Debtors estimate there would be approximately $17.0 million of Class 1 – Other Secured Claims outstanding related primarily to lease operating and capital expenses for which a vendor could assert a lien. The Liquidation Analysis projects a recovery rate for the Other Secured Claims of approximately 100%.

J.	Carve-out Claims

The Debtors estimate there would be approximately $2.0 million of Carve-out Claims outstanding related to unpaid professional fees. The Liquidation Analysis projects a recovery rate for the Carve-out Claims of approximately 100%.

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K.	Class 3 – RBL Claims

The Debtors estimate there would be approximately $188.5 million to $190.3 million of Class 3 – RBL Claims outstanding related to principal and interest. The Liquidation Analysis projects a recovery rate for the Class 3—RBL Claims of approximately 91.7% to 100%. See Note Q for RBL Deficiency Claims.

L.	Administrative Claims

The Debtors estimate there would be approximately $14.3 million in Administrative Claims during the liquidation period consisting of unpaid professional fees, oil and gas revenues payable, certain accounts payable, general and administrative expenses, accrued employee payroll and benefits and certain gas balancing liabilities. The Liquidation Analysis projects a recovery rate for the Administrative Claims of approximately 72.4% to 100%.

M.	Class 2 – Other Priority Claims

The Debtors estimate there would be approximately $1.4 million of Class 2 – Other Priority Claims related to P&A work that the Company anticipates will be performed during the liquidation process. The Liquidation Analysis projects a recovery rate for the Other Priority Claims of approximately 0% to 100%.

N.	Priority Tax Claims

The Debtors estimate there would be approximately $1.1 million in Priority Tax Claims primarily consisting of certain production and ad-valorem taxes. The Liquidation Analysis projects a recovery rate for the Priority Tax Claims of approximately 0% to 100%.

O.	Class 4 – Senior Notes Claims

The Debtors estimate there would be approximately $315.1 million of Class 4 – Senior Notes Claims outstanding related to principal and pre-petition interest. Senior Notes Claims are pari passu with General Unsecured Claims and RBL Deficiency Claims. The Liquidation Analysis projects a recovery rate for the Senior Notes Claims of approximately 0% to 11.8%.

P.	Class 5 – General Unsecured Claims

Class 5 – The Debtors estimate there would be approximately $27.0 million of General Unsecured Claims which consist of all other unsecured claims and includes certain employee benefits, pre-petition severance payable to employees terminated prior to the Petition Date, litigation-related claims, and certain contractual obligations. The Liquidation Analysis projects a recovery rate for the General Unsecured Claims of approximately 0% to 11.8%.

Q.	RBL Deficiency Claims

RBL Deficiency Claims represent the estimated value of the unsecured portion of the Class 3—RBL Claims determined using mortgage information prepared in conjunction with the Debtor’s fall 2019 borrowing base redetermination process. RBL Deficiency Claims are pari passu with Senior Notes Claims and General Unsecured Claims. RBL Deficiency Claims are projected to receive zero recovery.

R.	Class 6 – Intercompany Claims

Class 6 – Intercompany Claims consist of amounts the Debtors owe to other Debtors and affiliates and are projected to receive zero recovery.

S.	Class 7 – Intercompany Interests

Class 7 – Intercompany Interests are projected to receive zero recovery

T.	Class 8 – Chaparral Parent Equity Interests

Class 8 – Chaparral Parent Equity Interests are projected to receive zero recovery.

U.	Class 9 – Other Chaparral Parent Interests

Class 9 – Other Chaparral Parent Interests are projected to receive zero recovery.

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